As filed with the Securities and Exchange Commission on June 4, 2002

Registration No.: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Hawthorne Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	6035	95-2085671
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2381 Rosecrans Avenue

El Segundo, California 90245
(310) 725-5000
(Address including zip code, and telephone number, including area code, of registrant’s principal executive office)

Simone Lagomarsino

President and Chief Executive Officer
Hawthorne Financial Corporation
2381 Rosecrans Avenue
El Segundo, California 90245
(310) 725-5631
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Quicksilver, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Boulevard Los Angeles, California 90064 Telephone: (310) 312-4000	Timothy B. Matz, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 735 15th Street, N.W. Washington, D.C. 20005 Telephone: (202) 347-0300

      Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box:    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered(1)	Per Unit	Price(2)	Registration Fee

Common stock, no par value	1,300,000	N/A	$2,314,716	$213

(1)	This amount is based on the maximum number of shares of common stock to be issued upon consummation of the merger contemplated in the Agreement and Plan of Reorganization dated March 19, 2002 and amended and restated on April 24, 2002 (as of March 19, 2002), by and among Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., HF Merger Corp., First Fidelity Bancorp, Inc. and First Fidelity Investment and Loan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(f)(2) and (3) of the Securities Act of 1933, as amended, based on the diluted book value at March 31, 2002 of the 1,815,115 shares of First Fidelity common stock to be cancelled in the merger minus $37,400,000, the amount of cash expected to be paid by Hawthorne Financial in the merger.

      Hawthorne Financial Corporation hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Hawthorne Financial Corporation shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Hawthorne Financial may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it s not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 4, 2002

HAWTHORNE FINANCIAL CORPORATION	FIRST FIDELITY BANCORP, INC.

MERGER PROPOSED

YOUR VOTE IS VERY IMPORTANT

       The Hawthorne Financial Corporation and First Fidelity Bancorp, Inc. boards of directors have approved an agreement to merge First Fidelity with a subsidiary of Hawthorne Financial. Following this proposed merger, First Fidelity Investment and Loan, a wholly owned subsidiary of First Fidelity, will merge with Hawthorne Savings, F.S.B., a wholly owned subsidiary of Hawthorne Financial.

      If we complete the merger, First Fidelity stockholders will have the right to elect to receive, on a share-by-share basis, subject to adjustment or proration under certain circumstances:

•	$36.6049 in cash; or

•	1.5151 shares of Hawthorne Financial common stock, subject to possible adjustment if the price of Hawthorne Financial’s common stock experiences a decline under the circumstances described in this document; or

•	a combination of cash and shares of Hawthorne Financial common stock.

      We estimate that, upon completion of the merger, current First Fidelity stockholders will own approximately 18% of the outstanding Hawthorne Financial common stock.

      This document gives you detailed information about the merger agreement, the merger, Hawthorne Financial and First Fidelity. You should read this document and all attachments carefully. Before you make a decision on how to vote, you should consider the “Risk Factors” beginning on page 27 of this document.

      We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join each other’s board of directors in recommending that you vote in favor of the merger agreement and the related transactions.

SIMONE LAGOMARSINO President and Chief Executive Officer Hawthorne Financial Corporation	CHARLES W. THOMAS President and Chief Operating Officer First Fidelity Bancorp, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

      The date of this joint proxy statement/prospectus is                     , 2002 and it is first being mailed to Hawthorne Financial and First Fidelity stockholders on or about                     , 2002.

HAWTHORNE FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 23, 2002 at 11:00 a.m.
At the Hawthorne Financial Executive Offices
Located at 2381 Rosecrans Avenue, Second Floor,
El Segundo, California 90245

      The purposes of the Hawthorne Financial annual meeting are as follows:

•	to consider and vote upon the issuance of shares of Hawthorne Financial common stock in connection with the merger of First Fidelity and a subsidiary of Hawthorne Financial;

•	to consider and vote upon the election of seven (7) directors to serve until the next annual meeting of Hawthorne Financial stockholders and until their successors are elected and qualified; and

•	to transact such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting. Hawthorne Financial management is not aware of any such other business.

      Only Hawthorne Financial stockholders of record as of the close of business on June 12, 2002, may vote at the Hawthorne Financial annual meeting.

EILEEN LYON
Corporate Secretary

El Segundo, California

                    , 2002

Whether or not you plan to attend the Hawthorne Financial Annual Meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying [color] envelope. You may revoke your proxy prior to its exercise in the manner provided in the accompanying document.

FIRST FIDELITY BANCORP, INC.

NOTICE OF ANNUAL MEETING OF

THE HOLDERS OF CLASS A COMMON STOCK
To Be Held on July 24, 2002 at 8:00 a.m.
At the First Fidelity Executive Offices
Located at 3061 Edinger Avenue
Tustin, California 92780

      The purposes of the First Fidelity annual meeting is as follows:

•	to consider and vote upon a proposal to approve and adopt an agreement and plan of reorganization among First Fidelity, Hawthorne Financial and the other parties thereto, pursuant to which First Fidelity will merge with a subsidiary of Hawthorne Financial, as described in the attached document;

•	to consider and vote upon three (3) directors to serve three-year terms and until their successors are elected and qualified; and

•	to transact such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting. First Fidelity management is not aware of any such other business.

      Only holders of record of First Fidelity Class A common stock as of the close of business on June 8, 2002 may vote at the First Fidelity annual meeting.

      In connection with the proposed merger, holders of First Fidelity Class A common stock and Class B common stock may exercise appraisal rights as provided by the Delaware General Corporation Law. First Fidelity stockholders who meet all of the requirements of this law, and follow all of its required procedures, may receive cash in the amount equal to the “fair value” of their First Fidelity shares, as determined by the Delaware Court of Chancery. For additional details about appraisal rights, please refer to “Appraisal Rights” and Annex C in the accompanying document.

MARIA L. ARAKAKI
Corporate Secretary

Tustin, California

                    , 2002

Whether or not you plan to attend the First Fidelity Annual Meeting in person, we urge you to date, sign and return promptly the enclosed proxy in the accompanying [color] envelope. You may revoke your proxy prior to its exercise in the manner provided in the accompanying document.

QUESTIONS AND ANSWERS ABOUT THE MERGER
WHO CAN HELP ANSWER YOUR QUESTIONS
SUMMARY
General
The Companies (pages 112 through 126 and 74 through 105)
Annual Meetings (pages 29 and 30)
Record Dates; Voting Power (pages 112 and 127)
Votes Required (pages 113 and 127)
Share Ownership by Directors (pages 114 and 129)
Recommendations of the Boards of Directors (pages 44 through 45)
Opinion of Sandler O’Neill & Partners, L.P., Financial Advisor to Hawthorne Financial (pages 45 through 52)
Terms of the Merger Agreement (page 61)
Interests of Certain Persons in the Merger (pages 52 through 55)
Directors and Officers of Hawthorne Financial and Hawthorne Savings Following the Mergers (page 60)
Material Federal Income Tax Consequences (pages 56 through 60)
Accounting Treatment (page 60)
Resales of Hawthorne Financial Common Stock (page 70)
Regulatory Approvals (page 71)
Appraisal Rights (page 72)
Differences in the Rights of Stockholders (page 106)
Selected Historical Consolidated Financial Data
First Fidelity Investment and Loan Selected Financial Data
Selected Unaudited Pro Forma Condensed Combined Financial Data
MARKET PRICE AND DIVIDEND INFORMATION
Market Price Information
Dividend Information
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING INFORMATION
THE HAWTHORNE FINANCIAL ANNUAL MEETING
General
Share Ownership
Recommendations of the Hawthorne Financial Board of Directors
THE FIRST FIDELITY ANNUAL MEETING
General
Share Ownership
Recommendations of the First Fidelity Board of Directors
THE MERGER
Structure of the Merger
Consideration That First Fidelity Stockholders and Participating Senior Note Holders Will Receive in the Merger
Election and Proration Procedures
Background of the Merger
Reasons for the Merger
Effects of the Merger and Recommendations of the Boards of Directors
Opinion of Hawthorne Financial’s Independent Financial Advisor
Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger
Nasdaq National Market Listing
Material Federal Income Tax Consequences
Accounting Treatment of the Merger
Management After the Merger
THE MERGER AGREEMENT
Conditions to the Merger
Nonsolicitation
Expenses
Treatment of Options
Termination
Termination Fees
Covenants; Conduct of Business Prior to Completion of the Merger
Amendment and Waiver of the Merger Agreement
Agreements with the Directors of First Fidelity
Resales of Hawthorne Financial Common Stock by First Fidelity Stockholders
Regulatory Approvals for the Mergers
APPRAISAL RIGHTS
Only Record Holders May Demand Appraisal Rights
Notification of Merger’s Effectiveness
Court Petition Must Be Filed
Notification Regarding Shares Not Voted For Merger
Appraisal Proceeding by Delaware Court
Effect of Appraisal Demand on Voting and Right to Dividends
Loss, Waiver or Withdrawal of Appraisal Rights
Dismissal of Appraisal Proceeding
INFORMATION ABOUT FIRST FIDELITY
Business of First Fidelity and First Fidelity Investment and Loan
First Fidelity Investment and Loan Selected Financial Data
Lending Activities
Asset Quality
Investment Securities
Sources of Funds
Subsidiaries
Competition and Service Area
Employees
Legal Proceedings
First Fidelity Unaudited Selected Consolidated Financial and Other Data
First Fidelity Management’s Discussion and Analysis of Financial Condition and Results of Operations
Critical Accounting Policies
Liquidity and Commitments
Impact of Inflation and Changing Prices
Recent Accounting Standards
Regulation and Supervision
DESCRIPTION OF HAWTHORNE FINANCIAL COMMON STOCK
MATERIAL DIFFERENCES BETWEEN HOLDERS OF HAWTHORNE FINANCIAL STOCK AND FIRST FIDELITY STOCK
General
Authorized Capital Stock
Issuance of Capital Stock
Dividends
Voting Rights
Cumulative Voting
Classified Board of Directors
Number of Directors
Removal of Directors
Filling Vacancies on the Boards of Directors
Special Meeting of the Stockholders
Amendment of Bylaws
Stockholder Nominations and Proposals at Stockholder Meetings
EXPERTS
LEGAL MATTERS
OTHER BUSINESS -- HAWTHORNE FINANCIAL ANNUAL MEETING
General
Security Ownership of Principal Stockholders and Management
Information About Directors and Executive Officers
Board Meetings; Board Committees; Compensation of Directors
Audit Committee Report
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Compensation
Option Grants in Last Fiscal Year
Aggregate Option Exercises and Fiscal Year-End Option Values
Change in Control Arrangements
Report on Executive Compensation
Performance Graph
Certain Relationships and Related Transactions and Compensation Committee Interlocks
Independent Public Accountants
Stockholders’ Proposals for 2003 Annual Meeting
OTHER BUSINESS -- FIRST FIDELITY ANNUAL MEETING
General
Information About Directors and Executive Officers
Director Compensation
Executive Compensation
Severance Agreements
Stock Option Information
Discussion of Proposals Recommended by the Board of Directors
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Transaction Costs, Integration Expenses and Other Merger Related Costs
WHERE CAN I FIND MORE INFORMATION?
ANNEX A
[LETTERHEAD OF SANDLER O’NEILL]
ANNEX D
ANNEX E
SIGNATURES
EXHIBIT INDEX
EXHIBIT 23.1
EXHIBIT 23.2
EXHIBIT 23.6

ANNEXES

ANNEX A	AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION
ANNEX B	OPINION OF SANDLER O’NEILL & PARTNERS, L.P.
ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW ON APPRAISAL RIGHTS
ANNEX D	INDEX TO FIRST FIDELITY CONSOLIDATED FINANCIAL STATEMENTS — AS OF MARCH 31, 2002 AND DECEMBER 31, 2001 AND FOR THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001
ANNEX E	INDEX TO FIRST FIDELITY CONSOLIDATED FINANCIAL STATEMENTS — AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2001

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will I receive in the merger?

A:	If you are a First Fidelity stockholder or senior note holder who executes an irrevocable notice of conversion, then for each share of First Fidelity common stock that you own or have the right to receive upon conversion of your senior note, you will have the right to elect to receive, on a share-by-share basis:

•	$36.6049 in cash; or

•	1.5151 shares of Hawthorne Financial common stock, subject to possible adjustment if the price of Hawthorne Financial’s common stock experiences a decline in the manner detailed on page 32; or

•	a combination of cash and shares of Hawthorne Financial common stock.

First Fidelity stockholders and participating senior note holders will elect whether to receive cash and/or shares of Hawthorne Financial common stock, subject to the election, allocation and proration procedures described later in this document. If First Fidelity stockholders and participating senior note holders, in the aggregate, initially elect to receive less than 1,256,555 shares of Hawthorne Financial common stock or more than 1,276,555 shares of Hawthorne Financial common stock, then their election may be subject to the proration procedures described on pages 32 through 36 of this document. If proration becomes necessary, First Fidelity stockholders and participating senior note holders may not receive the exact form of merger consideration that they elect.

Hawthorne Financial will not issue fractional shares in the merger. Instead, First Fidelity stockholders and participating senior note holders will receive an amount in cash (without interest), rounded to the nearest cent, equal to the amount of any fractional share of Hawthorne Financial common stock that the First Fidelity stockholders and participating senior note holders would otherwise be entitled to receive based upon the average market value of a share of Hawthorne Financial common stock for the fifteen (15) consecutive trading days ending on the second trading day prior to the completion of the merger.

If you are a Hawthorne Financial stockholder, for each outstanding share of Hawthorne Financial common stock that you own before the merger, you will continue to own one share of Hawthorne Financial common stock following the merger.

After the merger, First Fidelity’s former stockholders and senior note holders will own approximately % of Hawthorne Financial’s outstanding shares of common stock and current Hawthorne Financial stockholders will retain ownership of approximately % of Hawthorne Financial’s outstanding shares of common stock.

Q:	What risks should I consider before I vote on the merger?

A:	You should review “Risk Factors” on pages 27 through 28 of this document.

Q:	I am a First Fidelity stockholder. How do I elect the form of payment I prefer?

A:	At the same time as this document is mailed to stockholders of Hawthorne Financial and First Fidelity, Hawthorne Financial’s exchange agent, Mellon Investor Services, LLC, will mail forms of election to First Fidelity stockholders in a separate mailing. If you are a First Fidelity stockholder and you wish to make an election, you should complete the appropriate form and send it in the [color] envelope provided with the form of election to Hawthorne Financial’s exchange agent. For you to make an effective election, your properly executed election form must be received by Hawthorne Financial’s exchange agent before 5:00 p.m. on , 2002. If you are a First Fidelity stockholder, you must include your First Fidelity stock certificates or an appropriate guarantee of delivery of such certificates with your election form.

For information on how to make a valid election and how to complete the election form, please read the instructions that accompany the election form that you will receive from Hawthorne Financial’s exchange agent. These instructions also will explain what to do if your First Fidelity stock certificates have been lost, stolen or destroyed.

Q:	I am a First Fidelity senior note holder. How do I elect the form of payment I prefer?

A:	If you are a First Fidelity senior note holder, First Fidelity will mail to you a form of irrevocable notice of conversion of First Fidelity senior notes, along with an instruction letter. To make an election, you must first complete and execute the irrevocable notice of conversion and return it along with your notes to First Fidelity at First Fidelity Bancorp, Inc., 3061 Edinger Avenue, Tustin, California 92780, Attention: Maria Arakaki. You also must complete the form of election, which will be mailed to you by Hawthorne Financial’s exchange agent, in accordance with the instructions to the form of election. For you to make an effective election, your properly executed irrevocable notice of conversion must be delivered along with your notes to First Fidelity prior to 5:00 p.m. on , 2002 and your properly executed election form must be delivered to Hawthorne Financial’s exchange agent in the [color] envelope provided by Hawthorne Financial’s exchange agent prior to 5:00 p.m. on , 2002.

Please read the letter to note holders and the irrevocable notice of conversion that you will receive from First Fidelity, as well as the instructions accompanying the election form that you will receive from Hawthorne Financial’s exchange agent for more detailed information on how to make a valid election.

Q:	What happens if I don’t make an election for cash, shares or a combination of both?

A:	Unless you are a First Fidelity stockholder properly exercising your appraisal rights, if you fail to make a proper election prior to the election deadline, you will receive whatever consideration remains. See “The Merger — Election and Proration Procedures” on pages 32 through 36.

Q:	When is the merger expected to be completed?

A:	We are working to complete the merger during the third quarter of 2002. We must first obtain the necessary regulatory approvals and the approvals of our respective stockholders at our annual meetings. We cannot assure you when or if all the conditions to the merger will be met, and it is possible that we may not complete the merger.

Q:	What are the material tax consequences of the merger?

A:	If you are a First Fidelity stockholder or participating senior note holder and the merger qualifies as a reorganization for federal tax purposes, the tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

If you receive solely shares of Hawthorne Financial common stock and cash in lieu of a fractional share in exchange for your First Fidelity common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share. If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your First Fidelity common stock. The tax treatment of any gain will depend upon your individual circumstances.

If you receive a combination of Hawthorne Financial common stock and cash other than cash in lieu of a fractional share in exchange for your First Fidelity common stock, then you generally will recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

If you are a First Fidelity stockholder or participating senior note holder and the merger does not qualify as a reorganization and therefore is completed in its alternative form, the merger will be a taxable transaction to you in its entirety. You will be treated as having sold or exchanged your shares of First Fidelity common stock for cash, for Hawthorne Financial common stock, or both, and you will recognize gain, or loss, equal to the difference between the tax basis for your shares of First Fidelity common stock and the cash you receive plus the fair market value of the Hawthorne Financial common stock you receive (if any).

Regardless of whether the merger qualifies as a reorganization for federal tax purposes, or is completed as a qualified stock purchase of the shares of First Fidelity, the merger will not be taxable at the corporate level and there will be no tax consequences to Hawthorne Financial stockholders.

Q:	How do the directors plan to vote?

A:	All of the First Fidelity directors who beneficially own shares of First Fidelity Class A common stock have signed an agreement with Hawthorne Financial committing that they will vote all of the shares of First Fidelity Class A common stock that they beneficially own in favor of the merger. The First Fidelity directors currently collectively beneficially own 176,500 shares of First Fidelity Class A common stock, or approximately 41.5% of the outstanding First Fidelity Class A common stock.

We expect that all of the Hawthorne Financial directors who beneficially own shares of Hawthorne Financial common stock will vote the shares of Hawthorne Financial common stock that they beneficially own in favor of the issuance of shares of Hawthorne Financial common stock in connection with the merger. The Hawthorne Financial directors currently collectively beneficially own shares of Hawthorne Financial common stock, or approximately % of the outstanding Hawthorne Financial common stock.

Q:	What will I get if I elect to exercise my appraisal rights?

A:	Hawthorne Financial’s stockholders do not have any appraisal rights in connection with the transactions described in this document.

Only holders of First Fidelity Class A common stock are entitled to vote on the merger agreement on behalf of First Fidelity, but both First Fidelity Class A and Class B stockholders are entitled to appraisal rights. Under Delaware law, any First Fidelity stockholder who does not wish to accept the consideration provided for in the merger agreement has the right to demand appraisal of, and to be paid the fair value for, his or her shares of First Fidelity Class A or Class B common stock. The value of First Fidelity Class A or Class B common stock for this purpose will exclude any element of value arising from the accomplishment or expectation of the merger. The amount of cash received upon exercise of appraisal rights may be less than the value of Hawthorne Financial common stock offered in the merger.

In order for any First Fidelity Class A or Class B stockholder to exercise his or her appraisal rights, the stockholder must deliver to First Fidelity a written demand for an appraisal of his or her shares of First Fidelity Class A or Class B common stock prior to the First Fidelity annual meeting in compliance with Delaware law. We have included the pertinent provisions of Delaware law addressing appraisal rights as Annex C to this document.

Simply voting against the merger agreement will not be considered a valid demand for appraisal rights. A First Fidelity Class A or Class B stockholder who fails to send a valid demand to the corporate secretary of First Fidelity Bancorp, Inc. at 3061 Edinger Avenue, Tustin, California 92780, will lose his or her right to an appraisal. In addition, any First Fidelity Class A stockholder who votes in favor of the merger agreement or any First Fidelity Class A or Class B stockholder who makes an election to receive any form of the merger consideration will lose his or her right to an appraisal.

Q:	What should I do now?

A:	If you are a Hawthorne Financial stockholder or a First Fidelity Class A common stockholder, just indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed [color] envelope as soon as possible so that your shares will be represented at your annual meeting.

If you are a Hawthorne Financial stockholder and you sign your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” approval of the proposal to issue shares of Hawthorne Financial common stock in connection with the merger. If you do not sign or send in your proxy, or you abstain from voting, your actions will have no effect on the outcome of the voting on the proposal to approve the issuance of Hawthorne Financial common stock in connection with the merger, assuming the presence of a quorum at the Hawthorne Financial annual meeting. The annual meeting for Hawthorne Financial stockholders will take place at 11:00 a.m. on July 23, 2002.

If you are a First Fidelity Class A stockholder and you sign and send in your proxy but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger agreement. The annual meeting for First Fidelity Class A stockholders (the only class of First Fidelity securities entitled to vote) will take place at 8:00 a.m. on July 24, 2002.

You may attend your annual meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the meeting and either change your vote or attend the meeting and vote in person by following the directions beginning on page 113 if you are a Hawthorne Financial stockholder or on page 127 if you are a First Fidelity Class A common stock holder.

If you are a First Fidelity stockholder, or senior note holder who completes and returns an irrevocable notice of conversion along with your notes to First Fidelity, you also should complete and return your election form to Hawthorne Financial’s exchange agent, in the [color] envelope to be provided by Hawthorne Financial’s exchange agent, in accordance with the instructions to the election form, prior to 5:00 p.m. on , 2002.

Q:	If my shares of Hawthorne Financial common stock are held in “street name‘ by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares of Hawthorne Financial common stock only if you provide instructions on how to vote. You should instruct your broker on how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your broker will not be able to vote your shares.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

For First Fidelity stockholders and note holders:

Maria Arakaki

First Fidelity Bancorp, Inc.
3061 Edinger Avenue
Tustin, California 92780
Telephone: (949) 863-0222
For Hawthorne Financial stockholders:

Simone Lagomarsino

Hawthorne Financial Corporation
2381 Rosecrans Avenue
El Segundo, California 90245
Telephone: (310) 725-5000

      Please also see “WHERE CAN I FIND MORE INFORMATION?” on page 145 to find out where you can find additional important information about Hawthorne Financial.

SUMMARY

      This summary highlights selected information included or incorporated by reference in this document and may not contain all of the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents we refer you to, including the merger agreement, which we have attached as Annex A. See “Where Can I Find More Information?” (page 145).

General

      This document relates to a proposed merger of First Fidelity with a subsidiary of Hawthorne Financial. Following this merger, First Fidelity Investment and Loan will merge with and into Hawthorne Savings. We expect to complete the mergers during the third quarter of 2002.

The Companies (pages 112 through 126 and 74 through 105)

Hawthorne Financial Corporation 2381 Rosecrans Avenue El Segundo, California 90245 (310) 725-5000

      Hawthorne Financial Corporation is a savings and loan holding company. Hawthorne Financial operates Hawthorne Savings, F.S.B., which is Hawthorne Financial’s principal asset and its only currently operating subsidiary. At March 31, 2002, Hawthorne Financial had $1.9 billion in total assets, $1.2 billion in total deposits, $1.7 billion in net loans receivable and stockholders’ equity of $126.5 million.

      Through Hawthorne Savings, Hawthorne Financial serves clients predominantly in the South Bay area of Southern California, and also in the San Fernando Valley and Westlake Village areas of Los Angeles County.

      Hawthorne Financial specializes in real estate secured loans, funded predominately with retail deposits and advances from the Federal Home Loan Bank of San Francisco.

First Fidelity Bancorp, Inc. 3061 Edinger Avenue Tustin, California 92780 (949) 863-0222

      First Fidelity Bancorp, Inc. is a Delaware corporation, operating First Fidelity Investment and Loan, a California-chartered industrial bank, which currently has four branches and two loan production offices. First Fidelity Investment and Loan is First Fidelity’s principal asset and only operating subsidiary. At March 31, 2002, First Fidelity had $630.2 million in total assets, $451.3 million in total deposits, $506 million in net loans receivable and stockholders’ equity of $40.6 million.

      Through First Fidelity Investment and Loan, First Fidelity serves clients primarily located in the Los Angeles, Orange and San Diego Counties of Southern California. First Fidelity is a real estate secured lender with approximately 58% of its loans being secured by multi-family residential properties and approximately 42% of its loans secured by commercial properties.

      First Fidelity’s other subsidiary, PSP Financial Services, Inc., which engaged in the mortgage banking business, is currently in the process of liquidation.

Annual Meetings (pages 29 and 30)

     Hawthorne Financial

      The Hawthorne Financial annual stockholders’ meeting will be held at Hawthorne Financial’s executive offices located at 2301 Rosecrans Avenue, Second Floor, El Segundo, CA 90245, at 11:00 a.m. on July 23, 2002. At the meeting, Hawthorne Financial stockholders will vote upon proposals to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger and to elect seven (7) directors to serve until the next annual meeting and until their successors are elected and qualified.

     First Fidelity

      The First Fidelity annual stockholders’ meeting will be held at First Fidelity’s executive offices located at 3061 Edinger Avenue, Tustin, CA 92780, at 8:00 a.m. on July 24, 2002. At the meeting, holders of First Fidelity Class A common stock will vote upon proposals to approve and adopt the merger agreement and to elect three (3) directors to serve for three-year terms and until their successors are elected and qualified.

Record Dates; Voting Power (pages 112 and 127)

     Hawthorne Financial

      You are entitled to vote at the Hawthorne Financial annual meeting if you were the record owner of shares of Hawthorne Financial common stock on June 12, 2002, the Hawthorne Financial record date. As of that date, there were                     shares of Hawthorne Financial common stock issued and outstanding held by approximately                     holders of record. Each holder of Hawthorne Financial common stock is entitled to one vote per share on any matter that may properly come before the annual meeting. However, each Hawthorne Financial stockholder may cumulate his or her votes in the election of directors.

     First Fidelity

      Only holders of First Fidelity Class A common stock are entitled to vote on the merger agreement on behalf of First Fidelity and on the election of directors. You are entitled to vote at the First Fidelity annual meeting if you were the record owner of shares of First Fidelity Class A common stock on June 8, 2002, the First Fidelity record date. As of the First Fidelity record date, there were 425,000 shares of First Fidelity Class A common stock issued and outstanding held by 26 holders of record. Each holder of First Fidelity Class A common stock is entitled to one vote per share on any matter that may properly come before the annual meeting.

Votes Required (pages 113 and 127)

     Hawthorne Financial

•	Approval by the Hawthorne Financial stockholders of the proposal to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger requires the affirmative vote of a majority of the votes cast at the Hawthorne Financial annual meeting.

•	The seven (7) nominees for director who receive the most votes will be elected.

     First Fidelity

•	Approval by the First Fidelity stockholders of the proposal to approve and adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of First Fidelity Class A common stock.

•	The three (3) nominees for director who receive the most votes will be elected.

Share Ownership by Directors (pages 114 and 129)

     Hawthorne Financial

      On the Hawthorne Financial record date, the directors of Hawthorne Financial had the power to control votes with respect to an aggregate of                     shares of Hawthorne Financial common stock, or approximately           % of the shares of the Hawthorne Financial common stock then outstanding.

      We expect that the Hawthorne Financial directors will vote all of such shares of Hawthorne Financial common stock beneficially owned by them “FOR” the proposal to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger, and “FOR” the election of the seven (7) nominees for director.

     First Fidelity

      On the First Fidelity record date, the directors of First Fidelity had the power to control votes with respect to an aggregate of  shares of First Fidelity Class A common stock, or approximately           % of the shares of the Class A common stock then outstanding.

      Each director of First Fidelity who beneficially owns shares of First Fidelity Class A common stock executed a stockholder’s agreement with Hawthorne Financial which commits each such director to vote the shares of First Fidelity Class A common stock over which he has control in favor of the proposal to approve and adopt the merger agreement.

      We expect that each director of First Fidelity who has voting power over shares of First Fidelity Class A common stock will vote all of such shares “FOR” the election of the three (3) nominees for director.

Recommendations of the Boards of Directors (pages 44 through 45)

     To Hawthorne Financial Stockholders:

      The Hawthorne Financial board of directors has approved and adopted the merger agreement, and recommends a vote “FOR” approval of the issuance of shares of Hawthorne Financial common stock in connection with the merger. The Hawthorne Financial board of directors also recommends a vote “FOR” the election of the seven (7) nominees for director. You should refer to the reasons that the Hawthorne Financial board of directors considered in determining whether to approve and adopt the merger agreement the related transactions, including the issuance of Hawthorne Financial common stock in connection with the merger, which are discussed on pages 42 through 43.

     To First Fidelity Stockholders:

      The First Fidelity board of directors has approved and adopted the merger agreement, and recommends a vote “FOR” approval of the merger agreement and the related transactions. The First Fidelity board of directors also recommends a vote “FOR” the election of the three (3) nominees for director. You should refer to the reasons that the First Fidelity board of directors considered in determining whether to approve and adopt the merger agreement and the related transactions, which are discussed on pages 43 through 44.

Opinion of Sandler O’Neill & Partners, L.P., Financial Advisor to Hawthorne Financial (pages 45 through 52)

      Sandler O’Neill & Partners, L.P., independent financial advisor to Hawthorne Financial, rendered a written fairness opinion to the Hawthorne Financial board of directors, dated as of March 19, 2002, stating that as of such date the merger consideration to be paid was fair to the Hawthorne Financial stockholders from a financial point of view. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Sandler O’Neill is attached to this document as Annex B. Hawthorne Financial stockholders should read the fairness opinion in its entirety.

Terms of the Merger Agreement (page 61)

      The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger. We also encourage you to read the information under the caption “Risk Factors” beginning on page 27.

     General (page 31)

      We have proposed a merger between First Fidelity and HF Merger Corp., a wholly owned subsidiary of Hawthorne Financial, with HF Merger Corp. surviving as a wholly owned subsidiary of Hawthorne Financial. After the merger First Fidelity will cease to exist.

      If the merger cannot qualify for favorable tax treatment, however, the merger will be accomplished through an alternate structure. If the alternate structure is used, HF Merger Corp. will merge with and into First Fidelity and First Fidelity will survive as a wholly owned subsidiary of Hawthorne Financial.

      The ultimate structure of the merger will depend upon whether tax counsel to Hawthorne Financial and First Fidelity can give opinions in connection with the closing of the merger to the effect that the merger constitutes a “reorganization” for purposes of Section 368 of the Internal Revenue Code, which will depend in part on the relative value of the stock portion of the merger consideration to the overall merger consideration at such time.

      Whichever merger structure is used, immediately after the merger, First Fidelity Investment and Loan will merge with and into Hawthorne Savings with Hawthorne Savings as the surviving institution. Hawthorne Savings will retain its federal stock charter and bylaws, as well as its officers and directors. After the bank merger, First Fidelity Investment and Loan will cease to exist.

     Merger Consideration (page 31)

      First Fidelity stockholders, and senior note holders who execute and return an irrevocable notice of conversion along with their notes will have the right to elect to receive, on a share-by-share basis:

•	$36.6049 in cash; or

•	1.5151 shares of Hawthorne Financial common stock, (called the “exchange ratio”); or

•	a combination of cash and shares of Hawthorne Financial common stock.

      The exchange ratio is subject to possible adjustment if the average price of a share of Hawthorne Financial common stock falls below $19.328 as of the trading day before the date on which we receive the last required approval of a banking regulator and such decline is greater by a factor of 20% than any decline in the weighted average stock price of the “index group” identified in the merger agreement.

      If the consideration elections by the First Fidelity stockholders and participating senior note holders, in the aggregate, result in Hawthorne Financial being required to issue either less than 1,256,555 shares of Hawthorne Financial common stock or more than 1,276,555 shares of Hawthorne Financial common stock, then the consideration elections by the First Fidelity stockholders and participating senior note holders will be subject to the proration procedures described on pages 32 to 36 of this document. If proration becomes necessary, First Fidelity stockholders and participating senior note holders may not receive the exact form of merger consideration that they elect.

      Hawthorne Financial will not issue fractional shares in the merger. Instead, First Fidelity stockholders and participating senior note holders will receive an amount in cash (without interest), rounded to the nearest cent, equal to the amount of any fractional share of Hawthorne Financial common stock that First Fidelity stockholders and participating senior note holders otherwise would be entitled to receive based upon the average market value of a share of Hawthorne Financial common stock for the fifteen (15) consecutive trading days ending on the second trading day prior to the completion of the merger.

Election Procedure; Exchange of Certificates (page 32)

      Hawthorne Financial’s exchange agent will mail forms of election for the First Fidelity stockholders and senior note holders. First Fidelity stockholders (and senior note holders who timely and properly execute an irrevocable notice of conversion and return it to First Fidelity along with their notes) may make an election by delivering the appropriate form of election to Hawthorne Financial’s exchange agent. For an election by a First Fidelity stockholder to be effective, the stockholder must properly complete and return a form of election to Hawthorne Financial’s exchange agent, in the [color] envelope provided by the exchange agent, prior to 5:00 p.m. on                     , 2002, accompanied by the First Fidelity stock certificates as to which the election is being made or an appropriate guarantee of delivery of such certificates. For an election by a First Fidelity senior note holder to be effective, the holder must properly complete an irrevocable notice of conversion and return it, along with his or her notes, to First Fidelity prior to 5:00 p.m. on                     , 2002, as well as properly complete and return a form of election to Hawthorne Financial’s exchange agent, in the [color] envelope provided by the exchange agent, prior to 5:00 p.m. on                     , 2002.

      First Fidelity stockholders or senior note holders, as applicable, will be deemed not to have made an election if they:

•	are First Fidelity senior note holders who fail to submit an irrevocable notice to convert their First Fidelity senior notes into shares of First Fidelity common stock along with their notes;

•	do not submit a form of election to Hawthorne Financial’s exchange agent prior to the deadline;

•	submit and then revoke their form of election and do not re-submit a form of election and other required documents to Hawthorne Financial’s exchange agent prior to the deadline; or

•	are a First Fidelity stockholder and they fail to submit their First Fidelity common stock certificates (or guarantee of delivery) together with an election form.

      If a First Fidelity stockholder or senior note holder is deemed not to have made an election with respect to his or her ownership of First Fidelity securities, then he or she may receive either cash or shares of Hawthorne Financial common stock, depending on the elections of the other First Fidelity stockholders and participating senior note holders. Elections by First Fidelity stockholders and participating senior note holders will be subject to proration as described on pages 32 through 36. As a result of the proration, First Fidelity stockholders and participating senior note holders may not receive the exact form of merger consideration that they elect.

     Completion of the Merger (page 31)

      The merger will become effective when we file a certificate of merger with the Delaware Secretary of State. The bank merger will become effective when First Fidelity Investment and Loan and Hawthorne Savings file articles of combination with the Office of Thrift Supervision.

     Conditions to the Merger (page 61)

      Before we can complete the merger, each of the following conditions, among others, must either be met or, unless prohibited by law, waived by the party who was not obligated to meet such condition:

•	The First Fidelity Class A common stockholders must approve the merger agreement and related transactions;

•	The Hawthorne Financial stockholders must approve the issuance of shares of Hawthorne Financial common stock in connection with the merger;

•	There must not be any outstanding or threatened judgments, decrees, injunctions, orders or other proceedings by a governmental authority that would prohibit the merger;

•	Hawthorne Financial and First Fidelity and their respective subsidiaries must have received all necessary authorizations, orders and consents of governmental authorities for the merger and the bank merger, without the imposition of any condition that Hawthorne Financial reasonably believes would have an adverse effect on it and any required waiting periods must have expired;

•	The Securities and Exchange Commission must declare effective the registration statement relating to the shares of Hawthorne Financial common stock to be issued in the merger, of which this document is a part;

•	Hawthorne Financial must receive approval from the Nasdaq National Market to list the shares of Hawthorne Financial common stock that will be issued in the merger;

•	All representations and warranties made by both Hawthorne Financial and First Fidelity in the merger agreement must remain true and correct, unless any deviation would not have, or would not reasonably be expected to have, a material adverse effect;

•	Hawthorne Financial and First Fidelity must have performed their respective obligations under the merger agreement in all material respects;

•	All outstanding First Fidelity senior notes must be actually converted into shares of First Fidelity common stock;

•	First Fidelity and First Fidelity Investment and Loan must have obtained all material third party consents, except where the failure to obtain any such consent would not have a material adverse effect;

•	Each holder of First Fidelity options must have entered into a written agreement with First Fidelity pursuant to which the First Fidelity option holders agree to cancel or cash out any unexercised options at, or prior to, the closing of the merger;

•	Hawthorne Financial must have received confirmation that the First Fidelity option plan has been cancelled;

•	Hawthorne Financial must have received confirmation that First Fidelity’s adjusted year to date net earnings at the month-end prior to the closing of the merger were at least 80% of the budgeted net earnings previously provided to Hawthorne Financial;

•	Hawthorne Financial must have received confirmation that at the month-end prior to the closing of the merger, First Fidelity had gross loans of at least $475 million; and

•	Hawthorne Financial must have received confirmation that First Fidelity’s allowance for loan and lease losses at the month-end prior to the closing of the merger, were not less than 1.15% of gross loans.

     Payment of Expenses (page 62)

      Hawthorne Financial and First Fidelity will pay their own fees, costs and expenses incurred in connection with the merger. In addition, First Fidelity and Hawthorne Financial have agreed that if the merger agreement is terminated under certain circumstances, then, depending upon the reason for termination, either First Fidelity or Hawthorne Financial, as applicable, will reimburse all out-of-pocket expenses and fees of the other party relating to the transactions contemplated by the merger agreement. Reimbursement under these circumstances, however, will be limited to $1,000,000 in the case of reimbursement to Hawthorne Financial and $500,000 in the case of reimbursement to First Fidelity.

     Termination (page 63)

      Either First Fidelity or Hawthorne Financial may call off the merger under certain circumstances, including if:

•	they both consent in writing;

•	they are not able to obtain required governmental approvals;

•	a party cannot obtain the requisite stockholder approval, unless the failure to obtain such approval results from the terminating party’s action or failure to act;

•	either of them materially breaches, and does not cure within 20 days, any covenant or agreement made by it under the merger agreement and the resulting reduction in the benefits of the transactions contemplated by the merger agreement are so significant that had the breach been known by the terminating party at the time of the merger agreement it would not have entered into the merger agreement;

•	any governmental authority or court issues a final, non-appealable order enjoining the merger; unless the order was issued because the party seeking to terminate the merger failed to make a necessary application or filing; or

•	the merger is not completed by December 31, 2002, unless the merger was not completed because the party seeking to terminate the merger breached a covenant or obligation contained the merger agreement.

      First Fidelity, additionally, may call off the merger if:

•	the average closing price of a share of Hawthorne Financial common stock on the Nasdaq National Market for the twenty (20) consecutive trading days ending on the day immediately prior to the date on which the last required approval of the mergers by a banking regulatory authority is received is below $19.328 and the decline in the average closing sales price is greater by a factor of 20% than any decline in the weighted average stock price of the index group identified in the merger agreement and Hawthorne Financial does not elect to increase the exchange ratio in the manner provided in the merger agreement; or

•	Hawthorne Financial’s board of directors, or any committee thereof, withdraws, amends, modifies or fails to submit its recommendation to the Hawthorne Financial stockholders that such stockholders should approve the issuance of the Hawthorne Financial common stock in connection with the merger.

      Hawthorne Financial, additionally, may call off the merger if:

•	First Fidelity’s board of directors, or any committee thereof, withdraws, amends, modifies or fails to submit its recommendation to the First Fidelity stockholders that such stockholders should adopt and approve the merger agreement and the transactions contemplated thereby;

•	First Fidelity’s board of directors fails to reaffirm (publicly, if so requested by Hawthorne Financial) its recommendation in favor of the adoption and approval of the agreement and the transactions contemplated thereby, within 15 days of a request to do so by Hawthorne Financial;

•	First Fidelity’s board of directors, or any committee thereof, facilitates or participates in discussions or negotiations with a party other than Hawthorne Financial relating to a more favorable merger or other form of corporate reorganization, and continues discussions with the third party for more than 15 business days after receiving the more favorable proposal;

•	First Fidelity’s board of directors, or any committee thereof, approves or recommends a merger or other form of corporate reorganization with a party other than Hawthorne Financial; or

•	First Fidelity’s board has not recommended rejection of a tender offer or an exchange offer by a party other than Hawthorne Financial within 10 business days after the offer was made.

     Amendment (page 70)

      Hawthorne Financial and First Fidelity may jointly amend the terms of the merger agreement, and each of us may waive its right to require the other party to adhere to those terms, to the extent legally permissible.

      Hawthorne Financial or Hawthorne Savings also may elect to modify the structure of the merger or the bank merger, so long as the consideration paid the holders of First Fidelity common stock is not changed in kind or reduced in amount and so long as the modification would not materially delay or jeopardize consummation of the merger.

      Except as otherwise required by law, the parties may amend the merger agreement or waive any of its terms without the approval of their respective stockholders.

     Termination Fees (page 64)

      The merger agreement requires Hawthorne Financial and First Fidelity to pay the other party a $3.3 million termination fee if the merger agreement is terminated under a number of specified circumstances further described in this document.

Interests of Certain Persons in the Merger (pages 52 through 55)

      When you consider the recommendation of your board of directors with respect to the merger, you should be aware that the boards of directors of First Fidelity and Hawthorne Financial share two directors in common. These two directors each abstained from voting on the merger agreement and the transactions contemplated thereby. The boards of directors of First Fidelity and Hawthorne Financial recognized these interests and determined that they did not affect the benefits of the merger.

      If you are a First Fidelity stockholder or senior note holder, you also should be aware that a number of directors and executive officers of First Fidelity have interests in the merger as directors and/or employees that are different from, and may conflict with, the interests of First Fidelity stockholders or senior note holders. The First Fidelity board recognized these interests and determined that they did not affect the benefits of the merger to the First Fidelity stockholders or senior note holders.

Directors and Officers of Hawthorne Financial and Hawthorne Savings Following the Mergers (page 60)

      Upon completion of the merger, the current directors and officers of Hawthorne Financial will remain directors and officers of Hawthorne Financial. Upon completion of the bank merger, the current directors and officers of Hawthorne Savings will remain directors and officers of Hawthorne Savings. In addition, certain First Fidelity officers will continue to serve as officers of Hawthorne Financial after completion of the merger.

Material Federal Income Tax Consequences (pages 56 through 60)

      If you are a First Fidelity stockholder or participating senior note holder and the merger qualifies as a reorganization for federal tax purposes, the tax consequences of the merger to you will depend upon the form of consideration you receive in the merger.

      If you receive solely shares of Hawthorne Financial common stock and cash in lieu of a fractional share in exchange for your First Fidelity common stock, then you generally will not recognize any gain or loss, except with respect to the fractional share. If you receive solely cash, then you generally will recognize gain and likely will be permitted to recognize loss equal to the difference between the amount of cash you receive and your basis in your First Fidelity common stock. The tax treatment of any gain will depend upon your individual circumstances.

      If you receive a combination of Hawthorne Financial common stock and cash other than cash in lieu of a fractional share in exchange for your First Fidelity common stock, then you will generally recognize gain in an amount equal to the lesser of the total amount of cash received or the amount of gain realized on the exchange, but you are not permitted to recognize a loss. Any gain recognized may be treated as a dividend or capital gain, depending on your particular circumstances.

      If you are a First Fidelity stockholder or participating senior note holder and the merger does not qualify as a reorganization and is therefore completed in its alternative form, the merger will be a taxable transaction to you in its entirety. You will be treated as having sold or exchanged your shares of First Fidelity common stock for cash, Hawthorne Financial common stock, or both, and you will recognize gain, or loss, equal to the difference between the tax basis for your shares of First Fidelity common stock and the cash you receive plus the fair market value of the Hawthorne Financial common stock you receive (if any).

      Regardless of whether the merger qualifies as a reorganization for federal tax purposes, or is completed as a qualified stock purchase of the shares of First Fidelity, the merger will not be taxable at the corporate level and there will be no tax consequences to Hawthorne Financial stockholders.

Market Price Information (page 25)

      Hawthorne Financial common stock trades on the Nasdaq National Market under the symbol “HTHR.” The closing price for Hawthorne Financial’s common stock on March 19, 2002, the last trading day before the public announcement of the merger, was $24.50. The closing price for Hawthorne Financial’s common stock on June 3, 2002, the last practicable trading date before the date of this document was $30.12.

      Although there is no trading market for First Fidelity common stock, equivalent market price information for the First Fidelity common stock can be calculated by multiplying the Hawthorne Financial closing common stock price by the exchange ratio of 1.5151. Under this approach, the equivalent per share market value of First Fidelity’s common stock was $37.12 per share on March 19, 2002 and $45.63 per share on June 3, 2002.

Accounting Treatment (page 60)

      The merger will be accounted for under the purchase method of accounting.

Resales of Hawthorne Financial Common Stock (page 70)

      Shares of Hawthorne Financial common stock that First Fidelity stockholders and participating senior note holders receive in the merger will be freely transferable by the holders except for certain persons or entities who may be deemed to be “affiliates” of First Fidelity or Hawthorne Financial under federal securities laws. First Fidelity has agreed to use reasonable efforts to cause each person that First Fidelity identifies as an affiliate to provide Hawthorne Financial a written agreement that such person will not dispose of any shares of Hawthorne Financial common stock that they receive in the merger, except in compliance with applicable federal securities laws.

Regulatory Approvals (page 71)

      Hawthorne Financial and Hawthorne Savings must make certain filings with or obtain approvals from the Office of Thrift Supervision and the California Department of Financial Institutions in connection with the transactions contemplated by the merger agreement. The parties have filed all necessary applications and notices with the applicable regulatory authorities. We cannot predict however, whether or when we will obtain the required regulatory approvals or whether any such approvals would have adverse conditions which would permit Hawthorne Financial to not consummate the merger.

Appraisal Rights (page 72)

     Hawthorne Financial

      Hawthorne Financial stockholders do not have appraisal rights in connection with the merger.

     First Fidelity

      All First Fidelity stockholders of record as of June 8, 2002 will have appraisal rights under Delaware law. First Fidelity stockholders who properly object to the merger may make a written demand to First Fidelity for payment in cash of the “fair value” of their shares, which will be determined by the Delaware Court of Chancery.

First Fidelity must receive the demand no later than the First Fidelity annual stockholders’ meeting. Failure to take any required step in connection with the exercise of such rights may result in their termination. The procedure for exercising appraisal rights is summarized under the heading “Appraisal Rights.” The relevant provisions of Delaware law on appraisal rights are attached to this document as Annex C.

Differences in the Rights of Stockholders (page 106)

      There will be few significant differences in the rights of stockholders of First Fidelity once they become Hawthorne Financial stockholders. Both Hawthorne Financial and First Fidelity are Delaware corporations. First Fidelity stockholders who receive Hawthorne Financial common stock in the merger will become Hawthorne Financial stockholders, and their rights will continue to be governed by Delaware law, as well as Hawthorne Financial’s certificate of incorporation and bylaws.

Selected Historical Consolidated Financial Data

      Selected consolidated financial information for Hawthorne Financial and First Fidelity, and selected financial information for First Fidelity Investment and Loan, is set forth below. We derive the information in the following tables on the historical consolidated Hawthorne Financial financial information that has been included in its prior filings with the Securities and Exchange Commission and on the historical consolidated First Fidelity financial statements included in this document. We derive the information for First Fidelity Investment and Loan on its historical financial statements. When you read the summary consolidated financial information provided in the following tables with respect to Hawthorne Financial and First Fidelity, you also should read the historical consolidated financial information of Hawthorne Financial incorporated by reference into this document and of First Fidelity included elsewhere in this document in the other documents referred to below.

Hawthorne Financial Corporation

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the Three
	Months Ended
	March 31,			As of or For the Year Ended December 31,

	2002	2001		2001		2000	1999	1998	1997

Consolidated statements of income:
Interest revenues	$33,369	$38,514		$147,686		$148,988	$132,747	$106,992	$75,616
Interest costs	(15,796)	(24,043)		(85,670)		(88,682)	(73,626)	(61,874)	(43,825)

Net interest income	17,573	14,471		62,016		60,306	59,121	45,118	31,791
Provision for credit losses	(500)	(1,500)		(3,400)		(6,000)	(12,000)	(7,135)	(5,137)

Net interest income after provision for credit losses	17,073	12,971		58,616		54,306	47,121	37,983	26,654
Noninterest revenues	1,293	1,531		5,630		8,094	7,820	4,653	3,588
Income/(loss) from real estate operations, net	69	160		205		(924)	324	1,909	229
General and administrative expenses	(8,081)	(8,971)		(34,427)		(34,328)	(32,363)	(28,802)	(22,009)
Other non-operating (expense)/income	—	—		(110)		(2,196)	(4,672)	(31)	112

Total noninterest expenses	(8,081)	(8,971)		(34,537)		(36,524)	(37,035)	(28,833)	(21,897)
Income before income tax (provision)/benefit and extraordinary item	10,354	5,691		29,914		24,952	18,230	15,712	8,574
Income tax (provision)/benefit	(4,452)	(2,443)		(12,612)		(10,668)	(8,030)	(4,674)	2,577

Income before extraordinary item	5,902	3,248		17,302		14,284	10,200	11,038	11,151
Extraordinary item (net of taxes)	—	(255	)(1)	(469	)(1)	—	—	—	(1,534	)(2)

Net income	$5,902	$2,993		$16,833		$14,284	$10,200	$11,038	$9,617

Net income available for common stock	$5,902	$2,993		$16,833		$14,284	$10,200	$11,038	$5,254

Per share amounts:
Basic earnings per share before extraordinary item	$1.10	$0.63		$3.27		$2.69	$1.93	$2.64	$2.35
Extraordinary item (net of taxes)	—	(0.05)		(0.09)		—	—	—	(0.53)

Basic earnings per share after extraordinary item	$1.10	$0.58		$3.18		$2.69	$1.93	$2.64	$1.82

Diluted earnings per share before extraordinary item	$0.77	$0.43		$2.29		$1.94	$1.33	$1.65	$1.30
Extraordinary item (net of taxes)	—	(0.03)		(0.06)		—	—	—	(0.30)

Diluted earnings per share after extraordinary item	$0.77	$0.40		$2.23		$1.94	$1.33	$1.65	$1.00

Diluted book value per share	$16.44	$14.36		$16.00		$13.91	$12.10	$10.43	$7.67
Balance sheet data at period end:
Total assets	$1,863,253	$1,781,073		$1,856,197		$1,753,395	$1,581,153	$1,412,434	$928,197
Cash and cash equivalents	151,819	108,701		98,583		99,919	86,722	45,449	51,620
Investment securities	—	—		—		—	—	—	578
Loans receivable, net	1,664,732	1,624,786		1,709,283		1,608,067	1,444,968	1,326,791	838,251
Real estate owned, net	—	676		1,312		2,859	5,587	4,070	9,859
Deposits	1,196,661	1,236,441		1,199,645		1,214,856	1,086,635	1,019,450	799,501
Senior notes due 2004	25,778	30,628		25,778		39,358	40,000	40,000	40,000
Capital securities	14,000	9,000		14,000		—	—	—	—
FHLB advances	484,000	384,000		484,000		384,000	349,000	264,000	40,000
Stockholders’ equity	126,549	108,471		120,449		104,161	92,304	81,424	42,319
Allowance for credit losses	28,676	30,733		30,602		29,450	24,285	17,111	13,274

Hawthorne Financial Corporation

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the Three
	Months Ended
	March 31,				As of or For the Year Ended December 31,

	2002		2001		2001	2000	1999	1998	1997

Asset quality at period end:
Nonaccrual loans	$6,295	(7)	$25,194		$20,666	$31,601	$44,031	$47,688	$15,396
Real estate owned, net	—		676		1,312	2,859	5,587	4,070	9,859

	$6,295		$25,870		$21,978	$34,460	$49,618	$51,758	$25,255

Net charge-offs (for the period)	$2,426	(7)	$217		$2,248	$835	$4,826	$3,298	$5,378
Yields and costs (for the period):
Interest-earning assets	7.21%		8.73%		8.20%	8.94%	8.68%	9.06%	9.00%
Interest-bearing liabilities	3.78%		6.06%		5.21%	5.81%	5.21%	5.60%	5.44%
Interest rate spread(3)	3.43%		2.67%		2.99%	3.13%	3.47%	3.46%	3.56%
Net interest margin(4)	3.80%		3.28%		3.45%	3.62%	3.87%	3.82%	3.78%
Performance ratios(5):
Return on average assets(9)	1.27%		0.68%		0.93%	0.85%	0.66%	0.93%	1.11%
Return on average common stockholders’ equity(9)	19.55%		11.39%		15.13%	14.58%	11.66%	18.22%	19.83%
Average stockholders’ equity to average assets	6.49%		5.95%		6.17%	5.85%	5.68%	5.09%	5.60%
Efficiency ratio(6)	42.73	%(8)	55.37	%(8)	50.89%	50.19%	48.35%	57.88%	62.19%
Bank capital ratios at period end:
Tangible	8.69%		8.13%		8.36%	8.01%	8.05%	7.65%	7.55%
Core	8.69%		8.13%		8.36%	8.01%	8.05%	7.65%	7.55%
Tier 1	12.41%		11.47%		11.63%	11.30%	11.37%	10.10%	10.23%
Risk-based	13.62%		12.68%		12.70%	12.23%	12.50%	11.10%	11.48%
Asset quality data at period end:
Total nonaccrual loans to total assets	0.34	%(7)	1.41%		1.11%	1.80%	2.78%	3.38%	1.66%
Nonaccrual loans to total gross loans	0.37	%(7)	1.52%		1.19%	1.93%	3.00%	3.55%	1.81%
Allowance for credit losses to gross loans	1.69%		1.86%		1.76%	1.80%	1.65%	1.27%	1.56%
Allowance for credit losses to nonaccrual loans	455.54	%(7)	121.99%		148.08%	93.19%	55.15%	35.88%	86.22%
Net charge-offs to average loans(9)	0.56	%(7)	0.05%		0.13%	0.05%	0.34%	0.30%	0.72%

(1)	Related to the accelerated write-off of prepaid issuance costs and premium due to the repurchase of Hawthorne Financial senior notes.

(2)	Related to the accelerated write-off of unamortized issuance costs and original issue discount associated with senior notes due 2000, which were issued by Hawthorne Financial in December 1995 and repaid in full in December 1997, with a portion of the proceeds from the offering of senior notes due 2004.

(3)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest income divided by average interest-earning assets.

(5)	With the exception of period end ratios, all ratios are based on average balances for the period.

(6)	For the years ended December 31, the efficiency ratio represents total general and administrative expenses divided by net interest income before provision for credit losses and noninterest revenues.

(7)	The significant variance was primarily due to the resolution of an $11.5 million income property construction loan that was on nonaccrual status since the fourth quarter of 2000. This loan was

Hawthorne Financial Corporation

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

discounted at payoff in March 2002, which resulted in a $2.2 million charge-off of the $3.0 million specific valuation allowance previously established for this loan. For further information see the “Quarterly Report on Form 10-Q” for the three months ended March 31, 2002.

(8)	Represents total general and administrative expenses (excluding legal settlements/ other) divided by net interest income before provision for credit losses and noninterest revenues.

(9)	Ratios for the three months ended March 31, 2002 and 2001 are annualized.

First Fidelity Bancorp, Inc.

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Consolidated statements of income:
Total interest income	$12,174	$14,121	$54,267	$53,336	$41,257	$34,196	$26,105
Total interest expense	5,826	8,686	30,583	32,565	23,364	20,442	15,691

Net interest income before provision for loan losses	6,348	5,435	23,684	20,771	17,893	13,754	10,414
Provision for loan losses	(100)	(75)	(496)	(575)	(1,055)	(995)	(1,482)

Net interest income after provision for loan losses	6,248	5,360	23,188	20,196	16,838	12,759	8,932
Total noninterest (expense) income	(2,938)	1,106	3,706	2,263	(3,330)	426	172
Income/(loss) from real estate operations, net	(4)	109	109	373	(76)	25	(381)
Total noninterest expense	(3,101)	(3,476)	(13,887)	(12,344)	(9,403)	(7,400)	(6,065)

Income before income taxes	205	3,099	13,116	10,488	4,029	5,810	2,658
Income tax (provision) benefit	(80)	(1,197)	(5,304)	(4,404)	(887)	592	1,308

Net income	$125 (1)	$1,902	$7,812	$6,084	$3,142	$6,402	$3,966

Per share amounts:
Basic earnings per share	$0.09	$1.32	$5.42	$4.18	$2.08	$4.40	$2.90
Diluted earnings per share	0.08	1.02	4.21	3.25	1.69	3.51	2.27
Weighted average shares outstanding — basic	1,411	1,411	1,411	1,411	1,411	1,406	1,302
Weighted average shares outstanding — diluted	1,858	1,825	1,858	1,820	1,781	1,776	1,672
Balance sheet data at period end:
Total assets	$630,241	$605,873	$620,711	$602,239	$531,612	$428,908	$338,585
Cash and cash equivalents	936	357	1,366	508	1,063	1,993	10,290
Investment securities	105,702	100,097	97,823	91,237	59,494	53,989	65,473
Certificates of deposit in banks	1,697	—	2,596	—	—	—	—
Loans receivable, net	506,126	480,251	498,032	458,547	410,308	351,222	253,046
Loans held for sale, net	189	4,428	2,430	32,809	37,139	—	—
Deposits	451,278	396,602	413,066	381,967	348,000	282,624	262,181
Warehouse borrowing	—	4,205	1,621	5,225	2,581	—	—
Convertible senior notes	4,700	4,750	4,700	4,750	4,250	4,250	4,250
FHLB advances	127,500	148,500	141,500	155,500	138,550	101,000	50,000
Fed funds purchased	3,266	7,635	17,600	12,665	—	6,127	—
Stockholders’ equity	40,642	36,416	38,641	34,598	28,351	26,521	20,607

First Fidelity Bancorp, Inc.

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Selected operating ratios(2):
Yields and costs (for the period)(1):
Average yield on total interest-earning assets	7.85%	9.51%	8.91%	9.02%	7.93%	8.24%	7.85%
Average rate on total interest-bearing liabilities	3.78%	6.53%	5.28%	5.77%	4.66%	5.11%	4.96%
Average interest rate spread(3)	4.07%	2.98%	3.63%	3.25%	3.27%	3.13%	2.89%
Net interest margin(3)	4.13%	3.62%	3.90%	3.70%	3.92%	3.64%	3.62%
Performance ratios(1):
Return on average assets	0.08%	1.26%	1.27%	1.07%	0.68%	1.67%	1.37%
Return on average equity	1.26%	21.74%	20.68%	19.68%	10.77%	27.83%	21.19%
Average equity to average assets	6.39%	5.78%	6.15%	5.44%	6.28%	6.02%	6.45%
Efficiency ratio(4)	90.94%	53.14%	50.70%	53.59%	64.57%	52.19%	57.29%
Bank capital ratios at period end(5):
Tier 1 risk-based capital	9.11%	9.48%	8.99%	9.00%	8.91%	9.05%	10.01%
Total risk-based capital	10.33%	10.65%	10.19%	10.14%	10.01%	10.13%	11.26%
Leverage	7.08%	7.32%	7.13%	7.20%	7.92%	7.64%	7.96%
Asset quality data at period end(5):
Nonperforming loans as a percent of total loans(6)	0.19%	0.06%	0.34%	0.39%	0.04%	0.08%	0.38%
Nonperforming assets as a percent of total assets(6)	0.17%	0.05%	0.29%	0.32%	0.07%	0.07%	0.59%
Allowance for loan losses as a percent of total loans	1.15%	1.10%	1.14%	1.07%	1.05%	1.04%	1.25%
Allowance for loan losses as a percent of nonaccrual loans	1,415.31%	2,867.20%	1,391.39%	344.55%	2,523.28%	NA	409.14%
Net charge-offs to average loans	0.03%	0.00%	0.00%	0.00%	0.01%	0.19%	0.46%

(1)	The decline in net income during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001 was primarily attributable to a $3.3 million pre-tax ($1.9 million after-tax) loss on the sale of corporate securities available-for-sale, which was effected in order to increase the yield earned on interest-earning assets through reinvestment of the sale proceeds and reduce interest rate risk.

(2)	With the exception of end of period ratios, all ratios are based on average daily balances, except balances for PSP Financial Services, Inc. are based on monthly averages, for all periods reported. Ratios are annualized where appropriate.

(3)	Average interest rate spread represents the difference between the average yield on total interest-earning assets and the average rate paid on total interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

First Fidelity Bancorp, Inc.

Selected Consolidated Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable, which are annualized.

(6)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of all loans 90 days or more past due and troubled debt restructurings. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and in-substance foreclosures.

First Fidelity Investment and Loan

Selected Financial Data
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Statements of income:
Total interest income	$12,179	$13,854	$53,177	$52,744	$40,799	$33,778	$25,687
Total interest expense	5,730	8,382	29,439	31,018	22,410	19,911	15,451

Net interest income before provision for loan losses	6,449	5,472	23,738	21,726	18,389	13,867	10,236
Provision for loan losses	(100)	(75)	(496)	(575)	(1,055)	(995)	(1,482)

Net interest income after provision for loan losses	6,349	5,397	23,242	21,151	17,334	12,872	8,754
Total noninterest income (expense)	(2,966)	631	1,722	1,880	1,263	426	172
Income/(loss) from real estate operations, net	—	109	109	373	(76)	25	(381)
Total noninterest expenses	(2,314)	(2,185)	(8,655)	(7,612)	(7,008)	(6,936)	(5,932)

Income before income taxes	1,069	3,952	16,418	15,792	11,513	6,387	2,613
Income tax (provision) benefit	(440)	(1,626)	(6,664)	(6,472)	(3,323)	(468)	1,308

Net income	$629 (1)	$2,326	$9,754	$9,320	$8,190	$5,919	$3,921

Balance sheet data at period end:
Total assets	$628,890	$599,216	$616,783	$594,920	$526,511	$423,691	$339,798
Cash and cash equivalents	925	107	1,311	259	487	1,444	10,276
Investment securities	105,702	100,097	97,823	91,237	59,494	53,989	65,473
Certificates of deposits in banks	1,697	—	2,596	—	—	—	—
Loans receivable, net	506,126	480,247	498,032	458,752	410,935	352,267	254,509
Loans held for sale, net	—	—	—	27,358	34,501	—	—
Deposits	451,428	396,819	413,154	382,631	348,654	283,253	262,574
FHLB advances	127,500	148,500	141,500	155,500	138,550	101,000	50,000
Fed funds purchased	3,266	7,635	17,600	12,665	—	6,127	—
Stockholder’s equity	43,811	42,695	41,425	40,683	37,487	30,609	25,678
Selected operating ratios(2):
Yields and costs(1):
Average yield on total interest-earnings assets	7.93%	9.30%	8.88%	9.43%	8.95%	8.93%	8.90%
Average rate on total interest-bearing liabilities	4.01	6.07	5.30	5.99	5.33	5.69	5.77
Average interest rate spread(3)	3.92	3.23	3.58	3.44	3.62	3.24	3.13
Net interest margin(3)	4.20	3.68	3.97	3.88	4.03	3.67	3.55

Performance ratios(1):
Return on average assets	0.41	1.55	1.62	1.66	1.79	1.55	1.35
Return on average equity	5.92	22.13	22.71	22.57	23.70	20.52	17.25
Average equity to average assets	6.88	7.02	7.13	7.35	7.54	7.57	7.80
Efficiency ratio(4)	66.44	35.80	33.99	32.25	35.66	48.53	56.99

Asset quality data at period end(5):
Nonperforming loans as a percent of total loans(6)	0.15%	0.06%	0.28%	0.40%	0.04%	0.08%	0.38%
Nonperforming assets as a percent of total assets(6)	0.12%	0.05%	0.23%	0.33%	0.07%	0.07%	0.59%
Allowance for loan losses as a percent of total loans	1.15%	1.11%	1.15%	1.08%	1.05%	1.04%	1.25%
Allowance for loan losses as a percent of nonaccrual loans	1,415.31%	2,867.20%	1,391.39%	344.55%	2,523.28%	NA	409.14%
Net charge-off to average loans	0.00%	0.00%	0.00%	0.00%	0.01%	0.18%	0.45%

Bank capital ratios at period end(5):
Tier 1 risk-based capital	9.11%	9.48%	8.99%	9.00%	8.91%	9.05%	10.01%
Total risk-based capital	10.33%	10.65%	10.19%	10.14%	10.01%	10.13%	11.26%
Leverage	7.08%	7.32%	7.13%	7.20%	7.92%	7.64%	7.96%

(1)	The decline in net income during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001 was primarily attributable to a $3.3 million pre-tax ($1.9 million after-tax) loss on the sale of corporate securities available-for-sale, which was effected in order to increase the yield earned on interest-earning assets through reinvestment of the sale proceeds and reduce interest rate risk.

(2)	With the exception of end of period ratios, all ratios are based on average daily balances for all periods reported. Ratios are annualized where appropriate.

(3)	Average interest rate spread represents the difference between the average yield on total interest-earning assets and the average rate paid on total interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans, which are annualized.

(6)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of all loans 90 days or more past due and troubled debt restructurings. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and in-substance foreclosures.

Selected Unaudited Pro Forma Condensed Combined Financial Data

      The following table sets forth selected unaudited pro forma combined consolidated financial information for Hawthorne Financial after giving effect to the merger. The pro forma information, which reflects the merger using the purchase method of accounting, is presented for informational purposes only. The pro forma financial information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the date or at the beginning of the periods indicated or that may be obtained in the future.

Unaudited Pro Forma Condensed Combined Selected Financial Information

(In thousands, except per share data)

March 31,
2002

Selected Balance Sheet Data
Total assets	$2,502,224
Loans receivable, net	2,170,858
Total deposits	1,647,939
Stockholders’ equity	158,555
Basic book value per share	23.86
Shares outstanding	6,646

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2002	2001

Selected Operating Data
Total interest revenues	$45,543	$201,953
Total interest costs	21,838	117,789

Net pro forma adjustments	(442)	(2,021)

Net interest income	23,263	82,143
Provision for credit losses	600	3,896

Net interest income after provision for credit losses	22,663	78,247

Total noninterest revenues	(1,645)	9,336
Income from real estate operations, net	65	314
Total expenses	10,998	47,729

Income before income taxes	10,085	40,168

Income taxes	4,333	16,714

Net income	$5,752	$23,454

Basic earnings per share from continuing operations	$0.87	$3.58

Diluted earnings per share from continuing operations	$0.65	$2.66

Weighted average basic shares outstanding	6,639	6,558

Weighted average diluted shares outstanding	8,894	8,832

Selected Historical and Pro Forma Per Share Data

      The following table sets forth selected historical and pro forma per share consolidated financial information for Hawthorne Financial and First Fidelity as of and for the three months ended March 31, 2002 and as of and for the year ended December 31, 2001. The historical information presented for Hawthorne Financial is derived from the historical consolidated financial statements of Hawthorne Financial contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and Annual Report on Form 10-K/A for the year ended December 31, 2001. The historical information presented for First Fidelity is derived from the historical consolidated financial statements of First Fidelity contained in this document.

      The pro forma combined information, which gives effect to the merger under the purchase method of accounting, is presented for informational purposes only. The pro forma information should not be construed as indicative of the actual operations that would have occurred had the merger occurred at the dates or at the beginning of the periods indicated or that may be obtained in the future. The pro forma information assumes that the merger had been completed on the dates and at the beginning of the earliest period presented. The pro forma combined per share data assumes that 1,266,555 shares of Hawthorne Financial common stock are issued in the merger. The equivalent pro forma data for First Fidelity was calculated using an assumed exchange ratio of 1.5151. The exchange ratio has been determined, subject to possible adjustment. See “The Merger — Election and Proration Procedures” beginning on page 32.

      You should read the information set forth below in conjunction with the audited and unaudited consolidated financial statements of Hawthorne Financial incorporated by reference in this document and of First Fidelity included in this document. See “Where Can I Find More Information?” on page 145 for information on how you can get a copy of the financial reports of Hawthorne Financial.

	Historical
				Per Equivalent
	Hawthorne		Pro Forma	First Fidelity
	Financial	First Fidelity	Combined(1)	Share(2)

Earnings per share from continuing operations for the three months ended March 31, 2002:
Basic	$1.10	$0.09	$0.87	$1.32
Diluted	0.77	0.08	0.65	0.98
Earnings per share from continuing operations for the year ended December 31, 2001:
Basic	3.27	5.42	3.58	5.42
Diluted	2.29	4.21	2.66	4.03
Book value per share — Basic
As of March 31, 2002	23.53	28.81	23.86	$36.15
As of December 31, 2001	22.47	27.39	NA	NA
Book value per share — Diluted(3)
As of March 31, 2002	16.44	21.88	17.69	26.80
As of December 31, 2001	16.00	20.80	NA	NA

(1)	The pro forma income from continuing operations per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustments) of Hawthorne Financial and First Fidelity and dividing the resulting amount by the average pro forma shares of Hawthorne Financial and First Fidelity giving effect to the merger. The average pro forma shares of Hawthorne Financial and First Fidelity reflect Hawthorne Financial’s historical basic and diluted shares, plus historical basic and diluted average shares of First Fidelity as adjusted for an exchange ratio of 1.5151 shares of Hawthorne Financial common stock for each share of First Fidelity common stock with an estimated amount of 1,266,555 shares of Hawthorne Financial common stock being issued in the merger.

(2)	Per equivalent First Fidelity share is pro forma combined multiplied by the exchange ratio of 1.5151 with the assumed 1,266,555 shares of Hawthorne Financial common stock being issued in the merger.

(3)	Book values were calculated using period-end shares outstanding.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

     Hawthorne Financial

      The following table presents trading information for a share of Hawthorne Financial common stock on the Nasdaq National Market on March 19, 2002, the last day prior to our announcement of the signing of the merger agreements and on June 3, 2002, the last practicable trading day for which information was available prior to the date of this document. The following table also reflects the market value of the Hawthorne Financial common stock to First Fidelity shareholders at the indicated dates based on an assumed exchange ratio of 1.5151 shares of Hawthorne Financial common stock for each share of First Fidelity common stock.

				Equivalent
	Hawthorne Financial			Market Value
	Common Stock			Per Share
				of First Fidelity
	High	Low	Close	Common Stock(1)

March 19, 2002	$24.51	$24.50	$24.50	$37.12
June 3, 2002	30.30	30.10	30.12	45.63

(1)	The equivalent market prices per share of First Fidelity common stock were determined by multiplying an assumed exchange ratio of 1.5151 by the closing price per share of the Hawthorne Financial common stock on the indicated dates.

      On the Hawthorne Financial record date there were                               stockholders of record of Hawthorne Financial common stock. The following table sets forth for the calendar quarter indicated the high and low sales prices per share of Hawthorne Financial common stock as reported on the Nasdaq National Market.

Quarter Ended	High	Low

2000:
First quarter	$11.50	$7.64
Second quarter	8.75	7.38
Third quarter	12.00	7.75
Fourth quarter	15.00	11.00
2001:
First quarter	17.00	14.50
Second quarter	18.20	15.56
Third quarter	20.42	17.65
Fourth quarter	20.00	18.03
2002:
First quarter	29.60	19.01
Second quarter (through June 3, 2002)	32.80	28.62

      We urge you to obtain current market quotations for Hawthorne Financial common stock. The market price of Hawthorne Financial common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Hawthorne Financial common stock is subject to fluctuation, the value of the shares of Hawthorne Financial common stock that First Fidelity stockholders and senior note holders may elect to receive in the merger may increase or decrease prior to and after the merger.

     First Fidelity

      First Fidelity common stock is held by only 26 record owners and there is no market for trading First Fidelity common stock.

Dividend Information

     Hawthorne Financial

      It is Hawthorne Financial’s present policy of the Hawthorne Financial to retain earnings to provide funds for use in its business. Hawthorne Financial has not paid cash dividends on its common stock during the past several years and does not anticipate doing so in the foreseeable future.

     First Fidelity

      First Fidelity has never paid cash dividends on its common stock and does not anticipate doing so.

RISK FACTORS

      In addition to the other information included in this document, including the matters addressed in “A Warning About Forward-Looking Information” beginning on page 28, you should consider the matters described below carefully in determining how to vote at your annual meeting.

The stock consideration may be taxable to the First Fidelity stockholders and participating senior note holders.

      If our law firms cannot render opinions that the merger qualifies as a reorganization for federal tax purposes, then the merger will be conducted through an alternate structure, which will result in the First Fidelity stockholders and participating senior note holders being treated as having sold or exchanged their shares of First Fidelity common stock in a taxable transaction. Under these circumstances, First Fidelity stockholders and participating senior note holders would recognize a gain, or loss, in the merger equal to the difference between the tax basis in their shares of First Fidelity common stock and the merger consideration that they receive from Hawthorne Financial.

If you are a First Fidelity stockholder or participating senior note holder, you may not receive the form of merger consideration that you initially elect.

      The merger agreement contains provisions that are designed to ensure that no less than 1,256,555 and no more than 1,276,555 shares of Hawthorne Financial common stock will be paid to First Fidelity stockholders and participating senior note holders in the merger. If elections are made by First Fidelity stockholders or participating senior note holders that would result in them receiving less than 1,256,555 shares of Hawthorne Financial common stock or more than 1,276,555 shares of Hawthorne Financial common stock, then either those electing to receive cash or those electing to receive Hawthorne Financial common stock will have the consideration of the type they selected reduced by a pro rata amount to reach the threshold of 1,266,555 shares of Hawthorne Financial common stock and they will receive a portion of their consideration in the form that they did not elect to receive. Accordingly, there is a risk that First Fidelity stockholders and participating senior note holders will not receive a portion of the merger consideration in the form that they initially elect, which could result in, among other things, tax consequences that differ from those that would have resulted had they received the form of consideration they initially elected (including with respect to the recognition of taxable gain to the extent cash is received). See “The Merger — Material Federal Income Tax Consequences” beginning on page 56.

The exchange ratio for the stock portion of the merger consideration is fixed despite potential change in Hawthorne Financial’s stock price, which means that First Fidelity stockholders and participating senior note holders will not know the value of the Hawthorne Financial common stock they are receiving until the date the merger is completed.

      For each outstanding share of First Fidelity common stock, First Fidelity stockholders and participating senior note holders who elect to receive shares of Hawthorne Financial common stock as consideration in the merger will receive a number of shares of Hawthorne Financial common stock based on the fixed exchange ratio, subject to allocation and proration procedures described elsewhere in this document. Because of market fluctuations, the value of any shares of Hawthorne Financial common stock that First Fidelity stockholders and participating senior note holders receive could be higher or lower than the value associated with those shares on the date of this document or on the day of the First Fidelity annual meeting. Variations in the market price of Hawthorne Financial common stock may result from changes in the business, operations or prospects of Hawthorne Financial or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

      We urge you to obtain current market quotations for Hawthorne Financial common stock.

There are uncertainties in integrating the business operations of First Fidelity with Hawthorne Financial and in realizing enhanced earnings for the combined company.

      The merger and the bank merger involve the integration of companies that have previously operated independently. Successful integration of First Fidelity’s consolidated operations will depend primarily on Hawthorne Financial’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Hawthorne Financial and First Fidelity will be able to integrate their operations without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

      The combined company’s results may be affected if:

•	the combination of the businesses of Hawthorne Financial and First Fidelity takes longer, or is more difficult, time-consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger are not fully realized or take longer to realize than expected; or

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, are greater than expected.

      If any of these risks were to occur, the business, operations and/or earnings of the combined company could be negatively effected.

      From time to time, Hawthorne Financial details other risks with respect to its business and/or financial results in press releases and filings with the Securities and Exchange Commission. We urge you to review the risks described in such releases and filings before voting at your annual meeting.

A WARNING ABOUT FORWARD-LOOKING INFORMATION

      Hawthorne Financial and First Fidelity each have made forward-looking statements in this document, and in certain documents that we refer to in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each respective company’s management, and on information currently available to them. Forward-looking statements include the information concerning possible or assumed future results of operations of Hawthorne Financial and/or First Fidelity set forth under “Questions and Answers About the Merger,” “Summary,” “The Merger — Background of and Reasons for the Merger,” and “Unaudited Pro Forma Condensed Combined Financial Statements,” and statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

      In particular, Hawthorne Financial and First Fidelity each have made statements in this document regarding statements of the benefit of the merger, including future financial and operating results, cost savings, enhancements, revenues, accretions and reported earnings that may be realized from the merger, statements about Hawthorne Financial’s and First Fidelity’s plans, objections, expectations, and intentions and other statements that are not historical facts. With respect to estimated cost savings, Hawthorne Financial has made certain assumptions regarding, among other things, the extent of operational overlap between Hawthorne Financial and First Fidelity, the amount of general and administrative expense consolidation, costs relating to converting First Fidelity’s bank operations and data processing to Hawthorne Financial’s systems and the costs related to the merger. The realization of cost savings are subject to the risk that the foregoing assumptions are not accurate.

      Moreover, any statements in this document regarding the anticipated effect of the merger and our anticipated performance in future periods are subject to risks relating to, among other things, the following:

•	the business of Hawthorne Financial and First Fidelity may not be combined successfully, or the combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

•	the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;

•	the merger may not be consummated because of, among other things, the failure to obtain required stockholder or governmental approvals, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, so as to compress margins and adversely affect net interest income;

•	Hawthorne Financial or First Fidelity may experience adverse changes to credit quality;

•	Hawthorne Financial or First Fidelity may experience increased competition from other financial services companies in their market; and

•	the concentration of Hawthorne Financial’s and First Fidelity’s operations in California may adversely affect results if the California economy or real estate markets decline.

      Management of Hawthorne Financial and First Fidelity believe these forward-looking statements are reasonable; however, you should not place undue reliance on such forward-looking statements, which are based on current expectations.

      Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Hawthorne Financial following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Hawthorne Financial’s and First Fidelity’s ability to control or predict. For those statements, Hawthorne Financial and First Fidelity claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

      From time to time, Hawthorne Financial details other risks with respect to its business and/or financial results in press releases and filings with the Securities and Exchange Commission. We urge you to review the risks described in such releases and filings before voting at your annual meeting.

THE HAWTHORNE FINANCIAL ANNUAL MEETING

General

      For a description of the matters to be voted on at the Hawthorne Financial annual meeting and other information concerning the annual meeting and solicitation of proxies, see the heading “Other Business — Hawthorne Financial Annual Meeting” on page 112.

Share Ownership

      On the Hawthorne Financial record date, the Hawthorne Financial directors had voting power with respect to an aggregate of                     shares of Hawthorne Financial common stock or approximately           % of the shares of such stock then outstanding. We currently expect that these directors will vote all of the shares of Hawthorne Financial common stock over which they have voting power in favor of the proposal to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger. We also currently expect that the Hawthorne Financial directors will vote all of such shares in favor of election of the seven (7) nominees for director.

      In addition, on the First Fidelity record date, the Hawthorne Financial directors, including their affiliates, beneficially owned                     shares of First Fidelity Class A common stock.

Recommendations of the Hawthorne Financial Board of Directors

      All of the Hawthorne Financial directors who voted on the merger agreement approved and adopted the merger agreement. Two Hawthorne Financial directors, Anthony Liberati and Harry Radcliffe, abstained from voting on the merger agreement, however, because they also serve on the First Fidelity board of directors.

      The Hawthorne Financial board of directors believes that the merger is fair to and in the best interests of Hawthorne Financial and the Hawthorne Financial stockholders. Accordingly, all non-abstaining members of the Hawthorne Financial board of directors recommend that Hawthorne Financial stockholders vote “FOR” approval of the proposal to issue shares of Hawthorne Financial common stock in connection with the merger.

      In addition, the Hawthorne Financial board of directors unanimously recommends a vote “FOR” the election of the seven (7) nominees for director.

THE FIRST FIDELITY ANNUAL MEETING

General

      For a description of the matters to be voted on at the First Fidelity annual meeting and other information concerning the annual meeting and solicitation of proxies, see the heading “Other Business — First Fidelity Annual Meeting” beginning on page 126.

Share Ownership

      On the First Fidelity record date, the First Fidelity directors had voting power with respect to an aggregate of 176,500 shares of First Fidelity Class A common stock or approximately 41.5% of the shares of such stock then outstanding. These directors have entered into agreement with Hawthorne Financial whereby such directors agreed to vote all of the shares of First Fidelity Class A common stock over which they have voting power in favor of the proposal to approve the merger. We also currently expect that the First Fidelity directors will vote all of such shares in favor of election of the three (3) nominees for director.

      In addition, on the Hawthorne Financial record date, the First Fidelity directors beneficially owned                     shares of Hawthorne Financial common stock.

Recommendations of the First Fidelity Board of Directors

      All of the First Fidelity directors who voted on the merger agreement approved and adopted the merger agreement. Two First Fidelity directors, Anthony Liberati and Harry Radcliffe, abstained from voting on the merger agreement, however, because they also serve on the Hawthorne Financial board of directors.

      The First Fidelity board of directors believes that the merger is fair to and in the best interests of First Fidelity and the First Fidelity stockholders. Accordingly, all non-abstaining members of the First Fidelity board of directors recommend that First Fidelity Class A stockholders vote “FOR” approval of the merger agreement and the related transactions.

      In addition, the First Fidelity board of directors unanimously recommends a vote “FOR” the election of the three (3) nominees for director.

THE MERGER

      The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under “The Merger Agreement” describe the more important aspects of the merger and all of the material terms of the merger agreement. These descriptions are qualified by reference to such merger agreement. We encourage you to read the merger agreement carefully.

Structure of the Merger

     General

      The merger agreement was entered into among Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., HF Merger Corp., First Fidelity Bancorp, Inc. and First Fidelity Investment and Loan on March 19, 2002, and the merger agreement was amended and restated on April 24, 2002 (as of March 19, 2002). Except in certain circumstances described below, First Fidelity will merge into HF Merger Corp., a wholly owned subsidiary of Hawthorne Financial, and HF Merger Corp will be the surviving corporation. The separate corporate existence of First Fidelity will then cease. The merger agreement also contemplates that immediately following the merger of First Fidelity with HF Merger Corp., First Fidelity Investment and Loan will merge with and into Hawthorne Savings, with Hawthorne Savings surviving. The separate existence of First Fidelity Investment and Loan will then cease.

      If, in connection with the closing of the merger, Hawthorne Financial and First Fidelity do not receive the opinion of their respective tax counsel that the merger constitutes a “reorganization” within the meaning of federal tax law, then the merger shall be effected by merging HF Merger Corp. with and into First Fidelity.

     Timing of Closing

      The closing of the merger will occur on the fifth business day following the last one of these events to occur, or on such other day as Hawthorne Financial and First Fidelity mutually agree to:

•	the receipt of approval from the First Fidelity and Hawthorne Financial stockholders;

•	the receipt of all required approvals, consents or non-objections from the Office of Thrift Supervision and the California Department of Financial Institutions;

•	the expiration of all waiting periods under all applicable laws; or

•	if necessary, the completion of any allocation of the merger consideration due to First Fidelity stockholders.

      If the fifth business day following the last to occur of these events falls on a date that is earlier than the fifteenth day of a month, then the closing of the merger will be on the fifteenth day of the month, or, if necessary, the first business day thereafter.

Consideration That First Fidelity Stockholders and Participating Senior Note Holders Will Receive in the Merger

      At the completion of the merger, each issued and outstanding share of First Fidelity common stock, other than shares held by Hawthorne Financial or First Fidelity, other than in a fiduciary capacity or as a result of debts previously contracted in good faith and shares for which appraisal rights will be exercised, automatically will be converted into the right to receive cash, shares of Hawthorne Financial common stock or a combination of both, subject to proration.

      If you are a First Fidelity stockholder, or senior note holder who completes and returns an irrevocable notice of conversion to First Fidelity along with your notes, for each share of First Fidelity common stock that you own, or have the right to own upon conversion of your senior note, before the merger, you will have the right to elect to receive, on a share-by-share basis:

•	$36.6049 in cash; or

•	1.5151 shares of Hawthorne Financial common stock (called the “exchange ratio”); or

•	a combination of both cash and shares of Hawthorne Financial common stock.

      The exchange ratio is subject to possible adjustment at the election of Hawthorne Financial in the event that:

•	the average price of a share of Hawthorne Financial common stock falls below $19.328 as of the trading day before the date on which the last required approval of a banking regulator is received, and

•	such decline is greater by a factor of 20% than any decline in the weighted average stock price of the “index group” identified in the merger agreement.

      If both of the above conditions are applicable, First Fidelity may elect to terminate the merger agreement by giving written notice to Hawthorne Financial, which would not require any action on the part of First Fidelity stockholders. However, during the five day period beginning with receipt by Hawthorne Financial of the notice to terminate by First Fidelity, Hawthorne Financial has the option to increase the exchange ratio as set forth in the merger agreement. Hawthorne Financial is under no obligation to adjust the exchange ratio and there can be no assurance that Hawthorne Financial would elect to adjust the exchange ratio if First Fidelity were to exercise its option to terminate the merger agreement. If Hawthorne Financial elects to adjust the exchange ratio, it must give First Fidelity prompt written notice of that election and the revised exchange ratio. In this case, no termination will be deemed to have occurred and the merger agreement will remain in effect.

      Hawthorne Financial will not issue fractional shares in the merger. Instead, for any fractional shares, First Fidelity stockholders and participating senior note holders will receive cash in an amount equal to the fractional share of Hawthorne Financial common stock multiplied by the value of a share of Hawthorne Financial common stock based on the daily closing prices of a share of Hawthorne Financial common stock traded on Nasdaq National Market as reported in The Wall Street Journal for the fifteen (15) consecutive trading days ending on the second trading day prior to the completion of the merger.

      If Hawthorne Financial changes the number of outstanding shares of Hawthorne Financial common stock before the merger through any stock dividend, stock split or combination, then the exchange ratio, the amount of stock to be issued and certain pricing measurements will be proportionately and appropriately adjusted.

      First Fidelity stockholders may obtain current market quotations for Hawthorne Financial common stock. The market price of Hawthorne Financial common stock will fluctuate between the date of this document and the date of the consummation of the merger and after the merger. Therefore, the value of any shares of Hawthorne Financial common stock that First Fidelity stockholders and participating senior note holders receive in the merger may increase or decrease prior to and after the merger.

Election and Proration Procedures

     Making the Election

      Hawthorne Financial has selected Mellon Investor Services, LLC to serve as the exchange agent for purposes of effecting the election, allocation, and proration procedures. An election form will be sent by Hawthorne Financial’s exchange agent to all First Fidelity stockholders and senior note holders. First Fidelity senior note holders also will receive from First Fidelity a form of an irrevocable notice of conversion for their senior notes, along with a special instruction letter relating to the conversion procedures. If you are a First Fidelity stockholder, or senior note holder who completes and returns an irrevocable notice of conversion along with your notes, you must use the election form to make the election to receive stock, cash, or a combination of stock and cash with respect to your shares of First Fidelity common stock. Shares of First Fidelity common stock will be considered “undesignated shares” for which no merger consideration preference is given if:

•	you are a holder of a convertible senior note issued by First Fidelity and you fail to complete an irrevocable notice of conversion and return it with your notes to First Fidelity in a timely fashion; or

•	you do not submit a properly completed election form or required accompanying documents in a timely fashion; or

•	you revoke your election form prior to the deadline for submitting the election form.

      The deadline for First Fidelity senior note holders to submit a properly completed irrevocable notice of conversion along with their notes to First Fidelity is                     , 2002. The deadline for First Fidelity stockholders and participating senior note holders to submit their election forms and any required accompanying documents to Hawthorne Financial’s exchange agent is                     , 2002.

      All elections must be made on an election form. In order for a First Fidelity stockholder to make an effective election with respect to outstanding shares of First Fidelity common stock, the stockholder must deliver the following items to Hawthorne Financial’s exchange agent prior to the election deadline:

•	a properly completed letter of transmittal and election form;

•	one of the following: (a) your certificates for shares of First Fidelity common stock or (b) an appropriate guarantee of delivery; and

•	any other required documents described in the election form.

      In order for a First Fidelity senior note holder to make an effective election with respect to shares of First Fidelity common stock issuable upon conversion of First Fidelity senior notes, the note holder must

•	deliver to First Fidelity prior to the election deadline an irrevocable notice of conversion along with his or her notes; and

•	deliver to the exchange agent prior to the election deadline a properly completed election form.

      If you are a First Fidelity stockholder or participating senior note holder, you may change your election by submitting to Hawthorne Financial’s exchange agent a properly completed and signed revised election form and all required additional documents. To be effective, however, Hawthorne Financial’s exchange agent must receive these revised documents prior to the election deadline. If some but not all of the revised documents are received by the election deadline, your shares of First Fidelity common stock will be considered undesignated shares.

      First Fidelity stockholders and participating senior note holders may revoke their prior valid election by written notice received by Hawthorne Financial’s exchange agent prior to the election deadline. First Fidelity stockholders also may revoke a prior valid election by submitting a written withdrawal of their share certificates or of the notice of guaranteed delivery of their share certificates previously deposited with Hawthorne Financial’s exchange agent. Again, Hawthorne Financial’s exchange agent must receive this written withdrawal before the election deadline.

      If you are a First Fidelity stockholder, do not return your certificates representing shares of First Fidelity common stock with the enclosed proxy. First Fidelity stock certificates should only be forwarded to Hawthorne Financial’s exchange agent with the letter of transmittal and election form.

      If you are a First Fidelity senior note holder, you must return your senior notes to First Fidelity with the irrevocable notice of conversion. Do not send your notes or proxy to Hawthorne Financial’s transfer agent.

      If you have a preference as to the form of consideration to be received for your shares of First Fidelity common stock, you should make an election. Shares as to which a valid election is made will be given priority in allocating the merger consideration over shares to which a valid election is not received.

None of Hawthorne Financial, the Hawthorne Financial board of directors, First Fidelity or the First Fidelity board of directors makes any recommendation as to whether First Fidelity stockholders or senior note holders should elect to receive cash, stock, or a combination of stock and cash. First Fidelity stockholders and senior note holders must make their own election decisions.

      Following the completion of the merger and upon surrender of all of the certificates representing shares of First Fidelity common stock registered in your name or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Mellon Investor Services, LLC, Hawthorne Financial’s exchange agent, will mail to you the cash and/or Hawthorne Financial common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash. If you make an election, you will be unable to perfect your appraisal rights.

      Hawthorne Financial common stock issued in the merger will receive any dividends Hawthorne Financial declares after the merger is completed. However, no dividend or other distribution payable to the holders of record of Hawthorne Financial common stock at or as of any time after the completion of the merger will be paid to holders of First Fidelity common stock who receive Hawthorne Financial common stock in the merger until they physically surrender all certificates as described above. After the completion of the merger, the First Fidelity stock transfer books will close and there will be no transfers on the First Fidelity transfer books.

     Allocation and Proration Procedures

      The merger agreement requires that the merger consideration include approximately 1,266,555 shares of Hawthorne Financial common stock (plus or minus 10,000 shares). Therefore, it is possible that First Fidelity stockholders and participating senior note holders will not receive the exact form of merger consideration that they elected to receive.

      For purposes of the below discussion, a holder of First Fidelity common stock includes a holder of First Fidelity senior notes who timely submits to First Fidelity an irrevocable notice of conversion of the holder’s senior notes into First Fidelity common stock along with such notes.

      If stock elections received represent at least 1,256,555 shares of Hawthorne Financial common stock and not more than 1,276,555 shares of Hawthorne Financial common stock, then:

•	Each holder of First Fidelity common stock who made an election for stock or a combination stock election will receive shares of Hawthorne Financial common stock based upon the exchange ratio; and

•	Each holder of First Fidelity common stock who made an election for cash or a combination cash election will receive $36.6049 per share of First Fidelity common stock.

      If stock elections or combination stock elections received represent more than 1,276,555 shares of Hawthorne Financial common stock, then the merger consideration will be allocated as follows:

•	Shares for which cash elections have been made and any undesignated shares will be converted into cash;

•	Shares for which stock elections or combination stock elections have been made will be converted into Hawthorne Financial common stock and cash as follows:

•	The number of shares of Hawthorne Financial common stock that will be received will be determined by using a stock proration factor, the numerator of which is 1,266,555, and the denominator of which is the aggregate number of shares of Hawthorne Financial common stock that would be issued based on all stock elections made.

•	Each holder of First Fidelity common stock who made a stock election or combination stock election would then be entitled to a number of shares of Hawthorne Financial common stock determined as follows:

•	The exchange ratio multiplied by the number of shares of First Fidelity common stock covered by stock elections or combination stock elections multiplied by the stock proration factor.

•	Each holder of First Fidelity common stock who made a stock election or combination stock election would further be entitled to cash in an amount equal to the product of $36.6049 multiplied by the number of shares of First Fidelity common stock covered by stock elections or combination stock elections, multiplied by the amount determined by subtracting the stock proration factor from one.

      If stock elections or combination stock elections received represent less than 1,256,555 shares of Hawthorne Financial common stock, then the merger consideration will be allocated as follows:

•	Shares for which stock elections or combination stock elections have been made will be converted into Hawthorne Financial common stock;

•	Undesignated shares will be allocated shares of Hawthorne Financial common stock at random by the exchange agent to reach 1,266,555 shares of Hawthorne Financial common stock and any other undesignated shares will receive cash; and

•	If, after all undesignated shares have been allocated Hawthorne Financial common stock, the minimum stock amount of 1,266,555 shares of Hawthorne Financial common stock still has not been satisfied, shares for which cash elections have been made will be converted into Hawthorne Financial common stock and cash as follows:

•	The number of shares of Hawthorne Financial common stock that will be received will be the product of:

•	The total number of shares of First Fidelity common stock covered by cash elections, multiplied by the exchange ratio, plus the cash proration factor, the numerator of which is the difference between (a) the number of shares of Hawthorne Financial common stock required to be issued to result in an aggregate of 1,266,555 shares of Hawthorne Financial common stock being issued and, (b) the number of shares of Hawthorne Financial common stock that would be issued to satisfy the stock elections received and the undesignated shares randomly selected, and the denominator of which is the product of the exchange ratio and the total number of shares of First Fidelity common stock covered by cash elections; and

•	The amount of cash that will be received will be equal to the product of:

•	The number of shares of First Fidelity common stock covered by cash elections, times $36.6049, plus the amount determined by subtracting the cash proration factor from one.

      The following are three examples of the proration of the merger consideration received by a First Fidelity stockholder who owns 100 shares of First Fidelity common stock and who makes an election to have 50 shares converted into cash and 50 shares converted into Hawthorne Financial common stock. Each example assumes that:

           1.     There are 1,815,115 shares of First Fidelity common stock outstanding on a fully diluted basis;

           2.     There are no undesignated shares;

           3.     No First Fidelity stockholder elects to exercise appraisal rights; and

           4.     The closing price of a share of Hawthorne Financial common stock since March 19, 2002 through the date on which the merger is completed remains higher than $19.328.

IF STOCK ELECTIONS RECEIVED ARE FOR AT LEAST 1,256,555 SHARES OF HAWTHORNE FINANCIAL COMMON STOCK AND NOT MORE THAN 1,276,555 SHARES OF HAWTHORNE FINANCIAL COMMON STOCK

1.	Number of shares of Hawthorne Financial common stock received (50 shares × exchange ratio of 1.5151)	75
2.	Amount of cash received on cash election (50 shares × $36.6049)	$1,830.25
3.	Fractional shares for which cash will be paid	0.755

IF STOCK ELECTIONS RECEIVED ARE FOR 1,512,544 SHARES OF HAWTHORNE FINANCIAL COMMON STOCK (55% of the outstanding First Fidelity shares elect to receive Hawthorne Financial common stock)

1.	The stock proration factor (1.266,555 ÷ 1,512,544)	0.837
2.	Number of shares of Hawthorne Financial common stock received (50 shares × exchange ratio of 1.5151 × stock proration factor of 0.837)	63
3.	Amount of cash received on stock election shares (50 shares × $36.6049 × the product of 1-0.837)	$298.33
4.	Amount of cash received on cash election (50 shares × $36.6049)	$1,830.25
5.	Fractional shares for which cash will be paid	0.407

IF STOCK ELECTIONS RECEIVED ARE FOR 1,100,032 SHARES OF HAWTHORNE FINANCIAL COMMON STOCK (40% of the total outstanding First Fidelity shares elect to receive Hawthorne Financial common stock)

1.	The cash proration factor (1,266,555 ÷ 1,100,032)	1.1514
2.	Number of shares of Hawthorne Financial common stock received on stock election shares (50 shares × exchange ratio of 1.5151)	75
3.	Number of shares of Hawthorne Financial common stock received on cash election shares	12
4.	Amount of cash received on cash election shares	$1,553.15
5.	Fractional shares for which cash will be paid	0.224

Background of the Merger

     Hawthorne Financial

      On June 9 and 10, 2001, the Hawthorne Financial board of directors held a strategic planning retreat, at which the board members unanimously agreed on the strategic plan of growing earning assets through strategic acquisitions. First Fidelity, among others, was suggested as a target. At the Hawthorne Financial board meeting on June 19, 2001, management presented an analysis of First Fidelity as well as several other potential acquisition targets, along with an analysis of recent acquisition market data. The analysis presented included pricing of approximately 9 times earnings and anywhere from 50% stock to 70% stock. Because directors Anthony Liberati and Harry Radcliffe serve on the boards of directors of both Hawthorne Financial and First Fidelity, the Hawthorne Financial board of directors established a special committee of the board, which was authorized to proceed with negotiations with First Fidelity in the price range and structure outlined above. The Hawthorne Financial special committee was comprised of Simone Lagomarsino, Timothy Chrisman and Gary Brummett.

      Hawthorne Financial management also was authorized to negotiate an agreement with Sandler O’Neill to deliver a fairness opinion for the potential transaction. On July 5, 2001, Hawthorne Financial and Sandler O’Neill negotiated an agreement for Sandler O’Neill to provide financial advisory services and a fairness opinion for the potential transaction with First Fidelity.

      Between June 22 and June 25, 2001, Hawthorne Financial and First Fidelity negotiated a Confidentiality Agreement.

      Between June 20 and July 19, 2001, the Hawthorne Financial special committee conducted several telephone conferences discussing various issues related to the negotiations with First Fidelity. Mr. Chrisman met with and held numerous discussions with Paul Ralser, Chairman of First Fidelity. Ms. Lagomarsino held various discussions with Chuck Thomas, President and Chief Executive Officer of First Fidelity. First Fidelity expressed an interest in the transaction based on the discussed price range. Thereafter, Hawthorne Financial initiated due diligence proceedings with respect to First Fidelity.

      On July 13, 2001, in a special telephonic meeting of the Hawthorne Financial board of directors, the special committee informed the board about the status of the negotiations with First Fidelity. On July 19, 2001, the Hawthorne Financial special committee met and management indicated that after a review of First Fidelity, it did not appear that the acquisition would be a good strategic fit because of First Fidelity’s wholesale deposits and First Fidelity’s underwriting standards, including loans originated by the PSP Financial Services, Inc. subprime lending unit. On that basis, Hawthorne Financial management did not believe that the First Fidelity acquisition was priced appropriately. The Hawthorne Financial special committee determined that rather than go back to First Fidelity with a significantly lower price, discussions should be terminated and Hawthorne Financial management should pursue an acquisition of an institution that would be more strategically aligned with Hawthorne Financial. On July 23, 2001, the Hawthorne Financial board of directors reviewed the recommendations of the special committee and concurred with the recommendations to terminate discussions with First Fidelity.

      Between July 23 and November 30, 2001, Hawthorne Financial management met with four investment banking firms and reviewed various potential acquisition targets. Hawthorne Financial management expressed strong interest in pursuing several such targets, however after approaching three regional institutions, Hawthorne Financial determined that such institutions did not appear to be interested in pursuing negotiations with Hawthorne Financial.

      During the week of November 26, 2001, Mr. Chrisman received a call from Mr. Ralser and from Timothy B. Matz, special counsel to First Fidelity, who has also acted as special counsel for Hawthorne Financial in the past and who also is a stockholder of both companies. Both individuals inquired as to whether Hawthorne Financial would have an interest in revisiting the potential acquisition of First Fidelity. On November 30, 2001, the Hawthorne Financial special committee had a conference call to discuss whether there was a price at which a transaction with First Fidelity made sense. Hawthorne Financial management prepared an analysis that suggested a price of $60.0 million to $65.0 million, or 7.3 to 8 times earnings, was reasonable, particularly due to the wholesale nature of First Fidelity’s deposits and the need to relocate several of its branches.

      On December 3, 2001, the Hawthorne Financial special committee recommended that the board enter into negotiations with First Fidelity at a lower price level than discussed previously. The Hawthorne Financial board of directors authorized management to enter into an agreement to engage Sandler O’Neill as the investment banker for the transaction, and to engage Manatt Phelps & Phillips as legal counsel for the transaction.

      The Hawthorne Financial board of directors further authorized the special committee to:

•	negotiate the terms of a proposed transaction with First Fidelity;

•	establish a pricing level; and

•	provide First Fidelity with an expression of interest, subject to due diligence and negotiation of a definitive agreement.

      Thereafter, the Hawthorne Financial special committee met and decided to proceed with an expression of interest for First Fidelity in the $60.0 million to $63.0 million price range with consideration to be comprised of approximately 55% cash and approximately 45% Hawthorne Financial common stock.

      On December 4, 2001, Hawthorne Financial sent an expression of interest letter to Mr. Ralser of First Fidelity. The expression of interest letter included a proposed price of $60.0 million to $63.0 million for First Fidelity. Between December 5, 2001 and December 31, 2001, Messrs. Chrisman and Ralser had several conversations in which Mr. Ralser indicated that First Fidelity was considering Hawthorne Financial’s offer along with other opportunities and that Mr. Ralser would get back in touch with Mr. Chrisman after the first of the year if First Fidelity had an interest in proceeding.

      On January 9, 2002, the Hawthorne Financial special committee met and Mr. Chrisman informed the committee that Mr. Ralser had indicated to him that First Fidelity was interested in proceeding; however, First Fidelity felt that the proposed price was too low. The Hawthorne Financial special committee reviewed an analysis provided by Sandler O’Neill and discussed a revised price level of $65.0 million.

      On January 15, 2002, the Hawthorne Financial special committee met and agreed to present a revised price of $65.0 million with 45% of the consideration being in the form of Hawthorne Financial stock and 55% being in cash. On January 16, 2002, Hawthorne Financial sent a revised expression of interest letter Mr. Ralser. The revised expression of interest letter included a proposed price of $65.0 million, to be comprised of 45% in Hawthorne Financial common stock and 55% in cash.

      On January 18, 2002, Ms. Lagomarsino informed the Hawthorne Financial board of directors of the status of the negotiations with First Fidelity. Ms. Lagomarsino communicated that Sandler O’Neill had been informed by Mr. Ralser that First Fidelity was interested in proceeding with negotiations with Hawthorne Financial based on the revised indication of interest letter dated January 16, 2002. Ms. Lagomarsino further indicated that Hawthorne Financial management was awaiting a written response from First Fidelity to that effect in order to initiate due diligence.

      On January 22, 2002, Hawthorne Financial signed an engagement letter with Sandler O’Neill to obtain Sandler O’Neill’s advisory services in connection with the proposed First Fidelity transaction.

      On January 25, 2002, the Hawthorne Financial special committee met to discuss the fact that, subsequent to the date of financial statements previously provided by First Fidelity, First Fidelity redeemed some of its preferred stock, thereby reducing its capital by approximately $3.0 million. The $3.0 million reduction in First Fidelity’s capital was not contemplated in Hawthorne Financial’s proposed $65.0 million purchase price. The Hawthorne Financial special committee requested that Sandler O’Neill prepare a revised analysis using year-end financial information for First Fidelity.

      On January 28, 2002, the Hawthorne Financial special committee met to review the revised financial analysis prepared by Sandler O’Neill based upon First Fidelity’s December 31, 2001 financial statements. As a result of Sandler O’Neill’s revised analysis, the increase in Hawthorne Financial’s stock price and Mr. Chrisman’s discussions with Mr. Ralser, the Hawthorne Financial special committee agreed to offer $64.0 million for the purchase of First Fidelity, even though First Fidelity’s capital had been reduced by $3.0 million. The $64.0 million purchase price would be comprised of 45% Hawthorne Financial common stock and 55% cash. Subsequently, Hawthorne Financial sent an expression of interest letter to Mr. Ralser, which included a proposed price of $64.0 million, comprised of 45% in Hawthorne Financial common stock and 55% in cash. On January 29, 2002, at the regularly scheduled Hawthorne Financial board meeting, the Hawthorne Financial special committee informed the board of the status of the negotiations with First Fidelity.

      On February 5, 2002, Hawthorne Financial received a counterproposal from First Fidelity. First Fidelity’s counterproposal was for a price of $68.0 million, to be comprised of 55% in cash and 45% in Hawthorne Financial common stock. On February 6, 2002, the Hawthorne Financial special committee met to discuss First Fidelity’s counterproposal. The Hawthorne Financial special committee agreed to respond to the counterproposal with an offer for $66.0 million, to be comprised of 45% in Hawthorne Financial common stock and 55% in cash, using a fixed exchange ratio to be established based on the closing price of Hawthorne Financial common stock. Additionally, the Hawthorne Financial special committee decided to provide a very detailed term sheet with the latest expression of interest letter so as to solidify the primary deal terms. The Hawthorne Financial special committee agreed to meet again on February 7, 2002 to review the detailed term sheet. The Hawthorne Financial special committee noted that due to the significant increase in Hawthorne Financial’s stock price, fewer shares would be issued at the current proposed price than in any of the prior proposals. On February 7, 2002, the Hawthorne Financial special committee met to review the proposed detailed term sheet. At that time, the special committee decided to respond to First Fidelity’s $68.0 million counterproposal with an offer of $66.0 million based upon the closing price of Hawthorne Financial common stock on February 8, 2002. The Hawthorne Financial special committee also reviewed several other terms of the proposed agreement, and authorized a letter to be sent.

      On February 8, 2002, Hawthorne Financial sent an expression of interest letter to Mr. Ralser, which included the proposed price of $66.0 million, based on a fixed exchange ratio of 1.5262 with the stock price for a share of Hawthorne Financial stock being $23.25, based on the closing on February 8, 2002, which would represent the issuance of 1,277,492 shares of Hawthorne Financial stock, with a 45% stock and 55% cash mix. The February 8, 2002 term sheet included other terms as well.

      On February 13, 2002, the Hawthorne Financial special committee met to discuss the telephonic communications from First Fidelity. The Hawthorne Financial special committee reviewed the appreciation of Hawthorne Financial’s common stock price and discussed the positive impact that the stock’s strength has had on the proposed transaction. The Hawthorne Financial special committee considered the price of $68.0 million as proposed by First Fidelity and determined that if the closing price of Hawthorne Financial stock on February 13, 2002 ($24.16 per share) was used to determine the exchange ratio, a total of 1,266,597 shares of Hawthorne Financial common stock would be issued in the transaction, which number would be much less than the 1,671,975 shares originally anticipated at the December 3, 2001 purchase price level of $63.0 million, when Hawthorne Financial stock was trading at $18.84 per share. The Hawthorne Financial special committee approved a revised proposal of $68.0 million as outlined above.

      On February 14, 2002, Hawthorne Financial sent an expression of interest letter to Mr. Ralser, which included a proposed price of $68.0 million, based on a fixed exchange ratio of 1.5151 with the stock price for Hawthorne Financial being $24.16 per share, based on the closing price of Hawthorne Financial stock on February 13, 2002. Such an exchange ratio would result in the issuance of 1,266,555 shares of Hawthorne Financial stock using a 45% stock to 55% cash mix. The February 14, 2002 term sheet included other terms as well.

      On February 19, 2002, Hawthorne Financial received a signed acceptance of the February 14, 2002 letter from First Fidelity and the Hawthorne Financial special committee updated the board regarding the negotiations and the receipt of the signed acceptance letter.

      Between February 20 and March 18, 2002, Hawthorne Financial management conducted its due diligence examination of First Fidelity and commenced negotiating a definitive agreement. On March 19, 2002, management reported its due diligence findings to the Hawthorne Financial board, Sandler O’Neill provided its fairness opinion to the Hawthorne Financial board, and legal counsel reviewed the definitive agreement with the Hawthorne Financial Board. The Hawthorne Financial special committee recommended approval of the definitive agreement. The disinterested members of Hawthorne Financial’s board of directors unanimously approved the terms of the acquisition of First Fidelity pursuant to the merger agreement. The merger agreement was executed on March 19, 2002.

      On April 23, 2002, at the regularly scheduled Hawthorne Financial board meeting, the disinterested members of Hawthorne Financial’s board of directors unanimously approved the amendment and restatement of the merger agreement to reflect certain changes proposed by Hawthorne Financial’s legal counsel, none of which had an effect on the pricing of the acquisition. The merger agreement was amended and restated on April 24, 2002, effective as of March 19, 2002.

     First Fidelity

      At a First Fidelity board of directors meeting in the fall of 2000, the board determined that various options should be considered to enhance stockholder value, including the sale of First Fidelity or a possible initial public offering of its shares. These considerations were driven by the desire of a significant portion of First Fidelity’s stockholders to increase the liquidity of their holdings, which in a private company is severely restricted.

      Shortly thereafter, management of First Fidelity retained Sandler O’Neill to advise the First Fidelity board of directors in this regard. After a series of meetings, First Fidelity management instructed Sandler O’Neill to contact a selected number of publicly traded financial institutions to seek an expression of interest in acquiring First Fidelity and to set price parameters for such an acquisition. Over a period of three months, Sandler O’Neill contacted ten thrift and bank holding companies and one title insurance company. Sandler O’Neill’s efforts culminated in the receipt by First Fidelity of two expressions of interest, one of which resulted in a written offer in March 2001 for the cash purchase of all outstanding shares of First Fidelity. The First Fidelity board of directors rejected this bid as being inadequate after the bidder declined to raise its offer. After reviewing the California merger market and the responses of potential bidders, at a First Fidelity board meeting in April 2001, it was determined to suspend any further efforts in this regard until market conditions improved. As a result, at that time, First Fidelity determined to terminate its agreement with Sandler O’Neill to act as First Fidelity’s investment advisor.

      In June 2001, Mr. Ralser, chairman of First Fidelity, was contacted by Mr. Chrisman, chairman of Hawthorne Financial, regarding possible interest in a combination. Between June 22 and June 25, 2001, First Fidelity and Hawthorne Financial executed a confidentiality agreement and discussions then ensued. These discussions were terminated in late July 2001 based on a number of factors, including a determination by Hawthorne Financial’s management that Hawthorne Financial should concentrate in the near term on its stated goals of reducing credit risks in the loan portfolio and building core deposits.

      At a regular meeting of the First Fidelity board of directors held on October 23, 2001, Mr. Ralser informed the board that he had been contacted by two additional parties who had expressed an interest in acquiring First Fidelity. The First Fidelity board of directors instructed Mr. Ralser to initiate negotiations with these parties and to sign the confidentiality agreement presented by one of them.

      At a special meeting of the First Fidelity board of directors held on November 8, 2001, the board reviewed a letter dated November 7, 2001, which contained a proposed cash offer for all outstanding shares of First Fidelity’s stock. The offer was from the party with the signed confidentiality agreement. The second party did not present an offer. The First Fidelity board of directors considered the offer presented by the November 7, 2001 letter to be inadequate and instructed Mr. Ralser to conduct further discussions with a view to receiving an improved offer from the bidder. Because First Fidelity’s counsel, Timothy Matz of Elias, Matz, Tiernan & Herrick L.L.P., and director Harry Radcliffe were not present, the meeting reconvened on November 9, 2001 to seek their analysis of the offer. Both concluded that the offer was low and the First Fidelity board decided to make a request to the bidder to reconsider its proposal. The First Fidelity board of directors met again on November 14, 2001 to consider a request made by the bidder to Mr. Ralser that First Fidelity provide the bidder with a counter offer. Following discussions among the First Fidelity board members, Mr. Ralser was instructed to contact the bidder with a counter offer approved by the First Fidelity board.

      The First Fidelity board of directors held a special meeting on December 6, 2001 to review a new oral offer from the bidder that had been relayed by the bidder’s financial advisor to First Fidelity’s special counsel, Mr. Matz. At this meeting, Mr. Matz also reported that he and Mr. Ralser had spoken to Simone Lagomarsino, president and chief executive officer of Hawthorne Financial, and to Mr. Chrisman, and that Hawthorne Financial had subsequently, by letter dated December 4, 2001, made a preliminary proposal to acquire First Fidelity. The First Fidelity board of directors discussed both proposals and determined that the oral offer was superior to Hawthorne Financial’s proposal. The First Fidelity board of directors further determined that the party that had submitted the oral offer should be permitted to conduct due diligence once it had submitted a written proposal to First Fidelity.

      At a special meeting on December 19, 2001, the First Fidelity board of directors reviewed the subsequent written offer that was received on December 10, 2001. This written proposal differed materially from the oral offer that had been considered by the First Fidelity board of directors at the December 6 special meeting, both as to the price and conditions to the offer. Accordingly, the written offer of December 10 was deemed to be unacceptable. The First Fidelity board of directors instructed Messrs. Ralser and Matz to respond to the bidder to request that it provide an acceptable bid before it could commence due diligence.

      The First Fidelity board of directors met again on January 14, 2002 to consider the competing proposals from the bidder and from Hawthorne Financial. Following discussion among the First Fidelity board members, it was determined that Messrs. Ralser and Matz should contact Hawthorne Financial to request an improved proposal.

      The First Fidelity board of directors met again on January 18, 2002 to consider a new proposal that was received from Hawthorne Financial on January 17, 2002. After due consideration the First Fidelity board of directors determined to permit Hawthorne Financial to commence due diligence on First Fidelity, although a number of First Fidelity board members still considered Hawthorne Financial’s proposal to be inadequate and expressed a desire to have it improved following Hawthorne Financial’s completion of due diligence.

      Mr. Ralser subsequently contacted Sandler O’Neill, which had been engaged as Hawthorne Financial’s financial advisor. Sandler O’Neill informed Mr. Ralser that because the $3.0 million redemption of First Fidelity’s preferred stock in December 2001 had not been taken into consideration in Hawthorne Financial’s January 17 proposal, Hawthorne Financial and Sandler O’Neill would have to consult and revise the offer. The commencement of due diligence therefore was postponed pending receipt by First Fidelity of a revised letter.

      At a regular meeting of the First Fidelity board of directors held on January 30, 2002, the board reviewed a revised proposal from Hawthorne Financial dated January 28, 2002. At this meeting the First Fidelity board also was informed by Mr. Ralser that the other bidder remained interested in pursuing a transaction with First Fidelity and that a number of its non-financial concerns had been addressed. After considerable discussion, the First Fidelity board instructed Mr. Matz to (i) contact Hawthorne Financial to advise that its January 28 bid was acceptable so that due diligence could commence and (ii) inform the other party that its due diligence would be deferred until Hawthorne Financial completed due diligence and had the opportunity to make a binding offer to First Fidelity. The First Fidelity board further instructed Mr. Matz to advise Hawthorne Financial that, although the bid was acceptable for the purposes of commencing due diligence, in order to secure unanimous approval from the First Fidelity board the proposal would have to be increased to $68.0 million. Mr. Matz subsequently telephoned Mr. Chrisman and the other bidder to explain First Fidelity’s position. Both parties agreed to get back to Mr. Matz with their respective response.

      By letter dated February 8, 2002, Hawthorne Financial provided an amended proposal increasing the price it was willing to pay for First Fidelity. The other bidder informed Mr. Ralser that it was not willing to increase its offer to the $68.0 million level. Discussions ensued among Mr. Matz, Mr. Chrisman and Ms. Lagomarsino concerning Hawthorne Financial’s proposal. Mr. Matz restated the position that to ensure unanimous approval by the board of directors a minimum offer for First Fidelity must be at least $68.0 million. These discussions led to Hawthorne Financial’s submission of a new proposal dated February 14, 2002, which set forth a $68.0 million offer for First Fidelity consisting of approximately 55% cash and 45% common stock with a fixed exchange ratio. The First Fidelity board of directors accepted this proposal at a special meeting held on February 18, 2002. The parties then commenced due diligence and executed a definitive merger agreement approved by the First Fidelity board of directors on March 18, 2002 and by Hawthorne Financial on March 19, 2002. Subsequently, the boards of directors of First Fidelity and Hawthorne Financial approved the amendment and restatement of the merger agreement on April 24, 2002, effective as of March 19, 2002.

Reasons for the Merger

     Hawthorne Financial

      The Hawthorne Financial board of directors believes that the merger agreement and the merger are in the best interest of Hawthorne Financial and the Hawthorne Financial stockholders. Accordingly, the disinterested members of the Hawthorne Financial board of directors unanimously approved and adopted the merger agreement and recommends approval of the issuance of shares of Hawthorne Financial common stock in connection with the merger. In reaching its decision, the board of directors consulted with Hawthorne Financial’s management, legal counsel and Sandler O’Neill. The Hawthorne Financial board of directors considered a number of factors, to which relative weights were not assigned, including the following:

•	The opinion of Sandler O’Neill that the exchange ratio was fair from a financial point of view to the holders of Hawthorne Financial common stock;

•	The best interests of Hawthorne Financial, its subsidiaries, its stockholders and its banking customers;

•	The business, operations, financial condition and earnings of Hawthorne Financial on an historical and a prospective basis and of the combined company on a pro forma basis;

•	The financial condition and prospects of Hawthorne Financial and First Fidelity;

•	Hawthorne Financial’s board’s familiarity with and review of First Fidelity’s business, operations, financial condition and earnings on an historical and a prospective basis;

•	The dominance in the Southern California market by a relatively small number of major banks with many offices operating over a wide geographic area, and the ability of Hawthorne Financial to gain additional market share following the merger;

•	The results of the due diligence investigations of First Fidelity conducted by Hawthorne Financial and its financial and legal advisors;

•	The then-current and prospective economic and regulatory environment, burdens and constraints affecting banking organizations and commercial banks such as Hawthorne Financial and First Fidelity and the changing competitive environment for banking services;

•	The consolidation and increasing competition in the banking and related industries, and the expectation that the combined company will have over $2.6 billion in assets, potentially giving it greater access to financial, managerial and technological resources and making the combined company a more effective competitor in the banking and related industries;

•	The complementary nature of the businesses of Hawthorne Financial and First Fidelity, which could render a potential for revenue enhancement opportunities for the combined entity, based on such things as:

•	an increased ability to cross-sell a wider variety of banking products and services;

•	the ability to generate increased loan and fee income from First Fidelity as a result of the higher lending limits available to the combined entity;

•	the potential to increase overall market share in Southern California;

•	the ability to leverage certain expenses; and

•	the ability to achieve cost savings, operating efficiencies and other opportunities for revenue enhancement;

•	The nature of a common vision between Hawthorne Financial and First Fidelity about the importance of delivering financial performance and enhancing stockholder value;

•	The likelihood that the merger will be approved by the appropriate regulatory authorities;

•	The probable impact of the merger on customers and employees and the communities and businesses served by Hawthorne Financial and First Fidelity; and

•	The effect of the proposed merger on each of the foregoing factors.

      There are numerous factors other than the merger that could cause Hawthorne Financial’s results of operations, including, among other things, earnings per share, to increase or decrease after the merger. Therefore, we cannot assure you that the anticipated benefits of the merger discussed in the previous paragraphs will happen. You should read “Risk Factors” on pages 27 through 28 and “Warning About Forward-Looking Statements” on pages 28 through 29 for a discussion of the factors that could affect Hawthorne Financial’s future operations and financial condition.

      The foregoing discussion of the information and factors considered by the Hawthorne Financial board of directors is not intended to be exhaustive but is believed to include all material factors considered by the Hawthorne Financial board of directors.

     First Fidelity

      The First Fidelity board of directors believes that the terms of the merger agreement, which were the product of arm’s-length negotiations between Hawthorne Financial and First Fidelity, are in the best interests of First Fidelity and the stockholders of First Fidelity. In the course of reaching this determination, the First Fidelity board of directors considered the following factors:

•	the merger consideration to be paid to First Fidelity stockholders in relation to the book value and earnings per share of First Fidelity’s common stock, and the relation to the market prices and acquisition prices paid for comparable companies in California over the past several years;

•	information concerning First Fidelity’s financial condition, results of operations, capital levels, asset quality and prospects;

•	industry and economic conditions;

•	the board’s assessment of Hawthorne Financial’s ability to pay the aggregate merger consideration;

•	the board’s opinion as to the fairness of the merger consideration from a financial point of view to First Fidelity stockholders;

•	the extensive process that the First Fidelity board followed in obtaining proposals for the merger or acquisition of First Fidelity;

•	the general structure of the transaction;

•	the greater resources and product offerings that Hawthorne Financial will have after the merger than First Fidelity currently has;

•	the impact of the merger on the depositors, employees, customers and communities served by First Fidelity through expanded commercial, consumer and retail banking products and services;

•	the results of First Fidelity’s due diligence investigation of Hawthorne Financial, including the likelihood of receiving the requisite regulatory approvals in a timely manner;

•	the ability of Hawthorne Financial after the merger to compete in relevant banking and non-banking markets; and

•	strategic alternatives to the merger, including the board’s assessment of First Fidelity’s prospects if it were to continue to operate as an independent financial institution.

      In making its determination, the First Fidelity board of directors did not ascribe any relative or specific weights to the factors that it considered. The foregoing discussion of the factors considered by the

First Fidelity board of directors is not intended to be exhaustive, but it does include the material factors considered by the board.

Effects of the Merger and Recommendations of the Boards of Directors

      Among the reasons for the Hawthorne Financial and First Fidelity boards recommending approval of the merger is their belief that, over the long-term, the merger will be beneficial to Hawthorne Financial stockholders, including First Fidelity stockholders and senior note holders who may become Hawthorne Financial stockholders following completion of the merger. Hawthorne Financial believes that one of the potential benefits of the merger is that the cost savings that may be realized by combining the two companies will enhance Hawthorne Financial’s earnings.

      Hawthorne Financial currently expects to reduce expenses by eliminating areas where there are redundancies, such as insurance, data-processing systems, audits and board-related costs and by combining certain support and other functions after the merger. Promptly following the completion of the merger, which is expected to occur during the third quarter of 2002, Hawthorne Financial plans to begin the process of eliminating redundant functions, such as external data processing, and identifying and eliminating duplicative personnel. Hawthorne Financial currently estimates that the potential cost savings might be approximately $1.3 million net, or about 11% of First Fidelity’s 2002 projected non-interest expense, although current information indicates that cost savings may be less. The amount of any cost savings Hawthorne Financial may realize in 2002 will depend upon how quickly and efficiently Hawthorne Financial is able to implement the processes outlined above during the remainder of the year.

      Hawthorne Financial believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce external data processing costs;

•	reduce audit costs;

•	achieve economies of scale in advertising and marketing budgets;

•	reduce directors’ fees;

•	achieve savings through reduction or elimination of items such as insurance premiums, travel and automobile expenses, and investor relations expenses; and

•	reduce compensation and benefits costs due to the elimination of certain duplicative employee functions.

      These assumptions are based on Hawthorne Financial’s present assessment of where savings could be realized based upon the present independent operations of the two companies. The actual savings in some or all of these areas could be higher or lower than currently expected.

      Hawthorne Financial also anticipates that the merger will present significant revenue enhancement opportunities for the combined entity. These opportunities result from, among other factors:

•	an increased ability to offer a wider variety of banking products and services;

•	the ability to generate increased loan and fee income from Hawthorne Savings and First Fidelity Investment and Loan customers as a result of the higher lending limits available to the combined entity; and

•	the potential to increase overall market share in the communities presently served by Hawthorne Savings and First Fidelity Investment and Loan as a result of the wider range of products and services to be offered through the combined entity.

      The companies have prepared financial statements that show the combined operations and financial condition of the two companies as if the merger had occurred on the date and at the beginning of the periods indicated. These are known as “pro forma” financial statements. The full pro forma financial statements are set forth beginning on page 136. The pro forma financial statements do not reflect the following anticipated effects of the merger:

•	Under Securities and Exchange Commission rules, Hawthorne Financial is not permitted to show the effect of any anticipated cost savings because those potential savings are based on management’s estimates and we cannot assure you that we will achieve them.

•	Under Securities and Exchange Commission rules, Hawthorne Financial is not permitted to show the effect of any anticipated integration costs that will benefit continued activities because those potential benefits are based on management’s estimates and we cannot assure you that we will achieve them.

      Each of the Hawthorne Financial board of directors and the First Fidelity board of directors believes the merger is in the best interests of their respective institutions, security holders and customers. Each board believes that the merger will position Hawthorne Financial, on a consolidated basis, to achieve its strategic objective of becoming a preeminent independent financial services provider in Southern California and strengthen Hawthorne Financial, on a consolidated basis, in terms of management, growth opportunities and profitability. Furthermore, each board of directors believes that Hawthorne Financial, as a larger independent financial institution, will be better able to compete with major banks in its service communities.

      The First Fidelity board of directors recommends a vote “FOR” the merger agreement and the related transactions and the Hawthorne Financial board of directors recommends a vote “FOR” issuance of shares of Hawthorne Financial common stock in connection with the merger.

Opinion of Hawthorne Financial’s Independent Financial Advisor

     General

      Hawthorne Financial retained Sandler O’Neill to act as its financial advisor in connection with the proposed merger with First Fidelity. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as financial advisor to Hawthorne Financial in connection with the proposed merger with First Fidelity and participated in certain of the negotiations leading to the merger agreement. At the March 19, 2002 meeting at which Hawthorne Financial’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Hawthorne Financial stockholders from a financial point of view. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s opinion is attached as Annex B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

      Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Hawthorne Financial board and is directed only to the fairness to Hawthorne Financial stockholders, from a financial point of view, of the consideration to be given to First Fidelity’s stockholders. It does not address the underlying business decision of Hawthorne Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any Hawthorne Financial stockholder as to how such stockholder should vote at the Hawthorne Financial annual meeting with respect to the merger.

      In connection with rendering its March 19, 2002 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement and certain of the exhibits thereto;

•	certain publicly available financial statements and other historical financial information of Hawthorne Financial that they deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Fidelity that they deemed relevant;

•	the internal operating budget of Hawthorne Financial for the year ending December 31, 2002 prepared by and reviewed with management of Hawthorne Financial and the views of senior management of Hawthorne Financial, based on discussions with members of senior management, regarding Hawthorne Financial’s business, financial condition, results of operations and future prospects;

•	the internal operating budget of First Fidelity for the year ending December 31, 2002 prepared by and reviewed with management of First Fidelity and the views of the senior management of First Fidelity, based on limited discussions with members of senior management, regarding First Fidelity’s business, financial condition, results of operations and future prospects;

•	the pro forma financial impact of the merger on Hawthorne Financial, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Hawthorne Financial and First Fidelity;

•	the publicly reported historical price and trading activity for Hawthorne Financial’s common stock;

•	a comparison of certain financial and stock market information for Hawthorne Financial and certain financial information for First Fidelity with similar publicly available information for certain other companies the securities of which are publicly traded;

•	the financial terms of other recent business combinations in the savings institution industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

      The Hawthorne Financial board of directors did not limit the investigations made or the procedures Sandler O’Neill followed in giving its opinion.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Hawthorne Financial and First Fidelity that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Hawthorne Financial or First Fidelity or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not made an independent evaluation of the adequacy of the allowance for loan losses of Hawthorne Financial or First Fidelity, nor did it review any individual credit files relating to Hawthorne Financial or First Fidelity. With Hawthorne Financial’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Hawthorne Financial and First Fidelity were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler

O’Neill did not conduct any physical inspection of the properties or facilities of Hawthorne Financial or First Fidelity. Sandler O’Neill is not an accounting firm and they relied, with Hawthorne Financial’s consent, on the reports of the independent accountants of Hawthorne Financial and First Fidelity for the accuracy and completeness of the audited financial statements furnished to them.

      Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed that there has been no material change in Hawthorne Financial’s or First Fidelity’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Hawthorne Financial and First Fidelity will remain as going concerns for all periods relevant to its analyses, and that the merger will qualify as a tax-free reorganization for federal income tax purposes at the corporate level.

      In rendering its March 19, 2002 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Hawthorne Financial or First Fidelity and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Hawthorne Financial or First Fidelity and the companies to which they are being compared.

      The financial projections Sandler O’Neill used and relied on in its analyses were based upon internal budget projections of Hawthorne Financial and First Fidelity. With respect to all such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Hawthorne Financial’s and First Fidelity’s managements confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Hawthorne Financial and First Fidelity, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections Hawthorne Financial and First Fidelity furnished to Sandler O’Neill were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates that Sandler O’Neill used in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Hawthorne Financial, First Fidelity and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Hawthorne Financial board at its meeting on March 19, 2002. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Hawthorne Financial’s common stock or First Fidelity’s common stock or the prices at which Hawthorne Financial’s or First Fidelity’s common stock may be sold at any time.

     Summary of Proposal

      Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Hawthorne Financial’s common stock on March 18, 2002 of $24.60 and assuming that 1,266,555 shares of Hawthorne Financial common stock are issued in the merger with the remaining consideration being paid in cash, Sandler O’Neill calculated an implied aggregate transaction value of $68.6 million. Based upon First Fidelity’s December 31, 2001 financial information, Sandler O’Neill calculated the following ratios:

Transaction value/ LTM EPS(1)	7.51	x
Transaction value/ book value(2)	157.96%
Transaction value/ tangible book value(2)	157.96%

(1)	LTM EPS has been adjusted to reflect the exclusion of PSP Financial Services, Inc. as well as senior note interest payments.

(2)	Reflects the assumed conversion of senior notes to equity as of December 31, 2001.

     Stock Trading History

      First Fidelity common stock is owned by only 26 stockholders of record and is not traded publicly. Sandler O’Neill reviewed the history of the reported trading prices and volume of Hawthorne Financial’s common stock and the relationship between the movements in the prices of Hawthorne Financial’s common stock to movements in certain stock indices, including the Standard & Poor’s 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional savings institutions selected by Sandler O’Neill. During the one year period ended March 15, 2002, Hawthorne Financial’s common stock outperformed each of the indices to which it was compared.

	Beginning	Ending
	Index Value	Index Value
	March 15,	March 15,
	2001	2002

Hawthorne Financial	100.00%	152.53%
Nasdaq Bank Index	100.00	125.39
Regional Group	100.00	118.04
S&P 500 Index	100.00	99.37

     Comparable Company Analysis

      Sandler O’Neill used publicly available information to compare selected financial and market trading information for Hawthorne Financial, First Fidelity and two groups of selected financial institutions. The first group consisted of the following seven publicly traded regional savings institutions:

Downey Financial Corp.	FirstFed Financial Corp.	ITLA Capital Corp.
PFF Bancorp Inc.	Provident Financial Holdings, Inc.	Quaker City Bancorp Inc.
Westcorp Inc.

      Sandler O’Neill also compared Hawthorne Financial and First Fidelity to a group of ten publicly traded savings institutions that had a return on average equity (based on last twelve months’ earnings)

greater than 14% and a price-to-tangible book value greater than 140% (the “Highly Valued Group”). The Highly Valued Group was comprised of the following institutions:

Anchor BanCorp Wisconsin, Inc.	Coastal Bancorp Inc.	Coastal Financial Inc.
First Essex Bancorp Inc.	First Federal Capital Corp.	First Financial Holdings Inc.
NASB Financial Inc.	Parkvale Financial Corp.	Quaker City Bancorp Inc.
WSFS Financial Corp.

      The analysis compared publicly available financial information for Hawthorne Financial, First Fidelity and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through 2001. The table below sets forth the comparative data as of and for the year ended December 31, 2001, with pricing data as of March 15, 2002.

First	Regional	Highly Valued
Hawthorne	Fidelity(1)	Group	Group

Total assets	$1,856,197	$620,711	$2,974,999	$1,752,609
Tangible equity/ total assets	6.49%	6.99%	8.26%	6.75%
Intangible assets/ total equity	0.00%	0.00%	0.43%	3.90%
Net loans/ total assets	92.09%	80.63%	82.70%	73.87%
Gross loans/ total deposits	145.03%	123.05%	121.00%	104.42%
Total borrowings/ total assets	28.22%	26.70%	22.37%	22.08%
Non-performing assets/ total assets	1.43%	0.29%	0.30%	0.53%
Loan loss reserve/ gross loans	1.76%	1.14%	1.34%	1.05%
Net interest margin	3.45%	3.96%	3.69%	3.52%
Non-interest income/ average assets	0.31%	0.19%	0.57%	0.81%
Non-interest expense/ average assets	1.92%	1.53%	1.90%	2.18%
Efficiency ratio	50.89%	37.26%	43.41%	53.89%
Return on average assets	0.93%	1.49%	1.11%	1.07%
Return on average equity	15.13%	22.07%	13.28%	16.54%
Price/ tangible book value per share	109.03%	N/A	139.83%	173.5%
Price/ earnings per share	10.99	x	N/A	10.22	x	10.68	x
Dividend yield	0.00%	N/A	0.00%	2.24%
Dividend payout ratio	0.00%	N/A	0.00%	23.73%

(1)	Income statement values have been adjusted to reflect the exclusion of PSP Financial Services, Inc. as well as senior note interest payments. Equity values reflect the assumed conversion of senior notes to equity as of December 31, 2001.

     Analysis of Selected Merger Transactions

      Sandler O’Neill reviewed 32 other transactions announced nationwide from January 1, 2001 to March 15, 2002 involving savings institutions as acquired institutions with transaction values greater than $15 million. Sandler O’Neill reviewed the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to current year estimated earnings, transaction value to book value, transaction value to tangible book value, transaction value to total assets, transaction value to total deposits, tangible book premium to core deposits and computed high, low, mean and median multiples and premiums for each group of transactions. These multiples were applied to First Fidelity’s financial information as of and for the year ended December 31, 2001. As illustrated in the following table, Sandler O’Neill derived an imputed range of values for First Fidelity of $49.3 million to $173.2 million based upon the median multiples for nationwide transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $68.6 million.

	Median		Implied
	Multiple		Value(2)

Transaction value/ LTM EPS	18.97	x	$173.2 million
Transaction value/ Estimated 2002 EPS	15.14	x	124.2 million
Transaction value/ Book value	147.05%		63.8 million
Transaction value/ Tangible book value	147.68%		64.1 million
Transaction value/ Total assets	15.65%		97.1 million
Transaction value/ Total deposits	20.65%		85.3 million
Tangible book premium/ Core deposits(1)	8.72%		49.3 million

(1)	In the case of First Fidelity, includes all deposits other than certificates of deposit.

(2)	LTM EPS have been adjusted to reflect the exclusion of PSP Financial Services, Inc. as well as senior note interest payments. Book value reflects the assumed conversion of senior notes to equity as of December 31, 2001.

Discounted Dividend Stream and Terminal Value Analysis

      Sandler O’Neill performed an analysis which estimated the future stream of after-tax dividend flows of First Fidelity through December 31, 2005 under various circumstances, assuming no dividends were paid during the period and that First Fidelity performed in accordance with the earnings projections reviewed with management. For periods after 2002, Sandler O’Neill assumed an annual growth rate on earning assets of approximately 10%. To approximate the terminal value of First Fidelity common stock at December 31, 2005, Sandler O’Neill applied price/ earnings multiples ranging from 6x to 16x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Fidelity common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of First Fidelity common stock of $22.73 to $75.10 when applying the price/ earnings multiples and $19.27 to $63.68 when applying multiples of tangible book value. The implied per share transaction value of the merger as calculated by Sandler O’Neill was $36.90.

	Earnings Per Share Multiples

Discount Rate	6x	10x	12x	16x

9%	$28.16	$46.94	$56.32	$75.10
11	26.19	43.64	52.37	69.83
13	24.38	40.64	48.76	65.02
15	22.73	37.88	45.46	60.61

	Tangible Book Value Multiples

Discount Rate	75%	125%	150%	200%

9%	$23.88	$39.80	$47.76	$63.68
11	22.20	37.01	44.41	59.21
13	20.67	34.46	41.35	55.13
15	19.27	32.12	38.55	51.39

      Sandler O’Neill also performed a similar analysis which estimated the future stream of after-tax dividend flows of Hawthorne Financial through December 31, 2005 under various circumstances, assuming no dividends were paid during the period and that Hawthorne Financial performed in accordance with the earnings projections reviewed with management. Sandler O’Neill assumed an annual growth rate on earning assets of approximately 5% for 2003 and 8% for periods thereafter. To approximate the terminal value of Hawthorne Financial common stock at December 31, 2005, Sandler O’Neill applied price/earnings multiples ranging from 6x to 16x and multiples of tangible book value ranging from 75% to 200%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Hawthorne Financial common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Hawthorne Financial common stock of $12.77 to $42.20 when applying the price/earnings multiples and $12.08 to $39.92 when applying multiples of tangible book value. The closing price of Hawthorne Financial common stock on March 18, 2002 was $24.60.

	Earnings Per Share Multiples

Discount Rate	6x	10x	12x	16x

9%	$15.83	$26.38	$31.65	$42.20
11	14.72	24.53	29.43	39.24
13	13.70	22.84	27.40	36.54
15	12.77	21.29	25.55	34.06

	Tangible Book Value Multiples

Discount Rate	75%	125%	150%	200%

9%	$14.97	$24.95	$29.94	$39.92
11	13.92	23.20	27.84	37.12
13	12.96	21.60	25.92	34.56
15	12.08	20.14	24.16	32.22

      In connection with its analyses, Sandler O’Neill considered and discussed with Hawthorne Financial’s board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

     Pro Forma Merger Analysis

      Sandler O’Neill analyzed certain potential pro forma effects of the merger, based upon (1) closing of the Merger as of June 30, 2002, (2) the issuance of 1,266,555 shares of Hawthorne Financial common stock in the merger with the remaining consideration being paid in cash, (3) the financial projections of Hawthorne Financial and First Fidelity referred to above, and (4) assumptions regarding the economic environment, accounting and tax treatment of the merger, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Hawthorne Financial and First Fidelity. The analysis indicated that for the year ending December 31, 2002, the merger would be accretive to the combined company’s projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

	Hawthorne Stand-alone	Hawthorne Pro Forma

Projected 2002 EPS	$2.65	$2.88
Projected tangible book value at closing	$17.16	$15.88

      For its services in connection with the merger, Hawthorne Financial has agreed to pay Sandler O’Neill a transaction fee of 0.65% of the aggregate transaction value of the merger, or approximately $445,870 based upon the average closing price of Hawthorne Financial common stock of $24.63 for the five trading days ending on March 18, 2002, of which approximately $111,000 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $100,000 for rendering its opinion, which will be credited against that portion of the fee due upon the closing of the merger. Hawthorne Financial also has agreed to reimburse Sandler O’Neill for its out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O’Neill has in the past provided certain other investment banking services for Hawthorne Financial and has received compensation for such services. Sandler O’Neill has also in the past provided certain investment banking services for First Fidelity and has received compensation for such services. In the ordinary course of its business as a broker-dealer, Sandler O’Neill may also purchase securities from and sell securities to Hawthorne Financial and First Fidelity and their affiliates and may actively trade the debt and/or equity securities of Hawthorne Financial and First Fidelity or their affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger

     Interests of Certain Directors

      When considering the recommendations of the First Fidelity and Hawthorne Financial board of directors, you should be aware that two individuals, Harry Radcliffe and Anthony Liberati, serve as directors on each of the boards. In addition, First Fidelity and Hawthorne Financial share several common key stockholders, as reflected in the table below. The boards were aware of these interests when they approved the merger agreement and the transactions contemplated thereby. Messrs. Liberati and Radcliffe voluntarily abstained from voting on the merger agreement in their capacities as directors of Hawthorne Financial and First Fidelity in order to avoid the appearance of a conflict of interest and not because of any legal obligation that they do so.

      When considering the recommendations of the Hawthorne Financial board of directors, you also should be aware that one of the directors of Hawthorne Financial, Gary Brummett, was nominated to serve as a Hawthorne Financial director by Value Partners, L.P., a former major Hawthorne Financial stockholder, which also is currently a First Fidelity stockholder. Timothy G. Ewing, the managing partner of Ewing & Partners, the general partner of Value Partners, is also a First Fidelity director. However, pursuant to terms by which Mr. Brummett sits on the board of directors of Hawthorne Financial and the fact that he represents all stockholders, not solely the former substantial stockholder who nominated him, Hawthorne Financial’s board, in consultation with legal counsel, determined that there was no conflict presented by Mr. Brummett’s involvement in the discussions regarding the potential merger with First Fidelity.

      When considering the recommendations of the First Fidelity board of directors, you also should be aware that some of the employees of First Fidelity and First Fidelity Investment and Loan and members of the First Fidelity board of directors and management have interests that differ from, and may conflict with, your interests. The First Fidelity board of directors was aware of these interests when it approved the merger and the merger agreement. Except as described below, to the knowledge of First Fidelity, the executive officers and directors of First Fidelity do not have any material interest in the merger apart from their interests as stockholders.

     Stockholder Overlap Between Hawthorne Financial and First Fidelity

      The following table presents information as of June 3, 2002 regarding certain entities and individuals who own at least 5% of the outstanding common stock of both Hawthorne Financial and First Fidelity, as well as their ownership interests on a pro forma, combined basis:

	Ownership of			Ownership of			Pro Forma
	Hawthorne Financial			First Fidelity			Combined
	Common Stock(1)			Common Stock(2)			Ownership(3)

Stockholder	# of Shares		%	# of Shares		%	# of Shares	%

Bass Group	647,637	(4)	10.15	607,596	(5)	33.47	1,107,921	15.5
Harry Radcliffe	633,651	(6)	9.74	168,828	(7)	9.30	761,546	10.7

(1)	Based on 5,869,848 shares of Hawthorne Financial common stock outstanding as of June 3, 2002.

(2)	Based on 1,815,115 shares of First Fidelity Class A and Class B common stock outstanding on a fully diluted basis as of June 3, 2002.

(3)	Assumes that (i) 1,266,555 shares of Hawthorne Financial common stock are issued in the merger; (ii) the listed stockholders convert 50% of their shares of First Fidelity common stock into shares of Hawthorne Financial common stock based on an exchange ratio of 1.5151, and (iii) no First Fidelity stockholders or senior note holders exercise appraisal rights.

(4)	This information is based on an amendment to the Schedule 13D filed on December 3, 1999 by Portfolio II Investors, L.P., The Bass Management Trust, Sid R. Bass Management Trust, Sid R. Bass and Lee M. Bass, (the “Bass Group”). The Schedule 13D indicates that the Bass Group has beneficial ownership of 647,637 shares of Hawthorne Financial common stock, which amount includes 511,742 shares that may be acquired upon the exercise of warrants and 135,725 shares of common stock directly owned by members of the Bass Group. The Schedule 13D indicates that the Hawthorne Financial warrants and the Hawthorne Financial common stock are held in the following names: The Bass Management Trust (39,919 shares and 232,610 warrants), Sid R. Bass Management Trust (279,132 warrants), Sid R. Bass (47,903 shares), and Lee M. Bass (47,903 shares).

(5)	This information is based on First Fidelity’s stock ledger, which indicates that the Bass Group has beneficial ownership of 607,596 shares of First Fidelity common stock, which amount includes 42,000 shares of First Fidelity Class A common stock, 380,813 shares of First Fidelity Class B common stock and 184,783 additional shares of First Fidelity Class A common stock that may be acquired upon conversion of First Fidelity senior notes. The First Fidelity Class A and B common stock and senior notes are held in the following names: The Bass Management Trust (14,000 shares of Class A common stock, 127,036 shares of Class B common stock and 63,043 shares of Class A common stock issuable upon conversion of a First Fidelity senior note), Sid R. Bass Sid R. Bass (14,000 shares of Class A common stock, 126,889 shares of Class B common stock and 60,870 shares of Class A common stock issuable upon conversion of a First Fidelity senior note), and Lee M. Bass (14,000 shares of Class A common stock, 126,888 shares of Class B common stock and 60,870 shares of Class A common stock issuable upon conversion of a First Fidelity senior note).

(6)	This information is based on the Schedule 13D filed on December 24, 1998 by Fort Pitt Fund, L.P., Fort Pitt Fund, III, L.P., and Harry F. Radcliffe. Mr. Radcliffe is the General Partner of Fort Pitt Fund, L.P., and Ford Pitt Fund III, L.P. (the “Fort Pitt Funds”). The Schedule 13D indicates that Fort Pitt Fund, L.P. has beneficial ownership of 479,651 shares of Hawthorne Financial common stock, which amount includes 409,393 shares acquirable upon the exercise of warrants and 70,258 shares of Hawthorne Financial common stock directly owned, and that Fort Pitt Fund, III has beneficial ownership of 120,000 shares of Hawthorne Financial common stock directly owned. Harry F. Radcliffe’s ownership includes (i) 6,000 shares of Hawthorne Financial directly owned, and (ii) 22,000 shares which Mr. Radcliffe may acquire within 60 days of June 3, 2002 upon the exercise of stock options.

(7)	This information is based on First Fidelity’s stock ledger, which indicates that Mr. Radcliffe, through the Fort Pitt Funds, has beneficial ownership of 168,828 shares of First Fidelity Financial common stock, which amount includes 59,500 shares of First Fidelity Class A common stock, 99,328 shares of First Fidelity Class B common stock and 10,000 shares of First Fidelity Class A common stock acquirable upon the conversion of a First Fidelity senior note.

     Cash-Out of Unexercised Stock Options

      Each First Fidelity stock option that is outstanding and unexercised immediately prior to completion of the merger, whether or not then vested and exercisable, will be terminated at such time. Each grantee of First Fidelity stock options that are so terminated shall be entitled to receive, in lieu of each share of First Fidelity common stock that they would have otherwise received when they exercised such options, an amount in cash computed by multiplying:

•	the excess, if any, between $36.6049 and the exercise price of such First Fidelity stock option, by

•	the number of shares of First Fidelity common stock subject to such stock option.

      Such cash-out payments will be made only after the satisfaction or fulfillment or waiver of each of the conditions to closing the merger.

     Employment and Severance Agreements

      Hawthorne Financial has identified four officers of First Fidelity as key employees for the resulting company following the merger:

•	Maria Arakaki, Executive Vice President and Chief Financial Officer;

•	Susan F. Froboese, Executive Vice President and Chief Operating Officer;

•	Valli O’Donnell, Executive Vice President, Retail Banking; and

•	Boyd Warner, Senior Vice President.

      Each of the above individuals has previously entered into a severance agreement with First Fidelity Investment and Loan. These agreements provide for payments in the event that certain adverse actions are taken with respect to the executive’s employment subsequent to a change in control of First Fidelity Investment and Loan in an amount equal to the sum of:

•	the executive’s highest level of base salary paid by First Fidelity Investment and Loan during the calendar year in which the change in control occurs or either of the two calendar years immediately preceding the change in control and

•	a prorated portion of any annual bonus.

      In exchange for the termination of such severance agreements, Hawthorne Financial has entered into employment agreements with these individuals, which provide for salary increases and a retention bonus equal to the severance payment each of the above individuals would have received under their respective severance agreements with First Fidelity. In the aggregate, such severance payments would amount to approximately $600,000. Ms. Arakaki will receive her retention bonus as a lump sum on the six month anniversary of the completion of the merger while Ms. Froboese, Ms. O’Donnell and Mr. Warner will receive their respective payments ratably over a 12-month period beginning from the completion of the merger.

      Following the merger, Charles W. Thomas, president and chief executive officer of First Fidelity Investment and Loan, will not continue his employment with Hawthorne Financial. Under the terms of his severance agreement with First Fidelity, Mr. Thomas will be entitled to a pay-out of approximately $544,500. Although it is currently anticipated that Hawthorne Financial will enter into a consulting agreement with Mr. Thomas for a period not to exceed 90 days following the merger, Mr. Thomas will not be employed by the resulting company or any of its subsidiaries.

      Hawthorne Financial has agreed that all employees of First Fidelity and First Fidelity Investment and Loan who continue as employees of Hawthorne Financial or Hawthorne Savings after the merger will:

•	receive credit for employment at First Fidelity or First Fidelity Investment and Loan for purposes of meeting all eligibility and vesting requirements for all Hawthorne Financial or Hawthorne Savings benefit programs;

•	become eligible to participate after the closing in benefit plans of Hawthorne Financial or Hawthorne Savings, as applicable; and

•	will receive service credit from First Fidelity and First Fidelity Investment and Loan for purposes of benefit accrual under all Hawthorne Financial benefit programs, including accrual of vacation pay and sick leave.

      Any employee of First Fidelity or First Fidelity Investment and Loan (other than an employee who is party to a severance agreement) whose employment is involuntarily terminated other than for cause following the completion of the merger shall be entitled to receive severance benefits in accordance with, and to the extent provided in, the First Fidelity Merger Severance Plan. Hawthorne Financial has entered into agreements with certain key employees of First Fidelity and First Fidelity Investment and Loan to pay a retention bonus as an inducement to such employees to remain with First Fidelity through the date on which the merger is completed and remain with Hawthorne Savings until completion of certain computer conversion projects; provided, however, that the total of all severance and retention benefits payments made under that plan shall not exceed $250,000.

     Continued Indemnification and Insurance Coverage

      For a period of six years after the merger is completed, Hawthorne Financial will continue to indemnify officers and directors of First Fidelity and First Fidelity Investment and Loan from prior acts in accordance with the certificate of incorporation and bylaws of First Fidelity and the articles of incorporation and bylaws of First Fidelity Investment and Loan. In addition, prior to completion of the merger, Hawthorne Financial and First Fidelity have agreed to use commercially reasonable efforts to purchase an extended reporting period endorsement under First Fidelity’s existing directors’ and officers’ liability insurance coverage for First Fidelity’s directors and officers in a form reasonably acceptable to First Fidelity, or purchase other insurance coverage for such period, which shall provide such directors and officers with coverage for six (6) years following the closing of the merger. The coverage provided by this policy shall not be less than the existing coverage under, and will have terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by First Fidelity. In no event, however will either Hawthorne Financial or First Fidelity be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by First Fidelity for such insurance.

     Additional Special Interests

      Certain partners in the law firm of Elias, Matz, Tiernan & Herrick L.L.P., serving as special legal counsel to First Fidelity, are stockholders of First Fidelity and Hawthorne Financial. Please see “Legal Matters” on page 112 of this document.

      In addition, Timothy Matz, the managing partner of Elias, Matz, Tiernan & Herrick L.L.P., has attended board meetings of First Fidelity representing stockholders of First Fidelity and he also owns First Fidelity’s common stock and a senior note. Historically, Mr. Matz’s law firm represented some of the stockholders of both First Fidelity and Hawthorne Financial, as well as the boards and committees of both Hawthorne Financial and First Fidelity. After his law firm was retained to represent First Fidelity in connection with merger-related discussions and negotiations with Hawthorne Financial, however, Mr. Matz’s law firm ceased all such other representation of Hawthorne Financial, certain of its stockholders and the individual First Fidelity stockholders. Upon his law firm being retained by First Fidelity in connection with the merger, Mr. Matz also ceased attending Hawthorne Financial board meetings until the meeting held on March 19, 2002, at which he did not participate in discussions involving the merger.

Nasdaq National Market Listing

      Hawthorne Financial will apply to list the shares of Hawthorne Financial common stock to be issued in the merger on the Nasdaq National Market. The stock must be authorized for listing on the Nasdaq National Market for the merger to proceed.

Material Federal Income Tax Consequences

     Generally

      The following discussion addresses the material federal income tax considerations of the merger that are generally applicable to First Fidelity stockholders who hold shares of First Fidelity common stock as capital assets. The following discussion does not deal with all federal income tax considerations that may be relevant to certain First Fidelity stockholders in light of their particular circumstances, such as stockholders: who are dealers in securities; who are insurance companies, or tax-exempt organizations; who are subject to alternative minimum tax; who hold their shares as part of a hedge, straddle, or other risk reduction transaction; who are foreign persons; or who acquired their First Fidelity common stock through stock options or otherwise as compensation. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws or the tax consequences of transactions completed before or after the merger, such as the exercise of options or rights to purchase First Fidelity common stock in anticipation of the merger.

      You are urged to consult your own tax advisors regarding the tax consequences to you of the merger based on your own circumstances, including the applicable federal, state, local, and foreign tax consequences to you of the merger.

      The following discussion is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions, and administrative rulings and practice, all as of the date of this document, all of which are subject to change. Any such change could be applied to transactions that were completed before the change, and could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger to Hawthorne Financial, First Fidelity and stockholders of First Fidelity.

      Neither Hawthorne Financial nor First Fidelity has requested or will request a ruling from the Internal Revenue Service with regard to any of the tax consequences of the merger.

      First Fidelity expects to receive an opinion of Elias, Matz, Tiernan & Herrick L.L.P., and Hawthorne Financial expects to receive an opinion of Manatt, Phelps & Phillips, LLP, that, as of the respective dates of the opinions, the merger will qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code. Opinions of counsel are not binding on the Internal Revenue Service or the courts. If given, the opinions of the parties’ respective tax counsel regarding the merger will be based upon the assumption that the merger will take place in the manner described in the merger agreement. The opinions of counsel, if given, will also assume the truth and accuracy of certain factual representations made by Hawthorne Financial and First Fidelity and that customarily are given in transactions of this kind. Under the terms of the merger agreement, the conditions to the merger, including receipt by each party of opinions of counsel relating to tax matters, may generally be waived. If, at the time of the closing of the merger, the merger will not qualify as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code, whether because the relative aggregate value of the stock portion of the merger consideration to the overall merger consideration at such time does not satisfy applicable “continuity of interest” requirements or otherwise, the tax opinions as to the “reorganization” status of the merger will not be given. In that event, the merger shall be accomplished as a taxable stock purchase transaction, provided that Hawthorne Financial’s tax counsel renders an opinion that the merger constitutes a “qualified stock purchase” under Section 338 of the Internal Revenue Code.

•	If the merger qualifies as a “reorganization” for federal income tax purposes, then the merger will have the following tax consequences:

     Consequences to First Fidelity Stockholders

      The tax consequences of the merger to First Fidelity stockholders will depend upon the form of consideration that they receive. Based on the assumption that the merger will constitute a reorganization, and subject to the limitations and qualifications referred to in this discussion, the following U.S. federal income tax consequences will result from the merger:

      If you are a First Fidelity stockholder and you exchange your shares of First Fidelity common stock solely for Hawthorne Financial common stock (and cash in lieu of a fractional share), you will not recognize any gain or loss, except with respect to the fractional share.

      If you are a First Fidelity stockholder and you exchange your shares of First Fidelity common stock solely for cash, you generally will recognize gain (and, as is more fully described below, likely will be permitted to recognize loss) equal to the difference between the amount of cash received and your basis in your First Fidelity common stock.

      If you are a First Fidelity stockholder and you exchange your shares of First Fidelity common stock for Hawthorne Financial common stock and cash (other than cash in lieu of a fractional share), you will generally recognize gain in an amount equal to the lesser of:

•	the difference between (1) the fair market value of all Hawthorne Financial common stock and cash received in the exchange and (2) your basis in your First Fidelity common stock; and

•	the amount of cash received in the exchange.

      If you are a First Fidelity stockholder and you exchange your shares of First Fidelity common stock for a combination of Hawthorne Financial common stock and cash, you will not be permitted to recognize a loss in the exchange.

      The total initial tax basis of the Hawthorne Financial common stock received by a First Fidelity stockholder in the merger, if any, will be equal to the total tax basis of the First Fidelity common stock exchanged for the Hawthorne Financial common stock, decreased by the amount of cash (other than cash in lieu of a fractional share) received in the exchange (if any), and increased by the amount of gain recognized in the exchange (if any).

      If you are a First Fidelity stockholder and you receive cash in lieu of a fractional share of Hawthorne Financial common stock, you will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash received in lieu of a fractional share and (2) your basis allocated to the fractional share, determined in the manner described in the immediately preceding paragraph.

      The holding period of the Hawthorne Financial common stock that First Fidelity stockholders receive in the merger, if any, will include the period for which such individuals held their First Fidelity common stock, provided that they held their First Fidelity common stock as a capital asset at the time of the merger.

Stockholder Receiving Hawthorne Financial Common Stock and Cash — Character of Gain

      The gain recognized by you if you receive a combination of Hawthorne Financial common stock and cash in the merger may be characterized as either capital gain or ordinary income, depending upon your particular situation. In determining the character of the gain recognized by you if you receive both Hawthorne Financial common stock and cash, the Internal Revenue Service will (1) treat you as having exchanged your First Fidelity common stock solely for Hawthorne Financial common stock and then (2) treat you as having sold back a portion of that stock to Hawthorne Financial in exchange for cash.

The exchange of stock for cash in this fashion is known as a “redemption.” Gain recognized by you in a redemption will be treated as a capital gain if, after giving effect to the constructive ownership rules of the Internal Revenue Code, either:

•	your receipt of cash is “substantially disproportionate” to your equity interest; or

•	the redemption is “not essentially equivalent to a dividend.”

      In addition, to receive capital gain treatment, you must have held your First Fidelity common stock as a capital asset immediately before the merger. This capital gain would be treated as long-term capital gain if your holding period for the First Fidelity common stock was more than one year at the effective time of the merger.

      In applying the foregoing tests, a former First Fidelity stockholder is treated as owning, in addition to the Hawthorne Financial common stock that he or she receives, or is treated as having received, in the merger, those shares of Hawthorne Financial common stock that are owned, and in some cases constructively owned, by certain related individuals or entities, including certain family members, certain estates and trusts of which the holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the holder or such other persons.

      A redemption will generally qualify as “substantially disproportionate” with respect to a particular stockholder if, immediately after the redemption, taking into account the constructive ownership rules described above, the stockholder owns less than 80% of the percentage of common stock he or she owned or was treated as owning before the redemption.

      If a stockholder fails any part of this test, the redemption may still qualify as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of the stockholder’s proportionate equity interest. This is a highly subjective standard. Accordingly, neither Hawthorne Financial nor First Fidelity can provide any substantial assurance that a particular redemption will qualify as a meaningful reduction. However, based on a published ruling of the Internal Revenue Service, a stockholder with a relatively minimal interest in a publicly held corporation and no ability to exercise any substantial measure of control over corporate affairs is treated as having experienced a meaningful reduction of his proportionate interest, if such stockholder’s proportionate interest is reduced to any extent.

      If the deemed redemption of Hawthorne Financial common stock in exchange for cash fails to satisfy either the “substantially disproportionate” test or the “not essentially equivalent to a dividend” test with respect to a particular First Fidelity stockholder, then the gain recognized by that stockholder will be characterized as a distribution with respect to the stock. Such a distribution will be treated as a dividend to the extent of the stockholder’s allocable share of current or accumulated earnings and profits. A dividend payment received by a stockholder is generally treated as ordinary income for federal income tax purposes. If the amount of the distribution exceeds the stockholder’s allocable share of current or accumulated earnings and profits, then the excess will be treated first as a reduction in the adjusted basis of stock to the extent thereof and thereafter as gain from the sale or exchange of stock.

Stockholder Receiving Solely Cash — Character of Gain and Recognition of Loss

      If you receive solely cash in exchange for your First Fidelity common stock, and that results in a “complete termination” of your interest in all Hawthorne Financial or First Fidelity stock actually or constructively owned by you, then any gain or loss recognized by you will be treated as a capital gain or loss. In making this determination, the family member constructive ownership rules referred to above will not apply if certain conditions are met.

      If your receipt of solely cash does not result in a “complete termination” of your interest, then the character of any income, gain or loss recognized by you will be determined under the “substantially disproportionate” and “not essentially equivalent to a dividend” tests described above, except that the Internal Revenue Service may treat your common stock as having been redeemed by First Fidelity immediately before the merger, rather than as having been exchanged for Hawthorne Financial common stock and then redeemed by Hawthorne Financial immediately after the merger.

      If the deemed redemption fails all three of these tests with respect to you, then you would not be permitted to recognize loss, and the full amount of cash received by you could be characterized as a distribution with respect to stock, and thus be treated as a dividend to the extent of your allocable share of current and accumulated earnings and profits. First Fidelity stockholders receiving solely cash in the merger, but who own, or constructively own, Hawthorne Financial stock, are especially urged to consult their own tax advisors with regard to their individual tax consequences.

     Withholding

      Payments in respect of First Fidelity common stock or a fractional share of Hawthorne Financial common stock may be subject to information reporting to the Internal Revenue Service and to a backup withholding tax. Backup withholding will not apply to a payment made to you if you complete and sign the substitute Form W-9 (or W-8 if you are not a U.S. resident) that is included as part of the transmittal letter, or you otherwise prove to Hawthorne Financial and its exchange agent that you are exempt from backup withholding.

     Reporting and Recordkeeping

      If you exchange shares of First Fidelity common stock in the merger for Hawthorne Financial common stock, or for a combination of Hawthorne Financial common stock and cash, you are required to retain records of the transaction, and to attach to your federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the nonrecognition of gain or loss upon the exchange. At a minimum, the statement must include (1) your tax basis in the First Fidelity common stock surrendered and (2) the amount of cash (if any) and the fair market value, as of the effective date of the merger, of the Hawthorne Financial common stock received in exchange therefor.

Federal Income Tax Treatment of First Fidelity Exercising Appraisal Rights

      If you effectively exercise your appraisal rights in the merger and receive cash for your shares, you will recognize a capital gain (or loss) for federal income tax purposes equal to the amount by which the cash received for those shares exceeds (or is less than) your tax basis for the shares, unless you own, or are deemed to own, shares of First Fidelity common stock or Hawthorne Financial common stock, taking into account the constructive ownership rules discussed above, in which event the cash you receive upon exercise of your rights could be characterized, under the rules discussed above, as a dividend received pursuant to a corporate distribution rather than as an amount received pursuant to a sale or exchange of First Fidelity common stock.

•	If the merger does not qualify as a reorganization for federal income tax purposes, then the merger will have the following tax consequences:

      If the merger consideration does not consist of at least 45% by value of Hawthorne Financial common stock at the effective time of the merger, counsel will not give opinions that the merger qualifies as a reorganization for tax purposes and the merger will be restructured so that HF Merger Corp., a wholly owned subsidiary of Hawthorne Financial, will merge with and into First Fidelity, with First Fidelity surviving as a wholly owned subsidiary of Hawthorne Financial. This form of merger will be treated for tax purposes as a taxable sale or exchange of First Fidelity shares for cash, shares of Hawthorne Financial common stock, or for a combination of cash and shares of Hawthorne Financial common stock. If this structure is utilized, First Fidelity stockholders would have taxable gain or loss equal to the difference between their aggregate basis for their First Fidelity shares surrendered in the merger and the sum of the amount of cash and the fair market value of the Hawthorne Financial common stock they receive in the merger. The gain or loss will be capital if they held their shares of First Fidelity stock as capital assets and would be long term gain or loss if they held their shares of First Fidelity common stock for more than a year as of the date of the merger.

•	Consequences to the Corporations

      The corporations that are parties to the merger will recognize no gain or loss regardless of which form the merger takes. If the merger qualifies as a reorganization under Section 368 of the Code, then the reorganization rules preclude recognition of gain or loss at the corporate level. If the merger takes its alternative form as a “qualified stock purchase,” then the merger will be treated as a taxable purchase of the stock of First Fidelity. Such a transaction results in gain or loss recognition for the First Fidelity stockholders, but, absent an election under Section 338, no gain or loss recognition for the corporations.

      The preceding discussion of material federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular First Fidelity stockholder. Because certain tax consequences of the merger may vary depending upon your particular circumstances and other factors, you are urged to consult with your own tax advisors regarding the specific tax consequences to you of the merger, including the applicability and effect of foreign, state, local, and other tax laws.

Accounting Treatment of the Merger

      The merger will be accounted for under the purchase method of accounting for reporting purposes under accounting principles generally accepted in the United States of America. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based upon their estimated fair values as of the consummation of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired less liabilities assumed will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by Hawthorne Financial in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Hawthorne Financial issued after the merger will reflect the results attributable to the acquired operations of First Fidelity beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Summary — Selected Unaudited Pro Forma Condensed Combined Financial Data,” “Summary — Selected Historical and Pro Forma Per Share Data” and “Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on pages 23, 24 and 136, respectively.

Management After the Merger

      Regardless of the form through which the merger ultimately is accomplished, the directors and officers of Hawthorne Financial immediately prior to the merger will remain the directors and officers of Hawthorne Financial after the merger until they resign or until their respective successors are duly elected and qualified and the directors and officers of Hawthorne Savings immediately prior to the merger will remain the directors and officers of Hawthorne Savings after the merger until they resign or until their respective successors are duly elected and qualified. In addition, four executive officers of First Fidelity have entered into employment agreements with Hawthorne Financial to be employed by Hawthorne Financial following the merger, as more fully described on page 54 under the heading “Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger.”

THE MERGER AGREEMENT

Conditions to the Merger

      The obligation of Hawthorne Financial and First Fidelity to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

•	approval of the merger agreement and the transactions contemplated thereby by Class A common First Fidelity stockholders;

•	approval of the issuance of shares of Hawthorne Financial common stock in connection with the merger agreement by Hawthorne Financial stockholders;

•	having no outstanding or threatened judgments, decrees, injunctions, orders or other proceedings by a governmental authority that would prohibit the merger;

•	receipt of all necessary authorizations, orders and consents of governmental authorities and the expiration of any requisite waiting periods;

•	effectiveness of the registration statement of Hawthorne Financial relating to the shares of Hawthorne Financial common stock to be issued to First Fidelity stockholders in the merger, of which this document forms a part;

•	receipt of listing approval from the Nasdaq National Market for the Hawthorne Financial common stock to be issued in the merger;

•	with respect to each of them, the representations and warranties of the other party in the merger agreement must be true and correct, except as would not have, or would not reasonably be expected to have, a material adverse effect on the party making them, and the other party to the merger agreement must have performed its obligations under the merger agreement in all material respects; and

•	with respect to each of them, they must deliver a certificate signed by an authorized executive officer acknowledging that they have each performed, in all material respects, all the covenants and agreements contained in the merger agreement.

      The obligation of Hawthorne Financial to consummate the merger also is subject to fulfillment of other conditions, including the following:

•	all outstanding First Fidelity senior notes must have been converted into shares of First Fidelity common stock prior to completion of the merger;

•	First Fidelity must have obtained all necessary third party consents;

•	Hawthorne Financial must have received confirmation that the First Fidelity option plan was cancelled, with each holder of First Fidelity options being subject to a written option cancellation agreement pursuant to which such holders have agreed to cancel or cash out their unexercised options at, or prior to, the closing of the merger;

•	at least four business days before completion of the merger First Fidelity must deliver financial statements presenting: (a) the consolidated financial condition of First Fidelity as of the close of business on the last day of the last month ended immediately prior to the closing of the merger and (b) First Fidelity’s consolidated results of operations for the period from January 1, 2002 through the close of business on the last day of the last month ended immediately prior to the closing of the merger;

•	Hawthorne Financial must have received confirmation that First Fidelity’s year to date adjusted net earnings at the month-end prior to closing were at least 80% of the budgeted earnings previously provided to Hawthorne Financial;

•	Hawthorne Financial must have received confirmation that at the month-end prior to the closing of the merger First Fidelity had gross loans of at least $475 million; and

•	Hawthorne Financial must have received confirmation that First Fidelity’s allowance for loan and lease losses at the month-end prior to the closing of the merger was not less than 1.15% of gross loans.

      Additionally, the completion of the merger is subject to the performance of covenants, the delivery of documents, and the receipt of legal opinions, third-party consents, officers’ certificates and other documents.

      Unless prohibited by law, either Hawthorne Financial or First Fidelity could elect to waive a condition that has not been satisfied by the other party and complete the merger anyway. If the foregoing and other conditions are not satisfied or waived, Hawthorne Financial or First Fidelity may terminate the merger agreement.

Nonsolicitation

      Under the terms of the merger agreement, First Fidelity has agreed not to solicit, initiate or encourage any takeover proposals or other forms of business combination with a third party. In addition, First Fidelity has agreed not to negotiate, furnish information or otherwise cooperate in any way in connection with any competing takeover proposals by third parties, unless:

      First Fidelity’s board of directors:

•	determines that the takeover proposal, if consummated, would result in a transaction more favorable to holders of First Fidelity common stock than the merger;

•	determines that considering the advice of counsel, it has a fiduciary duty to act on the competing proposal; and

•	First Fidelity notifies Hawthorne Financial of the terms of such a superior competing proposal at least 48 hours in advance of responding to the third party.

Expenses

      First Fidelity and Hawthorne Financial will each pay their own expenses in connection with the merger, except that Hawthorne Financial will pay all costs associated with the printing and mailing of this document.

      However, if the merger agreement is terminated by Hawthorne Financial due to either the failure of the First Fidelity stockholders to approve the merger agreement or because First Fidelity breaches or fails to satisfy any covenant or agreement it made under the merger agreement, with such breach being so significant in nature that Hawthorne Financial would not have entered into the merger agreement if Hawthorne Financial had known in advance about First Fidelity’s inability to satisfy such covenant or agreement, then First Fidelity must pay all of Hawthorne Financial’s expenses in connection with the merger agreement up to $1,000,000.

      If the merger agreement is terminated by First Fidelity due to either the failure of the Hawthorne Financial stockholders to approve the issuance of Hawthorne Financial common stock in connection with the merger agreement or because Hawthorne Financial breaches or fails to satisfy any covenant or agreement it made under the merger agreement, with such breach being so significant in nature that First Fidelity would not have entered into the merger agreement if First Fidelity had known in advance about Hawthorne Financial’s inability to satisfy such covenant or agreement, then Hawthorne Financial must pay all of First Fidelity’s expenses incurred in connection with the merger agreement up to $500,000.

Treatment of Options

      Immediately prior to the completion of the merger the First Fidelity stock option plan will be cancelled. Each First Fidelity stock option that is outstanding and unexercised immediately prior to completion of the merger, whether or not then vested and exercisable, will be terminated immediately prior to completion of the merger and each grantee thereof will be entitled to receive, in lieu of each share of First Fidelity common stock that otherwise would have been issuable upon exercise thereof, an amount in cash computed by multiplying:

•	the excess, if any, between $36.6049 and the exercise price of such First Fidelity stock option, by

•	the number of shares of First Fidelity common stock subject to such option.

      First Fidelity has entered into a written option cancellation agreement with each holder of First Fidelity stock options providing for such termination and payment. Any payments made as a result of the termination of the First Fidelity options will take place only after all of the conditions to the merger are satisfied, fulfilled or waived.

Termination

      The merger agreement may be terminated at any time prior to the completion of the merger if:

•	Hawthorne Financial and First Fidelity both consent in writing;

•	Hawthorne Financial and First Fidelity are not able to obtain required governmental approvals;

•	either First Fidelity or Hawthorne Financial is not able to obtain the requisite stockholder approval, unless the failure to obtain such approval was caused by the action or failure to act of the terminating party;

•	the other party materially breaches, and does not cure within 20 days, any covenant or agreement made by it under the merger agreement and the resulting reduction in the benefits of the transactions contemplated by the merger agreement are so significant that had the breach been known by the terminating party at the time of the merger agreement it would not have entered into the merger agreement;

•	any governmental authority or court issues a final, non-appealable order enjoining the merger; unless the order was issued because the party seeking to terminate failed to make a necessary application or filing; or

•	the merger is not completed by December 31, 2002, unless the merger was not completed because the party seeking to terminate the merger breached a covenant or obligation contained in the merger agreement.

      First Fidelity, additionally, may call off the merger if:

•	the average closing price of a share of Hawthorne Financial common stock on the Nasdaq National Market for the 20 consecutive trading days ending on the day immediately prior to the date on which the last required approval of the mergers by a banking regulatory authority is received is below $19.328 and the decline in the average closing sales price is greater by a factor of 20% than any decline in the weighted average stock price of the index group identified in the merger agreement and Hawthorne Financial does not elect to increase the exchange ratio in the manner provided in the merger agreement; or

•	Hawthorne Financial’s board of directors, or any committee thereof, withdraws, amends, modifies or fails to submit its recommendation to the Hawthorne Financial stockholders that such stockholders should approve the issuance of the Hawthorne Financial common stock in connection with the merger.

      Hawthorne Financial, additionally, may call off the merger if:

•	First Fidelity’s board of directors, or any committee thereof, withdraws, amends, modifies or fails to submit its recommendation to the First Fidelity stockholders that such stockholders should adopt and approve the merger agreement and the transactions contemplated thereby;

•	First Fidelity’s board of directors fails to reaffirm (publicly, if so requested by Hawthorne Financial) its recommendation in favor of the adoption and approval of the agreement and the merger, within 15 business days after a written request from Hawthorne Financial to do so;

•	First Fidelity’s board of directors, or any committee thereof, facilitates or participates in discussions or negotiations with a party other than Hawthorne Financial relating to a more favorable merger or other form of corporate reorganization, and continues discussions with the third party for more than 15 business days after receiving the more favorable proposal;

•	First Fidelity’s board of directors, or any committee thereof, approves or recommends a merger or other form of corporate reorganization with a third party; or

•	First Fidelity’s board has not recommended rejection of a tender offer or an exchange offer by an unaffiliated third party (other than Hawthorne Financial) within 10 business days of when the offer was made.

Termination Fees

      The merger agreement requires First Fidelity to pay a $3.3 million termination fee to Hawthorne Financial if, prior to approval of the merger agreement by the First Fidelity stockholders, Hawthorne Financial terminates the merger agreement because:

•	First Fidelity withdraws its recommendation to First Fidelity stockholders in favor of the adoption and approval of the merger agreement or modifies such recommendation in a manner adverse to Hawthorne Financial (or fails to submit such recommendation to the First Fidelity stockholders), except in each case in circumstances where the board of directors of First Fidelity determines in good faith that a material adverse effect with respect to Hawthorne Financial has occurred and that a failure to take such action under these circumstances would create a substantial probability of violating its fiduciary duties;

•	First Fidelity approves or recommends any competing transaction with a party other than Hawthorne Financial;

•	First Fidelity fails to reaffirm (publicly, if so requested by Hawthorne Financial) its recommendation in favor of the adoption and approval of the merger agreement and the merger within 15 business days after a written request to do so by Hawthorne Financial; or

•	First Fidelity exercises its rights under the merger agreement to entertain a competing takeover proposal and either has continued discussions with a third party for more than 15 business days after receiving a competing proposal or has not recommended rejection of a tender offer or an exchange offer by an unaffiliated third party (other than Hawthorne Financial) within 10 business days of when the offer was made.

      Furthermore, if (i) either party terminates the merger agreement because First Fidelity is not able to obtain stockholder approval of the merger agreement, unless the failure to obtain such approval was caused by the action or failure to act of the terminating party, or (ii) Hawthorne Financial terminates the merger agreement because First Fidelity breaches, and does not cure within 20 days, any covenant or agreement it has made under the merger agreement and the breach or failure, had it been known by Hawthorne Financial prior to entering into the merger agreement, would have caused Hawthorne Financial to have not entered into the merger agreement, and

•	prior to the time of such termination by Hawthorne Financial there had been public disclosure of a proposal by a third party to acquire First Fidelity; and

•	within 12 months following such termination by Hawthorne Financial, First Fidelity actually is acquired, or

•	within 12 months following such termination by Hawthorne Financial, First Fidelity enters into agreement to be so acquired and within 24 months following such termination by Hawthorne Financial, First Fidelity actually is acquired by such third party, then, within two business days following such acquisition, First Fidelity shall be required to pay to Hawthorne Financial a $3.3 million termination fee.

      The merger agreement requires Hawthorne Financial to pay a $3.3 million termination fee to First Fidelity if, prior to approval by the Hawthorne Financial stockholders of the issuance of shares of Hawthorne Financial common stock in connection with the merger, First Fidelity terminates the merger agreement because Hawthorne Financial’s board of directors, or any committee thereof, withdraws, amends or modifies in a manner adverse to First Fidelity its recommendation to the Hawthorne Financial stockholders that such stockholders should approve the issuance of the Hawthorne Financial common stock in connection with the merger (or fails to submit such recommendation to the Hawthorne Financial stockholders), except in each case in circumstances where the board of directors of Hawthorne Financial determines in good faith that a material adverse effect with respect to First Fidelity has occurred and that a failure to take such action under these circumstances would create a substantial probability of violating its fiduciary duties.

      Furthermore, if (i) either party terminates the merger agreement because Hawthorne Financial is not able to obtain stockholder approval of the issuance of shares of its common stock pursuant to the merger agreement, unless the failure to obtain such approval was caused by the action or failure to act of the terminating party, or (ii) Hawthorne Financial terminates the merger agreement because First Fidelity breaches, and does not cure within 20 days, any covenant or agreement it has made under the merger agreement and the breach or failure, had it been known by Hawthorne Financial prior to entering into the merger agreement, would have caused Hawthorne Financial to have not entered into the merger agreement, and

•	prior to the time of such termination there had been public disclosure of a proposal by a third party to acquire Hawthorne Financial, with such proposal including a condition that Hawthorne Financial terminates the merger agreement with First Fidelity; and

•	within 12 months following such termination by First Fidelity, Hawthorne Financial is actually acquired; or

•	within 12 months following such termination by First Fidelity, Hawthorne Financial enters into agreement to be so acquired and within 24 months following such termination by First Fidelity, Hawthorne Financial actually is acquired by such third party, then, within two business days following such acquisition, Hawthorne Financial shall be required to pay to First Fidelity a $3.3 million termination fee.

      Any expenses of a party paid by the other party under the merger agreement shall reduce the amount of any termination fee that may become payable by such other party pursuant to the merger agreement.

Covenants; Conduct of Business Prior to Completion of the Merger

      The merger agreement provides that, during the period from March 19, 2002 to the completion of the merger, each of First Fidelity and First Fidelity Investment and Loan will conduct its business in the ordinary course and in substantially the manner theretofor conducted and in accordance with sound banking practices and will not, without the prior written consent of the president and chief executive officer of Hawthorne Financial, take any of the following actions:

•	issue any securities except pursuant to the exercise of options outstanding as of the date of the merger agreement or pursuant to the conversion of senior notes outstanding on such date;

•	declare, set aside or pay any dividend, or make any other distribution upon shares of its stock;

•	purchase or redeem any of its stock or rights to acquire any of its stock or to purchase or redeem its senior notes or any similar obligations;

•	amend its certificate of incorporation, articles of association or bylaws,

•	grant any general or uniform increase in the rate of pay of employees or employee benefits, except in the ordinary course of business and consistent with past practice;

•	grant any bonus, incentive compensation or employee benefits or pay any bonus to any person except in the ordinary course of business and consistent with past practice or as required by an existing written agreement;

•	grant any increase in compensation or benefits to directors in excess of amounts disclosed to Hawthorne Financial;

•	make any capital expenditure or commitments with respect thereto in excess of $25,000 in the aggregate, except as reflected in the budgets delivered to Hawthorne Financial or for ordinary repairs, renewals and replacements;

•	compromise, settle or adjust any assertion or claim of a deficiency in taxes, including interest thereon or penalties in connection therewith, of $75,000 or more, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

•	grant or commit to grant any extension of credit if such extension, together with all other credit then outstanding to the same person, would exceed $25,000 if unsecured, or, if secured by a lien on real estate, would exceed $2 million or have a loan-to-value ratio in excess of First Fidelity’s historical loan-to-value ratio policies;

•	change its tax or accounting policies and procedures or any method or period of accounting unless required by a government entity or by generally accepted accounting principles;

•	close or open any offices at which business is conducted;

•	adopt or amend any employment agreement or employee benefit or other benefit plan or arrangement of any type except such amendments as are required by law and except as otherwise permitted by the merger agreement;

•	facilitate any inquiries by, or participate in any discussions with, a third party regarding any merger, consolidation, share exchange or other business combination or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 10% of its assets or shares or any similar transaction and to the extent it may receive an inquiry from a third party relating in any way to any such transactions, it shall notify Hawthorne Financial of such proposal, request or inquiry, and the identity of the third party and shall keep Hawthorne Financial informed in all material respects of the status and details of any such proposal, request or inquiry;

•	provided, however, that First Fidelity is not in any way prevented from complying with its disclosure obligations under federal or state law, and provided further that First Fidelity is not in any way prevented from engaging in any discussions with any third party regarding such transactions or even recommending such a transaction to the holders of First Fidelity Stock if, and only if:

•	First Fidelity’s board of directors determines in good faith after consulting with outside legal counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law;

•	First Fidelity’s board of directors concludes in good faith following receipt of advice from its financial advisor that such a transaction, if consummated, would be more favorable from a financial point of view to the First Fidelity stockholders than the Hawthorne Financial transaction; and

•	First Fidelity gives at least 48 hours notice to Hawthorne Financial of such inquiries, proposals or offers received by, information requested from, or discussions or negotiations sought to be initiated or continued with First Fidelity;

•	incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business, consistent with past practice;

•	make any material change to any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations, except such changes as may be required by applicable governmental authorities;

•	grant any person a power of attorney or similar authority;

•	make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except:

•	federal funds sold, not to exceed $40 million cumulatively at any point in time to any one counter-party and for a term not to exceed 30 days;

•	certain mortgage-backed obligations or securities;

•	repurchase agreements with a final maturity not to exceed one year, and collateralized only by the allowable mortgage-backed obligations or securities, and;

•	required equity investments in the Federal Home Loan Bank of San Francisco,

provided, however, that in each case all transactions must be consistent with its investment policy, undertaken in the ordinary course of business consistent with past practices and involve assets that are not designated as trading account assets under generally accepted accounting principles;

•	settle any claim, action or proceeding involving any liability for money damages in excess of $75,000 exclusive of insurance coverage, or involving restrictions upon its operations;

•	other than as may be required by an applicable governmental authority, terminate, amend or modify any material contract or enter into any material agreement or contract;

•	waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except for actions taken in the resolution of extensions of credit or other debts or claims that do not result in a reduction in excess of $50,000 of the amount First Fidelity is otherwise entitled to pursuant to such right, collateral, credit or other debt or claim, and in a manner consistent with past practice;

•	enter into any new activities or lines of business, or cease to conduct any material activities or lines of business conducted on the date of the merger agreement, or conduct any material business activity not consistent with past practice;

•	sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim if such sale, transfer, mortgage, encumbrance, release or waiver is below book value or in an aggregate amount in excess of $2 million;

•	take any action that would or would be reasonably likely to (i) adversely affect its ability to perform its covenants and agreements under the merger agreement; (ii) result in its inability to satisfy any of the conditions to the performance of its obligations under the merger agreement; or

(iii) adversely affect Hawthorne Financial’s ability to obtain any necessary governmental approvals for the transactions contemplated by the merger agreement;

•	make any special or extraordinary payments to any person, except as permitted in the merger agreement;

•	take title to any property without conducting an environmental investigation;

•	sell any security other than in the ordinary course of business;

•	reclassify any securities from hold-to-maturity or available-for-sale to trading; or

•	take or cause to be taken any action that would prevent the transactions contemplated by the merger agreement from qualifying as reorganizations under Section 368 of the Internal Revenue Code or as a qualified stock purchase under Section 338 of the Internal Revenue Code.

      The merger agreement also provides that, during the period from March 19, 2002 to the completion of the merger, First Fidelity and First Fidelity Investment and Loan shall:

•	use their commercially reasonable efforts to preserve their business operations and relationships;

•	use their commercially reasonable efforts to keep in full force and effect all material licenses and permits;

•	use their commercially reasonable efforts to maintain insurance coverage substantially the same as in effect as of the date of the merger agreement;

•	perform their material contractual obligations and not default on any such obligations;

•	duly observe and conform to all lawful requirements applicable to their business in all material respects;

•	maintain their assets and properties in good condition and repair, normal wear and tear excepted;

•	promptly advise Hawthorne Financial in writing if any individual or entity or group acquires, directly or indirectly, ownership or control of five percent or more of the outstanding First Fidelity common stock prior to the record date fixed for the First Fidelity annual meeting or any adjourned meeting thereof;

•	promptly notify Hawthorne Financial of certain communications from tax authorities and any event which has had or may reasonably be expected to have a material adverse effect on its financial condition, operations, business or prospects on a consolidated basis;

•	periodically furnish to Hawthorne Financial certain information, financial reports and updates of other information previously provided;

•	use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of First Fidelity on a consolidated basis or that is otherwise contemplated in the merger agreement or required in connection with the transactions contemplated thereby;

•	cooperate with tax counsel in furnishing reasonable and customary written tax representations for purposes of supporting the opinions of tax counsel contemplated in the merger agreement;

•	maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the merger agreement;

•	use their respective commercially reasonable efforts to take all actions reasonably requested by Hawthorne Financial with respect to their various employee benefit plans, except as otherwise contemplated by the merger agreement;

•	cooperate in all reasonable respects with Hawthorne Financial and Hawthorne Savings in accomplishing the merger and the bank merger; and

•	provide to Hawthorne Financial as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent to First Fidelity stockholders or filed with applicable governmental entities.

      First Fidelity further agreed to:

•	deliver a letter to Hawthorne Financial prior to April 3, 2002 and again on the date of the First Fidelity annual meeting, identifying all persons who are “affiliates” of First Fidelity for purposes of Rule 145 under the Securities Act and to use reasonable efforts to cause such affiliates to timely deliver an agreement to Hawthorne Financial providing that such affiliates shall dispose of any shares of Hawthorne Financial common stock that they receive in the merger only in accordance with applicable law;

•	use reasonable efforts to deliver to Hawthorne Financial at the closing of the merger resignations of the First Fidelity and First Fidelity Investment and Loan board members;

•	use commercially reasonable efforts to cause to be delivered to Hawthorne Financial customary “comfort” letters from Deloitte & Touche, LLP; and

•	take any charge-offs or additions to the allowance for loan loss or other financial adjustments made at the reasonable request of Hawthorne Financial, provided, however, that such charge-offs, additions or adjustments will be made only to the extent that they are consistent with generally accepted accounting principles or applicable regulatory requirements and only after the parties have obtained all requisite stockholder and regulatory approvals and all requisite waiting periods have expired.

      The merger agreement provides that, during the period from March 19, 2002 to the completion of the merger, subject to requirements of law and regulation generally applicable to their operations, Hawthorne Financial and Hawthorne Savings shall not, without the prior written consent of First Fidelity:

•	take any action which would or would be reasonably likely to adversely effect their ability to obtain any necessary regulatory approvals or to perform their respective covenants or agreements under the merger agreement in a timely manner, or result in their inability to satisfy any of the required conditions of the merger agreement;

•	take any action that would prevent the transactions contemplated by the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

•	amend Hawthorne Financial’s certificate of incorporation in any way that would materially and adversely affect the rights and privileges of holders of Hawthorne Financial common stock; or

•	agree or make any commitment to take any of these actions.

      The merger agreement provides that, during the period from March 19, 2002 to the completion of the merger, Hawthorne Financial and Hawthorne Savings shall:

•	duly perform all lawful requirements applicable to their respective businesses in all material respects;

•	use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of Hawthorne Financial on a consolidated basis or as required by the merger agreement or in connection with the transactions contemplated thereby;

•	promptly notify First Fidelity regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to their tax liabilities, or any actual or threatened collection enforcement activity by any tax authority with respect to their tax liabilities;

•	periodically furnish to First Fidelity certain information, financial reports and updates of other information previously provided;

•	cooperate with tax counsel in furnishing reasonable and customary written tax representations for purposes of supporting the opinions of tax counsel contemplated in the merger agreement; and

•	promptly notify First Fidelity of any event which has had or may reasonably be expected to have a material adverse effect on its financial condition, operations, business or prospects on a consolidated basis.

      The merger agreement also provides that each party shall:

•	use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practicable;

•	obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated thereby;

•	keep each other advised of all material developments relating to their respective business operations;

•	provide each other with access to their respective executive officers and advisors;

•	cooperate in the preparation of all necessary applications and notices; and

•	prepare, in Hawthorne Financial’s discretion, one or more environmental investigations with respect to real property owned or leased by First Fidelity.

Amendment and Waiver of the Merger Agreement

      Hawthorne Financial and First Fidelity may jointly amend the terms of the merger agreement, and each of them may waive their right to require the other party to adhere to those terms, to the extent legally permissible.

      In addition, Hawthorne Financial or Hawthorne Savings may elect to modify the structure of the merger or the bank merger, so long as there is no change in form or reduction in amount of the consideration to be paid to the holders of First Fidelity common stock, and so long as the modification would not materially delay or jeopardize consummation of the merger.

      Except as otherwise required by law, the parties may amend the merger agreement or waive any of its terms without the approval of their respective stockholders.

Agreements with the Directors of First Fidelity

      Hawthorne Financial has entered into stockholder’s agreements with each First Fidelity director who beneficially owns shares of First Fidelity Class A common stock. These directors have agreed to vote all shares of First Fidelity Class A common stock that they beneficially own in favor of approval of the merger agreement, thereby increasing the likelihood that the First Fidelity Class A common stockholders will approve the merger agreement. As of the First Fidelity record date, the First Fidelity directors beneficially owned 176,500 shares of First Fidelity Class A common stock, or approximately 41.5% of the outstanding First Fidelity common stock.

Resales of Hawthorne Financial Common Stock by First Fidelity Stockholders

      The Hawthorne Financial common stock issued pursuant to the merger will be freely transferable under the Securities act of 1933, except for shares issued to any First Fidelity shareholder who may be deemed to be an affiliate of Hawthorne Financial for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of First Fidelity for purposes of Rule 145 promulgated under the

Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with:

•	Hawthorne Financial or First Fidelity at the time of the First Fidelity annual meeting; or

•	Hawthorne Financial at or after the effective time of the merger.

      Rule 145 will restrict the sale of Hawthorne Financial common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of First Fidelity at the time of the annual meeting, provided they are not affiliates of Hawthorne Financial at or following the effective time of the merger, may publicly resell any Hawthorne Financial common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of Hawthorne Financial common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Hawthorne Financial as required by Rule 144. Persons who are affiliates of Hawthorne Financial after the effective time of the merger may publicly resell the Hawthorne Financial common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that certain stockholders of First Fidelity who own in excess of 10% of First Fidelity at the time of the First Fidelity annual meeting will become affiliates of Hawthorne Financial after the merger. In addition, two First Fidelity directors are also Hawthorne Financial directors. Accordingly, these stockholders and directors may be deemed to be affiliates of both companies.

      The ability of affiliates to resell shares of Hawthorne Financial common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to Hawthorne Financial’s having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell Hawthorne Financial common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this document is a part nor this document cover any resales of Hawthorne Financial common stock received by persons who may be deemed to be affiliates of Hawthorne Financial or First Fidelity in the merger.

      First Fidelity agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to Hawthorne Financial a letter agreement intended to ensure compliance with the Securities Act of 1933 in connection with the sale of any shares of Hawthorne Financial commons stock received in the merger.

Regulatory Approvals for the Mergers

      Under the merger agreement, Hawthorne Financial and First Fidelity have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. Such approvals include notices to and/or the approvals of the Office of Thrift Supervision and the California Department of Financial Institutions.

      The Office of Thrift Supervision will be required to approve or consent to the merger of First Fidelity Investment and Loan and Hawthorne Savings. On May 8, 2002, Hawthorne Savings submitted an application to the Office of Thrift Supervision for approval of the bank merger. In determining whether to grant that approval or consent, the Office of Thrift Supervision will consider the effect of the bank merger on the financial and managerial resources and future prospects of the financial institutions concerned and the convenience and needs of the communities to be served. Applicable regulations require publication of notice of an application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

      Any transaction approved by the Office of Thrift Supervision may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Office of Thrift Supervision and the U.S. Department of Justice, the waiting period may be reduced to no less than 15 days.

      The California Department of Financial Institutions must approve (or exempt from approval) the merger. Hawthorne Financial requested an exemption from approval pursuant to Section 701 of the California Financial Code from the California Department of Financial Institutions on May 10, 2002.

      The reviews by the Office of Thrift Supervision and the California Department of Financial Institutions will not include an evaluation of the proposed transactions from the financial perspective of the individual stockholders of First Fidelity or Hawthorne Financial. Further, no stockholder should construe an approval of any notice or application by the Office of Thrift Supervision or the California Department of Financial Institutions to be a recommendation that the stockholders vote to approve the proposal. Each stockholder entitled to vote should evaluate the proposals made at their annual meetings to determine the personal financial impact of the completion of the proposed transaction. Stockholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interests of the stockholder.

      The closings of the mergers are conditioned upon the receipt of all approvals of regulatory authorities required for the mergers without the imposition of any conditions or requirements that in the reasonable opinion of Hawthorne Financial would materially and adversely impact the economic or business benefits to Hawthorne Financial or First Fidelity of the transactions contemplated by the merger agreement.

APPRAISAL RIGHTS

      Holders of First Fidelity Class A and Class B common stock are entitled to appraisal rights in connection with the merger. The procedures for holders of First Fidelity Class A and Class B common stock to obtain appraisal rights are set forth in Section 262 the Delaware General Corporation Law. The information set forth below is a general summary of Section 262 appraisal rights as they apply to holders of First Fidelity Class A and Class B common stock. This summary is not a complete discussion of Section 262 and is qualified in its entirety by reference to Section 262, which is attached as Annex C. If you are a holder of First Fidelity Class A or Class B common stock and you wish to exercise appraisal rights or wish to preserve the right to do so, you should carefully read Annex C. You must follow exactly the required procedures set forth in Section 262 of the Delaware General Corporation Law or any appraisal rights may be lost or waived.

      THE FOLLOWING DISCUSSION APPLIES ONLY TO HOLDERS OF FIRST FIDELITY CLASS A AND CLASS B STOCK. HAWTHORNE FINANCIAL STOCKHOLDERS DO NOT HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

      If the merger is consummated, if you elect to exercise your appraisal rights and if you comply with the procedures set forth in Section 262, you will be entitled to receive an amount equal to the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger. Section 262 provides that the fair value shall be determined by the Delaware Court of Chancery. In addition, if you effectively exercise your appraisal rights, you will be entitled to receive payment of a fair rate of interest from the date of consummation of the merger on the amount determined to be the fair value of your First Fidelity shares.

      You must satisfy each of the following requirements in order to perfect your appraisal rights under Section 262:

•	deliver a written demand for appraisal to First Fidelity before the holders First Fidelity Class A common stock vote on the merger;

•	continuously hold shares from the date of demand through the effective date of the merger; and

•	not vote in favor of the merger.

      A proxy or vote against the merger does not constitute a demand to exercise appraisal rights. A stockholder demanding appraisal rights must do so by a separate written demand. This demand must reasonably inform First Fidelity of the identity of the holder of record and that the stockholder demands appraisal of his or her shares of First Fidelity common stock.

      If a holder of First Fidelity Class A common stock delivers a proxy that has been left blank, the proxy will be voted “FOR” the merger agreement, unless the proxy is revoked before the vote is taken. Therefore, if you intend to exercise your appraisal rights and you vote by proxy, you must not leave the proxy blank. You should either vote “AGAINST” the merger agreement or “ABSTAIN” from voting on the merger agreement. If you are not a holder of First Fidelity Class A common stock, you must send in a separate demand letter.

      The demand must be delivered to First Fidelity Bancorp, Inc., 3061 Edinger Avenue, Tustin, California 92780, Attention: Maria Arakaki.

Only Record Holders May Demand Appraisal Rights

      Only a record holder of First Fidelity common stock is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If common stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record. A holder of record, such as a broker, who holds common stock as nominee for beneficial owners, may exercise a holder’s right of appraisal with respect to common stock held for all or less than all of such beneficial owners. In that case, the written demand should set forth the number of shares of common stock covered by the demand. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock standing in the name of the record holder.

Notification of Merger’s Effectiveness

      Within ten days after the effective date of the merger, the surviving corporation in the merger will send notice of the effectiveness of the merger to each person who has satisfied the foregoing conditions.

Court Petition Must Be Filed

      Within 120 days after the effective date of the merger any former First Fidelity stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such stockholder’s common stock. In addition, the former First Fidelity stockholder must provide a copy of this petition to the surviving corporation in the merger within 20 days after the filing of the petition in the Delaware Court of Chancery. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their appraisal rights within the time periods prescribed by Delaware law.

Notification Regarding Shares Not Voted For Merger

      Within 120 days after the effective date of the merger any stockholder who has complied with the requirements for exercise of appraisal rights is entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. The surviving corporation in the merger is required to mail this statement within ten days after (1) it receives the written request for the statement or (2) expiration of the period for delivery of demands for appraisal, whichever is later.

Appraisal Proceeding by Delaware Court

      If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights. The court will appraise the common stock owned by the stockholders and determine its fair value. In determining fair value, the court will exclude any element of value arising from the accomplishment or expectation of the merger. The court will also determine the amount of interest, if any, to be paid upon the value of the common stock to the stockholders entitled to appraisal.

      Any such judicial determination of the fair value of common stock could be based upon considerations other than or in addition to the price paid in the merger and the market value of common stock, including asset values, the investment value of the common stock and any other valuation considerations generally accepted in the investment community. The value determined by the court for common stock could be more than, less than, or the same as the merger consideration. The court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and fees and expenses of experts utilized in the appraisal proceeding, be charged against the value of all common stock entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends

      Any First Fidelity stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time.

Loss, Waiver or Withdrawal of Appraisal Rights

      You will lose the right to appraisal if you fail to file a petition for appraisal within 120 days after the effective date of the merger. You also will lose the right to an appraisal if you deliver a written withdrawal of your demand for an appraisal and an acceptance of the merger. In addition, any attempt to withdraw that is made more than 60 days after the effective time requires the written approval of Hawthorne Financial as the surviving corporation. If appraisal rights are not perfected or a demand for appraisal rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the merger.

Dismissal of Appraisal Proceeding

      If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the court.

INFORMATION ABOUT FIRST FIDELITY

      First Fidelity Bancorp, Inc. is a Delaware corporation formed in January 1995. First Fidelity is a financial services holding company whose only currently active subsidiary is First Fidelity Investment and Loan, of which First Fidelity owns 100% of the outstanding capital stock.

      First Fidelity’s other subsidiary, PSP Financial Services, Inc., which engaged in the mortgage banking business, is currently in the process of liquidation.

Business of First Fidelity and First Fidelity Investment and Loan

      First Fidelity is a Delaware-chartered corporation and the parent company of First Fidelity Investment and Loan and PSP Financial Services, Inc., which is currently in the process of final liquidation. See “— Subsidiaries.” Substantially all of First Fidelity’s consolidated revenues are derived from the operations of First Fidelity Investment and Loan. In addition, First Fidelity Investment and Loan represents substantially all of First Fidelity’s consolidated assets and liabilities.

      First Fidelity Investment and Loan is a California-chartered industrial bank primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings, to make loans secured by multi-family residential and commercial real estate in California. First Fidelity Investment and Loan operates out of its main office in Tustin, California, three branch offices and two loan production offices in Orange and San Diego Counties, California.

      The discussion and table below are presented for First Fidelity Investment and Loan on a stand-alone basis. Management of First Fidelity does not believe that the data presented in this section differs materially from the data for First Fidelity on a consolidated basis.

First Fidelity Investment and Loan

Selected Financial Data
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended
	March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Selected Financial Condition Data:
Total assets	$628,890	$599,216	$616,783	$594,920	$526,511	$423,691	$339,798
Cash and cash equivalents	925	107	1,311	259	487	1,444	10,276
Investment securities	105,702	100,097	97,823	91,237	59,494	53,989	65,473
Certificates of deposits in banks	1,697	—	2,596	—	—	—	—
Loans receivable, net	506,126	480,247	498,032	458,752	410,935	352,267	254,509
Loans held for sale, net	—	—	—	27,358	34,501	—	—
Deposits	451,428	396,819	413,154	382,631	348,654	283,253	262,574
FHLB advances	127,500	148,500	141,500	155,500	138,550	101,000	50,000
Fed funds purchased	3,266	7,635	17,600	12,665	—	6,127	—
Stockholder’s equity	43,811	42,695	41,425	40,683	37,487	30,609	25,678
Statements of income:
Total interest income	$12,179	$13,854	$53,177	$52,744	$40,799	$33,778	$25,687
Total interest expense	5,730	8,382	29,439	31,018	22,410	19,911	15,451

Net interest income before provision for loan losses	6,449	5,472	23,738	21,726	18,389	13,867	10,236
Provision for loan losses	(100)	(75)	(496)	(575)	(1,055)	(995)	(1,482)

Net interest income after provision for loan losses	6,349	5,397	23,242	21,151	17,334	12,872	8,754
Total noninterest income (expense)	(2,966)	631	1,722	1,880	1,263	426	172
Income/(loss) from real estate operations, net	—	109	109	373	(76)	25	(381)
Total noninterest expenses	(2,314)	(2,185)	(8,655)	(7,612)	(7,008)	(6,936)	(5,932)

Income before income taxes	1,069	3,952	16,418	15,792	11,513	6,387	2,613
Income tax (provision) benefit	(440)	(1,626)	(6,664)	(6,472)	(3,323)	(468)	1,308

Net income	$629 (1)	$2,326	$9,754	$9,320	$8,190	$5,919	$3,921

Selected operating ratios(2):
Average yield on total interest-earnings assets	7.93%	9.30%	8.88%	9.43%	8.95%	8.93%	8.90%
Average rate on total interest-bearing liabilities	4.01	6.07	5.30	5.99	5.33	5.69	5.77
Average interest rate spread(3)	3.92	3.23	3.58	3.44	3.62	3.24	3.13
Net interest margin(3)	4.20	3.68	3.97	3.88	4.03	3.67	3.55
Return on average assets	0.41	1.55	1.62	1.66	1.79	1.55	1.35
Return on average equity	5.92	22.13	22.71	22.57	23.70	20.52	17.25
Average equity to average assets	6.88	7.02	7.13	7.35	7.54	7.57	7.80
Efficiency ratio(4)	66.44	35.80	33.99	32.25	35.66	48.53	56.99
Asset quality data at period end(5):
Nonperforming loans as a percent of total loans(6)	0.15%	0.06%	0.28%	0.40%	0.04%	0.08%	0.38%
Nonperforming assets as a percent of total assets(6)	0.12%	0.05%	0.23%	0.33%	0.07%	0.07%	0.59%
Allowance for loan losses as a percent of total loans	1.15%	1.11%	1.15%	1.08%	1.05%	1.04%	1.25%
Allowance for loan losses as a percent of nonaccrual loans	1,415.31%	2,867.20%	1,391.39%	344.55%	2,523.28%	NA	409.14%
Net charge-offs to average loans	0.00%	0.00%	0.00%	0.00%	0.01%	0.18%	0.45%
Bank capital ratios at period end(5):
Tier 1 risk-based capital	9.11%	9.48%	8.99%	9.00%	8.91%	9.05%	10.01%
Total risk-based capital	10.33%	10.65%	10.19%	10.14%	10.01%	10.13%	11.26%
Leverage	7.08%	7.32%	7.13%	7.20%	7.92%	7.64%	7.96%

(1)	The decline in net income during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001 was primarily attributable to a $3.3 million pre-tax ($1.9 million after-tax) loss on the sale of corporate securities available-for-sale, which was effected in order to increase the yield earned on interest-earning assets through reinvestment of the sale proceeds and reduce interest rate risk.

(2)	With the exception of end of period ratios, all ratios are based on average daily balances for all periods reported. Ratios are annualized where appropriate.

(3)	Average interest rate spread represents the difference between the average yield on total interest-earning assets and the average rate paid on total interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans, which are annualized.

(6)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of all loans 90 days or more past due and troubled debt restructurings. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and in-substance foreclosures.

Lending Activities

     General

      At March 31, 2002, First Fidelity Investment and Loan’s net loan portfolio totaled $506.1 million, representing approximately 80.5% of First Fidelity’s total assets at that date. The principal lending activity of First Fidelity Investment and Loan is the origination of multi-family residential loans and commercial real estate loans. At March 31, 2002, multi-family residential loans amounted to $297.6 million or 57.94% of the total loan portfolio and commercial real estate loans amounted to $214.0 million or 41.65% of the total loan portfolio.

     Origination and Purchase of Loans

      The lending activities of First Fidelity Investment and Loan are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. First Fidelity Investment and Loan obtains loan originations through a variety of sources, primarily referrals from real estate brokers. Initially, First Fidelity Investment and Loan’s relationship managers interface with the real estate brokers to pre-screen a potential loan for consideration. These managers then present a loan summary to First Fidelity Investment and Loan’s pipeline committee, which consists of the loan committee members plus an appraisal reviewer. A First Fidelity Investment and Loan loan processor then procures a credit report, appraisals and other documentation needed to fully document the loan. Completed files are transferred to an underwriter who analyzes the financial merits and soundness of the loan based on a review of, among other documents, financial statements, an appraisal of the security property and the borrower’s tax returns. All of this information is then presented to the First Fidelity Investment and Loan loan committee. Property valuations are performed by independent outside appraisers approved by the board of directors of First Fidelity Investment and Loan and reviewed internally by the appraisal reviewer.

      First Fidelity Investment and Loan’s real estate lending policy requires that a title insurance policy be obtained for each real estate loan. First Fidelity Investment and Loan also requires fire and extended coverage casualty insurance in order to protect the properties securing its real estate loans. Borrowers also must obtain flood insurance policies when the property is in a flood hazard area as designated by the Department of Housing and Urban Development.

      First Fidelity Investment and Loan’s loan approval process is intended to assess the borrower’s ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. First Fidelity Investment and Loan’s loan committee, which consists of the president and four other senior officers, can approve any loan up to $1.0 million. Any loan in excess of $1.0 million must be approved by the First Fidelity Investment and Loan executive loan committee.

      From time to time, First Fidelity Investment and Loan supplements its loan originations with purchases of performing commercial and multi-family residential loans. Since 1996, First Fidelity Investment and Loan has purchased over 450 loans with an aggregate balance of over $285 million. The majority of First Fidelity Investment and Loan’s loans are acquired to complement the existing loan portfolio and are purchased from other financial institutions.

      Prior to any purchase, First Fidelity Investment and Loan conducts a detailed review of all loans included in the transaction. The review focuses on pricing, credit quality, underwriting quality, appraisal and documentation. Each loan is independently underwritten and assessed. The management loan committee must approve all acquisitions, and the executive loan committee must approve individual loans that exceed $1.0 million and acquisition packages in excess of $5.0 million.

     Loan Portfolio Composition

      The following table sets forth the composition of First Fidelity Investment and Loan’s loan portfolio by type of loan at the dates indicated.

			December 31,

	March 31,
	2002		2001		2000		1999		1998		1997

	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

					(Dollars in thousands)
Real estate loans:
Multi-family residential	$297,585	57.94%	$277,406	54.85%	$240,970	48.70%	$230,394	50.80%	$175,096	48.23%	$116,050	43.78%
Commercial real estate	213,957	41.65	225,840	44.65	249,279	50.39	217,397	47.93	179,527	49.45	139,359	52.58
One-to-four family	1,795	0.35	2,142	0.43	2,852	0.58	3,763	0.83	5,502	1.52	7,249	2.73
Land	224	0.04	232	0.05	1,646	0.33	2,017	0.44	2,887	0.80	1,682	0.63
Construction	—	0.00	—	0.00	—	0.00	—	0.00	—	0.00	720	0.28

Total real estate loans(1)	513,561	99.98	505,620	99.98	494,747	100.00	453,571	100.00	363,012	100.00	265,060	100.00
Commercial/Industrial	125	0.02	125	0.02	—	0.00	—	0.00	—	0.00	—	0.00

Total loans	513,686	100.00%	505,745	100.00%	494,747	100.00%	453,571	100.00%	363,012	100.00%	265,060	100.00%

Less:
Deferred loan origination (costs)/fees, net	(768)		(672)		(252)		(205)		162		275
Discounts on purchased loans	2,412		2,569		3,545		3,571		6,818		6,962
Allowance for loan losses	5,916		5,816		5,344		4,769		3,765		3,314

Net loans	$506,126		$498,032		$486,110		$445,436		$352,267		$254,509

(1)	Total real estate loans includes loans held-for-sale of $27,358 and $34,501 at December 31, 2000 and 1999, respectively. First Fidelity Investment and Loan did not have any loans held for sale at March 31, 2002, December 31, 2001, December 31, 1998 or December 31, 1997.

     Maturity of Loan Portfolio

      The following table presents certain information at December 31, 2001, regarding the dollar amount of loans maturing in First Fidelity Investment and Loan’s portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs, discounts on purchased loans and allowance for loan losses.

			One-to-four
	Multi-Family	Commercial	Family		Commercial/
	Residential	Real Estate	Residential	Land	Industrial	Total

			(In thousands)
Amounts due after December 31, 2001 in:
One year or less	$2,281	$14,848	$156	$—	$125	$17,410
After one year through five years	25,365	41,462	435	232	—	67,494
After five years	249,760	169,530	1,551	—	—	420,841

Total	$277,406	$225,840	$2,142	$232	$125	$505,745

      The following table shows the dollar amount of all loans, before net items, due after one year from December 31, 2001 as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

		Floating or
	Fixed-Rate	Adjustable-Rate	Total

	(In thousands)
Multi-family residential	$30,461	$244,664	$275,125
Commercial real estate	59,513	151,479	210,992
One-to-four family residential	28	1,958	1,986
Land	174	58	232
Commercial/ Industrial	—	—	—

Total	$90,176	$398,159	$488,335

      Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates. The maturity of the loan portfolio and the mixture of fixed-rate and adjustable-rate loans at March 31, 2002 are comparable to December 31, 2001.

     Multi-Family Real Estate and Commercial Real Estate Loans

      First Fidelity Investment and Loan’s multi-family residential real estate loans are secured by apartment buildings while its commercial real estate loans are largely secured by office buildings, retail and industrial use buildings, strip shopping centers and warehouses located in First Fidelity Investment and Loan’s market area. At March 31, 2002, $297.6 million or 57.94% of First Fidelity Investment and Loan’s total loan portfolio was in multi-family residential loans and $214.0 million or 41.65% was in commercial real estate loans. First Fidelity Investment and Loan’s multi-family residential loans are underwritten and subject to review and oversight procedures on a substantially similar basis as its commercial real estate loans.

      First Fidelity Investment and Loan’s multi-family and commercial real estate loans have a maximum loan-to-value ratio of 75% or less and generally have interest rates which are higher than interest rates on single-family residential mortgage loans. At March 31, 2002, approximately 82% of the loan portfolio consisted of adjustable rate loans tied to various indices, with six-month LIBOR as the primary index, plus a margin. First Fidelity Investment and Loan’s multi-family loans generally have a 15-year term based on a 25-year amortization schedule. The term of First Fidelity Investment and Loan’s commercial real estate loans is generally 10 years based on a 25-year amortization schedule. In deciding whether to make a commercial or multi-family real estate loan, First Fidelity Investment and Loan considers the debt service coverage of the property, the borrower’s business management expertise, credit history and profitability and the value of the underlying property. First Fidelity Investment and Loan generally has required that the properties securing multi-family residential loans and commercial real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of 1.10 and 1.15, respectively. In addition, First Fidelity Investment and Loan typically obtains personal guarantees of the principals as additional security for any multi-family residential loans and commercial real estate loans. At March 31, 2002, the average balance of the loans in First Fidelity Investment and Loan’s commercial real estate portfolio was $620,000 and its largest commercial real estate loan at such date was $5.9 million. This loan was current at March 31, 2002. At March 31, 2002, the average balance of the loans in First Fidelity Investment and Loan’s multi-family residential real estate portfolio was $454,000 and its largest multi-family residential real estate loan was $5.2 million. This loan also was current at March 31, 2002.

      Commercial and multi-family real estate lending generally is considered to involve a higher degree of risk than one- to four-family residential lending. Such lending often involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is usually dependent on the success of the operation of the related project and thus can be affected by adverse conditions in the real estate market and in the economy. First Fidelity Investment and Loan manages to mitigate the risks associated with its lending products by, among other things, lending primarily in its Southern California market area using conservative loan-to-value ratios in the underwriting process, limiting lending to proven businesses, only considering properties with existing operating performance and periodically monitoring the operation and physical condition of the collateral.

Asset Quality

     General

      First Fidelity Investment and Loan generally contacts borrowers when a borrower fails to make a required payment within 10 days of the date due. If a loan becomes 60 days past due, First Fidelity Investment and Loan will normally send the borrower a notice of intent to foreclose on the security property. While First Fidelity Investment and Loan generally prefers to work with borrowers to resolve such problems, First Fidelity Investment and Loan will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

      Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. First Fidelity Investment and Loan discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan.

      Real estate and other assets acquired by First Fidelity Investment and Loan as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. First Fidelity Investment and Loan did not have any real estate owned at March 31, 2002.

     Delinquent Loans

      The following table sets forth information concerning delinquent loans of First Fidelity Investment and Loan at the dates indicated, in dollar amounts and the number of loans. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts that are past due.

	March 31, 2002				December 31, 2001

	30-89		90 or More Days		30-89		90 or More Days
	Days Overdue		Overdue		Days Overdue		Overdue

	Loans	Balance	Loans	Balance	Loans	Balance	Loans	Balance

	(Dollars in thousands)
Multi-family residential	1	$208	1	$418	1	$98	1	$418
Commercial real estate	3	861	1	354	2	459	2	980

Total delinquent loans	4	$1,069	2	$772	3	$557	3	$1,398

Delinquent loans to total loans		0.21%		0.15%		0.11%		0.28%

     Nonperforming Assets

      The following table presents information with respect to First Fidelity Investment and Loan’s nonperforming assets at the dates indicated.

		December 31,
	March 31,
	2002	2001	2000	1999	1998	1997

	(Dollars in thousands)
Nonaccrual loans	$418	$418	$1,551	$189	$—	$810
Loans past due 90 days or more, still accruing	354	980	—	—	307	—
Troubled debt restructurings	—	—	404	—	—	184

Total non-performing loans	772	1,398	1,955	189	307	994
Real estate owned, net	—	—	—	205	—	1,017

Total non-performing assets	$772	$1,398	$1,955	$394	$307	$2,011

Total nonperforming loans as a percentage of gross loans	0.15%	0.28%	0.40%	0.04%	0.08%	0.38%
Total nonperforming assets as a percentage of total assets	0.12%	0.23%	0.33%	0.07%	0.07%	0.59%

      If the $418,000 of nonaccruing loans of First Fidelity Investment and Loan at March 31, 2002 had been current in accordance with their terms during the three months ended March 31, 2002, the gross income on such loans would have been approximately $35,000. No interest income was actually recorded by First Fidelity Investment and Loan on such loans during the quarter ended March 31, 2002.

     Classified Assets

      Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: “substandard,” “doubtful” and “loss.” Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset by the institution is not warranted. Another category designated “special mention” also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution’s regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution’s classifications and amounts reserved.

      First Fidelity Investment and Loan’s total classified assets at March 31, 2002 consisted of five loans amounting to $3.5 million, all of which were classified as substandard. Three of the loans are current in payments. Two of these three loans are being considered for an upgrade to “Watch” within the next few months. One of the remaining loans is in bankruptcy and will probably be foreclosed upon during the first half of 2003. First Fidelity Investment and Loan does not anticipate any material loss from these loans.

     Allowance for Loan Losses

      At March 31, 2002, First Fidelity Investment and Loan’s allowance for loan losses amounted to $5.9 million or 1.15% of the total loan portfolio. First Fidelity Investment and Loan maintains valuation allowances for losses on loans that management believes to be inherent in its portfolio. First Fidelity Investment and Loan’s management evaluates the adequacy of the level of the loan loss allowance monthly as a function of its internal asset review process. First Fidelity Investment and Loan’s internal asset review system and loss methodology are designed to provide for timely identification of problem assets and recognition of losses.

      First Fidelity Investment and Loan’s management Asset Review Committee meets monthly to review and determine asset classifications and to recommend any changes to the allowance for loan losses. This Committee is comprised of the Chief Credit Officer (as the Committee’s Chairman), the Chief Executive Officer, the Loan Servicing Manager, the Secondary Marketing Manager, the Asset Management Manager and the Loan Administration Manager. On a quarterly basis, the Chairman of the Management Asset Review Committee reports to the Board’s Internal Asset Review Committee for First Fidelity Investment and Loan regarding asset quality and the adequacy of the allowance.

      The allowance for loan losses is based on management’s evaluation of the risk inherent in the loan portfolio. General loan loss reserves are established by stratifying the portfolio based on collateral type and risk category and applying an appropriate level of reserve based on a number of factors, including but not limited to historical loss data, trends in delinquencies, real estate values, concentrations, and concentrations of credit. First Fidelity Investment and Loan may establish specific reserves for individual classified loans in cases where management determines that the loans are impaired and the potential loss can reasonably be estimated, based on the expected liquidation value of collateral.

      In addition to general reserves established for categories of loans and specific reserves for individual credits, First Fidelity Investment and Loan considers general economic conditions and other risk factors when establishing its overall loan loss allowance. These factors are based on local marketplace conditions and/or events that could affect loan repayment. The assessment of general economic conditions inherently involves a higher degree of uncertainty as it requires management to anticipate the impact that economic trends, legislative actions or other unique market and/or portfolio issues have on estimated credit losses. For example, in assessing economic risks in the marketplace, management considers local unemployment trends, real estate absorption rates, expansion and contraction plans of major employers, and other similar indicators. Consideration of other risk factors typically includes recent loss experience. In specific portfolio segments, First Fidelity Investment and Loan also considers trends in loan quality and concentration of credit risk together with any internal administrative risk factors. First Fidelity Investment and Loan’s management carefully reviews these risk factors and makes revisions to them as conditions indicate.

      The depressed economy since early 2001 raised the potential for a deterioration in quality of First Fidelity Investment and Loan’s loan portfolio. Responding to the slowdown, First Fidelity Investment and Loan gradually increased its overall loan loss allowance as a percentage of gross loans from 1.08% as of December 31, 2000 to 1.15% as of December 31, 2001, and maintained the 1.15% ratio through March 31, 2002, due to concerns over the general slowdown of the economy, as well as the following related factors:

•	potential impact on the portfolio of the events of September 11, 2001;

•	general softening of the real estate market in First Fidelity Investment and Loan’s marketplace; and,

•	potential adverse impact on debt coverage ratios that may result from increases in interest rates or vacancy rates.

      First Fidelity Investment and Loan may revise general allowance factors whenever necessary in order to address improving or deteriorating trends or specific risks associated with a given loan category. Future adjustments to the allowance for loan losses could significantly affect net earnings.

      The following table sets forth information concerning the allocation of First Fidelity Investment and Loan’s allowance for loan losses by loan categories at the dates indicated.

			December 31,

	March 31,
	2002		2001		2000		1999		1998		1997

		Loan		Loan		Loan		Loan		Loan		Loan
		Category		Category		Category		Category		Category		Category
	Amount	as a %	Amount	as a %	Amount	as a %	Amount	as a %	Amount	as a %	Amount	as a %
	of	of Total	of	of Total	of	of Total	of	of Total	of	of Total	of	of Total
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans

	(Dollars in thousands)
Multi-family residential	$2,224	57.94%	$2,091	54.85%	$1,800	48.70%	$1,683	50.80%	$1,270	48.23%	$872	43.78%
Commercial real estate	2,674	41.65%	2,789	44.65%	2,883	50.39%	2,430	47.93%	2,096	49.45%	1,725	52.58%
One- to four-family residential	9	0.35%	11	0.43%	60	0.58%	19	0.83%	33	1.52%	70	2.73%
Land	5	0.04%	5	0.05%	36	0.33%	45	0.44%	68	0.80%	42	0.63%
Construction	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	4	0.28%
Commercial/industrial	2	0.02%	2	0.02%	—	0.00%	—	0.00%	—	0.00%	—	0.00%
Unallocated	1,002	N/A	918	N/A	565	N/A	592	N/A	298	N/A	601	N/A

	$5,916	100.00%	$5,816	100.00%	$5,344	100.00%	$4,769	100.00%	$3,765	100.00%	$3,314	100.00%

      The following table sets forth an analysis of First Fidelity Investment and Loan’s allowance for loan losses during the periods indicated.

	As of or For the Three
	Months Ended March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

			(Dollars in thousands)
Total loans outstanding at end of period(1)	$513,686	$488,888	$505,745	$494,747	$453,571	$363,012	$265,060
Average loans outstanding(1)	509,051	492,697	493,749	485,782	394,650	300,602	210,628
Allowance for loan losses, beginning of period	5,816	5,344	5,344	4,769	3,765	3,314	2,782
Provision for loan losses	100	75	496	575	1,055	995	1,482

Charge-offs:(2)
Multi-family residential	—	—	—	—	—	(62)	(271)
Commercial real estate	—	—	—	—	(57)	(470)	(667)
One- to four-family residential loans	—	—	(24)	—	—	(61)	(149)

Total charge-offs	—	—	(24)	—	(57)	(593)	(1,087)

Recoveries on loans previously charged-off:(2)
Multi-family residential	—	—	—	—	—	49	—
Commercial real estate	—	—	—	—	—	—	93
One-to-four family residential	—	—	—	—	6	—	44

Total recoveries	—	—	—	—	6	49	137

Net loans charged-off	—	—	(24)	—	(51)	(544)	(950)

Allowance for loan losses, end of period	$5,916	$5,419	$5,816	$5,344	$4,769	$3,765	$3,314

Allowance for loan losses as a percent of total loans outstanding	1.15%	1.11%	1.15%	1.08%	1.05%	1.04%	1.25%

Allowance for loan losses as a percent of nonperforming loans	766.32%	1,759.42%	416.02%	273.35%	2,523.28%	1,226.38%	333.40%

Ratio of net charge-offs during the period to average loans outstanding during the period	N/A	N/A	0.00%	N/A	0.01%	0.18%	0.45%

(1)	Balances include loans held for sale and are gross of deferred loan fees and costs, discounts on loans purchased and allowance for loan losses.

(2)	There were no charge-offs or recoveries on land and commercial/industrial loans for the applicable periods presented.

Investment Securities

      First Fidelity Investment and Loan has authority to invest in various types of securities, including mortgage-backed securities, U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers’ acceptances and federal funds.

      First Fidelity Investment and Loan’s investment policy attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement First Fidelity Investment and Loan’s overall balance sheet structure from an interest rate risk perspective. Specifically, First Fidelity’s policy generally limits investments to government and federal agency-backed securities and other non-government guaranteed securities, including corporate debt obligations that are investment-grade. The policy requires that First Fidelity Investment and Loan’s board of directors’ investment committee set the general guidelines on all investment purchases. Actual purchases are ratified by the investment committee and the board of directors.

      The following table sets forth information relating to the amortized cost and fair value of First Fidelity Investment and Loan’s investment securities.

			December 31,

	March 31,
	2002		2001		2000		1999

	Amortized	Market	Amortized	Market	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value	Cost	Value	Cost	Value

				(In thousands)
Debt Securities:
U.S. government agency obligations	$101,292	$101,285	$74,093	$73,923	$64,079	$64,016	$38,004	$37,849
Small Business Administration	4,535	4,417	4,716	4,604	5,841	5,842	—	—
Other	—	—	22,327	19,296	23,352	21,379	23,500	21,645

Total	$105,827	$105,702	$101,136	$97,823	$93,272	$91,237	$61,504	$59,494

      The following table sets forth the amount of First Fidelity Investment and Loan’s securities, which contractually mature during each of the periods indicated, and the weighted average yields for each range of maturities at March 31, 2002. The amounts reflect fair value of First Fidelity Investment and Loan’s securities at March 31, 2002.

	Amounts at March 31, 2002 which Mature In

			Over One		Over Five
		Weighted	Year	Weighted	Through	Weighted	Over	Weighted
	One Year	Average	Through	Average	Ten	Average	Ten	Average
	or Less	Yield	Five Years	Yield	Years	Yield	Years	Yield

	(Dollars in thousands)
Debt Securities:
U.S. government agency obligations	$—	0.00%	$—	0.00%	$—	0.00%	$101,285	5.55%
Small Business Administration	—	0.00	—	0.00	—	0.00	4,417	3.11

Total investment securities	$—	0.00	$—	0.00	$—	0.00	$105,702	5.44

      The amounts presented above include $37.9 million of fixed-rate securities, and $67.8 million in variable-rate securities.

Sources of Funds

General

      Deposits are the primary source of First Fidelity Investment and Loan’s funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investment securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings are also used as an important fund management tool for short-term liquidity purposes as well as long-term asset/ liability management purposes.

Deposits

      Deposits are attracted by First Fidelity Investment and Loan principally from within its primary market area. Deposit account terms vary depending on the balance of the account, the term of the account and the interest rate.

      First Fidelity Investment and Loan obtains deposits primarily from residents of California. As of March 31, 2002, deposits from outside California totaled $59.5 million, or 13.2% of total deposits. The majority of such deposits outside California are gathered from institutional customers. Brokered deposits totaled $9.1 million at March 31, 2002.

      Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for liquidity, growth goals, asset/ liability management and federal regulations. First Fidelity Investment and Loan attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

      The following table shows the average balance and the average rate paid on each type of deposit for the periods indicated.

			Year Ended December 31,

	Three Months Ended
	March 31, 2002		2001		2000		1999

		Average		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate	Average	Rate
	Balance	Paid	Balance	Paid	Balance	Paid	Balance	Paid

	(Dollars in thousands)
Non interest-bearing deposits:
Business checking	$40	N/A	$15	N/A	$—	N/A	$—	N/A
Interest-bearing deposits:
Passbook	21,511	2.70%	23,189	4.21%	35,677	5.00%	47,694	4.83%
Money market and NOW	54,047	2.96	25,186	4.07	1,150	5.91	—	N/A
Certificates of deposit	360,353	4.05	352,790	5.55	343,511	6.08	263,879	5.47

Total deposits	$435,951	3.85	$401,180	5.38	$380,338	5.98	$311,573	5.38

      As of March 31, 2002, the aggregate amount of outstanding time certificates of deposit at First Fidelity Investment and Loan in amounts greater than or equal to $100,000, was approximately $149.5 million. The following table presents the maturity of these time certificates of deposit at such date.

Quarter Ending:	Amount

(In thousands)
June 30, 2002	$55,988
September 30, 2002	26,822
March 31, 2003	31,189
After March 31, 2003	35,528

Total certificates of deposit with balances of $100,000 or more	$149,527

Borrowings

      From time to time, First Fidelity Investment and Loan obtains advances from the Federal Home Loan Bank of San Francisco as an alternative to retail deposits to fund its lending and investment activities. These advances are collateralized by the capital stock of the Federal Home Loan Bank owned by First Fidelity Investment and Loan and certain of its residential mortgage loans and mortgage-backed securities that meet certain credit worthiness standards required by the Federal Home Loan Bank. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

      As of March 31, 2002, First Fidelity Investment and Loan was permitted to borrow up to an aggregate total of $252.9 million from the Federal Home Loan Bank of San Francisco. First Fidelity Investment and Loan had $127.5 million of Federal Home Loan Bank advances outstanding at March 31, 2002.

      The following table shows certain information regarding the short-term borrowings (one year or less) of First Fidelity Investment and Loan at or for the dates indicated:

	As of or For the Three
	Months Ended		As of or For the Year Ended
	March 31,		December 31,

	2002	2001	2001	2000	1999

		(Dollars in thousands)
Average balance outstanding:
Fed funds purchased	$5,953	$8,214	$7,429	$3,473	$—
FHLB advances	5,000	10,250	12,977	8,741	7,629
Maximum amount outstanding at any month-end during the period:
Fed funds purchased	$16,270	$27,383	$20,975	$25,554	$—
FHLB advances	5,000	41,000	41,000	65,700	75,550
Balance outstanding at end of period:
Fed funds purchased	$3,266	$7,635	$17,600	$12,665	$—
FHLB advances	5,000	20,000	5,000	41,000	75,550
Weighted average interest rate during the period:
Fed funds purchased	1.86%	5.80%	3.90%	6.41%	N/A
FHLB advances	2.66%	5.74%	6.21%	6.19%	5.76%
Weighted average interest rate at end of period:
Fed funds purchased	1.83%	5.53%	1.75%	6.38%	N/A
FHLB advances	2.66%	4.83%	2.66%	6.64%	5.94%

Subsidiaries

      First Fidelity’s only subsidiaries are First Fidelity Investment and Loan and PSP Financial Services, Inc.

      PSP Financial was formed on August 3, 1998 to engage in mortgage banking. In November 2001, management and the board of directors of First Fidelity made a determination to wind down PSP Financial’s operations. In December 2001, PSP Financial ceased to accept new loan applications and began to withdraw its lending authority from all the states in which it operated, except California. As of December 31, 2001, there were no unfunded loan commitments outstanding. Completion of the dissolution process is anticipated by mid-2002. In connection with the cessation of operations, as of December 31, 2001, PSP Financial wrote off the remaining fixed assets of approximately $216,000, paid $263,000 for release of its obligations for the remaining commitment under the terms of its operating leases for office space and paid $74,000 in severance benefits to its employees terminated in 2001.

Competition and Service Area

      The banking business in California generally is highly competitive with respect to both loans and deposits, and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. Many of the major commercial banks operating in communities nearby First Fidelity Investment and Loan’s service area offer certain services (such as trust and investment services and international banking) which are not offered directly by First Fidelity Investment and Loan (but are offered indirectly through correspondent institutions) and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than First Fidelity Investment and Loan.

      First Fidelity Investment and Loan competes for loans and deposits with other banking institutions, savings and loan associations, credit unions, money market funds and other entities, especially mutual funds and insurance companies that offer annuities. In competing for deposits of and loans to individuals and businesses, First Fidelity Investment and Loan’s principal competition is major state-wide banks and the offices of several independent banks located in First Fidelity Investment and Loan’s primary service area of Southern California and its general service areas of Orange and San Diego counties. It cannot presently be predicted what effect the competition will have on First Fidelity Investment and Loan’s ability to attract the banking business of business persons, professionals and residents located in either the primary or general service area of First Fidelity Investment and Loan.

      In order to compete for loans and deposits from individuals and businesses in its primary service area, First Fidelity Investment and Loan uses to the fullest extent possible the flexibility that its independent status permits. This includes an emphasis on meeting the specialized banking needs of these businesses and individuals, including personal contact by First Fidelity Investment and Loan’s directors, officers and employees, newspaper publications, direct mailings and other local advertising, and by providing experienced management and staff trained to deal with the specific banking needs of First Fidelity Investment and Loan’s customers. Management has established a highly personal banking relationship with First Fidelity Investment and Loan’s customers and is attuned to and responsive to their financial and service requirements. In the event there are customers whose loan demands exceed First Fidelity Investment and Loan’s lending limits, First Fidelity Investment and Loan seeks to arrange for such loans on a participation basis with other financial institutions and intermediaries. First Fidelity Investment and Loan also assists those customers requiring highly specialized services not offered by First Fidelity Investment and Loan to obtain such services from correspondent institutions.

Employees

      As of March 31, 2002, First Fidelity employed 73 persons. First Fidelity’s employees are not represented by a union or covered by a collective bargaining agreement. Management of First Fidelity believes that, in general, its employee relations are excellent.

Legal Proceedings

      To the best knowledge of First Fidelity’s management, there are no pending or threatened legal proceedings to which First Fidelity is or may become a party which may have a materially adverse effect upon First Fidelity or its property. However, in the normal course of its banking business, First Fidelity may initiate actions to protect its interests and may occasionally be made a party to actions relating thereto seeking to recover damages from First Fidelity.

First Fidelity Unaudited Selected Consolidated Financial and Other Data

      The following selected consolidated financial and other data of First Fidelity does not purport to be complete and is qualified in its entirety by the more detailed financial information contained elsewhere in this document. You should read the consolidated financial statements and related notes included this document.

	As of or For the
	Three Months Ended
	March 31,		As of or For the Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$630,241	$605,873	$620,711	$602,239	$531,612	$428,908	$338,585
Cash and cash equivalents	936	357	1,366	508	1,063	1,993	10,290
Investment securities	105,702	100,097	97,823	91,237	59,494	53,989	65,473
Certificates of deposit in banks	1,697	—	2,596	—	—	—	—
Loans receivable, net	506,126	480,251	498,032	458,547	410,308	351,222	253,046
Loans held for sale, net	189	4,428	2,430	32,809	37,139	—	—
Deposits	451,278	396,602	413,066	381,967	348,000	282,624	262,181
Warehouse borrowing	—	4,205	1,621	5,225	2,581	—	—
Convertible senior notes	4,700	4,750	4,700	4,750	4,250	4,250	4,250
FHLB advances	127,500	148,500	141,500	155,500	138,550	101,000	50,000
Fed funds purchased	3,266	7,635	17,600	12,665	—	6,127	—
Stockholders’ equity	40,642	36,416	38,641	34,598	28,351	26,521	20,607
Selected Operating Data:
Total interest income	$12,174	$14,121	$54,267	$53,336	$41,257	$34,196	$26,105
Total interest expense	5,826	8,686	30,583	32,565	23,364	20,442	15,691

Net interest income before provision for loan losses	6,348	5,435	23,684	20,771	17,893	13,754	10,414
Provision for loan losses	(100)	(75)	(496)	(575)	(1,055)	(995)	(1,482)

Net interest income after provision for loan losses	6,248	5,360	23,188	20,196	16,838	12,759	8,932
Total noninterest income (expense)	(2,938)	1,106	3,706	2,263	(3,330)	426	172
Income/(loss) from real estate operations, net	(4)	109	109	373	(76)	25	(381)
Total noninterest expense	(3,101)	(3,476)	(13,887)	(12,344)	(9,403)	(7,400)	(6,065)

Income before income taxes	205	3,099	13,116	10,488	4,029	5,810	2,658
Income tax (provision) benefit	(80)	(1,197)	(5,304)	(4,404)	(887)	592	1,308

Net income	$125 (1)	$1,902	$7,812	$6,084	$3,142	$6,402	$3,966

Selected Operating Ratios(2):
Average yield on total interest-earning assets	7.85%	9.51%	8.91%	9.02%	7.93%	8.24%	7.85%
Average rate on total interest-bearing liabilities	3.78	6.53	5.28	5.77	4.66	5.11	4.96
Average interest rate spread(3)	4.07	2.98	3.63	3.25	3.27	3.13	2.89
Net interest margin(3)	4.13	3.62	3.90	3.70	3.92	3.64	3.62
Return on average assets	0.08	1.26	1.27	1.07	0.68	1.67	1.37
Return on average equity	1.26	21.74	20.68	19.68	10.77	27.83	21.19
Average equity to average assets	6.39	5.78	6.15	5.44	6.28	6.02	6.45
Efficiency ratio(4)	90.94	53.14	50.70	53.59	64.57	52.19	57.29

	As of or For the Three
	Months Ended		As of or For the
	March 31,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Per Share Data:
Basic earnings per share	$0.09	$1.32	$5.42	$4.18	$2.08	$4.40	$2.90
Diluted earnings per share	0.08	1.02	4.21	3.25	1.69	3.51	2.27
Weighted average shares outstanding — basic	1,411	1,411	1,411	1,411	1,411	1,406	1,302
Weighted average shares outstanding — diluted	1,858	1,825	1,858	1,820	1,781	1,776	1,672
Asset Quality Ratios(5):
Nonperforming loans as a percent of total loans(6)	0.19%	0.06%	0.34%	0.39%	0.04%	0.08%	0.38%
Nonperforming assets as a percent of total assets(6)	0.17	0.05	0.29	0.32	0.07	0.07	0.59
Allowance for loan losses as a percent of total loans	1.15	1.10	1.14	1.07	1.05	1.04	1.25
Allowance for loan losses as a percent of nonaccrual loans	1,415.31	2,867.20	1,391.39	344.55	2,523.28	N/A	409.14
Net charge-offs to average loans	0.03	0.00	0.00	0.00	0.01	0.19	0.46
Capital Ratios(5):
Tier 1 risk-based capital	9.11	9.48	8.99	9.00	8.91	9.05	10.01
Total risk-based capital	10.33	10.65	10.19	10.14	10.01	10.13	11.26
Leverage	7.08	7.32	7.13	7.20	7.92	7.64	7.96

(1)	The decline in net income during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001 was primarily attributable to a $3.3 million pre-tax ($1.9 million after-tax) loss on the sale of corporate securities available-for-sale, which was effected in order to increase the yield earned on interest-earning assets through reinvestment of the sale proceeds and reduce interest rate risk.

(2)	With the exception of end of period ratios, all ratios are based on average daily balances, except balances for PSP Financial Services, Inc. are based on monthly averages, for all periods reported. Ratios are annualized where appropriate.

(3)	Average interest rate spread represents the difference between the average yield on total interest-earning assets and the average rate paid on total interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(4)	The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision for loan losses and noninterest income.

(5)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable which are annualized.

(6)	Nonperforming assets consist of nonperforming loans and real estate owned. Nonperforming loans consist of all loans 90 days or more past due and troubled debt restructurings. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure and in-substance foreclosures.

First Fidelity Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

      First Fidelity’s profitability depends primarily on its net interest income, which is the difference between interest and dividend income on earning assets, principally loans and investment securities, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of San

Francisco and other sources. Net interest income is dependent upon the amount of interest-earning assets relative to interest-bearing liabilities, net interest spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the extent of changes in interest rates. First Fidelity’s profitability also depends, to a lesser extent, on other income, the provision for loan losses, other expenses and income taxes.

      Historically, First Fidelity’s business has consisted primarily of originating and, to a lesser extent, purchasing multi-family real estate and commercial real estate loans secured by property primarily in its market area. The loans are funded by deposits and borrowings. Typically, multi-family and commercial real estate loans involve a higher degree of risk and carry a higher yield than single-family loans.

      Substantially all of First Fidelity’s consolidated revenues for the quarters ended March 31, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 were derived from the operations of First Fidelity Investment and Loan. In addition, First Fidelity Investment and Loan represented substantially all of First Fidelity’s consolidated assets and liabilities at March 31, 2002 and December 31, 2001 and 2000. The discussion of First Fidelity’s financial condition at March 31, 2002, December 31, 2001 and December 31, 2000 as well as the results of operations for the three months ended March 31, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 is presented on a consolidated basis. However, the information presented on pages 76 through 89 is for First Fidelity Investment and Loan on a stand-alone basis. Management of First Fidelity does not believe that the data presented in these tables differs materially from the data for First Fidelity on a consolidated basis.

      First Fidelity’s operations and profitability are subject to changes in interest rates, applicable laws and regulations and general economic conditions, as well as other factors beyond First Fidelity’s control.

Critical Accounting Policies

Financial Statements

      The discussion and analysis of First Fidelity’s financial condition and results of operations are based upon First Fidelity’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires First Fidelity’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities at the date of First Fidelity’s financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Allowance for Loan Losses

      Accounting for the allowance for loan losses involves significant judgments and assumptions by First Fidelity’s management which have a material impact on the carrying value of net loans. First Fidelity’s management considers this accounting policy to be a critical accounting policy. The judgments and assumptions used by management are based on historical data and management’s view of the current economic environment as described under “— Information About First Fidelity — Business of First Fidelity and First Fidelity Investment and Loan — Allowance for Loan Losses” on page 82.

Non-accrual Loans

      Interest on loans is calculated based on the unpaid balance of the loan. Interest income is not recognized on loans if management deems the collection of the interest to be unlikely. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. When a loan is placed on nonaccrual status, an interest reserve is set up by deducting all interest previously accrued from interest income. Payments received on nonaccrual loans are applied to principal until the loan returns to accrual status. A loan is returned to accrual status when it is paid current and management does not have doubts about the collection of the loan. Further details regarding nonaccrual loans are described under “Information About First Fidelity — Asset Quality — General” on page 80.

Impaired Loans

      First Fidelity Investment and Loan considers a loan as impaired when it is probable that it will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and amount of the shortfall in relation to the principal and interest owed.

      First Fidelity Investment and Loan collectively evaluates for impairment all one-to-four unit residential loans. For other loans, First Fidelity Investment and Loan bases the measurement of loan impairment on the present value of the expected future cash flows, discounted at the loan’s effective interest rate or on the fair value of the loan’s collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Upon disposition of an impaired loan, any related allowance is charged off to the allowance for loan losses.

Real Estate Owned

      Real estate owned, which represents real estate acquired in settlement of or by foreclosure on loans, is considered held-for-sale and is carried at fair value less estimated costs to sell. Fair value is determined based on current appraisals or available market information. Costs relating to the development and improvement of property are capitalized, whereas costs relating to holding properties are expensed as incurred. Gains on the sale of real estate owned are recognized to the extent allowable upon disposition of the property. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its fair value less estimated costs to sell.

First Fidelity’s Exposure to Changes in Interest Rates

      First Fidelity’s ability to maintain net interest income depends upon its ability to earn a higher yield on assets than the rates it pays on its deposits and borrowings. First Fidelity’s interest-earning assets consist primarily of long-term multi-family and commercial real estate mortgage loans. Most of these loans have adjustable interest rates. Based on its present balance sheet structure, First Fidelity’s ability to maintain a positive net interest spread can be adversely affected when interest rates rise because the yields earned on its overall loan and investment securities portfolios will not adjust as rapidly as the rates paid on its deposits and borrowings. Furthermore, in the current historically low interest rate environment, over 34.12% of First Fidelity’s loans have reached their respective floors. Although this is beneficial to First Fidelity Investment and Loan’s interest rate spread in a declining or flat rate environment, it acts as a deterrent to the overall repricing capabilities of the loan portfolio when rates rise since interest rates will have to increase materially before these loans will begin to reprice upward.

Qualitative Analysis

      Market risk is the risk of loss in First Fidelity’s equity value from adverse changes in market prices of all financial instruments and interest rates. First Fidelity’s market risk arises primarily from the interest rate risk which is inherent in its business activities. To adequately control such exposure, management actively monitors such risk on a regular basis. In addition to market risk, First Fidelity’s primary risk is credit risk on its loan portfolio. First Fidelity attempts to manage credit risk through its loan underwriting and oversight policies. See “Information about First Fidelity” beginning on page 74.

      The principal objective of First Fidelity’s interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given its business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the board of directors’ approved guidelines. Through such management, First Fidelity seeks to maximize its earnings and net equity value by managing the vulnerability of its net income and net equity value to changes in interest rates. First Fidelity has established an Asset/ Liability Committee, which is responsible for reviewing First Fidelity’s asset/ liability policies and interest rate risk position and formulating appropriate strategies regarding asset generation, funding sources and their respective pricing structure and providing guidance on First Fidelity’s operating strategies. In addition, First Fidelity Investment and Loan uses computer simulations to measure the effect of various interest rate scenarios on net interest income and net equity value over a specified period of time. The Committee meets weekly and reports trends and interest rate risk positions to the board of directors monthly.

     Quantitative Analysis

      The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are “interest rate sensitive” and by monitoring a bank’s interest rate sensitivity “gap.” An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or re-price within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or re-pricing within a specific time period and the amount of interest-bearing liabilities maturing or re-pricing within that same time period. At March 31, 2002, First Fidelity Investment and Loan’s cumulative one-year interest rate gap (which is the difference between the amount of interest-earning assets maturing or re-pricing within one year and interest-bearing liabilities maturing or re-pricing within one year) as a percentage of total assets, was a negative 7.4%. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to adversely affect net interest income.

      Although the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value, which is defined as the net present value of a savings institution’s existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against maximum potential changes in net interest income and net portfolio value. The following table presents First Fidelity Investment and Loan’s net portfolio value as of March 31, 2002.

Change in Interest	Estimated	Amount of	Change as of
Rates (Basis points)	NPV	Change	Percentage of Assets

	(Dollars in thousands)
+300	$43,437	$(10,462)	(19.41)%
+200	48,006	(5,893)	(10.93)
+100	51,703	(2,196)	(4.07)
+0	53,899	—	—
-100	52,781	(1,118)	(2.07)
-200	50,054	(3,845)	(7.13)
-300	46,678	(7,221)	(13.40)

     Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following tables show for the periods indicated the total dollar amount of interest from First Fidelity Investment and Loan’s average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on daily balances.

	Three Months Ended March 31,

	2002			2001

			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate(1)	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans, net(2)	$507,271	$10,825	8.54%	$489,421	$12,099	9.89%
Investment securities	93,369	1,204	5.16	96,529	1,613	6.68
Certificates of deposit in banks	2,481	22	3.55	—	—	—
Cash and cash equivalents	4,470	17	1.52	742	6	3.23
Investment in FHLB stock	6,939	111	6.40	8,865	136	6.14

Total interest-earning assets	614,530	12,179	7.93	595,557	13,854	9.30

Noninterest-earning assets	3,605			3,060

Total assets	$618,135			$598,617

Interest-bearing liabilities:
Passbook	$21,511	145	2.70	$23,295	299	5.13
Money market and NOW	54,047	400	2.96	11,464	160	5.58
Certificates of deposit	360,353	3,649	4.05	349,098	5,467	6.26

Total deposits	435,911	4,194	3.85	383,857	5,926	6.18
Borrowings	136,237	1,536	4.51	168,823	2,456	5.82

Total interest-bearing liabilities	572,148	5,730	4.01	552,680	8,382	6.07

Noninterest-bearing liabilities	3,487			3,901

Total liabilities	575,635			556,581
Stockholder’s equity	42,500			42,036

Total liabilities and stockholder’s equity	$618,135			$598,617

Net interest-earning assets	$42,382			$42,877

Net interest income; average interest rate spread		$6,449	3.92%		$5,472	3.23%

Net interest margin(3)			4.20%			3.68%
Average interest-earning assets to average interest-bearing liabilities			107.41%			107.76%

(footnotes on next page)

	Year Ended December 31,

	2001			2000			1999

			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in thousands)
Interest-earning assets:
Loans, net(2)	$491,129	$46,869	9.54%	$481,757	$47,312	9.82%	$389,237	$37,035	9.51%
Investment securities	94,542	5,663	5.99	65,342	4,570	6.99	48,803	2,851	5.84
Certificates of deposit in banks	690	25	3.62	—	—	—	—	—	—
Cash and cash equivalents	3,736	133	3.56	2,584	149	5.77	6,973	319	4.57
Investment in FHLB stock	8,561	487	5.69	9,750	713	7.31	10,852	594	5.47

Total interest-earning assets	598,658	53,177	8.88	559,433	52,744	9.43	455,865	40,799	8.95

Noninterest-earning assets	3,559			2,262			2,119

Total assets	$602,217			$561,695			$457,984

Interest-bearing liabilities:
Passbook	$23,189	977	4.21	$35,677	1,783	5.00	$47,694	2,304	4.83
Money market and NOW	25,186	1,024	4.07	1,150	68	5.91	—	—	—
Certificates of deposit	352,790	19,581	5.55	343,511	20,900	6.08	263,879	14,447	5.47

Total deposits	401,165	21,582	5.38	380,338	22,751	5.98	311,573	16,751	5.38
Borrowings	153,951	7,857	5.10	137,290	8,267	6.02	108,914	5,659	5.20

Total interest-bearing liabilities	555,116	29,439	5.30	517,628	31,018	5.99	420,487	22,410	5.33

Noninterest-bearing liabilities	4,154			2,775			2,946

Total liabilities	559,270			520,403			423,433
Stockholder’s equity	42,947			41,292			34,551

Total liabilities and stockholder’s equity	$602,217			$561,695			$457,984

Net interest-earning assets	$43,542			$41,805			$35,378

Net interest income; average interest rate spread		$23,738	3.58%		$21,726	3.44%		$18,389	3.62%

Net interest margin(3)			3.97%			3.88%			4.03%
Average interest-earning assets to average interest-bearing liabilities			107.84%			108.08%			108.41%

(1)	At March 31, 2002, the weighted average yields earned and rates paid were as follows: loans, net, 8.54%; investments, 5.05%; total interest-earning assets, 7.93%; deposits, 3.85%; borrowings, 4.51%; total interest-bearing liabilities, 4.01%; and interest rate spread, 3.92%.

(2)	Interest income on real estate loans includes amortization of deferred loan fees and discounts. Such amounts totaled $87,000 and $217,000 for the three months ended March 31, 2002 and 2001, respectively, and $932,000, $1.4 million and $2.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. Includes nonaccrual loans during the respective periods. Average balance is net of deferred costs and discounts on purchased loans and includes loans held for sale.

(3)	Equals net interest income divided by average interest-earning assets.

     Rate/Volume Analysis

      The following table shows the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities affected the First Fidelity Investment and Loan’s interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate (change in rate multiplied by prior year volume), and (2) changes in volume (change in volume multiplied by prior year rate). The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Three Months Ended March 31,			Year Ended December 31,

	2002 vs. 2001			2001 vs. 2000			2000 vs. 1999

	Increase/(Decrease)			Increase/(Decrease)			Increase/(Decrease)
	Due to		Total	Due to		Total	Due to		Total
			Increase			Increase			Increase
	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)	Rate	Volume	(Decrease)

				(Dollars in thousands)
Interest income:
Loans, net	$(1,655)	$381	$(1,274)	$(1,337)	$894	$(443)	$1,191	$9,086	$10,277
Investment securities	(368)	(41)	(409)	(656)	1,749	1,093	562	1,157	1,719
Certificates of deposit in banks	—	22	22	—	25	25	—	—	—
Cash and cash equivalents	(3)	14	11	(57)	41	(16)	83	(253)	(170)
Investment in FHLB stock	5	(30)	(25)	(158)	(68)	(226)	200	(81)	119

Total interest-earning assets	(2,021)	346	(1,675)	(2,208)	2,641	433	2,036	9,909	11,945

Interest expense:
Deposits:
Passbook	(142)	(12)	(154)	(280)	(526)	(806)	80	(601)	(521)
Money market and NOW	(75)	315	240	(21)	977	956	—	68	68
Certificates of deposit	(1,930)	112	(1,818)	(1,834)	515	(1,319)	1,608	4,845	6,453

Total deposits	(2,147)	415	(1,732)	(2,135)	966	(1,169)	1,688	4,312	6,000
Borrowings	(553)	(367)	(920)	(1,260)	850	(410)	899	1,709	2,608

Total interest-bearing liabilities	(2,700)	48	(2,652)	(3,395)	1,816	(1,579)	2,587	6,021	8,608

Increase (decrease) in net interest income	$679	$298	$977	$1,187	$825	$2,012	$(551)	$3,888	$3,337

     Changes in Financial Condition from December 31, 2001 to March 31, 2002

      First Fidelity’s total assets increased $9.5 million or 1.5% to $630.2 million at March 31, 2002 compared to $620.7 million at December 31, 2001. This increase was primarily due to increases of $7.9 million or 8.1% in investment securities and $5.9 million or 1.2% in net loans. The increase in investment securities was due to the investment of excess liquidity in an ongoing effort to leverage capital. The increase in loans receivable was due to continued strong loan demand.

      Total liabilities increased $7.5 million or 1.3% to $589.6 million at March 31, 2002 compared to $582.1 million at December 31, 2001. Such increase was due to a $38.2 million or 9.3% increase in deposits, which was partially offset by a $28.7 million or 18.0% decrease in other borrowings, which primarily includes Federal Home Loan Bank advances and fed funds purchased. First Fidelity used the funds from increased deposits to fund loan originations, purchase investment securities and repay maturing Federal Home Loan Bank advances.

      Total stockholders’ equity increased $2.0 million or 5.2% to $40.6 million at March 31, 2002 compared to $38.6 million at December 31, 2001. Such increase was due to a decrease in the securities valuation allowance, net of tax effect, of $1.9 million and net income of $125,000.

     Changes in Financial Condition from December 31, 2000 to December 31, 2001

      First Fidelity’s total assets increased $18.5 million or 3.1% to $620.7 million at December 31, 2001 compared to $602.2 million at December 31, 2000. Such increase was primarily due to increases of $39.5 million or 8.6% in net loans receivable and $6.6 million or 7.2% in investment securities available-for-sale. These increases were partially offset by a $30.4 million or 92.6% decrease in loans held for sale caused by sales of some loans and the transfer of $27.1 million of loans to the loans held for investment portfolio. The net increase in loans of $9.1 million was primarily the result of $159.2 million in loan fundings by First Fidelity Investment and Loan in 2001, which was substantially offset by heavy prepayments in the loan portfolio. The funding volume continues to reflect the strong demand in First Fidelity’s market area for multi-family loans.

      First Fidelity’s total liabilities increased $14.4 million or 2.5% to $582.1 million at December 31, 2001 compared to $567.6 million at December 31, 2000. Such increase was primarily due to an increase of $31.1 million or 8.1% in deposits, which was partially offset by a decrease of $12.6 million or 7.3% in other borrowings. First Fidelity utilized deposits to fund loan originations and reduce its reliance on borrowings.

      Total stockholders’ equity amounted to $38.6 million at December 31, 2001, an increase of $4.0 million or 11.6% compared to $34.6 million at December 31, 2000. Such increase was due to net income of $7.8 million during 2001. The increase in stockholders’ equity was partially offset by a decrease of $3.0 million in additional paid-in capital due to preferred stock repurchases.

Comparison of Operating Results for the Three Months Ended March 31, 2002 and March 31, 2001

     General

      Net income amounted to $125,000 for the three months ended March 31, 2002 compared to $1.9 million for the three months ended March 31, 2001. The decrease of $1.8 million was primarily due to loss realized of $3.3 million from sales of corporate securities from the available-for-sale investment portfolio. This decrease was partially offset by an increase in net interest income and increases in the provision for loan losses, decrease in other expenses and income tax provisions.

     Net Interest Income

      Net interest income is determined by interest rate spread and by the amount of interest-earning assets relative to interest bearing liabilities. Net interest income increased $913,000 or 16.80% to $6.3 million for the three months ended March 31, 2002 compared to $5.4 million for the same period in 2001. Such increase was primarily due to an increase in the average interest rate spread from 2.98% for the 2001 period to 4.07% for the 2002 period. The increase was largely due to First Fidelity’s ability to structure its balance sheet to achieve a liability sensitive position at the end of 2000. This enabled First Fidelity to widen its spread during the down rate cycle experienced in 2001.

     Interest Income

      Interest income amounted to $12.2 million for the three months ended March 31, 2002 compared to $14.1 million for the same period in 2001. The decrease of $1.9 million or 13.79% was primarily due to a decrease of $1.5 million or 12.49% in interest income on loans. Such decrease in interest income on loans was due to a decrease in the average yield earned on such assets in the lower interest rate environment.

     Interest Expense

      Interest expense decreased $2.9 million or 32.9% to $5.8 million for the three months ended March 31, 2002 compared to $8.7 million in the same period in 2001. Such decrease was primarily due to decreases of $1.7 million or 29.2% in interest expense on deposits and $1.1 million or 40.9% in interest expense on borrowings. The decrease in interest expense on deposits and borrowings was due to lower rates paid, reflecting the lower interest rate environment. In addition, with respect to borrowings, the average balance of such liabilities decreased due to the repayment of certain borrowings during the 2002 period.

     Provision for Loan Losses

      First Fidelity maintains an allowance for loan losses at a level considered adequate to cover probable losses on loans. The allowance for loan losses is maintained by additions charged to operations as provision for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance. Management’s periodic evaluation of the adequacy of the allowance is based on First Fidelity’s past loan loss experience, asset classifications, inherent risk in the portfolio, loan delinquency migration analysis, estimated collateral values, adverse situations that may affect the borrower’s ability to repay, and current and prospective economic conditions. The provision for loan losses amounted to $100,000 and $75,000 for the three months ended March 31, 2002 and 2001, respectively. Such increase was attributable primarily to loan growth experienced.

     Other Income (Expense)

      Other income amounted to $1.2 million for the three months ended March 31, 2001 compared to other expense of $2.9 million for the comparable 2002 period. The reason for the change between the 2001 period and the 2002 period was a $3.3 million loss recognized on sale of $22.4 million of corporate securities for the 2002 period compared to a gain of $358,000 for the 2001 period. The securities were sold in an attempt to strengthen First Fidelity’s balance sheet position by increasing its yield on assets as well as reducing its interest rate risk exposure to the corporate sector.

     Other Expenses

      For the three months ended March 31, 2002, other expenses amounted to $3.1 million, a decrease of $375,000 or 10.79% compared to $3.5 million for the same period in 2001. Such decrease was due to the decrease in operating expenses incurred by PSP Financial since it ceased most of its operations during the last quarter of 2001.

     Income Tax Provision

      The income tax provision amounted to $80,000 and $1.2 million for the three months ended March 31, 2002 and 2001, respectively, resulting in effective tax rates of 39.0% and 38.6%, respectively.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

     General

      Net income amounted to $7.8 million for 2001 compared to $6.1 million for 2000. Such increase was primarily due to increases in net interest income and total other income, which were partially offset by increases in other expenses and income tax provision.

     Net Interest Income

      First Fidelity’s net interest income amounted to $23.7 million for 2001, an increase of $2.9 million or 14.0%, compared to net interest income of $20.8 million in 2000. First Fidelity’s changes in net interest income are driven almost solely by First Fidelity’s interest rate spread, total interest-earning assets and ratio of average interest-earning assets to average interest-bearing liabilities. First Fidelity’s interest rate spread increased to 3.63% for 2001 compared to 3.25% for 2000. In addition, First Fidelity’s net interest margin increased to 3.90% for 2001 compared to 3.70% for 2000. Further, First Fidelity’s total average interest-earning assets increased to $608.0 million for 2001 compared to $562.4 million for 2000.

     Interest Income

      Total interest income amounted to $54.3 million for 2001 compared to $53.3 million for 2000, an increase of $1.0 million or 1.75%. Such increase was primarily due to a $1.1 million or 23.9% increase in interest income on investment securities as a result of an increase in the average balance of such assets. Purchases of investment securities during 2001 amounted to $68.1 million while proceeds on sales of investment securities amounted to $38.5 million. During 2001, First Fidelity purchased investment securities to fully utilize its excess cash flow from operations and to further leverage its capital. The increase in the average balance of investment securities was partially offset by a decrease in the average yield on such assets, reflecting the declining interest rate environment during 2001.

     Interest Expense

      Interest expense decreased $2.0 million or 6.1% to $30.6 million for 2001 compared to $32.6 million for 2000. Such decrease was primarily due to a decrease of $1.2 million or 5.1% in interest expense on deposits and, to a lesser extent, a decrease of $823,000 or 8.4% in interest expense on borrowings. The decrease in interest expense on deposits and borrowings was due to lower rates on such liabilities as a result of the declining interest rate environment. This decrease was partially offset by increases in the average balance of deposits and borrowings to fund loan originations and purchases of investment securities.

     Provision for Loan Losses

      The provision for loan losses amounted to $496,000 and $575,000 for 2001 and 2000, respectively.

     Other Income

      Other income totaled $3.8 million for 2001, an increase of $1.2 million or 44.7% compared to $2.6 million for 2000. Such increase was primarily due to a $574,000 gain on sales of investment securities during 2001. There were no comparable gains in 2000. In addition, late charges and prepayment penalties increased $403,000 or 61.0% to $1.1 million in 2001, primarily as a result of the significant increase in prepayment speed in the loan portfolio caused by the sharp decline in interest rates throughout the year. Further, in 2000, First Fidelity wrote off the remaining $333,000 of an equity investment it had in an unaffiliated mortgage company. No writedowns were taken in 2001.

     Other Expenses

      Other expenses amounted to $13.9 million for 2001 compared to $12.3 million for 2000, an increase of $1.5 million or 12.5%. This increase was primarily due to a $413,000 or 5.5% increase in salaries and wages, a $378,000 or 45.3% increase in occupancy expenses and a $752,000 or 18.7% increase in all other expenses. The increase in salaries and wages was due to normal merit increases and new hires. Increase in occupancy expenses reflected a one-time disposition cost of $263,000 to terminate the lease of the PSP Financial headquarters. The increase in other general and administrative expenses reflects the additional costs associated with offering a variety of new products throughout 2001.

     Income Tax Provision

      The income tax provision amounted to $5.3 million and $4.4 million for 2001 and 2000, respectively, resulting in effective tax rates of 40.4% and 42.0%, respectively. The higher provision in 2001 was due to higher pre-tax income.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

     General

      Net income amounted to $6.1 million in 2000 compared to $3.1 million in 1999, an increase of $3.0 million or 93.6%. Such increase was due to an increase in net interest income, a decrease in the provision for loan losses and an increase in other income, which were partially offset by increases in other expenses and income tax provision.

     Net Interest Income

      Net interest income amounted to $20.8 million for 2000 compared to $17.9 million for 1999, an increase of $2.9 million or 16.1%. First Fidelity’s changes in net interest income are driven almost solely by First Fidelity’s interest rate spread, total interest-earning assets and ratio of average interest-earning assets to average interest-bearing liabilities. For 2000, First Fidelity’s interest rate spread was 3.25% compared to 3.27% for 1999. However, First Fidelity’s total average interest-earning assets increased substantially to

$562.4 million for 2000 compared to $456.4 million for 1999. This increase more than offset the decrease in interest rate spread.

     Interest Income

      Total interest income amounted to $53.3 million for 2000 compared to $41.3 million for 1999, an increase of $12.0 million or 29.3%. This increase was primarily due to a $10.4 million or 27.8% increase in interest income on loans as a result of an increase in the average balance of loans and, to a lesser extent, an increase in the average yield earned on loans. The net increase in loans during 2000 amounted to $43.9 million due to continued strong loan demand in First Fidelity’s market area, and, in particular, demand for First Fidelity’s multi-family and commercial real estate loan products.

     Interest Expense

      For 2000, interest expense amounted to $32.6 million, an increase of $9.2 million or 39.4%, compared to $23.4 million for 1999. This increase was primarily due to an increase of $6.0 million or 36.1% in interest expense on deposits and, to a lesser extent, an increase of $3.2 million or 47.7% in interest expense on borrowings. These increases were primarily due to increases in the average balance of deposits and borrowings to fund loan originations.

     Provision for Loan Losses

      The provision for loan losses amounted to $575,000 and $1.1 million for 2000 an 1999, respectively. Total gross loans increased by $93.2 million in 1999, whereas gross loans only increased by $44.0 million in 2000. The difference was the primary contributor to the higher loan loss provision recorded for 1999.

     Other Income (Expense)

      During 2000, other income amounted to $2.6 million compared to other expense of $3.4 million for 1999. The primary reason for the change between 1999 and 2000 was First Fidelity’s write down of $4.7 million related to its equity investment in an unaffiliated mortgage company in 1999. In 1998, First Fidelity invested $5.0 million in the mortgage company. As a result of an inability of the mortgage company to execute its business plan, $4.7 million of this investment was written off in 1999. As previously discussed, the remaining $333,000 was written off in 2000. In addition, net gain on sales of loans amounted to $1.9 million in 2000 compared to $871,000 for 1999.

     Other Expenses

      For 2000, other expenses amounted to $12.3 million, an increase of $2.9 million or 31.3%, compared to $9.4 million for 1999. This increase was primarily attributable to increased activities and expenses of $2.4 million related to PSP Financial. For the majority of 1999, PSP Financial was in the process of establishing its lending authority with various states and other legal aspects of its operations. Therefore, operating expenses in 1999 related to PSP Financial were limited.

     Income Tax Provision

      Income tax provisions amounted to $4.4 million and $887,000 for 2000 and 1999, respectively, resulting in effective tax rates of 42.0% and 22.0%, respectively. The lower effective tax rate for 1999 was primarily due to a recovery of prior years’ tax.

Liquidity and Commitments

      First Fidelity’s primary sources of funds are from deposits, amortization of loans, loan prepayments and the maturity of loans, mortgage-backed and investment securities and other funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. First Fidelity also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. First Fidelity also utilizes outside borrowings, primarily from the Federal Home Loan Bank of San Francisco, as an additional funding source.

      First Fidelity uses liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and other deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses.

      At March 31, 2002, First Fidelity had outstanding commitments to originate $5.8 million of loans. In addition, as of March 31, 2002, the total amount of certificates of deposit that were scheduled to mature over the following twelve months was $256.5 million. First Fidelity believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit if necessary to retain deposits in changing interest rate environments.

Impact of Inflation and Changing Prices

      The financial statements and related financial data presented herein regarding First Fidelity have been prepared in accordance with accounting principles generally accepted in the United States of America, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of First Fidelity’s assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on First Fidelity’s performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Recent Accounting Standards

      First Fidelity adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The adoption of SFAS No. 133 did not have a significant impact on the financial position, results of operations or cash flows of First Fidelity.

      SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125,” was issued in September 2000 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on the results of operations, financial position or cash flows of First Fidelity.

      SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” replaced SFAS No. 121. SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount of fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also expands the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this statement did not have a material impact on First Fidelity’s financial position, results of operations or cash flows.

Regulation and Supervision

      First Fidelity Investment and Loan is subject to supervision and regulation by the California Department of Financial Institutions (“DFI”) and, as an insured institution, by the FDIC. First Fidelity is generally not directly regulated or supervised by the DFI, the FDIC or any other bank regulatory authority, except with respect to guidelines concerning its relationship with First Fidelity Investment and Loan. First Fidelity Investment and Loan is examined on a regular basis by both agencies.

      Federal and state regulations prescribe certain minimum capital requirements and First Fidelity Investment and Loan is currently in compliance with such requirements. Federal and state regulatory authorities also have the power to prohibit or limit the payment of dividends by First Fidelity Investment and Loan.

California Law

      The industrial banking business conducted by First Fidelity Investment and Loan is governed by the California Revised Banking Law (“Revised Banking Law”), which became effective September 30, 2000, and the rules and regulations of the Commissioner of the DFI.

      The effect of the Revised Banking Law is that an industrial bank is now defined as a bank for purposes of California law. All statutory and regulatory references to banks or commercial banks apply equally to industrial banks, including, for example, establishment and closure of branches and loan production offices, investment authority, mergers and acquisitions, interstate banking and banking activities, and trust business. Essentially this means that First Fidelity Investment and Loan may offer all loan and credit programs and deposit accounts that commercial banks may offer, with the significant exception that industrial banks are not authorized to offer demand deposit accounts. While First Fidelity Investment and Loan may not offer demand deposit accounts, it may offer negotiable orders of withdrawal accounts (“NOW accounts”) and money market deposit accounts (“MMDAs”).

      Under the Revised Banking Law, the loan limit to one borrower is 15% of the aggregate amount of an industrial bank’s stockholders’ equity, allowance for loan losses and capital notes and debentures plus an additional 10% if the obligation(s) qualify as “secured.” Unsecured and secured obligations may not be combined in the same note. Loans secured by corporate stock of a single corporation are limited to 5% of total assets.

      Prior approval must be obtained from the DFI before a person or entity acquires control of an industrial bank or its controlling person. Control means direct or indirect ownership or power to vote 25% of the voting stock issued by a person or to direct the management of the person or its policies. There is a presumption, however, that ownership of or power over 10% or more of the voting stock of a person is presumed to constitute control. A filing with the DFI is in addition to any required filing with the FDIC.

      Under the Revised Banking Law, the DFI may take possession of an industrial bank if, among other things, the tangible stockholders’ equity is less than the greater of 3% of the industrial bank’s total assets or $1 million.

Federal Law

      First Fidelity Investment and Loan’s deposits are insured by the FDIC to the full extent permitted by law. As an insurer of deposits, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises the operations of institutions to which it provides deposit insurance. The approval of the FDIC is required prior to any merger, consolidation or change in control or the establishment or relocation of any branch office of the industrial bank. This supervision and regulation is intended primarily for the protection of the insured deposit funds. Prior written notice to the FDIC is required to close a branch office. FDIC approval, however, is not required to open, relocate or close a loan production office.

      First Fidelity Investment and Loan is subject to federal risk-based capital adequacy guidelines which provide a measure of capital adequacy and are intended to reflect the degree of risk associated with both on- and off-balance sheet items, including residential real estate loans sold with recourse, legally-binding loan commitments and standby letters of credit. A financial institution’s risk-based capital ratio is calculated by dividing its qualifying capital by its risk-weighted assets. Financial institutions are generally expected to meet a minimum ratio of qualifying total capital to risk-weighted assets of 8%, of which at least 4% of qualifying total capital must be in the form of core capital (“Tier 1”) — common stock, noncumulative perpetual preferred stock, minority interests in equity capital accounts of consolidated subsidiaries and allowed mortgage servicing rights, less all intangible assets other than allowed mortgage servicing rights and eligible purchased credit card relationships. Supplementary capital (“Tier 2”) consists of the allowance for loan and lease losses up to 1.25% of risk-weighted assets, cumulative perpetual preferred stock, long-term preferred stock (original maturity of at least 20 years), hybrid capital instruments, term subordinated debt and intermediate term preferred stock (original average maturity of five years or more). The maximum amount of Tier 2 capital that may be recognized for risk-based capital purposes is limited to 100% of Tier 1 capital (after any deductions for disallowed intangibles and certain deferred tax assets). The aggregate amount of term subordinated debt and intermediate term preferred stock that may be treated as Tier 2 capital is limited to 50% of Tier 1 capital. Certain other limitations and restrictions also apply.

      The FDIC has adopted a minimum leverage ratio that is intended to supplement risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital. The minimum leverage capital requirement for an FDIC-insured, state non-member bank, such as First Fidelity Investment and Loan, consists of a ratio of Tier 1 capital to average total assets of not less than 3%. This minimum only applies to the most highly rated banks that are not anticipating or experiencing any significant growth. All other FDIC-insured, state non-member banks must meet a minimum leverage capital ratio at least 1% to 2% above this minimum. It is improbable, however, that an institution with a 3% core capital-to-total assets ratio would be rated in the highest category since a strong capital position is so closely tied to the rating system. Therefore, the “minimum” leverage ratio is, for all practical purposes, significantly above 3%. The following table presents First Fidelity Investment and Loan’s capital position at March 31, 2002:

					To be Well-
			Minimum Capital		capitalized Under
			Adequacy		Prompt Corrective
	Actual		Requirements		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
Tier 1 Capital (to Average Assets)	$43,884	7.08%	$24,793	4.00%	$30,992	5.00%
Tier 1 Capital (to Risk-Weighted Assets)	43,884	9.11	19,268	4.00	28,903	6.00
Total Capital (to Risk-Weighted Assets)	49,800	10.33	38,567	8.00	48,209	10.00

      First Fidelity Investment and Loan is a “well-capitalized” institution at March 31, 2002 under the regulations promulgated under the Federal Deposit Insurance Corporation Improvement Act of 1991. A “well-capitalized” institution has a total risk-based capital ratio of at least 10%, has a Tier 1 risk-based capital ratio of at least 6%, has a leverage ratio of at least 5%, and is not subject to any written agreement, capital directive or prompt corrective action directive issued by the FDIC under Section 8 or Section 38 of the Federal Deposit Insurance Act to meet and maintain a specific capital level for any capital measure. The total risk-based capital ratio is the ratio of qualifying total capital to risk-weighted assets and the Tier 1 risk-based capital ratio is the ratio of Tier 1 capital to risk-weighted assets.

      As a “well-capitalized” institution, First Fidelity Investment and Loan’s annual FDIC insurance premiums currently are 1.9 cents per $100 of eligible domestic deposits. The insurance premium payable is subject to semi-annual adjustment. The FDIC, by the first day of the month preceding each semi-annual period, is required to notify each insured institution of its assessment risk-classification upon which the insurance premium assessment for the following period will be based. The FDIC has the authority to assess to all insured institutions collectively, additional premiums to cover losses and expenses associated with insuring deposits maintained at financial institutions and for other purposes it deems necessary. Currently the FDIC and Congress have under consideration proposals relating to the FDIC’s insurance fund, which could result in increased insurance coverage of accounts as well as increased premium assessment.

Limitations on Dividends

      First Fidelity Investment and Loan has elected to opt out of the dividend provisions of the Revised Banking Law in favor of provisions governing industrial loan companies prior to enactment of the Revised Banking Law, which provisions also apply to non-bank for-profit corporations.

      In policy statements, the FDIC has advised insured institutions that the payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. Federal regulators also have authority to prohibit financial institutions from engaging in business practices that are considered to be unsafe or unsound. It is possible that, depending upon the financial condition of the industrial bank and other factors, such regulators could assert that the payment of dividends in some circumstances might constitute unsafe or unsound practices and could prohibit or limit the payment of dividends.

Other Regulation

      First Fidelity Investment and Loan is also subject to federal consumer protection laws, including the Truth In Savings Act, the Truth in Lending Act, the Community Reinvestment Act and the Real Estate Settlement Procedures Act.

Privacy

      Federal laws have been recently enacted to protect the privacy of non-public personal information of consumers. The laws principally require banks and other financial companies to provide notices to their customers identifying what information is collected, whether the company intends to share such information with other companies, rights of customers and the manner by which a customer can protect himself or herself. These laws give a customer the right to opt out of some sharing of personal financial information. California and other states either have enacted or have under consideration privacy laws that may either augment or make more restrictive the use of such information.

Real Estate Lending Practices

      In addition to the federal Truth In Lending laws governing disclosure requirements and limitations upon residential mortgages and loans secured by a consumer’s principal dwelling, California and other states have enacted statutes which set certain restrictions on such loans, such as limits on annual percentage interest rate thresholds, limitations on prepayment penalties, capacity to repay, prohibition against sale of certain insurance, and specific disclosures. California’s new law becomes effective July 1, 2002. These laws generally are intended to curb and eliminate abusive lending practices. Several California municipalities have such laws under consideration. It is not expected that such enactments will have any material effect upon the residential real estate lending business of First Fidelity Investment and Loan.

DESCRIPTION OF HAWTHORNE FINANCIAL COMMON STOCK

      Set forth below is a summary of the material features of the Hawthorne Financial common stock. This summary is not a complete discussion of the charter documents and other instruments of Hawthorne Financial that create the rights of the security holders.

      Hawthorne Financial has authority to issue 20,000,000 shares of Hawthorne Financial common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. On the Hawthorne Financial record date, there were                      shares of Hawthorne Financial common stock outstanding, plus warrants to purchase an additional                      shares of common stock outstanding and

issued but unexercised options to purchase an aggregate of                      shares of common stock pursuant to Hawthorne Financial’s stock option plan. There currently are no shares of preferred stock outstanding.

      On any matter submitted to a vote of the stockholders, holders of Hawthorne Financial common stock are entitled to one vote, in person or by proxy, for each share of Hawthorne Financial common stock held of record in the stockholder’s name on the Hawthorne Financial books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Each share of Hawthorne Financial common stock has the same rights, privileges and preferences as every other share and will share equally in Hawthorne Financial’s net assets upon liquidation or dissolution. Hawthorne Financial common stock has no preemptive, conversion or redemption rights, or sinking fund provisions; however, two Hawthorne Financial stockholders each have the right to nominate one director for election at each Hawthorne Financial annual meeting.

      The Hawthorne Financial board of directors, without stockholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of Hawthorne Financial common stock. Although it is not possible to state the actual effect any issuance of preferred stock might have upon the rights of holders of the Hawthorne Financial common stock, the issuance of preferred stock might:

•	restrict dividends on Hawthorne Financial common stock if preferred stock dividends have not been paid;

•	dilute the voting power and equity interest of holders of Hawthorne Financial common stock to the extent that any preferred stock series has voting rights or is convertible into Hawthorne Financial common stock; or

•	prevent current holders of Hawthorne Financial common stock from participating in Hawthorne Financial’s assets upon liquidation until any liquidation preferences granted to the holders of the preferred stock are satisfied.

      In addition, Hawthorne Financial’s issuance of preferred stock may, under certain circumstances, have the effect of discouraging an attempt to change control of Hawthorne Financial.

      Hawthorne Financial’s certificate of incorporation provides that the liability of a Hawthorne Financial director for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Hawthorne Financial is allowed to provide this elimination of liability to the extent not prohibited by applicable sections of Delaware law.

      Stockholders are entitled to dividends when and if declared by the Hawthorne Financial board of directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, out of funds legally available therefor.

      The transfer agent and registrar for the Hawthorne Financial common stock is Mellon Investor Services, LLC.

MATERIAL DIFFERENCES BETWEEN HOLDERS OF

HAWTHORNE FINANCIAL STOCK AND FIRST FIDELITY STOCK

General

      In the merger, First Fidelity stockholders may exchange their shares of First Fidelity common stock for shares of Hawthorne Financial common stock. Both Hawthorne Financial and First Fidelity are Delaware corporations subject to the provisions of the Delaware General Corporation Law. On consummation of the merger, certain First Fidelity stockholders who elect to do so (or who receive shares of Hawthorne Financial common stock as a result of the proration provisions of the merger agreement) will become Hawthorne Financial stockholders. The certificate of incorporation and bylaws of Hawthorne Financial, in addition to the Delaware general corporation law, will govern their rights as Hawthorne Financial stockholders.

      The following is a summary of the material differences between the provisions of the certificate of incorporation and bylaws of each of Hawthorne Financial and First Fidelity. This summary is not intended to be a complete discussion of the respective certificates of incorporation and bylaws of Hawthorne Financial and First Fidelity and it is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law as well as by reference to the respective certificates of incorporation and bylaws of Hawthorne Financial and First Fidelity.

      You should carefully read this entire document and the other documents we refer to in this document for a more complete understanding of the differences between being a stockholder of Hawthorne Financial and being a stockholder of First Fidelity.

Authorized Capital Stock

Hawthorne Financial

      Hawthorne Financial’s certificate of incorporation authorizes the issuance of up to 20,000,000 shares of Hawthorne Financial common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. On the Hawthorne Financial record date, there were                      shares of Hawthorne Financial common stock outstanding, plus warrants to purchase an additional                      shares of common stock outstanding and issued but unexercised options to purchase an aggregate of                      shares of common stock pursuant to Hawthorne Financial’s stock option plan. There currently are no shares of Hawthorne Financial preferred stock outstanding.

First Fidelity

      First Fidelity has authority to issue 2,000,000 shares of Class A common stock, par value $0.01 per share, 2,000,000 shares of Class B common stock, par value $0.01 per share and 2,000,000 shares of preferred stock, par value $0.01 per share. At the First Fidelity record date, there were 425,000 shares of First Fidelity Class A common stock issued and outstanding, 985,935 shares of First Fidelity Class B common stock outstanding plus unexercised options to purchase an aggregate of 88,000 shares of First Fidelity Common Stock. There currently are no shares of preferred stock outstanding. In addition, 404,180 shares of Class A common stock are issuable upon conversion of certain senior notes outstanding as of the First Fidelity record date.

Issuance of Capital Stock

      Under Delaware law, a Delaware corporation generally may issue shares of capital stock and rights or options for the purchase of shares of its capital stock on such terms and for such consideration as may be determined by the corporation’s board of directors.

Hawthorne Financial

      The certificate of incorporation and bylaws of Hawthorne Financial do not limit the ability of the board of directors of Hawthorne Financial to authorize the issuance of Hawthorne Financial capital stock. However, Hawthorne Financial is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as Hawthorne Financial, with securities which are traded on the Nasdaq National Market to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Hawthorne Financial also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Hawthorne Financial capital stock do not have preemptive rights with respect to any shares of Hawthorne capital stock which may be issued.

First Fidelity

      The certificate of incorporation and bylaws of First Fidelity do not limit the ability of the board of directors of First Fidelity to authorize the issuance of First Fidelity capital stock. The First Fidelity common stock is not listed on the Nasdaq National Market or any securities exchange and thus is not subject to the shareholder approval requirements which would otherwise be applicable if this were the case. First Fidelity may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment under current laws and regulations. Holders of First Fidelity capital stock do not have preemptive rights with respect to any shares of First Fidelity capital stock which may be issued.

Dividends

      Under Delaware law, a corporation may pay dividends out of surplus or, in the event that no surplus exists, out of its net profits for the fiscal year in which the dividend is declared or its net profits for the preceding fiscal year, subject to certain limitations for the benefit of certain preference shares.

Hawthorne Financial

      The Hawthorne Financial bylaws provide that the Hawthorne Financial board of directors may declare dividends at any regular or special meeting, in accordance with applicable law.

First Fidelity

      First Fidelity bylaws provide that the First Fidelity board of directors may declare dividends from time to time in accordance with law.

Voting Rights

Hawthorne Financial

      Each share of Hawthorne Financial common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of Hawthorne Financial, except that holders of Hawthorne Financial common stock have the right to cumulate votes in an election of directors. See “— Cumulative Voting” below.

First Fidelity

      Each share of First Fidelity Class A common stock is entitled to one vote per share on all matters properly presented at meetings of shareholders of First Fidelity, and holders of such shares do not have the right to cumulate votes in an election of directors. Holders of First Fidelity Class B common stock do not have voting rights except in limited circumstances which currently are not applicable.

Cumulative Voting

      Delaware law allows for cumulative voting. Cumulative voting allows a stockholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the stockholder’s name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many of the candidates as the stockholder desires. The candidates who receive the highest number of votes are elected, up to the total number of directors to be elected.

Hawthorne Financial

      Hawthorne Financial’s certificate of incorporation provides that Hawthorne Financial stockholders are entitled to cumulate their votes in connection with the election of directors.

First Fidelity

      First Fidelity’s stockholders are not entitled to cumulate their votes in connection with the election of directors.

Classified Board of Directors

      Under Delaware law, a corporation is permitted to provide in its certificate of incorporation or initial bylaws for classification of the board of directors into up to three classes.

Hawthorne Financial

      Hawthorne Financial does not currently have a classified board. The Hawthorne Financial bylaws require that each director hold office until his successor is duly elected and qualified or until the director has resigned or been removed.

First Fidelity

      First Fidelity has a classified board. First Fidelity directors are elected for three-year terms and until their successors have been duly elected and qualified.

Number of Directors

Hawthorne Financial

      Hawthorne Financial’s bylaws provide that the number of directors comprising the Hawthorne Financial board of directors shall be determined from time to time by a resolution adopted by the board or by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding shares of voting stock of Hawthorne Financial. The Hawthorne Financial board of directors currently has seven (7) members.

First Fidelity

      First Fidelity’s certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the whole board. First Fidelity’s bylaws provide that the number of directors comprising the First Fidelity board shall be such number as the board of directors shall from time to time designate, except in the absence of such designation, the number shall be seven. The First Fidelity board of directors currently has nine (9) members, three (3) serving in each class of directors.

Removal of Directors

      Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at the election of directors, except in the case of a corporation having cumulative voting. In such case, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

Hawthorne Financial

      Hawthorne Financial’s certificate of incorporation provides that any director may be removed with or without cause by the holders of a majority of the shares then entitled to vote at any meeting of the stockholders. Because Hawthorne Financial’s certificate of incorporation also allows for cumulative voting, the provision allowing removal without cause is superseded by the cumulative voting limitations on removal under Delaware law referenced above, and accordingly, if less than the entire Hawthorne Financial board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Hawthorne Financial board of directors.

First Fidelity

      First Fidelity’s certificate of incorporation provides that, subject to the rights of any series of preferred stock then-outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause and by an affirmative vote of the holders of at least 66 2/3 percent of the voting power of all the then-outstanding shares of capital stock of First Fidelity entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Boards of Directors

      Under Delaware law (unless otherwise provided in the certificate of incorporation or bylaws), vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors in office.

Hawthorne Financial

      Hawthorne Financial’s certificate of incorporation provides that a vacancy caused by the removal of a director shall be filled at any meeting of the stockholders by the vote of a majority of the outstanding stock of Hawthorne Financial entitled to vote (subject to the limitations on removal under Delaware law in the case of cumulative voting). Vacancies that are not the result of the removal of a director, including those resulting from an increase in the size of the board of directors, may be filled by a majority of the directors then in office, even though that number may be less than a quorum.

First Fidelity

      First Fidelity’s certificate of incorporation provides that any vacancy in the First Fidelity board of directors caused by an increase in the authorized number of directors or by death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office.

Special Meeting of the Stockholders

      Under Delaware law, a special meeting of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws.

Hawthorne Financial

      Hawthorne Financial’s bylaws provide that special meetings of the Hawthorne Financial board of directors, for any purpose(s), may be called by the chairman of the board of directors, if any, or the president, upon written request of a majority of the board of directors, or upon written request of stockholders owning a majority of the voting power of the entire capital stock of the corporation issued and outstanding and entitled to vote.

First Fidelity

      First Fidelity’s certificate of incorporation provides that, subject to the rights of the holders of any class or series of preferred stock of First Fidelity, special meetings of the stockholders may be called by:

•	the board of directors pursuant to a resolution adopted by a majority of the total number of directors which First Fidelity would have if there were no vacancies on the board of directors; or

•	the holders of not less than 66 2/3 percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting.

Amendment of Bylaws

      Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well.

Hawthorne Financial

      The Hawthorne Financial certificate of incorporation provides that the Hawthorne Financial bylaws may be made, amended, altered, changed, added to or repealed by the Hawthorne Financial board of directors without any action on the part of the Hawthorne Financial stockholders.

First Fidelity

      First Fidelity’s certificate of incorporation provides that the First Fidelity board of directors is expressly empowered to adopt, amend or repeal the bylaws of First Fidelity. The First Fidelity certificate of incorporation also grants First Fidelity stockholders the power to adopt, amend or repeal the First Fidelity bylaws. The affirmative vote of at least 66 2/3 percent of the voting power of all the outstanding shares of the capital stock of First Fidelity, voting together as a single class, is required in order for stockholders to adopt, amend or repeal any provision of the bylaws, in addition to any required vote of any class or series of First Fidelity preferred stock.

Stockholder Nominations and Proposals at Stockholder Meetings

Hawthorne Financial

      The certificate of incorporation and bylaws of Hawthorne Financial do not set forth procedures for the nomination of directors or for the submission of proposals at stockholder meetings.

First Fidelity

      The First Fidelity bylaws provide that nominations of persons for election to the board of directors may be made at a meeting of stockholders at which directors are to be elected only:

•	by or at the direction of the board of directors, or

•	by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the bylaws.

      Such nominations, other than those made by or at the direction of the board of directors, must be made by timely notice in writing to the First Fidelity corporate secretary.

      The First Fidelity bylaws provide that only business that is brought by or at the direction of the board of directors, or by a First Fidelity stockholder who is entitled to vote with respect thereto and who complies with the notice procedures set forth in the bylaws may be conducted at an annual meeting of First Fidelity stockholders.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from Hawthorne Financial Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of First Fidelity Bancorp, Inc. as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the shares of Hawthorne Financial common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Hawthorne Financial by Eileen Lyon, Senior Vice President, General Counsel and Secretary of Hawthorne Financial. If the merger qualifies as a reorganization, the material federal income tax consequences of the merger will be passed upon for Hawthorne Financial by Manatt, Phelps & Phillips, LLP, Los Angeles, California and for First Fidelity by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

      Members of Elias, Matz, Tiernan & Herrick L.L.P., legal counsel to First Fidelity, own 50,299 shares of First Fidelity common stock, and $100,000 principal amount of First Fidelity senior notes. Members of Elias, Matz, Tiernan & Herrick L.L.P., also own an aggregate of            shares of Hawthorne Financial common stock and warrants to purchase            shares of Hawthorne Financial common stock.

OTHER BUSINESS — HAWTHORNE FINANCIAL ANNUAL MEETING

General

      We are furnishing this document to Hawthorne Financial stockholders in connection with the solicitation of proxies by the Hawthorne Financial board of directors for use at the annual meeting of Hawthorne Financial stockholders, including any meeting adjournments or postponements, to be held on July 23, 2002 at 11:00 a.m., at Hawthorne Financial’s executive offices located at 2381 Rosecrans Avenue, Second Floor, El Segundo, California 90245.

      The purpose of the Hawthorne Financial annual meeting is for Hawthorne Financial stockholders to consider and vote upon:

•	a proposal to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger contemplated by the Agreement and Plan of Reorganization, dated as of March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), providing for the acquisition of First Fidelity by Hawthorne Financial. The merger agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the merger agreement, see “The Merger Agreement,” beginning on page 61.

•	the election of seven (7) directors to serve until the next annual meeting and until their successors are elected and qualified; and

•	such other business as may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

Record Date; Voting Power

      If you were a Hawthorne Financial stockholder of record at the close of business on June 12, 2002, you may vote at the Hawthorne Financial annual meeting. As of June 12, 2002, there were                     issued and outstanding shares of Hawthorne Financial common stock held by approximately                      stockholders of record. These stockholders have one vote per share on any matter that may properly come before the Hawthorne Financial annual meeting. However, each Hawthorne Financial stockholder may cumulate his or her votes in the election of directors and give any nominee a number of votes equal to the number of directors to be elected multiplied by the number of his or her shares, or to distribute his or her votes among as many nominees as he or she sees fit. Any shares of Hawthorne Financial common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as “broker non-votes.”

Votes Required

      The presence in person or by proxy of the holders of a majority of the shares of Hawthorne Financial common stock outstanding on the Hawthorne Financial record date will constitute a quorum for the transaction of business at the annual meeting. Hawthorne Financial will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the annual meeting.

      The approval of the proposal to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast at Hawthorne Financial’s annual meeting. Brokers who hold shares of Hawthorne Financial common stock as nominees will not have discretionary authority to vote such shares in favor of or against the proposal without instructions from the beneficial owners. Broker non-votes and abstentions are not votes cast for purposes of approving the proposal. They will have no effect on the outcome of the voting on this proposal.

      The seven (7) nominees for director who receive the most votes will be elected to Hawthorne Financial’s board of directors. Brokers who hold shares of Hawthorne Financial common stock as nominees will have discretionary authority to vote such shares in the election of directors. Broker non-votes will have no effect on the outcome of the election of directors.

     Solicitation and Revocation of Proxies

      Included with this document is a form of proxy for Hawthorne Financial stockholders. Proxies that are properly signed and dated but do not have voting instructions will be voted “FOR” the issuance of shares of Hawthorne Financial common stock in connection with the merger, “FOR” the election of the seven (7) nominees for director and in the discretion of the proxy holder as to any other matter which may properly come before the annual meeting. The proxies solicited allow the proxy holders to cumulate votes in the election of directors among the nominees as the proxy holders deem appropriate to elect the maximum possible number of nominees recommended by the Hawthorne Financial board of directors.

      Hawthorne Financial asks its stockholders to vote by completing, dating and signing the accompanying Hawthorne Financial proxy card and returning it promptly to Hawthorne Financial in the enclosed, postage-paid [color] envelope.

      If you are a Hawthorne Financial stockholder who delivers a properly executed proxy, you may revoke such proxy at any time before its exercise. You may revoke your proxy by:

•	filing with the Hawthorne Financial Corporate Secretary prior to the annual meeting, at Hawthorne Financial’s principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person. Presence at the annual meeting will not revoke your proxy unless you vote in person. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you can vote your shares.

      Hawthorne Financial’s board of directors is soliciting proxies for use at its annual meeting. Hawthorne Financial will bear the cost of solicitation of proxies from its own stockholders. Hawthorne Financial is bearing the cost of printing and mailing this document. In addition to solicitation by mail, Hawthorne Financial directors, officers and employees may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Hawthorne Financial also will make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Hawthorne Financial will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

     Other Matters

      Hawthorne Financial is unaware of any matter to be presented at the Hawthorne Financial annual meeting other than the proposals to approve the issuance of shares of Hawthorne Financial common stock in connection with the merger and the election of directors. If other matters are properly presented at the annual meeting, the proxyholders will have authority to vote all properly executed proxies in accordance with their judgment on any matter, including, without limitation, any proposal to adjourn or postpone the annual meeting. Proxies that are voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of soliciting additional proxies to approve the issuance of shares of Hawthorne Financial common stock pursuant to the merger agreement.

     Adjournment or Postponement of Hawthorne Financial Annual Meeting

      If we do not have a quorum, or if insufficient shares are voted in favor of the issuance of shares of Hawthorne Financial common stock pursuant to the merger agreement or the election of directors, then the Hawthorne Financial board of directors intends to present a proposal to postpone or adjourn the annual meeting so that additional proxies or votes may be solicited. When the annual meeting is reconvened, all proxies will be voted in the same manner as they would have been voted at the original convening of the annual meeting, except for any proxies that have been effectively revoked or withdrawn before the annual meeting reconvenes.

Security Ownership of Principal Stockholders and Management

      The following table sets forth as of June 12, 2002 certain information regarding the ownership of Hawthorne Financial’s common stock by:

•	each person known by Hawthorne Financial to be the beneficial owner of more than 5% of the outstanding shares of the common stock;

•	each executive officer named in Hawthorne Financial’s Summary Compensation Table included in this joint proxy statement/ prospectus; and

•	all of Hawthorne Financial’s executive officers and directors as a group.

      Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of June 12, 2002.

      In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned	Class

Bass Group(1)	647,637	10.15
Harry F. Radcliffe(2)	633,651	10.06
FMR Corp.(3)	514,500	8.77
Wellington Management Company, LLP(4)	454,300	7.74
Dimensional Fund Advisors Inc.(5)	384,800	6.56
Thomson Horstmann & Bryant Inc.(6)	303,900	5.18
Simone F. Lagomarsino(7)(8)	42,592	*
David L. Hardin, Jr.(8)(9)	39,687	*
Charles Stoneburg(10)	38,147	*
Karen C. Abajian(11)	33,333	*
Eileen Lyon(8)	28	*
All directors and executive officers as a group (13 persons)(12)(13)	315,464	5.10%

*	Less than 1%.

(1)	This information is based on an amendment to the Schedule 13D filed on December 3, 1999 by Portfolio II Investors, L.P., The Bass Management Trust, Sid R. Bass Management Trust, Sid R. Bass and Lee M. Bass, (the “Bass Group”). The Schedule 13D indicates that the Bass Group has beneficial ownership of 647,637 shares of common stock, which amount includes 511,742 shares which may be acquired upon the exercise of warrants and 135,725 shares of common stock directly owned by members of the Bass Group. The Schedule 13D indicates that the warrants and the common stock are held in the following names: The Bass Management Trust (39,919 shares and 232,610 warrants), Sid R. Bass Management Trust (279,132 warrants), Sid R. Bass (47,903 shares), and Lee M. Bass (47,903 shares). The address for the Bass Group is c/o W. Robert Cotham, 201 Main Street, Suite 2600, Fort Worth, Texas, 76102.

(2)	This information is based on the Schedule 13D filed on December 24, 1998 by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe. Mr. Radcliffe is the General Partner of Fort Pitt Fund, L.P., and the Ford Pitt Fund III, L.P. (the “Fort Pitt Funds”). The Schedule 13D indicates that the Fort Pitt Fund, L.P. has beneficial ownership of 479,651 shares of common stock, which amount includes 409,393 shares acquirable upon the exercise of warrants and 70,258 shares of common stock directly owned, and that Fort Pitt Fund, III has beneficial ownership of 120,000 shares of common stock directly owned. Harry F. Radcliffe’s ownership includes (i) 6,000 shares directly owned, and (ii) 22,000 shares which Mr. Radcliffe may acquire within 60 days of June 12, 2002 upon the exercise of stock options. The address for the Fort Pitt Fund, L.P. is 40 Wiggins Lane, Uniontown, Pennsylvania 15401.

(3)	This information is based on the Schedule 13G filed on February 14, 2002 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. The Schedule 13G indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. The shares of common stock are beneficially owned by Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940 (the “Fund”). Fidelity Management & Research Company, a subsidiary of FMR Corp. (“Fidelity”), and a registered investment advisor, is deemed to be the beneficial owner of such securities. Mr. Johnson, FMR Corp. through its control of Fidelity, and the Fund, each have the power to dispose of the securities. Power to vote the securities is held by Fidelity Funds’ Board of Trustees. Mr. Johnson and Ms. Johnson are Chairman of the Board and a director, respectively, of FMR Corp., and members of the Johnson family, through their stock ownership and stockholder voting agreement, form a controlling group with respect to FMR Corp. The address for FMR Corp., Fidelity, the Fund and Mr. Johnson and Ms. Johnson is 82 Devonshire Street, Boston MA 02109.

(4)	This information is based on the Schedule 13G/A filed February 12, 2002 by Wellington Management Company, LLP. The address for Wellington Management Company, LLP is 75 State Street, Boston, MA 02109. The shares are owned of record by advisory clients of Wellington Management Company LLP, none of which owns in excess of 5% of the Common Stock, except First Financial Fund, Inc.

(5)	This information is based on the Schedule 13G/A filed January 23, 2002 by Dimensional Fund Advisors Inc. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The shares reported are owned by four advisory clients of Dimensional Fund Advisors Inc., none of which owns in excess of 5% of the common stock. Dimensional Fund Advisors Inc. has voting and/or investment power over the shares, but disclaims beneficial ownership of such shares.

(6)	This information is based on the Schedule 13G filed February 12, 2001 by Thomson Horstmann & Bryant, Inc. The address for Thomson Horstmann & Bryant, Inc. is Park 80 West, Plaza Two, Saddle Brook, NJ 07663.

(7)	Includes (i) 2,344 shares directly owned, (ii) 248 shares allocated to Ms. Lagomarsino’s 401(k) Plan account and (iii) 40,000 shares that she may acquire within 60 days of June 12, 2002 upon the exercise of stock options.

(8)	Shares beneficially owned by Ms. Lagomarsino, Mr. Hardin and Ms. Lyon do not include 82,199 shares held of record by the 401(k) Plan/ESOP which have been allocated to participants’ accounts and which are voted by them as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. Ms. Lagomarsino, Mr. Hardin and Ms. Lyon disclaim beneficial ownership of such shares.

(9)	Includes (i) 22,500 shares which Mr. Hardin may acquire within 60 days of June 12, 2002 upon the exercise of stock options, (ii) 13,957 shares which Mr. Hardin may acquire upon the exercise of warrants, (iv) 2,038 shares allocated to Mr. Hardin’s 401(k) Plan account and (v) 174 shares held by the ESOP which have been allocated to Mr. Hardin’s account.

(10)	Includes (i) 37,000 shares which Mr. Stoneburg may acquire within 60 days of June 12, 2002 upon the exercise of stock options and (ii) 147 shares allocated to Mr. Stoneburg’s ESOP account.

(11)	Includes 33,333 shares which Ms. Abajian may acquire within 60 days of June 12, 2002 upon the exercise of stock options.

(12)	Current executive officers include Ms. Lagomarsino, Mr. Hardin, Mr. Stoneburg, Ms. Abajian, Ms. Lyon, Jacqueline Calhoun, senior vice president and chief credit officer, Marilyn Momeny, senior vice president and director of human resources, and Carol Ward, senior vice president — risk management.

(13)	Includes (i) 242,833 shares which members of the group may acquire within 60 days of June 12, 2002 upon the exercise of stock options, (ii) 20,301 shares which members of the group may acquire within 60 days of June 12, 2002 upon the exercise of warrants, and (iii) 2,433 shares held by the 401(k) Plan/ESOP which have been allocated to the accounts of executive officers. Excludes 82,199 shares held of record by the 401(k) Plan/ ESOP which have been allocated to participants’ accounts and which are voted by Ms. Lagomarsino, Mr. Hardin and Ms. Lyon as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion.

Information About Directors and Executive Officers

      The following table sets forth certain information concerning the seven (7) nominees of the board of directors of Hawthorne Financial, each of whom is currently a director of Hawthorne Financial. Each of the directors of Hawthorne Financial also is a director of Hawthorne Savings. Each nominee has indicated his or her willingness to serve if elected. If any nominee is unable to serve, an event that the board does not anticipate, the persons named in the accompanying proxy will vote for such replacement nominees as the board shall select.

      In December 1995, Hawthorne Financial sold $27.0 million of “investment units” in a private placement offering. Pursuant to an agreement entered into in connection with the offering, each of the three largest purchasers of investment units is entitled to recommend one person for nomination by the board of directors for election as a director. Pursuant to these rights, Fort Pitt Fund, L.P. recommended Harry F. Radcliffe, and Lee M. Bass recommended Anthony W. Liberati. Also pursuant to its rights, one of the three largest purchasers of investment units, Value Partners Ltd., recommended Gary W. Brummett, who became a director in October 1999. The right of each of these purchasers to nominate a director terminates at the time the purchaser no longer owns warrants to purchase 220,000 shares of Hawthorne Financial common stock and/or shares of Hawthorne Financial common stock acquired upon the exercise of warrants. On April 16, 2002, Value Partners Ltd. sold its entire interest in Hawthorne Financial and, therefore, is no longer entitled to nominate a director.

     Nominees for Election as Directors

			Shares of	Percentage of
			Common	Outstanding
		Director	Stock Beneficially	Common
Name	Age	Since	Owned(1)	Stock

Gary W. Brummett(2)	43	1999	24,000	*
Timothy R. Chrisman(2)(3)	55	1994	50,693	*
Carlton J. Jenkins	47	Nominee	—	*
Simone F. Lagomarsino(4)	40	1999	42,592	*
Anthony W. Liberati(2)	69	1996	30,000	*
Harry F. Radcliffe(2)(5)	51	1996	633,651	10.06%
Howard E. Ritt(2)	77	1993	29,500	*

*	Less than 1%.

(1)	As of June 12, 2002. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the table above does not necessarily reflect the person’s actual voting power at any particular date.

(2)	Includes 22,000 shares that this director may acquire within 60 days of June 12, 2002 upon the exercise of stock options.

(3)	Also includes (i) 22,349 shares directly owned and (ii) 6,344 shares which Mr. Chrisman may acquire within 60 days of June 12, 2002 upon the exercise of warrants.

(4)	Includes 40,000 shares that Ms. Lagomarsino may acquire within 60 days of June 12, 2002 upon the exercise of stock options. Does not include 82,199 shares held of record by the 401(k)/ESOP which have been allocated to participants’ accounts and which are voted by Ms. Lagomarsino and other officers as trustees at the direction of the participants or, if no direction is given, by them as trustees in their discretion. Ms. Lagomarsino disclaims beneficial ownership of such shares.

(5)	Also includes (i) 196,258 shares directly owned by the Fort Pitt Fund, L.P., the Fort Pitt Fund, III, L.P., and Harry F. Radcliffe and (ii) 409,393 shares which Fort Pitt Fund, L.P. may acquire upon the exercise of warrants. Mr. Radcliffe is the General Partner of Fort Pitt Fund, L.P., and Fort Pitt Fund III, L.P.

     Biographical Information

      Gary W. Brummett has been a principal in Brummett Consulting Group, a consulting firm serving the financial services industry, since February 1997. Prior to that, he had been chief operating officer, of Cal Fed Bancorp where he had been employed since April 1985. Mr. Brummett served as Hawthorne Financial’s interim chief executive officer from November 17, 1999 to December 7, 1999.

      Timothy R. Chrisman has been the President and owner of Chrisman & Company, Inc., an executive search firm specializing in the placement of senior executives in the financial services industry, for more than the past five years. Mr. Chrisman is also a director of MCSI, Inc., a publicly traded computer peripherals and audio-visual supply corporation. Mr. Chrisman has previously served as a director of other savings institutions. In February 1996, Mr. Chrisman was named Chairman of the board of Hawthorne Financial and Hawthorne Savings.

      Carlton J. Jenkins is a Partner in the Yucaipa Corporate Initiatives Fund, a private equity investment fund focused on partnering with major corporations in the delivery of equity capital into investment opportunities located in underserved communities throughout the United States. Mr. Jenkins served as chairman, president and chief executive officer of Founders National Bank of Los Angeles, one of the country’s premier minority-owned financial institutions, from January 1991 to 1999. Mr. Jenkins was a principal and chief executive officer of OneNetNow.com,LLC, an internet company from 1999 until its successful sale in early 2001. Mr. Jenkins has served as a director of publicly traded companies: The Fred Meyer Company and The Kroger Company; and continues to serve as a director of Dryades Bancorp and its subsidiary, Dryades Savings Bank, New Orleans, Louisiana. Mr. Jenkins also served as a member of the California Board of Education and as a trustee of the University of West Los Angeles School of Law.

      Simone F. Lagomarsino has been a director and the president and chief executive officer of Hawthorne Financial and Hawthorne Savings since December 1999. Prior to that, Ms. Lagomarsino was executive vice president and chief financial officer of Hawthorne Financial and Hawthorne Savings since February 1999. She previously served as executive vice president and chief financial officer of First Plus Bank from March 1998 to February 1999, senior vice president of Imperial Financial Group from March 1997 to March 1998 and senior vice president and chief financial officer of Ventura County National Bancorp.

      Anthony W. Liberati was the chairman of the board of directors of MCSi from May 1996 until his retirement in February 2000. Mr. Liberati retired in 1995 from the Edward J. DeBartolo Corporation, Youngstown, Ohio where he was the chief operating officer. Prior to his appointment as chief operating officer, he was the DeBartolo Corporation’s chief financial officer. Mr. Liberati is a former member of the board of directors of DeBartolo Realty Corporation, Youngstown, Ohio, a real estate investment trust. Mr. Liberati is also a director of First Fidelity. Mr. Liberati is a limited partner in Fort Pitt Fund I, Ford Pitt Fund II, and Fort Pitt Fund III.

      Harry F. Radcliffe is an investment manager. He was president and chief executive officer of Fort Pitt Capital Management Corp. from April 1997 through August 2000. From December 1993 through March 1997, Mr. Radcliffe was the president, chief executive officer and a director of First Home Bancorp, Inc., Pittsburgh, Pennsylvania, and was president and chief executive officer of its subsidiary First Home Savings Bank, F.S.B., from December 1993 and a director from May 1993 until March 1997. He previously served as a director and president of First South Savings Association from April 1989 to December 1993, and as its chief executive officer from June 1989 to December 1993 and director, president and chief executive officer from May 1990 to December 1993. He also served as director of Home Bancorp, Inc. and Home Savings Bank, F.S.B., Norfolk, Virginia from October 1994 to September

1995. Mr. Radcliffe is a director of Essex Savings Bank, F.S.B., Virginia Beach, Virginia, FNB Corp., Naples, Florida, MCSi Inc., and First Fidelity.

      Howard E. Ritt retired in 1990 as an executive vice president of Sanwa Bank.

Board Meetings; Board Committees; Compensation of Directors

      The board of directors held 27 meetings in 2001. All directors attended at least 75% of the number of meetings held by the board or any committee of the board on which he or she served, except Mr. Radcliffe.

      The boards of directors of Hawthorne Financial and Hawthorne Savings have established and delegated certain powers to various committees, including (i) a Compensation Committee, which acts on behalf of both the boards of directors of Hawthorne Financial and Hawthorne Savings, (ii) an Audit Committee of Hawthorne Financial and Hawthorne Savings and (iii) a Credit Committee of Hawthorne Savings.

      The Compensation Committee consists solely of non-management directors of Hawthorne Financial and Hawthorne Savings. The authority of the Compensation Committee is described under “Executive Compensation — Report on Executive Compensation.” The Compensation Committee met 11 times in 2001.

      The Audit Committee consists solely of non-management directors of Hawthorne Savings and operates under a written charter adopted by the board of directors. The responsibilities of the Audit Committee are contained in the Audit Committee Report. Each of the members is “independent,” as defined by Hawthorne Financial policy and the National Association of Securities Dealers, Inc. listing standards. The Audit Committee maintains delegated responsibility to (i) provide oversight to Hawthorne Savings’ internal audit group, including approving the annual internal audit plan and monitoring individual audits and the reporting thereon by the internal audit group, and (ii) meet periodically with Hawthorne Financial’s and Hawthorne Savings’ independent public accountants, including reviewing the results of the annual audit and any findings of the accountants in connection therewith. The Audit Committee met 11 times in 2001.

      The Credit Committee consists of all directors of Hawthorne Savings. The Credit Committee maintains delegated responsibility to (i) provide oversight with respect to Hawthorne Savings’ lending activities, including Hawthorne Savings’ lending administration, resourcing and scope of activities, and (ii) evaluate loans, or groups of loans, prior to their funding. The Credit Committee met 31 times in 2001.

      Non-employee directors receive an annual retainer of $30,000 and an additional $1,750 for each Hawthorne Financial board meeting attended. In addition to the meeting fee received by each director, the Chairman of the Board receives an additional fee of $1,500 per meeting attended. All of the directors of Hawthorne Financial are also directors of Hawthorne Savings and receive only the above described fees for their combined service. Non-employee directors also received grants of stock options to acquire 20,000 shares of Hawthorne Financial common stock under Hawthorne Financial’s 2001 Stock Incentive Plan in 2001.

Audit Committee Report

      The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Hawthorne Financial filings under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent we specifically incorporate this Audit Committee Report by reference.

      The Audit Committee reports to the board and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of Hawthorne Financial and Hawthorne Savings.

      The Audit Committee Charter adopted by the board sets out the responsibilities, authority and specific duties of the Audit Committee.

      Pursuant to the charter, the Audit Committee has the following responsibilities:

•	Reviewing the performance of the independent accountants and making recommendations to the board of directors regarding the appointment or termination of the independent accountants;

•	Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of Hawthorne Financial, and its subsidiaries; reviewing and approving the independent accountants’ annual engagement letter; reviewing and approving Hawthorne Financial’s internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable;

•	Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings.

      In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, Hawthorne Financial’s independent auditors. Management represented to the Audit Committee that all consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The Audit Committee also obtained from the independent auditors a formal written statement describing all relationships between Hawthorne Financial and the auditors that bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee. The Audit Committee discussed with the independent auditors any relationships that may impact on the firm’s objectivity and independence and satisfied itself as to the auditors’ independence.

AUDIT COMMITTEE

Howard Ritt, Chairman
Gary W. Brummett
Anthony W. Liberati
Timothy Chrisman
Harry F. Radcliffe

Section 16(a) Beneficial Ownership Reporting Compliance

      Based solely on its review of copies of reports filed by reporting persons of Hawthorne Financial pursuant to Section 16(a) of the Exchange Act, or written representations from reporting persons that no Form 5 filing was required for such person, Hawthorne Financial believes that all filings required to be made by reporting persons of Hawthorne Financial were timely made in accordance with requirements of the Exchange Act, except that one report on Form 4 was filed late by David L. Hardin, Executive Vice President.

Executive Compensation

      The following table sets forth the compensation paid to the Chief Executive Officer during 2001, and the four other most highly compensated executive officers who were serving as executive officers of Hawthorne Financial and Hawthorne Savings at December 31, 2001 (the “Named Executive Officers”).

Summary Compensation Table

				Long-Term
				Compensation
				Awards

		Annual Compensation		Securities
				Underlying	Other
Name and Position	Year	Salary	Bonus(1)	Options	Compensation(2)

Simone F. Lagomarsino(3)	2001	$325,000	$150,000	—	$8,500
President and Chief Executive	2000	300,000	145,000	40,000	8,500
Officer	1999	184,614	100,000	75,000	33,993	(4)
David L. Hardin, Jr.	2001	$228,800	$115,000	—	$8,500
Executive Vice President	2000	219,231	100,000	30,000	8,500
	1999	210,000	25,000	—	8,000
Chuck Stoneburg	2001	$219,440	$100,000	—	$—
Executive Vice President and Chief	2000	202,000	100,000	15,000	9,000	(5)
Operating Officer	1999	168,076	20,000	—	36,000	(5)
Karen C. Abajian(6)	2001	$207,500	$40,000	—	$138,723	(7)
Executive Vice President and Chief	2000	150,000	75,000	50,000	32,466	(8)
Financial Officer	1999	—	—	—	—
Eileen Lyon(9)	2001	$183,015	$100,000	—	$4,612
Senior Vice President and General	2000	154,808	50,000	15,000	2,356
Counsel	1999	—	—	—	—

(1)	Amounts were earned in the years indicated. Bonuses were paid in the year earned or in the first quarter of the following year.
(2)	Except as otherwise disclosed, Other Compensation is comprised solely of 401(k) matching contributions made by Hawthorne Financial.
(3)	Ms. Lagomarsino was appointed chief executive officer on December 7, 1999. From February 17, 1999 to December 7, 1999, Ms. Lagomarsino served as the chief financial officer of Hawthorne Financial and Hawthorne Savings.
(4)	Includes a $30,000 signing bonus and $871 COBRA reimbursement.
(5)	Represents housing allowances.
(6)	Ms. Abajian was appointed chief financial officer on April 3, 2000.
(7)	Includes $138,723 loan forgiveness pursuant to a Deferred Compensation Loan Agreement between Hawthorne Financial and Ms. Abajian.
(8)	Includes a $30,000 signing bonus.
(9)	Ms. Lyon was appointed senior vice president and general counsel on February 14, 2000.

Option Grants in Last Fiscal Year

      No stock options were granted during 2001 to the Named Executive Officers.

Aggregate Option Exercises and Fiscal Year-End Option Values

      The following table sets forth, for each of the Named Executive Officers, certain information regarding options exercised in 2001 and options held at December 31, 2001:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		in-the-Money
	Acquired	Value	Options at Fiscal		Options at Fiscal
	on Exercise	Realized	Year-End(#)		Year-End ($)
Name	(#)	($)	Exercisable/Unexercisable		Exercisable/Unexercisable(1)

Simone F. Lagomarsino	—	—	40,000	75,000	$172,360	$645,705
David L. Hardin, Jr.	27,000	$462,650	30,000	30,000	442,500	335,310
Chuck Stoneburg	13,000	140,270	37,000	15,000	173,740	167,655
Karen C. Abajian	—	—	33,333	16,667	349,163	174,587
Eileen Lyon	—	—	—	15,000	—	142,305

(1)	Based on the closing sale price of $19.40 for the Hawthorne Financial common stock on December 31, 2001, less the option exercise price.

Change in Control Arrangements

      On February 22, 2000, the Hawthorne Financial Compensation Committee approved a change of control pay plan providing for the payment of three years’ base salary and bonus, including an excise tax gross-up payment, for the Chief Executive Officer of Hawthorne Financial, and providing for two years’ base salary and bonus, including an excise tax gross-up payment, for each of the Named Executive Officers.

Report on Executive Compensation

      The Hawthorne Financial and Hawthorne Savings boards of directors have established a joint Compensation Committee (the “Compensation Committee”) comprised of the nonmanagement members of the boards. The Compensation Committee (i) has oversight responsibility for Hawthorne Savings’ compensation policies, benefits and practices, (ii) reviews and approves or disapproves the chief executive officer’s recommendations concerning the compensation (including specific incentive awards) of officers directly reporting to her, (iii) approves all stock option grants, (iv) approves the aggregate amount of bonuses paid to employees, and (v) has oversight responsibility for management planning and succession. The Compensation Committee from time to time retains independent compensation consultants to assist it in the exercise of its responsibilities, including developing compensation plans and providing comparative data regarding Hawthorne Savings’ compensation policies.

      Hawthorne Savings’ compensation programs are designed to provide its employees, including its executive officers, with a competitive annual salary and benefits and the potential to earn cash incentives based upon periodic, measurable performance. In addition, key employees, including executive officers, have the potential to receive one or more grants of stock options under Hawthorne Financial’s option plans. The Compensation Committee believes that this combination of programs provides reasonable incentives to Hawthorne Savings’ executive officers to meet or exceed Hawthorne Savings’ financial and operational goals, and reasonably aligns the interests of such officers with those of Hawthorne Financial’s stockholders.

      As a result of a review of Hawthorne Savings’ compensation programs by an independent compensation consultant, Sibson & Co., completed in January 2000, Hawthorne Savings established a compensation plan with the following features:

•	Base compensation;

•	Merit and promotional compensation;

•	Non-compensatory, discretionary benefits, including premiums for health-related benefits and sponsorship of a 401(k) plan;

•	Long-term, non-cash compensation in the form of stock option grants and deferred compensation for key employees; and

•	Annual cash incentives to reward consistent outstanding performance against specific measurable goals and strategic objectives

      The compensation plan provides for variable incentive pay based on the percentage of achievement of the performance measures. The executive officers were measured primarily on the basis of corporate performance, meaning the achievement of financial measures, targeted EPS and achievement of the strategic goals. Pay-outs would range from 20% to 50% of base salary, with the potential for a maximum pay-out of 75% if results exceeded the targeted measurements. Pay-outs are annual for executive officers. The Compensation Committee determined that executive officers should have more emphasis placed on achievement of corporate performance goals, such as earnings per share, than lower level employees, given the relative ability of those groups of employees to effect corporate performance. Accordingly, as adopted, the incentive plan weighted 75% of the executive officers’ incentive on the achievement of a specified earnings per share target. The chief executive officer completed performance evaluations for the other executive officers and made individual recommendations for incentive awards and stock options. The chairman of the board and the chair of the Compensation Committee completed a performance evaluation for the chief executive officer.

     Compensation of the Chief Executive Officer

      Ms. Lagomarsino served as president and chief executive officer of Hawthorne Financial and Hawthorne Savings for the year ended December 31, 2001. In determining Ms. Lagomarsino’s merit increase and incentive compensation for 2001, Hawthorne Financial’s chairman of the board, the chair of the Compensation Committee and Mr. Brummett reviewed Ms. Lagomarsino’s performance during 2001. Based upon that review, Hawthorne Financial’s progress of achievement of the targeted earnings per share, and implementation of Hawthorne Savings’ strategic plan in 2001, the Compensation Committee approved a merit increase of $15,000, an incentive award of $150,000, and an additional option grant of 15,000 shares, which was granted in January 2002.

COMPENSATION COMMITTEE

Anthony W. Liberati, Chairman
Gary W. Brummett
Harry F. Radcliffe
Timothy R. Chrisman
Howard E. Ritt

Performance Graph

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Hawthorne Financial’s common stock against the cumulative total return of the Nasdaq Market Index and the SNL Securities Western Thrift Index for publicly traded savings institution holding companies for the period beginning December 31, 1995 and ended December 31, 2001.

COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG

HAWTHORNE FINANCIAL CORPORATION, NASDAQ MARKET INDEX AND
SNL SECURITIES WESTERN THRIFT INDEX

HAWTHORNE FINANCIAL CORPORATION

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Hawthorne Financial Corporation	100.00	247.69	196.92	153.85	176.92	236.31
NASDAQ - Total US*	100.00	122.48	172.68	320.89	193.01	153.15
SNL Western Thrift Index	100.00	165.14	142.15	113.94	225.08	208.38

*	Source CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission All rights reserved crsp.com

Certain Relationships and Related Transactions and Compensation Committee Interlocks

      In 2001, Hawthorne Financial entered into an agreement with Chrisman & Company, Inc., a firm that specializes in executive recruiting for the financial services industry, pursuant to which Hawthorne Financial engaged Chrisman & Company to assist in recruiting qualified candidates for the positions of the executive vice president — chief lending officer. Mr. Timothy R. Chrisman, chairman of the board of Hawthorne Financial, is the president and owner of Chrisman & Company. During 2001, Hawthorne Financial paid Chrisman & Company an aggregate of $87,000 pursuant to this agreement. Hawthorne Financial believes that the terms of this agreement are no less favorable to Hawthorne Financial than Hawthorne Financial could have arranged with an unrelated third party.

      In March 2002, Hawthorne Financial announced the execution of a definitive agreement to acquire First Fidelity and its subsidiary, First Fidelity Investment and Loan. The acquisition provides that Hawthorne Financial shall issue 1,266,555 shares of Hawthorne Financial common stock and $37.4 million in cash for the 1,815,115 shares of First Fidelity capital stock and 88,000 options outstanding. The Bass Group, the Fort Pitt Funds, and Value Partners, Ltd. beneficially own 33.47%, 9.30% and 33.47%, respectively, of First Fidelity. The Bass Group and the Fort Pitt Funds beneficially own more than 5% of Hawthorne Financial’s voting securities and, at the time the merger agreement was executed, Value Partners, Ltd. beneficially owned more than 5% of Hawthorne Financial’s voting securities. See “The Merger — Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger — Stockholder Overlap Between Hawthorne Financial and First Fidelity” and “— Security Ownership of Principal Stockholders And Management” above.

      Value Partners, Ltd. sold its entire interest in Hawthorne Financial on April 16, 2002. In addition, Anthony Liberati and Harry Radcliffe, directors of Hawthorne Financial, are both directors of First Fidelity. Mr. Liberati and Mr. Radcliffe were nominated as directors of Hawthorne Financial by the Bass Group and the Fort Pitt Funds, respectively.

      Messrs. Brummett, Chrisman, Liberati and Radcliffe each served on Hawthorne Financial’s Compensation Committee during fiscal 2001.

Independent Public Accountants

      The Hawthorne Financial board has selected Deloitte & Touche LLP, certified public accountants, to audit the consolidated financial statements of Hawthorne Financial for the year ending December 31, 2002. Deloitte & Touche LLP audited the consolidated financial statements of Hawthorne Financial for the year ended December 31, 2001. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and is expected to be available to respond to appropriate questions. The representative will be given the opportunity to make a statement if the representative wishes to do so.

Fees

      The table below sets forth the aggregate fees Hawthorne Financial incurred for audit and non-audit services provided by Deloitte & Touche, LLP in fiscal year 2001. The table lists audit fees, financial information systems design and implementation fees, and other fees.

Fees Incurred

Year Ended December 31, 2001
Audit fees and expenses	$278,880
Financial information systems design and implementation fees	$0
Other Fees	$138,466

Audit fees and expenses

      The audit fees and expenses include only fees and expenses that are customary under generally accepted auditing standards and are the aggregate fees and expenses Hawthorne Financial incurred for professional services rendered for the audit of the annual financial statements for fiscal year 2001 and the reviews of the financial statements included in the Quarterly Reports on Forms 10-Q for fiscal year 2001.

All Other Fees

      All other fees include the aggregate fees billed for services rendered by Deloitte & Touche, LLP to Hawthorne Financial in 2001, other than those services covered above. Approximately $98,000 of such other fees related to tax matters.

      The Audit Committee considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the independence of Deloitte & Touche, LLP.

Stockholders’ Proposals for 2003 Annual Meeting

      All proposals of stockholders of Hawthorne Financial intended to be presented for consideration at the next annual meeting of stockholders must be received by Hawthorne Financial no later than                     , 2003 for inclusion in Hawthorne Financial’s proxy statement and form of proxy relating to the next annual meeting. Any stockholder proposal submitted on or after                     , 2003 shall be considered untimely. If a stockholder gives notice of such a proposal after that date, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

      Rules established by the Securities and Exchange Commission also set forth a different deadline for submission of stockholder proposals that are not intended to be included in Hawthorne Financial’s proxy statement with respect to discretionary voting. The deadline with respect to discretionary voting for the year 2003 annual meeting is                     , 2003 (45 calendar days before to the anniversary of the mailing date of this document). If a stockholder gives notice of such a proposal after                     , 2003, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at Hawthorne Financial’s year 2003 annual meeting.

      Hawthorne Financial has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting.

Discussion of Proposals Recommended by the Board of Directors

Proposal 1 — Approve the Issuance of Hawthorne Financial Common Stock in Connection with the Merger

      For a discussion of the proposed merger with First Fidelity and the issuance of Hawthorne Financial common stock in connection with such merger, see the information on pages 31 through 72 of this document.

Proposal 2 — Elect Seven Directors

      The Hawthorne Financial board of directors has nominated seven (7) persons for election at the annual meeting. If they are elected, they will hold office until the election of their successors at the 2003 Hawthorne Financial annual meeting, or until they resign.

      We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Hawthorne Financial board of directors. If for any reason any nominee is unable or unwilling to stand for election, the Hawthorne Financial board of directors may nominate an alternate. The Hawthorne Financial board of directors has no reason to believe its nominees would be unable to serve if elected.

      Please refer to the biographical information for each of the seven (7) Hawthorne Financial nominees on pages 118 to 119 of this document.

      The Hawthorne Financial board of directors recommends that Hawthorne Financial stockholders vote “FOR” each of the foregoing proposals.

OTHER BUSINESS — FIRST FIDELITY ANNUAL MEETING

General

      We are furnishing this document to holders of First Fidelity Class A common stock in connection with the solicitation of proxies by the First Fidelity board of directors for use at the annual meeting of First Fidelity Class A common stockholders, including any meeting adjournments or postponements, to be held on July 24, 2002, at 8:00 a.m., at First Fidelity’s executive offices located at 3061 Edinger Avenue, Tustin, CA 92780.

      The purpose of the annual meeting is for holders of First Fidelity Class A common stock to consider and vote upon:

•	a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), providing for the acquisition of First Fidelity by Hawthorne Financial. The merger agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the merger agreement, see “The Merger Agreement” beginning on page 61.

•	the election of three (3) directors to serve for a term of three (3) years and until their successors are elected and qualified; and

•	such other business as may properly come before the annual meeting or postponement or adjournment of the annual meeting.

Record Date; Voting Power

      If you were a holder of record of First Fidelity’s Class A common stock at the close of business on June 8, 2002, you may vote at the First Fidelity annual meeting. As of June 8, 2002, there were 425,000 issued and outstanding shares of First Fidelity Class A common stock held by 26 stockholders of record. These stockholders have one vote per share on any matter that may properly come before the annual meeting.

Votes Required

      The presence in person or by proxy of the holders of a majority of the shares of First Fidelity Class A common stock outstanding on the record date will constitute a quorum for the transaction of business at the First Fidelity annual meeting. First Fidelity will count abstentions for purposes of establishing the presence of a quorum at the annual meeting.

      The approval of the proposal to approve the merger agreement requires the affirmative vote of a majority of the shares of First Fidelity Class A common stock outstanding on the First Fidelity record date. Because abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

      The three (3) nominees for director who receive the most votes will be elected to First Fidelity’s board of directors.

Solicitation and Revocation of Proxies

      Included with this document is a form of proxy for First Fidelity Class A common stock holders. Shares represented by a proxy will be voted at the annual meeting as specified in the proxy. Proxies that are properly signed and dated but that do not have voting instructions will be voted by the proxy holders “FOR” the merger, “FOR” the election of the three (3) nominees for director and in the discretion of the proxy holder as to any other matter that may properly come before the annual meeting.

      First Fidelity asks all holders of its Class A common stock to vote by completing, dating and signing the accompanying First Fidelity proxy card and returning it promptly to First Fidelity in the enclosed, postage-paid [color] envelope. First Fidelity stockholders should not send stock certificates or election forms with their proxy cards.

      If you are a First Fidelity stockholder who delivers a properly executed proxy, you may revoke such proxy at any time before its exercise. You may revoke your proxy by

•	filing with the First Fidelity Corporate Secretary prior to the annual meeting, at First Fidelity’s principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person. Presence at the annual meeting will not revoke your proxy unless you vote in person. If your shares are held in the name of your broker, bank or other nominee, and you wish to vote in person, you must bring an account statement and authorization from your nominee so that you can vote your shares.

      First Fidelity is soliciting proxies for use at its annual meeting. First Fidelity will bear the cost of solicitation of proxies from its own stockholders; however, Hawthorne Financial will bear the cost of printing and mailing this document. In addition to solicitation by mail, First Fidelity directors, officers and employees may solicit proxies from stockholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation.

Other Matters

      First Fidelity is unaware of any matter to be presented at the First Fidelity annual meeting other than the proposals to approve the merger agreement and the election of directors. If other matters are properly presented at the annual meeting, the proxyholders will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the annual meeting. Proxies that have been voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies to approve the merger agreement.

Adjournment or Postponement of First Fidelity Annual Meeting

      If we do not have a quorum, or if insufficient shares are voted in favor of the merger agreement or the election of directors, then the First Fidelity board of directors intends to present a proposal to postpone or adjourn the annual meeting so that additional proxies or votes may be solicited. When the annual meeting is reconvened, all proxies will be voted in the same manner as they would have been voted at the original convening of the annual meeting, except for any proxies that have been effectively revoked or withdrawn before the annual meeting reconvenes.

Security Ownership of Principal Stockholders and Management

      Other than as described in the following table, First Fidelity is unaware of any stockholder who is a beneficial owner of more than 5% of the issued and outstanding First Fidelity Class A common stock based upon First Fidelity’s stockholder records as of the close of business on June 3, 2002.

      The following table sets forth the security ownership as of June 3, 2002, of First Fidelity’s directors, executive officers and beneficial owners of more than 5% of the First Fidelity Class A common stock. No executive officer of First Fidelity presently owns any shares of First Fidelity Class A common stock.

	Amount and Nature
	of Beneficial
	Ownership of First
	Fidelity Class A		Percentage of
Stockholders:	Common Stock		Class

Anvil Capital Corporation	60,000		14.12%
4740 Von Karman
Suite 120
Irvine, California 92660
Bay Pond Investors (Bermuda) L.P.	42,000	(1)	9.88%
Bay Pond Partners, L.P.
75 State Street, 19th Floor
Boston, Massachusetts 02109
Sid R. Bass Management Trust	42,000	(2)	9.88%
The Bass Management Trust
Lee M. Bass
201 Main Street
Suite 2600
Fort Worth, Texas 76102
Directors:
Wm. Paul Ralser	52,500		12.35%
Charles W. Thomas	—	(3)	—
Timothy G. Ewing	59,500	(4)	14.00%
Anthony W. Liberati	—		—
Harry Radcliffe	59,500	(5)	14.00%
William Reimann	—		—
Dennis D. Slattery	—		—
Kent G. Snyder	—		—
James R. Wilburn	5,000		1.18%
All Directors and Executive Officers (9 persons)	176,500		41.52%

(1)	Represents 27,000 shares of Class A common stock beneficially owned by Bay Pond Partners, L.P. and 15,000 shares of Class A common stock beneficially owned by Bay Pond Investors (Bermuda) L.P. Such entities may be deemed to be affiliates.

(2)	Represents 14,000 shares of Class A common stock beneficially owned by each of the Sid R. Bass Management Trust, the Bass Management Trust and Lee M. Bass. Such entities or individuals may be deemed to be affiliates. Does not include 184,783 shares of Class A common stock that may be received upon the conversion of First Fidelity senior notes.

(3)	Does not include 1,538 shares of Class A common stock that may be received upon the conversion of First Fidelity senior notes.

(4)	Represents shares of Class A common stock beneficially owned by Value Partners, Ltd. Mr. Ewing is the managing partner of Ewing & Partners, the manager and general partner of Value Partners, Ltd.

Does not include 184,783 shares of Class A common stock that may be received upon the conversion of First Fidelity senior notes.

(5)	Represents shares of Class A common stock beneficially owned by the Fort Pitt Fund II, L.P. Mr. Radcliffe is the general partner of Fort Pitt Fund II, L.P. Does not include 10,000 shares of Class A common stock that may be received upon the conversion of First Fidelity senior notes.

Information About Directors and Executive Officers

Directors

      Pursuant to First Fidelity’s certificate of incorporation, the board of directors of First Fidelity is required to be divided into three classes as nearly equal in number as possible and the members of each class are to be elected for a term of three years and until their successors are elected and qualified, with one class of directors elected annually. Although in recent years the board of directors of First Fidelity has permitted stockholders of First Fidelity to elect all directors of First Fidelity on an annual basis, the board recently classified its members so as to be in compliance with the First Fidelity certificate of incorporation. A resolution of the board of directors adopted pursuant to the bylaws of First Fidelity has established the number of directors of First Fidelity at nine.

      Presented below is certain information relating to the current directors of First Fidelity, including the three individuals who have been re-nominated for election. These individuals are Messrs. Thomas, Radcliffe and Reimann.

		Director of
		First Fidelity	Term
Name and Position with First Fidelity	Age	Since	Expires

Harry F. Radcliffe	51	1995	2002
Director
William Reimann	45	1995	2002
Director
Charles W. Thomas	53	1998	2002
Director, President and Chief Operating Officer of First Fidelity; Director and Chief Executive Officer of First Fidelity Investment and Loan
Timothy G. Ewing	41	1995	2003
Director
Anthony W. Liberati	69	1995	2003
Director
Wm. Paul Ralser	61	1994	2003
Chairman of the Board
Dennis D. Slattery	56	1998	2004
Director
Kent G. Snyder	65	1985	2004
Director
James R. Wilburn	69	1995	2004
Director

      Set forth below are brief summaries of the background and business experience during the last five years, including principal occupation, of each of the First Fidelity directors.

      Harry Radcliffe is an investment manager. He served as president and chief executive officer of Fort Pitt Capital Management Corp. from April 1997 through August 2000. From December 1993 through March 1997, Mr. Radcliffe was the president, chief executive officer and a director of First Home Bancorp, Inc., Pittsburgh, Pennsylvania, and was president and chief executive officer of its subsidiary, First Home Savings Bank, F.S.B., from December 1993 and a director from May 1993, until March 1997.

He previously served as a director and president of First South Savings Association from April 1989 to December 1993, and as its chief executive officer from June 1989 to December 1993 and director, president and chief executive officer from May 1990 to December 1993. He also served as director of Home Bancorp, Inc. and Home Savings Bank, F.S.B., Norfolk, Virginia from October 1994 to September 1995. Mr. Radcliffe is a director of Essex Saving Bank, F.S.B., Virginia Beach, Virginia, FNB Corp., Naples, Florida, MCSi Inc. and Hawthorne Financial.

      William Reimann is compliance officer with Barbnet Investments, an investment management firm based in Fort Worth, Texas which is affiliated with the Bass family. Mr. Reimann has had various positions with the Bass family since 1986.

      Charles W. Thomas currently serves as the president and chief operating officer of First Fidelity. Mr. Thomas also has been the president and chief operating officer of First Fidelity Investment and Loan since October 1998. He was appointed as chief executive officer in January 2002. Mr. Thomas joined First Fidelity Investment and Loan in March 1997 as chief credit officer.

      Timothy G. Ewing has been the managing partner of Ewing & Partners, the manager and general partner of Value Partners, Ltd., a private investment partnership, since 1989, and manager of Endurance Partners L.P. and Endurance Partners (Q.P.) L.P., private investment partnerships, since 2001.

      Anthony W. Liberati was the chairman of the board of directors of MCSi Inc., a publicly traded distributor of computer supplies, from May 1996 until his retirement in February 2000. Mr. Liberati retired in 1995 from the Edward J. DeBartolo Corporation, Youngstown, Ohio, which he served as the chief operating officer. Prior to his appointment as chief operating officer, he was the DeBartolo Corporation’s chief financial officer. Mr. Liberati is a former member of the board of directors of DeBartolo Realty Corporation, Youngstown, Ohio, a real estate investment trust. Mr. Liberati also is a director of Hawthorne Financial. Mr. Liberati is a limited partner in Fort Pitt Fund I, Ford Pitt Fund II, and Fort Pitt Fund III.

      Wm. Paul Ralser is currently the chairman of the board of both First Fidelity and First Fidelity Investment and Loan. From July 1998 to August 1999, Mr. Ralser was a director and the president and chief executive officer of Altiva Financial Corporation, a mortgage banking company. Between December 1994 and September 1998, Mr. Ralser served as the president and chief executive officer of First Fidelity Investment and Loan.

      Dennis D. Slattery is an investment advisor with the firm Gamble Jones Morphy & Bent, Pasadena, California.

      Kent G. Snyder is a lawyer in general practice with an emphasis on real estate in Irvine, California.

      James R. Wilburn is a Professor of Business Strategy and dean of the School of Public Policy, Pepperdine University. Dr. Wilburn has served Pepperdine University as provost, vice president for university affairs and as dean of the School of Business and Management for 12 years.

Executive Officers

      The following table sets forth certain information about the present executive officers of First Fidelity who are not also directors:

		Year First
Name and Position with First Fidelity	Age	Appointed

Maria L. Arakaki	36	2000
Executive Vice President and Chief Financial Officer
Susan M. Froboese	41	2000
Executive Vice President and Chief Credit Officer
Valli J. O’Donnell	44	2001
Executive Vice President
Boyd H. Warner	50	2002
Executive Vice President

      Set forth below are brief summaries of the background and business experience during the last five years, including principal occupation, of each of the First Fidelity executive officers who are not also directors.

      Maria L. Arakaki has been First Fidelity’s senior vice president and chief financial officer since August 1998 and was appointed executive vice president and chief financial officer in June 2000. Ms. Arakaki has been employed by First Fidelity Investment and Loan since 1995 and has served as assistant controller, vice president and controller and, since 1998, as chief financial officer.

      Susan M. Froboese has been First Fidelity Investment and Loan’s senior vice president and chief credit officer since October 1998 and executive vice president and chief credit officer since June 2000. Ms. Froboese has been employed by First Fidelity Investment and Loan since August 1995 and has served as asset manager, loan underwriting manager and, since November 1998, chief credit officer.

      Valli J. O’Donnell has been an executive vice president of First Fidelity Investment and Loan since November 2001. Ms. O’Donnell has been employed by First Fidelity Investment and Loan since November 1998 and has served as first vice president, senior vice president and director of retail banking. Between 1995 and 1998, Ms. O’Donnell was employed by Home Savings of America as vice president.

      Boyd H. Warner has been an executive vice president of First Fidelity Investment and Loan since February 2002. Mr. Warner has been employed by First Fidelity Investment and Loan since February 1999 as senior vice president and sales director. From 1997 to 1999, Mr. Warner was director of corporate training for Viking Components, Inc.

Director Compensation

      Directors of First Fidelity receive a fee of $750 for each quarterly board meeting and members of the audit and executive committees receive an additional fee of $750 for each meeting of the respective committee. In addition, the chairman of the audit committee receives a fee of $1,000 per meeting of the audit committee. Wm. Paul Ralser, chairman of the board of directors of First Fidelity, receives a monthly retainer of $3,000, $1,500 for each board meeting and, as chairman of the executive committee, $1,000 for each meeting of such committee.

      Directors of First Fidelity Investment and Loan, including advisory board members, receive a fee of $750 for monthly meetings of the board of directors. Members of committees of First Fidelity Investment and Loan’s board of directors receive $375 per meeting while the chairman of such committees receives a fee of $750 for the first meeting of the month and $375 thereafter. Wm. Paul Ralser, as chairman of the board of directors of First Fidelity Investment and Loan, receives a monthly fee of $1,500 in addition to other fees he may receive as a committee member.

Executive Compensation

      The following table sets forth the aggregate remuneration for services in all capacities paid or accrued during the fiscal year ended December 31, 2001, to First Fidelity’s chief executive officer and each other executive officer serving at the end of 2001 whose total salary and bonus earned in 2001 exceeded $100,000.

Summary Compensation Table

	Annual Compensation				Long Term Compensation

				Other Annual	Stock		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Grants	Options(2)	Compensation(3)

Charles W. Thomas	2001	$250,000	$143,000	$—	$—	8,000	$5,250
President and Chief Operating Officer
Maria L. Arakaki	2001	$136,525	$69,000	$—	$—	2,500	$5,250
Executive Vice President and Chief Financial Officer
Susan M. Froboese	2001	$123,375	$62,000	$—	$—	2,500	$3,264
Executive Vice President and Chief Credit Officer
Valli J. O’Donnell	2001	$106,627	$53,000	$—	$—	2,500	$5,250
Executive Vice President
Boyd H. Warner	2001	$110,250	$56,000	$—	$—	2,500	$5,250
Executive Vice President

(1)	Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of automobiles. In the opinion of management, the costs to First Fidelity of providing such benefits to any individual executive officer during the year ended December 31, 2001 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2)	Consists of options to purchase Class B common stock at exercise price of $20.00 per share.

(3)	Consists of matching contributions by First Fidelity Investment and Loan under its 401(k) Retirement Plan for the respective officers.

Severance Agreements

      First Fidelity Investment and Loan has entered into severance agreements with each of Charles W. Thomas, Maria L. Arakaki, Susan M. Froboese, Valli J. O’Donnell and Boyd H. Warner. The agreements provide for payments in the event that certain adverse actions are taken with respect to the executive’s employment subsequent to a change in control in an amount equal to the sum of (i) the highest level of base salary paid to the executive during the calendar year in which the change in control occurred or either of the two calendar years immediately preceding the change in control and (ii) a prorated portion of any annual bonus. For additional information, see “The Merger-Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger — Employment and Severance Agreements” on page 54.

Stock Option Information

      The following table sets forth certain information concerning grants of stock options awarded to the named executive officers during the year ended December 31, 2001.

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates of
		% of Total			Stock Price Appreciation for
		Options			Option Term(4)
	Options	Granted to	Exercise	Expiration
Name	Granted(1)	Employees(2)	Price(3)	Date	5%	10%

Charles W. Thomas	8,000	20.00%	$20.00	1/1/11	$260,623	$414,999
Maria L. Arakaki	2,500	6.25	20.00	1/1/11	81,445	129,687
Susan F. Froboese	2,500	6.25	20.00	1/1/11	81,455	129,687
Valli O’Donnell	2,500	6.25	20.00	1/1/11	81,445	129,687
Boyd Warner	2,500	6.25	20.00	1/1/11	81,445	129,687

(1)	Under the First Fidelity 2000 Stock Option Plan, 25% of the options are fully vested and exercisable on the grant date and the remaining options vest at the rate of 25% per year over three years commencing from the date of grant.

(2)	Percentage of options to purchase an aggregate of 40,000 shares of First Fidelity Class B common stock granted to all employees during 2001.

(3)	The exercise price was based on the estimated fair market value of a share of Class B common stock on the date of grant.

(4)	Assumes compounded rates of return over the ten-year life of the options. This would represent future stock prices of $32.58 and $51.87 at compounded rates of return of 5% and 10%, respectively.

      The following table set forth certain information concerning exercises of stock options by the named executive officers during the year ended December 31, 2001 and options held at December 31, 2001.

Aggregated Option Exercises in Last Fiscal

and Year End Option Values

			Number of Unexercised		Value of Unexercised
	Shares		Options at Year End		Options at Year End(1)
	Acquired on
Name	Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles W. Thomas	0	$0	10,000	14,000	$182,209	$248,628
Maria L. Arakaki	0	0	6,625	7,875	122,127	142,883
Susan F. Froboese	0	0	5,625	6,875	103,503	124,259
Valli O’Donnell	0	0	3,125	4,375	56,940	77,696
Boyd Warner	0	0	3,125	4,375	56,940	77,696

(1)	Based upon a per share price of $36.6049, which is the cash price per share proposed to be exchanged in the merger.

      For a discussion regarding the cash out of First Fidelity options pursuant to the merger agreement, see “The Merger — Interests of Certain Directors, Executive Officers, Stockholders and Advisors in the Merger — Cash-Out of Unexercised Stock Options,” on page 54.

Discussion of Proposals Recommended by the Board of Directors

Proposal 1 — Approve and Adopt the Merger Agreement and Related Transactions

      For a discussion of the proposed merger agreement with Hawthorne Financial, see the information on pages 61 through 72 of this document.

Proposal 2 — Elect Three Directors

      The First Fidelity board of directors has nominated three (3) persons for election at the First Fidelity annual meeting. If they are elected, they will hold office for a term of three (3) years and until their successors are elected and qualified.

      The First Fidelity board knows of no reason why any nominee may be unable to serve as a director if elected. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the First Fidelity board of directors. If for any reason any nominee is unable or unwilling to stand for election, the First Fidelity board of directors may nominate an alternate.

      Please refer to the biographical information for each of the three (3) First Fidelity nominees on pages 130 to 131 of this document.

      The First Fidelity board of directors recommends that First Fidelity Class A stockholders vote “FOR” each of the foregoing proposals.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

      The following unaudited pro forma condensed combined financial statements for Hawthorne Financial reflect the pro forma impact of the merger as if the merger took place on January 1, 2001 for each statement of income presented and as of March 31, 2002 for the statement of financial condition. Additional information about the merger is provided in this document under “The Merger” and “The Merger Agreement” beginning on pages 31 and 61, respectively. The unaudited pro forma condensed combined financial statements have been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements and notes thereto of Hawthorne Financial and First Fidelity’s consolidated financial statements and notes thereto as of and for the three months ended March 31, 2002 and for the year ended December 31, 2001. Hawthorne Financial’s financial statements are included in its Annual Report on Form 10-K/A and its Quarterly Report on Form 10-Q for the three months ended March 31, 2002, which are incorporated into this document by reference, and First Fidelity’s consolidated financial statements are included in this document.

      The unaudited pro forma condensed combined financial statements are provided for informational purposes only and this financial information is not necessarily indicative of the future financial condition or operating results of the combined businesses of Hawthorne Financial and First Fidelity, or the financial condition or operating results that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

      Hawthorne Financial currently expects to consummate the merger in the third quarter of 2002, subject to the receipt of all required regulatory approvals and approval by the stockholders of Hawthorne Financial and First Fidelity.

HAWTHORNE FINANCIAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF FINANCIAL CONDITION
March 31, 2002

	Historical
			Pro Forma
	Hawthorne		Adjustments		Pro Forma
(Dollars in thousands)	Financial	First Fidelity	(Note 4)		Combined

ASSETS:
Cash and cash equivalents	$151,819	$936	$(39,200	)(a)
			22,000	(b)	$135,555
Certificates of deposit in banks	—	1,697			1,697
Investment securities available-for-sale, at market	—	105,702			105,702
Loans receivable, net	1,664,732	506,126			2,170,858
Loans held for sale, net	—	189			189
Real estate owned	—	100			100
Accrued interest receivable	9,362	3,431			12,793
Investment in capital stock of Federal Home Loan Bank, at cost	24,837	6,538			31,375
Office property and equipment at cost, net	4,254	775			5,029
Excess of purchase price over book value of net assets acquired			25,864	(c)
			66	(d)
			(603	)(e)	25,327
Other assets	8,249	4,747	603	(e)	13,599

Total assets	$1,863,253	$630,241	$8,730		$2,502,224

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Noninterest-bearing	$37,650	$49			$37,699
Interest-bearing:
Transaction accounts	441,829	85,715			527,544
Certificates of deposit	717,182	365,514			1,082,696

Total deposits	1,196,661	451,278	—		1,647,939
FHLB advances	484,000	127,500			611,500
Other borrowings	—	3,266			3,266
Senior notes	25,778	4,700	(4,700	)(g)	25,778
Capital securities	14,000	—	22,000	(b)	36,000
Accounts payable and other liabilities	16,265	2,855	66	(d)	19,186

Total liabilities	1,736,704	589,599	17,366		2,343,669

Stockholders’ Equity:
Common stock	59	14	(14	)(f)
			17	(f)(g)
			(4	)(f)(g)	72
Capital in excess of par value— common stock	44,724	11,656	(11,656	)(f)
			4,696	(f)(g)
			(4,696	)(f)(g)
			31,993	(f)	76,717
Retained earnings	88,337	29,046	(29,046	)(f)	88,337
Changes in net unrealized loss on securities available for sale, net of reclassification adjustment and tax effects	—	(74)	74	(f)	—

	133,120	40,642	(8,636	)(f)	165,126
Less:
Treasury stock, at cost — 560,802 shares	(6,571)	—			(6,571)

Total stockholders’ equity	126,549	40,642	(8,636)		158,555

Total liabilities and stockholders’ equity	$1,863,253	$630,241	$8,730		$2,502,224

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

HAWTHORNE FINANCIAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2002

	Historical
			Pro Forma
	Hawthorne	First Fidelity	Adjustments		Pro Forma
	Financial	(Note 5)	(Note 4)		Combined
(Dollars in thousands, except per share data)
Interest revenues:
Loans	$32,508	$10,820			$43,328
Investment securities	—	1,204			1,204
Fed funds and other	861	150			1,011

Total interest revenues	33,369	12,174	—		45,543

Interest costs:
Deposits	9,534	4,192			13,726
FHLB advances	5,152	1,522			6,674
Senior notes	806	96	$(96	)(g)	806
Capital securities	304	—	312	(i)	616
Other borrowings	—	16			16

Total interest costs	15,796	5,826	216		21,838

Net interest income	17,573	6,348	(216)
			(442	)(h)	23,263
Provision for credit losses	500	100			600

Net interest income after provision for credit losses	17,073	6,248	(658)		22,663
Noninterest revenues:
Loan related and other fees	920	326			1,246
Deposit fees	373	4			377
Gain on sale of loans, net		28			28
Loss on sale of available-for-sale investment securities	—	(3,296)			(3,296)

Total noninterest revenues	1,293	(2,938)	—		(1,645)

Income (loss) from real estate operations, net	69	(4)			65
Noninterest expenses:
General and administrative expenses:
Employee	5,032	1,486	(184	)(j)	6,334
Operating	1,503	978			2,481
Occupancy	914	205			1,119
Professional	107	188			295
Technology	369	216			585
SAIF premiums, OTS and FDIC assessments	136	28			164
Legal settlements/other	20	—			20

Total general and administrative expenses	8,081	3,101	(184)		10,998

Income before income taxes	10,354	205	(474)		10,085
Income tax provision	4,452	80	(199	)(k)	4,333

Income from continuing operations	$5,902	$125	$(275)		$5,752

Basic earnings per share from continuing operations	$1.10	$0.09			$0.87	(l)

Diluted earnings per share from continuing operations	$0.77	$0.08			$0.65	(l)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

HAWTHORNE FINANCIAL CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2001

	Historical
			Pro Forma
	Hawthorne	First Fidelity	Adjustments		Pro Forma
	Financial	(Note 5)	(Note 4)		Combined
(Dollars in thousands, except per share data)
Interest revenues:
Loans	$143,249	$47,959			$191,208
Investment securities	—	5,663			5,663
Fed funds and other	4,437	645			5,082

Total interest revenues	147,686	54,267	—		201,953

Interest costs:
Deposits	60,022	21,570			81,592
FHLB advances	20,956	7,590			28,546
Senior notes	3,970	390	$(390	)(g)	3,970
Capital securities	722	—	1,926	(i)	2,648
Other borrowings	—	1,033			1,033

Total interest costs	85,670	30,583	1,536		117,789

Net interest income	62,016	23,684	(1,536)
			(2,021	)(h)	82,143
Provision for credit losses	3,400	496			3,896

Net interest income after provision for credit losses	58,616	23,188	(3,557)		78,247
Noninterest revenues:
Loan related and other fees	4,268	1,064			5,332
Deposit fees	1,362	2			1,364
Gain on sale of loans, net	—	1,989			1,989
Gain on sale of available-for-sale investment securities	—	574			574
Other	—	77			77

Total noninterest revenues	5,630	3,706	—		9,336

Income from real estate operations, net	205	109			314
Noninterest expenses:
General and administrative expenses:
Employee	18,320	8,046	(695	)(j)	25,671
Operating	6,409	2,730			9,139
Occupancy	4,015	1,340			5,355
Professional	2,857	841			3,698
Technology	1,897	879			2,776
SAIF premiums, OTS and FDIC assessments	929	51			980
Legal settlements/other	110	—			110

Total general and administrative expenses	34,537	13,887	(695)		47,729

Income before income taxes	29,914	13,116	(2,862)		40,168
Income tax provision	12,612	5,304	(1,202	)(k)	16,714

Income from continuing operations	$17,302	$7,812	$(1,660)		$23,454

Basic earnings per share from continuing operations	$3.27	$5.42			$3.58	(l)

Diluted earnings per share from continuing operations	$2.29	$4.21			$2.66	(l)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS
(Amounts in thousands, except share amounts)

Note 1 — Basis of Presentation

      The merger will be accounted for using the purchase method of accounting. Additional information about the accounting treatment of the merger is provided under “The Merger — Accounting Treatment of the Merger” on page 60.

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method, and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 establishes new standards for goodwill acquired in a business combination and eliminates amortization of goodwill and instead sets forth methods to periodically evaluate goodwill for impairment at least annually. The purchase method of accounting for business combinations requires that the assets acquired and liabilities assumed are recorded at their respective estimated fair market values as of the closing date. The excess of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, should be recorded as goodwill and evaluated for impairment thereafter at least annually. Financial statements of Hawthorne Financial issued after the consummation of the merger are required to reflect those values, as well as the results of operations of the combined company beginning after the closing date of the merger. Financial statements of Hawthorne Financial issued prior to the consummation of the merger will not be restated to reflect First Fidelity’s historical financial condition or results of operations.

      The unaudited pro forma condensed combined statements of income for the three months ended March 31, 2002 and for the year ended December 31, 2001 give effect to the merger, including the related issuance of trust preferred capital securities to finance part of the cash portion of the merger consideration, as if the merger had occurred on January 1, 2001. The unaudited pro forma condensed combined statement of financial condition as of March 31, 2002 gives effect to the merger, including the related issuance of trust preferred capital securities to finance part of the cash portion of the merger consideration, as if the merger had occurred at March 31, 2002.

      The unaudited pro forma financial data is based on preliminary estimates and various assumptions that Hawthorne Financial management and First Fidelity management believe are reasonable in these circumstances. The unaudited pro forma adjustments reflect transaction-related items only and are based on currently available information. Purchase price allocations and related amortization, accretion and depreciation periods will be based on final appraisals, evaluations and estimates of fair values. As a result, actual asset and liability values established and related operating results, including actual amortization and accretion, could differ materially from those reflected in the unaudited pro forma condensed combined financial statements. No estimates of business integration costs or anticipated cost savings, potential revenue enhancements or synergies that Hawthorne Financial or First Fidelity expect to realize in connection with the merger have been reflected in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not reflect the impact of conforming First Fidelity’s accounting policies to those of Hawthorne Financial’s, as the impact, if any, has not yet been determined.

Note 2 — Merger Consideration

      Under the terms of the merger agreement, Hawthorne Financial expects to issue approximately 1,266,555 shares of Hawthorne Financial common stock and $37.4 million in cash for the 1,815,115 shares of First Fidelity stock and 88,000 options outstanding. First Fidelity’s shareholders will have the opportunity to indicate a preference for cash, stock, or a combination of each. Based on an initial exchange ratio of 1.5151 shares of Hawthorne Financial stock, it is contemplated that the transaction will be

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

comprised of approximately 54 percent cash and approximately 46 percent stock, and will qualify as a tax-deferred reorganization. On April 10, 2002, Hawthorne Financial issued $22.0 million in interest-bearing trust preferred capital securities to finance part of the cash portion of the merger consideration. Based upon the closing price of Hawthorne Financial’s common stock on the five consecutive days beginning with the two trading days prior to the date the merger was announced on March 20, 2002, the total fair value of the merger consideration at that date was approximately $69.4 million, as set forth in Note 3 below.

Note 3 — Purchase Price and Merger Costs

      Hawthorne Financial has not yet completed an analysis of the relative fair value of the First Fidelity net assets in order to determine a preliminary allocation of the purchase price to the net assets to be acquired. Accordingly, the accompanying unaudited pro forma condensed combined statement of financial condition reflects the excess of the purchase price over the book value of First Fidelity’s net assets.

      For purposes of the accompanying unaudited pro forma condensed combined financial statements, the excess of the purchase price over the book value of net assets to be acquired has been estimated as follows:

Pro forma purchase price calculation:
Estimated fair value of approximately 1,266,555 shares of Hawthorne Financial common stock expected to be issued	$32,006	46.1%
Cash	37,400	53.9%

Total merger consideration	69,406	100.0%

Estimated Hawthorne Financial merger costs	1,800

Estimated total purchase price	71,206
Less book value of First Fidelity net assets to be acquired	(45,342)

Preliminary excess of purchase price over book value of net assets to be acquired	$25,864

      The pro forma purchase price calculation shown above is subject to change between March 31, 2002 and the closing date of the merger as a result of the following items:

•	the possible issuance of additional Hawthorne Financial shares in the event of changes in the number of outstanding shares of Hawthorne Financial common stock before the merger through any stock dividend, stock split or combination. In the event of any such changes, the exchange ratio, the amount of stock to be issued and certain pricing measurements will be proportionately and appropriately adjusted,

•	the actual merger costs incurred by Hawthorne Financial, and

•	final appraisals, evaluations and estimates of fair value.

      The appraisal and purchase price allocation are expected to be finalized within one year after completion of the merger.

      In connection with this purchase transaction, Hawthorne Financial will obtain appraisals or use other appropriate valuation methodologies to determine the fair value of the assets acquired and liabilities assumed. Such valuations are currently in process; however, for purposes of these unaudited pro forma condensed combined financial statements, our preliminary estimates have assumed that approximately 80% of the excess purchase price will be assigned to non-amortizable goodwill and approximately 20% will be assigned to tangible and identifiable intangible assets and liabilities such as: loans receivable, interest-bearing deposits and other borrowings, core deposit intangible, office property and equipment and related

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

deferred income tax effects. It is further expected that the deferred income tax assets and liabilities will reverse during the periods of, and in proportion to, the amortization/ accretion of the related purchase accounting adjustments to identifiable tangible and intangible assets and liabilities. The estimated amortization of this aggregate adjustment is shown as a net adjustment in the attached pro forma condensed combined financial statements using a method that approximates the effective interest method assuming an expected weighted average life of approximately five years.

      In the event that final appraisals determine that other material amortizable intangibles exist, actual amortization could significantly differ from the amounts presented in the unaudited pro forma condensed combined statements of income. In addition, First Fidelity’s interest-bearing securities, loans receivable, deposits and other borrowings have been presented in the accompanying unaudited pro forma condensed combined statement of financial condition at their carrying amounts. These values and the amortization of related fair value adjustments included in net interest income could differ materially from their final appraised values.

Transaction Costs, Integration Expenses and Other Merger Related Costs

      Hawthorne Financial anticipates, based on preliminary plans and estimates, that approximately $1.8 million in costs will be incurred in connection with the merger and will be included as part of the purchase price of the merger. Approximately $1.2 million of these costs comprise professional fees. In addition, approximately $0.5 million will be payable to a certain First Fidelity executive immediately upon the change in control resulting from the merger.

      Hawthorne Financial expects to incur additional expenses of $0.7 million representing retention bonuses, to be paid to specified First Fidelity executives and other employees, which will be incurred within the first twelve month period subsequent to the merger, and are not reflected in the pro forma condensed combined statements of income. Such costs will be included in Hawthorne Financial’s reported results of operations, as incurred, subsequent to the closing date of the merger.

      In addition to the above transaction costs, Hawthorne Financial expects to incur integration costs of approximately $1.4 million before taxes ($0.8 million after taxes), substantially all of which are expected to be capitalized and amortized over an average useful life of three to five years. These estimated costs are primarily comprised of information technology conversion costs and upgrades and branch relocations and improvements. These amounts are not reflected in the pro forma condensed combined statements of income. Such costs will be included in Hawthorne Financial’s reported results of operations subsequent to the closing date of the merger.

Note 4 — Pro Forma Adjustments

(a)	To reflect the cash portion of the purchase price and estimated transaction and merger related costs of $37.4 million and $1.8 million, respectively. Approximately $1.2 million of the merger related costs are professional fees expected to be incurred in connection with the merger and approximately $0.5 million is expected to be paid in settlement of a contractual severance obligation to a certain First Fidelity executive immediately upon the change in control resulting from the merger.

(b)	To reflect the debt issuance on April 10, 2002 of $22.0 million in trust preferred capital securities, to partially fund the cash portion of the merger consideration, as described in Hawthorne Financial’s “Note 6 of the Quarterly Report on Form 10-Q” for the three months ended March 31, 2002.

(c)	To reflect the preliminary excess of purchase price over book value of net assets to be acquired as described in the preceding Note 3 to these unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

(d)	In accordance with the consensus reached in FASB Emerging Issues Task Force (“EITF”) Issue 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” with respect to involuntary employee termination benefits, management has assessed and formulated a plan to involuntarily terminate employees of First Fidelity. In accordance with this plan, management has identified which employees will be involuntarily terminated, approved and committed the combined company to the plan of termination and has communicated such plans, in sufficient detail, to the employees of First Fidelity. The plan of termination identifies the number of employees of First Fidelity to be terminated, their job classification and their location, and management expects to complete the actions required by the plan of termination as soon as possible after the plan is finalized. Accordingly, a pro forma adjustment is reflected in the allocation of purchase price and as an assumed liability for estimated severance costs for certain identified employees of First Fidelity who will be involuntarily terminated.

(e)	To reflect the reversal of First Fidelity’s deferred tax asset valuation allowance, relating to capital loss carryforwards, in the allocation of purchase price. These carryforwards can only be utilized to offset capital gains. Hawthorne Financial expects to generate sufficient capital gains to utilize these loss carryforwards before they expire.

(f)	To reflect conversion of First Fidelity convertible senior notes, elimination of all First Fidelity equity components and the equity adjustment to reflect issuance of new common shares of Hawthorne Financial:

Elimination of First Fidelity equity		$(40,642)
Conversion of First Fidelity senior notes to First Fidelity common stock:
Common stock at par value	$4
Capital in excess of par value — common stock	4,696	4,700

Elimination of First Fidelity common stock		(4,700)
Estimated fair value of new shares issued:
Common stock at par value	$13
Capital in excess of par value — common stock	31,993	32,006

		$(8,636)

(g)	Under the terms of the merger agreement, the holders of First Fidelity’s 7% and 10% convertible senior notes are entitled to convert the notes’ principal amount, totaling $4.7 million as of March 31, 2002, into 404,180 shares of First Fidelity common stock. Under the terms of the merger agreement, the estimated fair value of such shares is approximately $14.8 million. In addition, under the terms of the merger agreement, (i) such conversion is a condition precedent to Hawthorne Financial’s obligation to consummate the merger and (ii) First Fidelity has agreed not to repurchase or redeem the convertible senior notes prior to the completion of the merger. Accordingly, these pro forma adjustments reflect (1) the conversion of the convertible senior notes into First Fidelity common stock, (2) the elimination of such common stock, as indicated in (f) above, and (3) the elimination of the related interest expense related to the convertible senior notes. For purposes of determining the interest expense adjustment, the conversion of First Fidelity senior notes is assumed to have occurred on January 1, 2001.

(h)	To reflect the estimated amortization of purchase accounting adjustments on interest-earning assets, including loans receivable, net of interest-bearing deposits and other borrowings and core deposit intangible using a method that approximates the effective interest method assuming an expected weighted average life of approximately five years.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS — (Continued)

(i)	To reflect interest expense related to the issuance of trust preferred capital securities, described in item (b) above, at a rate of 9.90%, 7.61% and 5.68% for the six month periods ended June 30, 2001 and December 31, 2001 and for the three months ended March 31, 2002, respectively, assuming a rate based on the six month LIBOR at December 29, 2000, June 29, 2001 and December 28, 2001 plus a spread of 3.70%, in accordance with the terms of the agreement associated with the $22.0 million in trust preferred capital securities issued on April 10, 2002.

(j)	To reflect the elimination of salaries and related payroll costs associated with identified First Fidelity employees to be involuntarily terminated as described in items (a) and (d) above.

(k)	To reflect the impact of income taxes associated with these pro forma adjustments to operating results at a 42% combined effective income tax rate.

(l)	Pro forma earnings per share was calculated using Hawthorne Financial’s historical shares outstanding for the periods presented and the expected issuance of approximately 1,266,555 shares of Hawthorne Financial common stock as part of the merger consideration. For purposes of determining the pro forma earnings per share amounts, the issuance of shares is assumed to have occurred on January 1, 2001.

		Pro Forma	Pro Forma
	Historical	Adjustments	Combined
(In thousands)
For the Three Months Ended March 31, 2002
Weighted average basic shares outstanding	5,372	1,267	6,639

Weighted average diluted shares outstanding	7,627	1,267	8,894

For the Year Ended December 31, 2001
Weighted average basic shares outstanding	5,291	1,267	6,558

Weighted average diluted shares outstanding	7,565	1,267	8,832

Note 5 — First Fidelity

      In November 2001, management and the board of directors of First Fidelity made a determination to wind down the operations of PSP Financial. PSP Financial’s operations are currently in the process of final liquidation, as disclosed in this document herein (page 88 and Annex D-6, respectively). Completion of the dissolution of PSP Financial is expected by mid-2002. Net loss from operations of PSP Financial, on a stand alone basis, was $0.3 million for the three months ended March 31, 2002 and $1.6 million for the year ended December 31, 2001.

WHERE CAN I FIND MORE INFORMATION?

      Hawthorne Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Hawthorne Financial files at the Securities and Exchange Commission’s public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Hawthorne Financial’s public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

      Hawthorne Financial has filed a Registration Statement to register with the Securities and Exchange Commission the shares of Hawthorne Financial common stock to be issued to First Fidelity stockholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus of Hawthorne Financial and a joint proxy statement of First Fidelity and Hawthorne Financial for their annual meetings.

      As allowed by Securities and Exchange Commission rules, this document does not contain all the information that stockholders can find in the Registration Statement or the exhibits to the Registration Statement. The Securities and Exchange Commission allows Hawthorne Financial to “incorporate by reference” certain information into this document, which means that Hawthorne Financial may disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this document, except for any information that contradicts information contained directly in this document. This document incorporates by reference the documents set forth below that Hawthorne Financial has previously filed with the Securities and Exchange Commission. These documents contain important business information about Hawthorne Financial and its financial condition that is not included or delivered with this document.

Hawthorne Financial Commission Filings (File No. 0-1100)	Period

Annual Report on Form 10-K/A	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarter ended March 31, 2002

      Hawthorne Financial also incorporates by reference additional documents that it may file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this document and the dates of the annual stockholder meetings of Hawthorne Financial and First Fidelity. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

      Hawthorne Financial has supplied all information contained or incorporated by reference in this document relating to Hawthorne Financial, and First Fidelity has supplied all information contained in this document relating to First Fidelity.

      Hawthorne Financial stockholders or First Fidelity stockholders may obtain documents incorporated herein by reference by Hawthorne Financial from the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet World Wide Web site described above. Documents incorporated by reference are available from Hawthorne Financial without charge, excluding all exhibits, unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

     Hawthorne Financial Corporation

     2381 Rosecrans Avenue
     El Segundo, California 90245
     Telephone: (310) 725-5000
     Attention: Eileen Lyon

      If you would like to request documents from Hawthorne Financial, please do so at least five business days before the date of your stockholders’ meeting in order to receive timely delivery of such documents prior to your stockholders’ meeting.

      You should rely only on the information contained or incorporated by reference in this document. Neither Hawthorne Financial nor First Fidelity has authorized anyone else to provide you with information that is different from what is contained in this document. This document is dated                     , 2002. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to Hawthorne Financial or First Fidelity stockholders nor the issuance of Hawthorne Financial common stock in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of
March 19, 2002
and
AMENDED AND RESTATED
on April 24, 2002
(as of March 19, 2002)
by and among
HAWTHORNE FINANCIAL CORPORATION
FIRST FIDELITY BANCORP, INC.
HAWTHORNE SAVINGS, F.S.B.
FIRST FIDELITY INVESTMENT AND LOAN
and
HF MERGER CORP.

A-i

A-ii

A-iii

A-iv

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

      This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is dated as of March 19, 2002 and amended and restated on April 24, 2002 (as of March 19, 2002), by and among Hawthorne Financial Corporation, a Delaware corporation (“HFC”), First Fidelity Bancorp, Inc., a Delaware corporation (“Fidelity”), Hawthorne Savings, F.S.B., a federally chartered savings bank (“Bank”) and direct wholly owned subsidiary of HFC, First Fidelity Investment and Loan, a California chartered industrial loan company (“Thrift”) and wholly owned subsidiary of Fidelity, and HF Merger Corp., a Delaware corporation (“Merger Sub”) and direct wholly owned subsidiary of HFC.

RECITALS

      WHEREAS, the parties desire to effect the acquisition of Fidelity by HFC by means of a merger of Fidelity with and into Merger Sub or alternatively by means of a merger of Merger Sub with and into Fidelity in accordance with the terms of this Agreement, and immediately thereafter, the acquisition of Thrift by Bank by means of a merger of Thrift with and into Bank in accordance with the terms of this Agreement and the Agreement of Bank Merger (as defined herein);

      WHEREAS, the parties intend that the Mergers (as defined herein) will be treated for federal income tax purposes as tax-deferred reorganizations within the meaning of Section 368 of the Code (as defined herein), except as otherwise specified herein;

      WHEREAS, the respective Boards of Directors of each of the parties have determined that it is in the best interests of their respective companies and stockholders to consummate the Holding Company Merger (as defined herein) and the Bank Merger (as defined herein) provided for herein;

      WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement; and

      WHEREAS, as a material inducement to HFC, Bank and Merger Sub to enter into this Agreement, each director of Fidelity and Thrift is simultaneously entering into a Stockholder Agreement, substantially in the form of Exhibit B hereto, pursuant to which they have agreed to vote their shares of voting stock of Fidelity in favor of approval of this Agreement;

      NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

      “Acquisition” shall have the meaning set forth in Section 13.1(j).

      “Adjusted Net Earnings of Fidelity” shall have the meaning set forth in Section 11.10.

      “Affiliate” of, or a Person “Affiliated” with, a specific Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

      “Affiliated Group” means, with respect to any entity, a group of entities required or permitted to file consolidated, combined, or unitary Tax Returns.

      “Agreement of Bank Merger” means the Agreement of Bank Merger to be entered into between Bank and Thrift substantially in the form of Exhibit A hereto, but subject to any changes that may be necessary to conform to the manner of effecting the Holding Company Merger or to any requirements of any Governmental Entity having authority over the Bank Merger.

      “Bank Merger” means the merger of Thrift with and into Bank.

      “Bank Stock” means the common stock, par value $10.00 per share, of Bank.

      “Business Day” means any day other than Saturday, Sunday or any other day which is not a day on which banking institutions in California are authorized or obligated by law or executive order to close.

      “Cash Proration Factor” has the meaning set forth in Section 2.6(c)(iii)(C).

      “Certificate” has the meaning set forth in Section 2.7(b).

      “Certificate of Merger” means that certificate filed with the Delaware Secretary pursuant to Section 252 of the Delaware General Corporation Law to effect the Holding Company Merger.

      “Closing” means the consummation of the Holding Company Merger followed by consummation of the Bank Merger on the Closing Date at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California, or at such other place as the parties may agree upon.

      “Closing Date” means the fifth Business Day following the last of the following events to occur: (i) the approval of this Agreement and the transactions contemplated hereby by the stockholders of Fidelity and HFC, (ii) the receipt of all approvals, consents or non-objections specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under all laws, or such other date as the parties may agree upon and (iv) the completion of the allocation required under Section 2.6(c); provided, however, if such fifth Business Day occurs earlier than the fifteenth day of a month, then the Closing Date shall be the fifteenth day of the month, or, if not a Business Day, then the first Business Day thereafter, or such other date as the parties may agree upon.

      “Closing Financial Statements of Fidelity” shall have the meaning set forth in Section 11.9.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Combination Cash Election” has the meaning set forth in Section 2.6(a).

      “Combination Stock Election” has the meaning set forth in Section 2.6(a).

      “Competing Transaction” has the meaning set forth in Section 6.1(n).

      “Confidentiality Agreement” means the Confidentiality Agreement, dated June 22, 2002, between HFC and Fidelity.

      “Covered Person” has the meaning set forth in Section 4.28.

      “Delaware Secretary” means the Secretary of State of Delaware.

      “Deloitte & Touche” means Deloitte & Touche LLP, independent accountants for HFC and Fidelity.

      “Derivatives Contract” has the meaning set forth in Section 4.32.

      “DFI” means the Department of Financial Institutions of the State of California.

      “Dissenting Shares” means any shares of Fidelity Stock that are (a) issued and outstanding immediately prior to the Effective Time of the Holding Company Merger and (b) with respect to which the holder thereof perfects such holder’s rights to dissent under Section 262 of the Delaware General Corporation Law.

      “Effective Time of the Bank Merger” means the date and time the OTS specifies for the Bank Merger pursuant to the OTS Regulations.

      “Effective Time of the Holding Company Merger” means the date and time specified in the Certificate of Merger as filed with the Delaware Secretary.

      “Election” has the meaning set forth in Section 2.6(a).

      “Election Deadline” has the meaning set forth in Section 2.6(b).

      “Election Form” has the meaning set forth in Section 2.6(a).

      “Election Form Record Date” has the meaning set forth in Section 2.6(a).

      “Encumbrance” means any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, law or otherwise.

      “Environmental Regulations” has the meaning set forth in Section 4.13(b).

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Agent” means such entity selected by HFC to effect the exchange of Fidelity Stock for HFC Stock and/or cash.

      “Exchange Fund” has the meaning set forth in Section 2.7(a).

      “Exchange Ratio” means 1.5151, subject to adjustment pursuant to Sections 2.9 and/or 12.1(j).

      “Expenses” has the meaning set forth in Section 13.1(k).

      “FDIC” means the Federal Deposit Insurance Corporation.

      “FHLBSF” means the Federal Home Loan Bank of San Francisco.

      “Fidelity Award” means any award issued pursuant to the Fidelity Stock Option Plan.

      “Fidelity Conflicts and Consents List” has the meaning set forth in Section 4.7.

      “Fidelity Contract List” has the meaning set forth in Section 4.18.

      “Fidelity Derivatives List” has the meaning set forth in Section 4.32.

      “Fidelity Director Compensation List” has the meaning set forth in Section 6.1(g).

      “Fidelity Employee Plan List” has the meaning set forth in Section 4.22.

      “Fidelity Environmental Compliance List” has the meaning set forth in Section 4.13.

      “Fidelity Equity List” has the meaning set forth in Section 4.4.

      “Fidelity Filings” has the meaning set forth in Section 4.6.

      “Fidelity Indemnification List” has the meaning set forth in Section 4.28.

      “Fidelity Insurance List” has the meaning set forth in Section 4.8.

      “Fidelity Intellectual Property List” has the meaning set forth in Section 4.39.

      “Fidelity Investment Securities List” has the meaning set forth in Section 4.31.

      “Fidelity List” means any list required to be furnished or other information otherwise required to be provided by Fidelity and/or Thrift to HFC and Bank under this Agreement.

      “Fidelity Litigation List” has the meaning set forth in Section 4.11.

      “Fidelity Material Adverse Effect List” has the meaning set forth in Section 4.19.

      “Fidelity Nonperforming Assets List” has the meaning set forth in Section 4.30(a).

      “Fidelity Offices List” has the meaning set forth in Section 4.29.

      “Fidelity Option” means any option issued pursuant to the Fidelity Stock Option Plan.

      “Fidelity Option List” has the meaning set forth in Section 4.3(a).

      “Fidelity Permitted Change in Recommendation” shall mean a change in the recommendation of the Board of Directors of Fidelity to the Fidelity stockholders in favor of the adoption and approval of the Agreement or the approval of Holding Company Merger in circumstances where (a) the Board of Directors of Fidelity determines in good faith that a Material Adverse Effect has occurred with respect to HFC and Bank and (b) the Board of Directors of Fidelity has determined in good faith that by reason of its determination in clause (a) the failure to effect such a change in such recommendation would create a substantial probability of violating the fiduciary duties of the Board of Directors of Fidelity.

      “Fidelity Personal Property List” has the meaning set forth in Section 4.9.

      “Fidelity Property” has the meaning set forth in Section 4.13(b).

      “Fidelity Real Property List” has the meaning set forth in Section 4.10.

      “Fidelity Senior Notes” means the 7% Convertible Senior Notes due 2003 and the 10% Convertible Senior Notes due 2003 of Fidelity.

      “Fidelity Senior Notes List” has the meaning set forth in Section 4.3(a).

      “Fidelity Series A Common Stock” means the Series A common stock, par value $0.01 per share, of Fidelity.

      “Fidelity Series B Common Stock” means the Series B nonvoting common stock, par value $0.01 per share, of Fidelity.

      “Fidelity Stockholders’ Meeting” means the meeting of Fidelity’s stockholders referred to in Section 6.5 hereof.

      “Fidelity Stock” means the Fidelity Series A Common Stock and Fidelity Series B Common Stock.

      “Fidelity Stock Option Plan” means the Amended and Restated 2000 Stock Option Plan of Fidelity.

      “Fidelity Subsidiary” means PSP Direct, a California corporation.

      “Fidelity Subsidiary Reserve Amount” has the meaning set forth in Section 4.2.

      “Fidelity Tax List” has the meaning set forth in Section 4.12.

      “Fidelity Termination Fee” has the meaning set forth in Section 13.1(d)

      “Fidelity Undisclosed Liabilities List” has the meaning set forth in Section 4.21.

      “Final HFC Stock Price” means the average of the daily closing prices of a share of HFC Stock on the Nasdaq NMS as reported in The Wall Street Journal for the fifteen (15) consecutive trading days ending on the second trading day prior to the Closing Date.

      “Financial Statements of Fidelity” means the audited consolidated financial statements of Fidelity consisting of the consolidated balance sheets as of December 31, 1999, 2000 and 2001, the related consolidated statements of income, shareholders’ equity and cash flow for the years then ended and related notes thereto and related opinions thereon for the years then ended.

      “Financial Statements of HFC” means the audited consolidated financial statements of HFC consisting of the consolidated balance sheets as of December 31, 1999, 2000 and 2001, the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended and related notes thereto and related opinions thereon for the years then ended.

      “Governmental Entity” means any court or tribunal in any jurisdiction or any United States federal, state, municipal, foreign or other administrative agency, authority or instrumentality.

      “Hazardous Materials” has the meaning set forth in Section 4.13(b).

      “HFC Filings” has the meaning set forth in Section 5.3.

      “HFC List” means any list required to be furnished or other information otherwise required to be provided by HFC to Fidelity and Thrift under this Agreement.

      “HFC Litigation List” has the meaning set forth in Section 5.8.

      “HFC Nonperforming Assets List” has the meaning set forth in section 5.14(a).

      “HFC Permitted Change in Recommendation” shall mean a change in the recommendation of the Board of Directors of HFC to the HFC stockholders in favor of the approval of the issuance of the shares of HFC Stock in connection with the Holding Company Merger in circumstances where (a) the Board of Directors of HFC determines in good faith that a Material Adverse Effect has occurred with respect to Fidelity and Thrift and (b) the Board of Directors of HFC has determined in good faith that by reason of its determination in clause (a) the failure to effect such a change in such recommendation would create a substantial probability of violating the fiduciary duties of the Board of Directors of HFC.

      “HFC Stock” means the common stock, par value $0.01 per share, of HFC.

      “HFC Stockholders’ Meeting” means the meeting of the HFC stockholders referred to in Section 7.8.

      “HFC Termination Fee” has the meaning set forth in Section 13.1(f).

      “HFC Undisclosed Liabilities List” has the meaning set forth in Section 5.12.

      “HOLA” means the Home Owners’ Loan Act of 1933, as amended.

      “Holding Company Merger” means the merger of Fidelity with and into Merger Sub pursuant to this Agreement if Section 2.1 is applicable or the merger of Merger Sub with and into Fidelity pursuant to this Agreement if Section 2.2 is applicable.

      “Immediate Family” has the meaning set forth in Rule 16a-l(e) promulgated under the Exchange Act.

      “Indemnified Parties” has the meaning set forth in Section 8.7(a).

      “Investment Security” means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

      “IRS” means the Internal Revenue Service.

      “List” means any one of the Fidelity Lists or the HFC Lists, and “Lists” means both of such Lists.

      “Mailing Date” has the meaning set forth in Section 2.6(a).

      “Material Adverse Effect” has the meaning set forth in Section 13.3(a).

      “Mergers” means the Holding Company Merger and Bank Merger.

      “Nasdaq NMS” means the Nasdaq National Market.

      “OREO” means other real estate owned.

      “OTS” means the Office of Thrift Supervision.

      “OTS Regulations” means the rules and regulations of the OTS under HOLA.

      “Person” means any natural person, corporation, trust, association, unincorporated body, partnership, limited liability company, joint venture, other entity or Governmental Entity.

      “Plans” has the meaning set forth in Section 4.22.

      “Price Per Share” means $36.6049.

      “Proxy Statement and Prospectus” means the joint proxy statement and prospectus that is included as part of the S-4 Registration Statement (as defined herein) and used to solicit proxies for the Fidelity

Stockholders’ Meeting and HFC Stockholders’ Meeting, as necessary, and to offer and sell the shares of HFC Stock to be issued in connection with the Holding Company Merger.

      “Related Group of Persons” means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC.

      “S-4 Registration Statement” means the Registration Statement on Form S-4 including the Proxy Statement and Prospectus to be mailed to stockholders of Fidelity and HFC, to vote upon the Holding Company Merger and to register the issuance of the shares of HFC Stock to be issued in the Holding Company Merger with the SEC.

      “Scheduled Contracts” has the meaning set forth in Section 4.18.

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Stock Amount” means 1,266,555 shares of HFC Stock, subject to adjustment pursuant to Section 2.9.

      “Stock Election” has the meaning set forth in Section 2.6(a).

      “Stock Proration Factor” has the meaning set forth in Section 2.6(c).

      “Superior Proposal” has the meaning set forth in Section 6.1(n).

      “Surviving Bank” means the federally chartered savings association surviving the Bank Merger.

      “Tank” has the meaning set forth in Section 4.13(b).

      “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

      “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      “Tax Sharing Agreement” means an agreement (whether or not in writing) pursuant to which tax losses of one entity are made available to another entity of the Affiliated Group or Affiliates for purpose of Taxes.

      “Thrift Stock” means the common stock, par value $100.00 per share, of Thrift.

      “Treasury Shares” means shares of Fidelity Stock held by (i) Fidelity or any of its subsidiaries or (ii) HFC or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

      “Triggering Event” has the meaning set forth in Section 12.1.

      “Undesignated Shares” has the meaning set forth in Section 2.6(a).

ARTICLE II

THE MERGERS AND RELATED MATTERS

      2.1     The Holding Company Merger — Merger Sub. If Section 2.13 is not applicable, the Holding Company Merger shall be effected in accordance with this Section 2.1. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously without any additional action on the part of the holders of shares of stock of Fidelity and HFC:

(a) Fidelity shall be merged with and into Merger Sub and the separate corporate existence of Fidelity shall cease. The Holding Company Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

(b) Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall remain an issued and outstanding share of common stock of the surviving institution, and shall not be affected by the Holding Company Merger.

(c) Each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than Dissenting Shares and Treasury Shares) shall be converted into the right to receive HFC Stock and/or cash as provided in Section 2.3(a).

(d) Any Treasury Shares outstanding shall be canceled and retired at the Effective Time of the Holding Company Merger and no consideration shall be issued in exchange therefor.

      2.2     The Holding Company Merger — Fidelity. If Section 2.13 is applicable, the Holding Company Merger shall be effected in accordance with this Section 2.2. The Holding Company Merger shall become effective upon the date specified in the Certificate of Merger as filed with the Delaware Secretary in accordance with the provisions of the Delaware General Corporation Law. At the Effective Time of the Holding Company Merger, the following transactions will be deemed to have occurred simultaneously without any additional action on the part of the holders of shares of stock of Fidelity or Merger Sub.

(a) Merger Sub shall be merged with and into Fidelity and the separate corporate existence of Merger Sub shall cease. The Holding Company Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

(b) Each share of stock of Merger Sub issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall become and be converted into one share of Fidelity Series A Common Stock as of the Effective Time of the Holding Company Merger.

(c) Each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger shall be converted into the right to receive HFC Stock and/or cash as provided in Section 2.3(a).

(d) Any Treasury Shares outstanding shall be cancelled and retired at the Effective Time of the Holding Company Merger and no consideration shall be issued in exchange therefor.

      2.3     Conversion of Fidelity Stock.

      (a) Subject to the other provisions of this Article II, each share of Fidelity Stock issued and outstanding immediately prior to the Effective Time of the Holding Company Merger (other than Dissenting Shares and Treasury Shares) shall, by virtue of the Holding Company Merger, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.6, any of the following:

(i) HFC Stock equal to the Exchange Ratio;

(ii) cash in the amount of the Price Per Share; or

(iii) a combination of HFC Stock and cash in the amounts as set forth in subsections 2.3(a)(i) and (a)(ii) above.

      (b) At the Effective Time of the Holding Company Merger, the stock transfer books of Fidelity shall be closed as to holders of Fidelity Stock immediately prior to the Effective Time of the Holding Company Merger and no transfer of Fidelity Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time of the Holding Company Merger, certificates are properly presented in accordance with Section 2.7 of this Agreement to the Exchange Agent, such certificates shall be canceled and exchanged for certificates representing the number of whole shares of HFC Stock, if any, and/or a check representing the amount of cash, if any, into which the Fidelity Stock represented thereby was converted in the Holding Company Merger, plus any payment for a fractional share of HFC Stock.

      2.4     Fractional Shares. Notwithstanding any other provisions of this Agreement, no fractional shares of HFC Stock shall be issued in the Holding Company Merger. In lieu thereof, each holder of Fidelity Stock who would otherwise be entitled to receive a fractional share of HFC Stock (after taking into account all Certificates delivered by such holder) shall receive an amount in cash (without interest), rounded to the nearest cent, equal to the product obtained by multiplying (a) the Final HFC Stock Price by (b) the fraction (calculated to the nearest ten-thousandth) of the share of HFC Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares.

      2.5     Treatment of Fidelity Options. Unless exercised prior to the Effective Time of the Holding Company Merger, each Fidelity Option which is outstanding and unexercised immediately prior to the Effective Time of the Holding Company Merger, whether or not then vested and exercisable, shall be terminated immediately prior to the Effective Time of the Holding Company Merger and each grantee thereof shall be entitled to receive, in lieu of each share of Fidelity Stock that would otherwise have been issuable upon exercise thereof, an amount in cash computed by multiplying (a) the excess, if any, between (i) the Price Per Share and (ii) the exercise price of such Fidelity Option by (b) the number of shares of Fidelity Stock subject to the Fidelity Option. Fidelity agrees to take or cause to be taken all action necessary to enter into a written agreement with each holder of a Fidelity Option to provide for such termination and payment effective at or before the Effective Time of the Holding Company Merger. Any payments pursuant to this Section 2.5 shall take place only after the satisfaction or fulfillment or waiver of the conditions to Closing contained in Articles IX, X and XI of this Agreement.

      2.6     Election and Proration Procedures.

      (a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Fidelity Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as HFC and Fidelity shall mutually agree) (“Election Form”) shall be mailed by or on behalf of HFC no less than thirty-five (35) days prior to the anticipated Effective Time of the Holding Company Merger, as jointly determined by HFC and Fidelity, or on such other date as HFC and Fidelity shall mutually agree (“Mailing Date”) to each holder of record of Fidelity Stock and holder of record of the Fidelity Senior Notes who has submitted to Fidelity and the Exchange Agent a written irrevocable election to convert in full the Fidelity Senior Note held by such person into shares of Fidelity Stock prior to the Effective Time of the Holding Company Merger as of five Business Days prior to the Mailing Date (“Election Form Record Date”). HFC shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) (the term “beneficial owner” and “beneficial ownership” for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act) of Fidelity Stock after the Election Form Record Date and prior to the Election Deadline, and Fidelity shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive (i) HFC Stock (a “Stock Election”) with respect to all of such holder’s Fidelity Stock, or (ii) cash (a “Cash Election”) with respect to all of such holder’s Fidelity Stock, or (iii) HFC

Stock for a specified number of shares of Fidelity Stock (a “Combination Stock Election”) and cash for the remaining number of shares of Fidelity Stock held by such holder (a “Combination Cash Election”). Any Fidelity Stock and Fidelity Stock into which the Fidelity Notes will be converted, other than Dissenting Shares and Treasury Shares, with respect to which the Exchange Agent has not received an effective, properly completed Election Form prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

      (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form which has not been revoked by 5:00 p.m., Pacific Time, by the 30th day following the Mailing Date (or such other time and date as HFC and Fidelity may mutually agree) (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Fidelity Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Fidelity Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked by the person submitting such Election Form at or prior to the Election Deadline, provided that the Exchange Agent shall have actually received prior to the Election Deadline a written notice revoking such Election Form and specifying the shares of Fidelity Stock covered by such revoked Election Form. In the event an Election Form is revoked prior to the Election Deadline, the shares of Fidelity Stock representing such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and Fidelity shall cause the certificates representing such shares of Fidelity Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any Election or revocation has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Fidelity and HFC required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither HFC nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

      (c) As promptly as practicable but not later than five Business Days prior to the Effective Time of the Holding Company Merger, HFC shall cause the Exchange Agent to effect the allocation among the holders of Fidelity Stock of rights to receive HFC Stock or cash in the Holding Company Merger in accordance with the Election Forms as follows:

(i) if the aggregate number of shares of Fidelity Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is approximately equal to the Stock Amount, then:

(A) Each holder of Fidelity Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of HFC Stock which is equal to the product of the Exchange Ratio multiplied by the number of shares of Fidelity Stock covered by such Stock Election or Combination Stock Election; and

(B) Each holder of Fidelity Stock who made an effective Cash Election or Combination Cash Election, and each holder of Undesignated Shares shall receive the Price Per Share in cash for each such share of Fidelity Stock or Undesignated Share.

(ii) if the aggregate number of shares of Fidelity Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio exceeds, and is not approximately equal to, the Stock Amount, then:

(A) Each holder of Fidelity Stock who made an effective Cash Election or Combination Cash Election shall receive the Price Per Share in cash for each such share of Fidelity Stock;

(B) Each holder of Undesignated Shares shall be deemed to have made Cash Elections and shall receive the Price Per Share in cash for each such Undesignated Share; and

(C) A stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (1) the Stock Amount by (2) the product of the Exchange Ratio and the number of shares of Fidelity Stock with respect to which effective Stock Elections and Combination Stock Elections were made. Each holder of Fidelity Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(I) the number of shares of HFC Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Fidelity Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor, and

(II) cash in an amount equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Fidelity Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) one minus the Stock Proration Factor.

(iii) if the aggregate number of shares of Fidelity Stock as to which Stock Elections and Combination Stock Elections shall have effectively been made times the Exchange Ratio is less than, and is not approximately equal to, the Stock Amount, then:

(A) Each holder of Fidelity Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of HFC Stock equal to the product of the Exchange Ratio multiplied by the number of shares of Fidelity Stock covered by such Stock Election or Combination Stock Election;

(B) The Exchange Agent shall select by random such number of holders of Undesignated Shares (other than holders of Undesignated Shares who delivered a written demand for appraisal to Fidelity before the Fidelity Stockholders’ Meeting and who did not vote in favor of the Holding Company Merger as required by Section 262 of the Delaware General Corporation Law prior to the meeting of shareholders to be held pursuant to Section 6.5) to receive HFC Stock as shall be necessary so that the shares of HFC Stock to be received by those holders, when combined with the number of shares for which a Stock Election or Combination Stock Election has been made, multiplied by the Exchange Ratio shall be approximately equal to the Stock Amount. If all of said Undesignated Shares plus all shares as to which Stock Elections and Combination Stock Elections have been made together multiplied by the Exchange Ratio are less than, and not approximately equal to, the Stock Amount, then:

(C) A cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (1) the amount which is the difference between (x) the number obtained by dividing the Stock Amount by the Exchange Ratio and (y) the sum of the number of shares of Fidelity Stock with respect to which effective Stock Elections and Combination Stock Elections were made and the number of Undesignated Shares selected pursuant to subparagraph (iii)(B) above by (2) the number of shares of Fidelity Stock with respect to which effective Cash Elections and Combination Cash Elections were made. Each holder of Fidelity Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(I) cash equal to the product of (x) the Price Per Share, multiplied by (y) the number of shares of Fidelity Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) one minus the Cash Proration Factor, and

(II) the number of shares of HFC Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of Fidelity Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iv) The prorata allocation process or the random selection process to be used by the Exchange Agent shall consist of such procedures as HFC and Fidelity shall mutually determine.

      (d) For purposes of this Section 2.6, the shares of which HFC Stock is to be issued as consideration in the Merger shall be deemed to be “approximately equal” to the Stock Amount if such number is within 10,000 shares of HFC Stock of such amount.

      2.7     Exchange Procedures.

      (a) At the Effective Time of the Holding Company Merger, HFC shall deposit with the Exchange Agent for the benefit of the holders of shares of Fidelity Stock, for exchange in accordance with this Section 2.7, certificates representing the shares of HFC Stock and cash issuable pursuant to Section 2.3 in exchange for shares of Fidelity Stock outstanding immediately prior to the Effective Time of the Holding Company Merger and funds in an amount not less than the amount of cash payable in lieu of fractional shares of HFC Stock which would otherwise be issuable in connection with Section 2.3, but for the operation of Section 2.4 of this Agreement (collectively, the “Exchange Fund”).

      (b) After the Effective Time of the Holding Company Merger, each holder of a certificate (“Certificate”) formerly representing Fidelity Stock (other than Dissenting Shares and Treasury Shares) who surrenders or has surrendered such Certificate (or customary affidavits and indemnification regarding the loss or destruction of such Certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent, shall, upon acceptance thereof, be entitled to (i) a certificate representing HFC Stock and/or (ii) cash into which the shares of Fidelity Stock shall have been converted pursuant to Section 2.3 and Section 2.6, as well as cash in lieu of fractional shares of Fidelity Stock to which such holder would otherwise be entitled, if applicable. The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.7, each Certificate representing Fidelity Stock shall be deemed from and after the Effective Time of the Holding Company Merger to evidence only the right to receive the consideration to which it is entitled hereunder upon such surrender. HFC shall not be obligated to deliver the consideration to which any former holder of Fidelity Stock is entitled as a result of the Holding Company Merger until such holder surrenders his Certificate or Certificates for exchange as provided in this Section 2.7. If any certificate for shares of HFC Stock, or any check representing cash and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable.

      (c) No dividends or other distributions declared or made after the Effective Time of the Holding Company Merger with respect to HFC Stock with a record date after the Effective Time of the Holding Company Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HFC Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4, until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of HFC Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HFC Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger theretofore paid with respect to such whole shares of HFC Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Holding Company Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of HFC Stock.

      (d) All cash and shares of HFC Stock issued upon the surrender for exchange of shares of Fidelity Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Fidelity Stock, and there shall be no further registration of transfers on the stock transfer books of HFC, after the Holding

Company Merger, of the shares of Fidelity Stock which were outstanding immediately prior to the Effective Time of the Holding Company Merger. If, after the Effective Time of the Holding Company Merger, Certificates are presented to HFC for any reason, they shall be canceled and exchanged as provided in this Agreement.

      (e) Any portion of the Exchange Fund, including any interest thereon, which remains undistributed to the stockholders of Fidelity following the passage of nine (9) months after the Effective Time of the Holding Company Merger shall be delivered to HFC, upon demand, and any stockholders of Fidelity who have not theretofore complied with this Section 2.7 shall thereafter look only to HFC for payment of their claim for cash and HFC Stock, any cash in lieu of fractional shares of HFC Stock and any dividends or distributions with respect to HFC Stock.

      (f) Neither Fidelity nor HFC shall be liable to any holder of shares of Fidelity Stock or HFC Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of HFC Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of HFC Stock for the account of the Persons entitled thereto.

      (h) Certificates surrendered for exchange by any Person constituting an “Affiliate” of Fidelity for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of HFC Stock until HFC has received a written agreement from such person as provided in Section 6.7.

      2.8     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Fidelity Stock who shall be entitled to be paid the “fair value” of such holder’s Dissenting Shares of Fidelity Stock, as provided in Section 262 of the Delaware General Corporation Law, shall not be entitled to the consideration to which such holder would otherwise have been entitled pursuant to Section 2.2, unless and until such holder shall have failed to perfect or withdrawn or lost such holder’s rights under Section 262 of the Delaware General Corporation Law, and shall be entitled to receive only such payment provided for by Section 262 of the Delaware General Corporation Law.

      2.9     Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Holding Company Merger, (a) HFC shall declare a stock dividend or distribution on HFC Stock with a record date prior to the Effective Time of the Holding Company Merger, or subdivide, split up, reclassify or combine HFC Stock, or declare a dividend, or make a distribution, on the HFC Stock in any security convertible into HFC Stock, in each case with a record date prior to the Effective Time of the Holding Company Merger, or (b) the outstanding shares of HFC Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in HFC’s capitalization, then a proportionate adjustment or adjustments will be made to the Exchange Ratio, the Stock Amount, the Starting Price, and the Average Closing Price, which adjustment or adjustments may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of HFC Stock generally.

      2.10     Name of Corporation Surviving the Holding Company Merger.

      (a) If the Holding Company Merger is effected in accordance with Section 2.1, the name of the corporation surviving the Holding Company Merger shall be “HF Merger Corp.”

      (b) If the Holding Company Merger is effected in accordance with Section 2.2, the name of the corporation surviving the Holding Company Merger shall be “First Fidelity Bancorp, Inc.”

      2.11     Certificate of Incorporation and Bylaws of Corporation Surviving the Holding Company Merger.

      (a) If the Holding Company Merger is effected in accordance with Section 2.1, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time of the Holding Company Merger, shall be the certificate of incorporation and bylaws of Merger Sub after the Holding Company Merger.

      (b) If the Holding Company Merger is effected in accordance with Section 2.2, the certificate of incorporation and bylaws of Fidelity, as in effect immediately prior to the Effective Time of the Holding Company Merger, shall be the certificate of incorporation and bylaws of Fidelity after the Holding Company Merger.

      2.12     Directors and Officers of Corporation Surviving the Holding Company Merger.

      (a) If the Holding Company Merger is effected in accordance with Section 2.1, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (a). At the Effective Time of the Holding Company Merger, the then directors of Merger Sub shall be the directors of Merger Sub, until their successors have been duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time of the Holding Company Merger shall be the officers of Merger Sub, until their respective successors are duly appointed.

      (b) If the Holding Company Merger is effected in accordance with Section 2.2, the directors and officers of the corporation surviving the Holding Company Merger shall be as provided in this paragraph (b). At the Effective Time of the Holding Company Merger, the then directors of the Merger Sub shall be the directors of Fidelity, until their successors have been duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time of the Holding Company Merger shall be the officers of Fidelity, until their respective successors are duly appointed.

      2.13     Determination of Structure of Holding Company Merger. If on the second day immediately preceding the Effective Time of the Holding Company Merger the opinions contemplated by Sections 10.4 or 11.6(a) cannot be given then (a) the Holding Company Merger shall be effected as set forth in Section 2.2, (b) the conditions set forth in Sections 10.4 and 11.6(a) shall be deemed waived with respect to the Holding Company Merger and (c) the Certificate of Merger shall reflect the foregoing.

ARTICLE III

THE CLOSING

      3.1     Closing Date. The Closing shall take place on the Closing Date.

      3.2     Execution of Merger Documents. Prior to the Closing, the Certificate of Merger shall be executed by Merger Sub, if Section 2.1 is applicable, or by Fidelity, if Section 2.2 is applicable, and the Agreement of Bank Merger shall be executed by Bank and Thrift. On or before the Closing Date, the Certificate of Merger shall be duly filed with the Delaware Secretary as required by applicable laws and regulations to render the Holding Company Merger effective as of the Closing Date.

      3.3     Documents to be Delivered. At the Closing, the parties hereto shall deliver, or cause to be delivered, such documents or certificates as may be necessary, in the reasonable opinion of counsel for any of the parties, to effect the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF FIDELITY AND THRIFT

      Fidelity and Thrift, jointly and severally, represent and warrant to HFC and Bank as follows; provided that to the extent any representation or warranty relates to Fidelity, Thrift does not make any representations or warranties to such extent:

      4.1     Incorporation, Standing and Power. Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Thrift is a California chartered industrial loan company duly organized, validly existing and in good standing under the laws of California and is authorized by the DFI to conduct an industrial loan business. The certificate of incorporation and bylaws of Fidelity, and the articles of incorporation and bylaws of Thrift, all as amended to date, are in full force and effect. Thrift’s deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Fidelity and Thrift have all requisite corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and Fidelity and Thrift have the corporate power and authority to execute and deliver this Agreement and the Agreement of Bank Merger, as the case may be, and to perform their respective obligations hereunder and thereunder, as the case may be, and to consummate the transactions contemplated hereby and thereby, as the case may be. Neither the scope of the business of Fidelity or Thrift nor the location of any of their respective properties requires that Fidelity or Thrift be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a Material Adverse Effect.

      4.2     Liquidation of and Reservation for the Fidelity Subsidiary. As of February 8, 2002, the Fidelity Subsidiary was liquidated and dissolved under the laws of California. Fidelity has recorded a reserve in the amount of $289,000 for purposes of winding up the Fidelity Subsidiary (the “Fidelity Subsidiary Reserve Amount”) and the Fidelity Subsidiary Reserve Amount is adequate to cover all liabilities and obligations, either accrued or contingent, of the Fidelity Subsidiary.

      4.3     Capitalization.

      (a) As of the date of this Agreement, the authorized capital stock of Fidelity consists of 2,000,000 shares of Fidelity Series A Common Stock, of which 425,000 shares are outstanding; 2,000,000 shares of Fidelity Series B Common Stock, of which 985,935 shares are outstanding; and 2,000,000 shares of serial preferred stock, of which no shares are outstanding. All of the outstanding shares of Fidelity Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date of this Agreement, except for Fidelity Options covering 88,000 shares of Fidelity Stock granted pursuant to the Fidelity Stock Option Plan and the Fidelity Senior Notes convertible into 404,180 shares of Fidelity Stock, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Fidelity Stock nor any securities convertible into such stock, and Fidelity is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. Fidelity has furnished HFC a list (the “Fidelity Option List”) setting forth the name of each holder of a Fidelity Option or Fidelity Award, the number of shares of Fidelity Stock covered by each such Fidelity Option or Fidelity Award, the vesting schedule of such Fidelity Option or Fidelity Award, and the exercise price per share and the expiration date of each such Fidelity Option or Fidelity Award, as applicable. Fidelity has furnished HFC a list (the “Fidelity Senior Notes List”) setting forth the name of each holder of Fidelity Senior Notes, the principal amount outstanding on the Fidelity Senior Notes of each holder, the conversion price per share and the number of shares of Fidelity Stock issuable upon conversion of such Fidelity Senior Notes, and the expiration of each Fidelity Senior Note.

      (b) As of the date of this Agreement, the authorized capital stock of Thrift consists of 200,000 shares of Thrift Stock, of which 20,000 shares are outstanding and owned of record and beneficially by

Fidelity free and clear of any Encumbrance. The outstanding shares of Thrift Stock have been duly authorized and validly issued and are fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no contracts, commitments, understandings or arrangements relating to Fidelity’s rights to vote or to dispose of such securities. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of Thrift Stock or any other securities convertible into such stock, and Thrift is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

      4.4     Subsidiaries. Except for Thrift and as set forth on a list furnished by Fidelity and Thrift to HFC (the “Fidelity Equity List”), (i) Fidelity does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity and (ii) Thrift does not own, directly or indirectly, the outstanding stock or equity or other voting interest in any corporation, partnership, joint venture or other entity.

      4.5     Financial Statements. Fidelity has previously furnished to HFC a copy of the Financial Statements of Fidelity. The Financial Statements of Fidelity present fairly the consolidated financial condition of Fidelity as of the respective dates indicated and its consolidated results of operations and changes in cash flows, for the respective periods then ended and have been prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein.

      4.6     Reports and Filings. Fidelity, Thrift and the Fidelity Subsidiary have filed all reports, returns, registrations and statements (such reports and filings referred to as “Fidelity Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the DFI, (b) the FDIC and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such Fidelity Filings. As of their respective dates, each of such Fidelity Filings complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance). Any financial statements contained in any of such Fidelity Filings fairly presented, as of their respective dates or for their respective periods, the financial position, results of operations and changes in cash flows, as the case may be, of Fidelity, Thrift or the Fidelity Subsidiary and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. Fidelity has furnished to HFC true and correct copies of all Fidelity Filings filed by Fidelity, Thrift or the Fidelity Subsidiary with the DFI, FDIC and any other Governmental Entity since January 1, 1999.

      4.7     Authority of Fidelity and Thrift. The execution and delivery by Fidelity and Thrift of this Agreement and by Thrift of the Agreement of Bank Merger and, subject to the requisite approval of the stockholders of Fidelity, the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Fidelity and Thrift and by Fidelity in its capacity as the sole stockholder of Thrift, and this Agreement is and the Agreement of Bank Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of Fidelity or Thrift or both of them, as the case may be, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Conflicts and Consents List”), neither the execution and delivery by Fidelity and Thrift of this Agreement or by Thrift of the Agreement of Bank Merger, the consummation of the Holding Company Merger or Bank Merger or the transactions contemplated herein or therein, nor compliance by Fidelity and Thrift with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Fidelity or the Articles

of Incorporation or Bylaws of Thrift; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Fidelity or Thrift is a party, or by which Fidelity or Thrift or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Fidelity or Thrift, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fidelity or Thrift or any of their respective properties or assets. Except as set forth in the Fidelity Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Fidelity and Thrift of this Agreement or by Thrift of the Agreement of Bank Merger, the consummation by Fidelity and Thrift of the Holding Company Merger or Bank Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement by the stockholders of Fidelity and the approval of the Agreement of Bank Merger and the Bank Merger by Fidelity in its capacity as the sole stockholder of Thrift; (ii) such approvals or nonobjections as may be required by the DFI, OTS and the FDIC; (iii) the filing and declaration of effectiveness of the S-4 Registration Statement with the SEC; (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law; (v) such filings with California authorities and the OTS as may be required to effect the Bank Merger; and (vi) any required approval of the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      4.8     Insurance. Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Insurance List”): (a) Fidelity and Thrift have and have had since July 1, 1999, and the Fidelity Subsidiary had since July 1, 1999, policies of insurance and bonds with respect to their respective assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customary for their respective businesses, operations, properties and assets; (b) no insurer under any policy or bond maintained by Fidelity, Thrift or the Fidelity Subsidiary has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder and all such policies and bonds are in full force and effect; and (c) neither Fidelity nor Thrift is in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the Fidelity Insurance List is a list of all policies of insurance carried and owned by Fidelity and Thrift showing, as of December 31, 2001, the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to HFC a copy of each such policy of insurance.

      4.9     Title to Assets. Fidelity and Thrift have good and marketable title to all their respective material, non-real estate, properties and assets, owned or stated to be owned by Fidelity or Thrift, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of Fidelity; (b) for Encumbrances for current Taxes not yet due; (c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of Fidelity on a consolidated basis; or (e) as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Personal Property List”).

      4.10     Real Estate. Fidelity and Thrift have furnished HFC a list (the “Fidelity Real Property List”) of real property, including leaseholds and all other interests in real property (other than security interests), owned by Fidelity or Thrift. Fidelity has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in such real property. Fidelity or Thrift have good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the Fidelity Real Property List, free and clear of all Encumbrances, except: (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for Taxes not yet due; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and

(d) as described in the Fidelity Real Property List. Fidelity has furnished HFC with true and correct copies of all leases included in the Fidelity Real Property List, all title insurance policies and all documents evidencing Fidelity’s or Thrift’s interest in real property included in the Fidelity Real Property List.

      4.11     Litigation. Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Litigation List”), there is no private or governmental suit, claim, action or proceeding pending, nor to Fidelity’s or Thrift’s knowledge, threatened, against Fidelity or Thrift or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of Fidelity or Thrift. Also, except as disclosed in the Fidelity Filings or in the Fidelity Litigation List, there are no material judgments, decrees, stipulations or orders against Fidelity or Thrift or enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

      4.12     Taxes.

      (a) Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Tax List”), (A) all material Tax Returns required to be filed by or on behalf of Fidelity, Thrift or the Fidelity Subsidiary or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of Fidelity, Thrift or the Fidelity Subsidiary, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with accounting principles generally accepted in the United States of America and/or applicable regulatory accounting principles or banking regulations consistently applied on the Fidelity balance sheet, and adequate reserves or accruals for Taxes have been provided in the Fidelity balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of Fidelity, Thrift or the Fidelity Subsidiary, or any Affiliated Group(s) of which any of them is or was a member.

      (b) Fidelity, Thrift and the Fidelity Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

      (c) Fidelity has delivered to HFC complete copies of (i) all material income or franchise Tax Returns of Fidelity, Thrift and the Fidelity Subsidiary relating to the taxable periods since July l, 1999 and (ii) any audit report issued within the last three years relating to any material Taxes due from or with respect to Fidelity, Thrift or the Fidelity Subsidiary, with respect to their respective income, assets or operations.

      (d) Except as set forth in the Fidelity Tax List, no claim has been made by a taxing authority in a jurisdiction where Fidelity, Thrift or the Fidelity Subsidiary do not file an income or franchise Tax Return such that Fidelity, Thrift or the Fidelity Subsidiary are or may be subject to taxation by that jurisdiction.

      (e) Except as set forth in the Fidelity Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including Fidelity, Thrift and/or the Fidelity Subsidiary have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have Fidelity, Thrift or the Fidelity Subsidiary received any notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against Fidelity, Thrift or the Fidelity Subsidiary for any subsequent taxable period that could be material.

      (f) Except as set forth in the Fidelity Tax List, none of Fidelity, Thrift or the Fidelity Subsidiary nor any other Person on behalf of Fidelity, Thrift or the Fidelity Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Fidelity, Thrift or the Fidelity Subsidiary, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Fidelity, Thrift or the Fidelity Subsidiary or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of Fidelity, Thrift or the Fidelity Subsidiary, or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to Fidelity, Thrift or the Fidelity Subsidiary.

      (g) Except as set forth in the Fidelity Tax List, no property owned by Fidelity, Thrift or the Fidelity Subsidiary is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

      (h) Neither Fidelity (except with Fidelity Subsidiary or Thrift) nor the Fidelity Subsidiary nor Thrift (except with Fidelity or one another) is a party to any Tax Sharing Agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

      (i) Except as set forth in the Fidelity Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Fidelity, Thrift or the Fidelity Subsidiary, their respective affiliates or any of their successors by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

      (j) There are no liens as a result of any unpaid Taxes upon any of the assets of Fidelity, Thrift or the Fidelity Subsidiary.

      (k) Except as set forth in the Fidelity Tax List, Fidelity, Thrift and the Fidelity Subsidiary have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

      (l) Except as set forth in the Fidelity Tax List, none of the members of Fidelity’s Affiliated Group has any net operating loss carryovers.

      4.13     Compliance with Laws and Regulations.

      (a) Neither Fidelity nor Thrift is in default under or in breach or violation of (i) any provision of their respective certificate of incorporation, articles of incorporation or bylaws, or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. The properties and operations of Fidelity and Thrift are and have been maintained and conducted, and the properties and operations of the Fidelity Subsidiary were maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

      (b) Except as set forth on a list furnished by Fidelity and Thrift to HFC (the “Fidelity Environmental Compliance List”), to the best of Fidelity’s and Thrift’s knowledge: (i) Fidelity and Thrift are in compliance with all Environmental Regulations in all material respects; (ii) there are no Tanks on, under or above Fidelity Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating from Fidelity Property above de minimus levels that would require remedial action; (iv) to the best of Fidelity’s and Thrift’s knowledge, neither Fidelity nor Thrift has any loans outstanding secured by real property of which the real property is not in compliance with Environmental Regulations or which has a Tank or upon which there are Hazardous Materials or from which Hazardous Materials are migrating above de minimus levels that would require remedial action; and (v) without limiting Section 4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against Fidelity or Thrift or, to the best of Fidelity’s and Thrift’s knowledge, concerning property securing Fidelity or Thrift loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Fidelity Property or, to the best of Fidelity’s and Thrift’s knowledge, property securing Fidelity or Thrift loans, relating to the foregoing representations (i) - (iv). For purposes of this Section 4.12(b), the term “Environmental Regulations” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. “Fidelity Property” shall mean real estate owned, leased, or otherwise used by Fidelity or Thrift, or in which Fidelity or Thrift has an investment (by sale and leaseback or otherwise) in each case, which real estate is owned, leased, or otherwise used on the date of this Agreement, including, without limitation, properties under foreclosure and properties held by Fidelity or Thrift in its respective capacity as a trustee or otherwise. “Tank” shall mean treatment or storage tanks, sumps, gas or oil wells and associated piping transportation devices. “Hazardous Materials” shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1, 25281 and 25250.1 of the California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; or which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos or ureaformaldehyde foam insulation.

      (c) Fidelity and Thrift have provided to HFC phase I environmental assessments with respect to each interest in real property set forth on the Fidelity Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of Fidelity or Thrift. The Fidelity Real Property list discloses each such property as to which such an assessment has not been prepared on behalf of Fidelity or Thrift.

      4.14     Performance of Obligations. Fidelity, Thrift and the Fidelity Subsidiary have (or had) performed in all material respects all of the obligations required to be performed by them to date of any covenant, contract, lease, indenture or any other covenant to which any of them is a party, or to which any of them or any of their respective properties is subject or by which any of them or any of their respective properties are otherwise bound, and none of them are in default under or in breach of any term or provision of any such covenant, contract, lease, indenture or any other such covenant, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such defaults and breaches would, individually or in the aggregate, have a Material Adverse Effect. Except for loans made by Thrift in the ordinary course of business, to Fidelity’s and Thrift’s knowledge, no other party to any such covenant, contract, lease or indenture or any other covenant is in material default or breach thereunder.

      4.15     Employees. Except as set forth in the Fidelity Litigation List, there are no material controversies pending or threatened between Fidelity or Thrift and any of their respective employees. Neither Fidelity nor Thrift is a party to any collective bargaining agreement with respect to any of their respective employees or any labor organization to which their respective employees or either of them belong.

      4.16     Registration Obligation. Neither Fidelity nor Thrift is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

      4.17     Brokers and Finders. Neither Fidelity nor Thrift is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein or therein will result in any liability to any broker or finder.

      4.18     Material Contracts. Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Contract List”) (all items listed or required to be listed in such Fidelity Contract List being referred to herein as “Scheduled Contracts”), neither Fidelity nor Thrift is party to, nor are either of Fidelity or Thrift or any of their respective properties subject to, nor are any of them or any of their respective properties bound by, any of the following:

(a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of Fidelity or Thrift and is not terminable by Fidelity or Thrift within one year without penalty or (ii) requires payment by Fidelity or Thrift of $25,000 or more per annum;

(b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by Fidelity or Thrift of $25,000 or more per annum;

(c) any contract or agreement that restricts Fidelity or Thrift (or would restrict any Affiliate of either of them (including HFC and its subsidiaries) after the Effective Time of the Holding Company Merger) from competing in any line of business with any Person or using or employing the services of any Person;

(d) any lease of real or personal property providing for annual lease payments by or to Fidelity or Thrift in excess of $25,000 per annum other than (A) financing leases entered into in the ordinary course of business in which Fidelity or Thrift is lessor and (B) leases of real property presently used by Thrift as banking or loan production offices;

(e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of Fidelity or Thrift (other than as mortgagor or pledgor in the ordinary course of their banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of their business) in personal property having a value of $25,000 or more;

(f) other than as described in the Fidelity Filings or as set forth in the Fidelity Employee Plan list, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of Fidelity or Thrift;

(g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

(h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which Fidelity or Thrift has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

(i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of their banking business and reflected in the financial records of Fidelity or Thrift);

(j) any restrictive covenant contained in any deed to or lease of real property owned or leased by Fidelity or Thrift (as lessee) that materially restricts the use, transferability or value of such property;

(k) any guarantee or indemnification which involves the sum of $25,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

(l) any supply, maintenance or landscape contracts not terminable by Fidelity or Thrift without penalty on thirty (30) days or less notice and which provides for payments in excess of $25,000 per annum;

(m) any material agreement which would be terminable other than by Fidelity or Thrift as a result of the consummation of the transactions contemplated by this Agreement;

(n) any contract of participation with any other financial institution in any loan in excess of $25,000 or any sales of assets of Fidelity or Thrift with recourse of any kind to Fidelity or Thrift except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

(o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

(p) any contract relating to the provision of data processing services to Fidelity or Thrift; and

(q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by Fidelity or Thrift other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

      True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to HFC.

      4.19     Certain Material Changes. Except as set forth in a list delivered by Fidelity and Thrift to HFC (the “Fidelity Material Adverse Effect List”), since December 31, 2001, there has not been, occurred or arisen:

(a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of Fidelity, Thrift or the Fidelity Subsidiary, or any other event or development that individually or taken together with all other events and circumstances has had or may reasonably be expected to have a Material Adverse Effect;

(b) any direct or indirect redemption, purchase or other acquisition by Fidelity, Thrift or the Fidelity Subsidiary of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Fidelity Stock whether consisting of money, other personal property, real property or other things of value; or

(c) any redemption or repurchase by Fidelity, Thrift or the Fidelity Subsidiary of the Fidelity Senior Notes or any other notes or similar obligations, whether through payment of cash, securities, property or otherwise.

      4.20     Licenses and Permits. Fidelity and Thrift have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect. The respective properties, assets, operations and businesses of Fidelity and Thrift are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

      4.21     Undisclosed Liabilities. Neither Fidelity nor Thrift has any liabilities or obligations, either accrued or contingent, that are material to Fidelity on a consolidated basis and that have not been: (a) reflected or disclosed in the Financial Statements of Fidelity; (b) disclosed in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Undisclosed Liabilities List”) or on any other Fidelity List; or (c) incurred in the ordinary course of business consistent with past practices. Neither Fidelity nor Thrift knows of any reasonable basis for the assertion against either of them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect that is not accurately reflected in the Financial Statements of Fidelity or otherwise disclosed in this Agreement.

      4.22     Employee Benefit Plans.

      (a) For purposes of this Agreement, the term “Plans” shall mean (i) all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) of which Fidelity or any member of the same controlled group of corporations, trades or businesses as Fidelity within the meaning of Section 4001(a)(14) of ERISA, including, but not limited to, Thrift and Fidelity Subsidiary (for purposes of this Section, an “ERISA Affiliate”) is a sponsor or participating employer or as to which Fidelity or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any employment, severance or other agreement, plan, arrangement or policy of Fidelity or of any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation, stock awards, stock based compensation or other forms of incentive compensation or post-termination insurance, compensation or benefits. Except as set forth in the list delivered by Fidelity and Thrift to HFC (the “Fidelity Employee Plan List”), (i) neither Fidelity nor any of its ERISA Affiliates maintains or sponsors, or makes or is required to make contributions to, any Plans, (ii) none of the Plans is a “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) none of the Plans is a “defined benefit pension plan” within the meaning of Section 3(35) of ERISA, and (iv) each of the Plans has been administered and maintained, and is, in material compliance with, all provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and all other applicable laws. Notwithstanding any statement or indication in this Agreement to the contrary, and except as disclosed in the Fidelity Employee Plan List, there are no Plans as to which Fidelity or any of its ERISA Affiliates will be required to make any contributions, whether on behalf of any of the current employees of Fidelity or any of its ERISA Affiliates or on behalf of any other person, after the Closing. With respect to each of such Plans, at the Closing there will be no liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Fidelity or any of its ERISA Affiliates, except those set forth in the Financial Statements of Fidelity. Neither Fidelity nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan, or modify or change any existing Plan that would affect any employee or terminated employee of Fidelity or any ERISA Affiliate, except as set forth in the Fidelity Employee Plan List. Except as set forth in the Fidelity Employee Plan List, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employees of Fidelity, Thrift or the Fidelity Subsidiary to severance pay, (ii) accelerate the funding, time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Plans or (iii) result in any breach or violation of, or default under, any of the Plans. Fidelity has delivered to HFC true and complete copies of: (i) each of the Plans and any related funding and service agreements thereto (including insurance contracts, investment managing agreements, subscription and participation agreements and recordkeeping contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective summary plan description, summary of material modifications and all material employee communications pertaining to each of the Plans, (iii) the three most recent annual reports for each of the Plans (including all relevant schedules), (iv) the most recently filed PBGC Form 1 (if applicable); and (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and any requests for rulings, determinations, or opinions pending with the Internal Revenue Service or any other governmental agency.

      (b) The present value of all “benefit liabilities,” as defined in Section 4001(a)(16) of ERISA, under any Plan subject to Title IV of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation) shall not, as of the Closing Date, exceed the value of the assets of such Plan allocated to such benefit liabilities. With respect to each Plan that is subject to Title IV of ERISA (i) no amount is due or owing from Fidelity or its ERISA Affiliates to the Pension Benefit Guaranty Corporation or to any “multiemployer plan” as defined in Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including without limitation the termination of the Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws.

      (c) None of the Plans, nor any trust created thereunder nor any trustee, fiduciary or administrator thereof, has engaged in any transaction which might subject Fidelity, Thrift or the Fidelity Subsidiary to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA or to any civil penalty imposed by Section 502 of ERISA. None of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any “reportable event,” as such term is defined in Section 4043(b) of ERISA, with respect to any of such Plans for which the 30-day reporting requirement has not been waived, nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by Fidelity or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by Fidelity or any of its ERISA affiliates of operations at a facility causing more than 20% of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA.

      (d) None of the Plans nor any trust created thereunder has incurred any “accumulated funding deficiency” as such term is defined in Section 412 of the Code, whether or not waived. Furthermore, neither Fidelity nor any of its ERISA Affiliates has provided or is required to provide security to any Plan pursuant to Section 401(a)(29) of the Code. Each of the Plans that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and Fidelity does not know of any fact which could adversely affect the qualified status of any such Plan. All contributions required to be made to each of the Plans under the terms of the Plan, ERISA, the Code, or any other applicable laws have been timely made. The Financial Statements of Fidelity properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. Except as set forth in the Fidelity Employee Plan List, there is no Plan or other contract, agreement or benefit arrangement covering any employee of Fidelity or Thrift which, individually or collectively, could give rise to the payment of any amount which would constitute an “excess parachute payment” (as defined in Section 280G of the Code).

      (e) There have occurred and there exists (i) no pending litigation or controversies against the Plans or against Fidelity or any of its ERISA Affiliates as the “employer” or “sponsor” under the Plans or against the trustee, fiduciaries or administrators of any of the Plans and (ii) no pending or, to Fidelity’s knowledge, threatened investigations, proceedings, lawsuits, disputes, actions or controversies involving the Plans, the administrator or trustee of any of the Plans with any of the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, any participant in the Plans or any other person whatsoever. Without limiting the generality of the foregoing, there are no lawsuits or other claims, pending or, to Fidelity’s knowledge, threatened (other than routine claims for benefits under a Plan) against (i) any Plan, or (ii) any “fiduciary” of such Plan (within the meaning of Section 3(21)(a) of ERISA) brought on behalf of any participant, beneficiary or fiduciary thereunder.

      (f) None of Fidelity or Thrift or any of their ERISA Affiliates has used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (ii) temporary employees who have worked for any of Fidelity, Thrift, the Fidelity Subsidiary or any of their ERISA Affiliates for more than six months or who may otherwise be eligible to participate in any of the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, (iii) individuals who have provided services to Fidelity, Thrift, the Fidelity Subsidiary or any of their ERISA Affiliates as independent contractors for more than six months or who may otherwise be eligible to participate in the Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

      (g) Except as set forth in the Fidelity Employee Plan List, with respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of Fidelity or Thrift or any of their ERISA Affiliates, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date or the termination of the Plan as of the Closing Date.

      4.23     Corporate Records. The minute books of Fidelity, Thrift and the Fidelity Subsidiary accurately reflect in all material respects all actions taken to this date by the respective stockholders, boards of directors and committees of Fidelity, Thrift and the Fidelity Subsidiary.

      4.24     Community Reinvestment Act. Thrift received a rating of “Satisfactory” in its most recent examination or interim review with respect to the Community Reinvestment Act. Neither Fidelity nor Thrift has been advised of any supervisory concerns regarding any of Thrift’s compliance with the Community Reinvestment Act.

      4.25     Regulatory Actions.

      (a) Fidelity and Thrift are in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to Fidelity’s and Thrift’s knowledge, none of Fidelity, Thrift or the Fidelity Subsidiary are the subject of a referral to either the United States Department of

Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

      (b) Each material violation, criticism, or exception by any Governmental Entity with respect to any examinations of Fidelity, Thrift or the Fidelity Subsidiary, if any, has been responded to or is in the process of being responded to, and none of Fidelity, Thrift or the Fidelity Subsidiary has been advised by any Governmental Entity that its response is inadequate.

      (c) Neither Fidelity nor Thrift is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

      4.26     Insider Loans; Other Transactions. Fidelity has previously provided HFC with a listing, current as of January 31, 2002, of all extensions of credit made by Fidelity, Thrift or the Fidelity Subsidiary to each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. Neither Fidelity nor Thrift owes any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of Fidelity or Thrift (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the Fidelity Stock Option Plan, or any amounts due pursuant to Fidelity’s Plans).

      4.27     Accounting Records. Fidelity, Thrift and the Fidelity Subsidiary maintain accounting records which fairly and accurately reflect, in all material respects, their transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (a) executed in accordance with their management’s general or specific authorization, and (b) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting procedures and/or applicable regulatory accounting principles or banking regulations consistently applied. Such records, to the extent they contain important information pertaining to Fidelity, Thrift and the Fidelity Subsidiary which is not easily and readily available elsewhere, have been stored and maintained in compliance with applicable regulation.

      4.28     Indemnification. Other than pursuant to the provisions of its respective certificate of incorporation, charter or bylaws, neither Fidelity nor Thrift is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of Fidelity (a “Covered Person”), and to the knowledge of Fidelity, there are no claims for which any Covered Person would be entitled to indemnification under Section 8.7 if such provisions were deemed in effect, except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Indemnification List”).

      4.29     Offices and ATMs. Fidelity and Thrift have furnished to HFC a list (the “Fidelity Offices List”) setting forth the headquarters of Thrift (identified as such) and each of the offices and automated teller machines (“ATMs”) maintained and operated by Thrift (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the Fidelity Offices List, Thrift maintains no other office or ATM and conducts business at no other location, and Thrift has not applied for nor received permission to open any additional branch nor operate at any other location.

      4.30     Loan Portfolio.

      (a) Fidelity and Thrift have furnished to HFC a list (the “Fidelity Nonperforming Assets List”) that sets forth as of December 31, 2001 (i) any loan under the terms of which the obligor is 30 or more days delinquent in payment of principal or interest, or to the knowledge of Fidelity and Thrift, in default of any other material provision thereof; (ii) each loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by Fidelity or Thrift or any Governmental Entity; and (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu of foreclosure, including the book value thereof.

      (b) Each loan, other than loans the aggregate amount of which to any one borrower and its related interests reflected as an asset on Fidelity’s most recent balance sheet does not exceed $25,000, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      4.31     Investment Securities. Fidelity and Thrift have furnished to HFC a list (the “Fidelity Investment Securities List”) setting forth a description of each Investment Security held by Fidelity, Thrift or the Fidelity Subsidiary on December 31, 2001. The Fidelity Investment Securities List sets forth, with respect to each such Investment Security: (a) the issuer thereof; (b) the outstanding balance or number of shares; (c) the maturity, if applicable; (d) the title of issue; and (e) the classification under Statement of Financial Accounting Standards No. 115. Neither Fidelity nor Thrift currently holds any Investment Security classified as trading.

      4.32     Derivatives Contracts; Structured Notes; Etc. Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Derivatives List”), neither Fidelity nor Thrift is a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives.”

      4.33     Power of Attorney. Neither Fidelity nor Thrift has granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

      4.34     Material Interests of Certain Persons. No officer or director of Fidelity or Thrift, or any associate thereof (as such term is defined in Rule 12b-2 under the Exchange Act), has any material interest in any material contract or property (real or personal) tangible or intangible, used in or pertaining to the business of Fidelity or Thrift.

      4.35     Tax Matters. None of Fidelity, Thrift or the Fidelity Subsidiary, nor, to the knowledge of Fidelity or Thrift, any of their respective Affiliates, has taken or agreed to take any action that would prevent the business combinations to be effected by the Mergers from qualifying as reorganizations under Section 368 of the Code.

      4.36     Facts Affecting Regulatory Approvals. To the knowledge of Fidelity and Thrift, there is no fact, event or condition applicable to Fidelity, Thrift or the Fidelity Subsidiary which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and other transactions contemplated by this Agreement.

      4.37     Disclosure Documents and Applications. None of the information supplied or to be supplied by or on behalf of Fidelity, Thrift or the Fidelity Subsidiary (“Fidelity Supplied Information”) for inclusion or incorporation by reference in (a) the S-4 Registration Statement and the Proxy Statement and Prospectus to be mailed to the stockholders of Fidelity in connection with obtaining the approval of the stockholders of Fidelity and HFC of this Agreement, the Holding Company Merger and the other transactions contemplated hereby, or any amendment or supplement thereto, as required, and (b) any other documents to be filed with the SEC, the OTS, the DFI, the FDIC or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.38     Corporate and Stockholder Approvals and Takeover Statutes.

      (a) The affirmative vote of the holders of a majority of the outstanding shares of Fidelity Series A Common Stock is required to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby. No other vote of the stockholders of Fidelity is required by law, the Certificate of Incorporation or Bylaws of Fidelity or otherwise to adopt this Agreement and approve the Holding Company Merger and the other transactions contemplated hereby.

      (b) The Board of Directors of Fidelity has, by resolutions duly adopted by unanimous vote (excluding abstentions) at a meeting of all directors duly called and held, (i) as of the date hereof, determined that the Holding Company Merger is fair to, and in the best interests of, Fidelity and its stockholders and declared the Holding Company Merger to be advisable, (ii) approved this Agreement, (iii) taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to “business combinations” (as defined in Section 203) and any other similar legal requirements will not apply to HFC during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, (iv) in its capacity as sole stockholder of Thrift, approved the Agreement of Bank Merger and the Bank Merger, and (v) as of the date hereof, recommended that the Fidelity stockholders approve and adopt this Agreement and approve the Holding Company Merger and directed that such matter be submitted to the Fidelity Stockholders at the Fidelity Stockholders’ Meeting.

      (c) The Board of Directors of Thrift has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held, approved this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby.

      4.39     Intellectual Property. Except as set forth in a list furnished by Fidelity and Thrift to HFC (the “Fidelity Intellectual Property List”), Fidelity and Thrift own or possess valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and neither Fidelity nor Thrift has received any notice with respect thereto that asserts the rights of others. Fidelity and Thrift have in all material respects performed all the obligations required to be performed by them, and neither Fidelity nor Thrift is not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

      4.40     Accuracy of Information Furnished. The representations and warranties made by Fidelity and Thrift hereby or in the Lists or schedules hereto, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such Lists or schedules from being misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HFC AND BANK

      HFC and Bank, jointly and severally, represent and warrant to Fidelity and Thrift as follows, provided that to the extent any representation or warranty relates to HFC or Merger Sub, Bank does not make any representations or warranties to such extent:

      5.1     Incorporation, Standing and Power. Each of HFC and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. HFC is duly registered as a savings and loan holding company under HOLA. Bank is a federal savings bank duly incorporated, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. The Certificate of Incorporation and Bylaws of HFC and Merger Sub and the Federal Stock Charter and Bylaws of Bank, each as amended to date, are in full force and effect. Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by law. Each of HFC and Bank is duly qualified and in good standing as a foreign corporation, and authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a Material Adverse Effect.

      5.2     Authority. The execution and delivery by each of HFC, Bank and Merger Sub of this Agreement and by Bank of the Agreement of Bank Merger and, subject to the requisite approval of the stockholders of HFC of the issuance of the shares of HFC Stock pursuant to the Holding Company Merger, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of HFC, Bank and Merger Sub and by HFC in its capacity as the sole stockholder of Bank and Merger Sub, and this Agreement is and the Agreement of Bank Merger will be upon execution by all parties, a valid and binding obligation of HFC, Bank or Merger Sub or any of them, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles and by Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). All of the shares of HFC Stock to be issued pursuant to the Holding Company Merger will be duly authorized, validly issued, fully paid and nonassessable and are not, or will not be, subject to any preemptive rights. Neither the execution and delivery by HFC or Bank of this Agreement or the Agreement of Bank Merger, as the case may be, the consummation of the transactions contemplated herein or thereby by HFC or Bank, as the case may be, nor compliance by HFC or Bank with any of the provisions hereof or thereof, will (a) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of HFC or the Federal Stock Charter or Bylaws of Bank; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which HFC or Bank is a party, or by which HFC or Bank or any of their respective properties or assets is bound, except as would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of HFC or Bank, except for Encumbrances that do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to HFC or Bank or any of their respective properties or assets. Except as set forth in the HFC Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of HFC, and no consent or approval of any other Person, is required in connection with the execution and delivery by HFC or Bank of this Agreement, or the consummation by HFC or Bank of the transactions contemplated hereby or thereby, except (i) the requisite approval of the stockholders of HFC of the issuance of the shares of HFC Stock pursuant to the Holding Company Merger and the approval of this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby by HFC in its capacity as the sole stockholder of Bank and Merger Sub; (ii) such approvals as may be required by the DFI, OTS and the FDIC; (iii) filing of the Certificate of Merger with the Delaware Secretary pursuant to the Delaware General Corporation Law; (iv) the filing and declaration of effectiveness by the SEC of the S-4 Registration Statement; (v) such approvals as may be required by the Nasdaq NMS to approve for inclusion on the Nasdaq NMS the shares of HFC Stock to be issued in the Holding Company Merger; (vi) such filings with the OTS and California authorities as may be required to effect the Bank Merger; and (vii) any required approval of the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      5.3     Reports and Filings. HFC and Bank have filed all reports, returns, registrations and statements (such reports and filings referred to as “HFC Filings”), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a Material Adverse Effect. No material adverse administrative actions have been taken or orders issued in connection with such HFC Filings. As of their respective dates, each of such HFC Filings (y) complied in all material respects with all applicable laws and regulations (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) with respect to the HFC Filings made with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any of such HFC Filings fairly presented, as of their respective dates or for their respective periods, the consolidated financial position, consolidated results of operations and consolidated changes in cash flows, as the case may be, of HFC and were prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. HFC has furnished to Fidelity true and correct copies of all HFC Filings filed by HFC with the SEC, OTS and the FDIC since January 1, 1999.

      5.4     Corporate and Stockholder Approvals.

      (a) Under applicable rules of the Nasdaq NMS, consummation of the Holding Company Merger and the transactions contemplated thereby requires the affirmative vote of a majority of the vote cast at the HFC Stockholders’ Meeting with respect to the issuance of HFC Stock in the Holding Company Merger. Other than as set forth in the preceding sentence, no other vote of the stockholders of HFC is required by law, the certificate of incorporation or bylaws of HFC or otherwise to approve this Agreement and the Holding Company Merger and the other transactions contemplated hereby, including without limitation the issuance of HFC Stock in the Holding Company Merger.

      (b) The Board of Directors of HFC has, by resolutions duly adopted by unanimous vote (excluding abstentions) at a meeting of all directors duly called and held (i) as of the date hereof, determined that the Holding Company Merger is fair to, and in the best interests of, HFC and its stockholders and declared the Holding Company Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, (iii) in HFC’s capacity as sole stockholder of Bank and Merger Sub, approved this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby, and (iv) as of the date hereof, recommended that the HFC stockholders approve and adopt this Agreement and approve the Holding Company Merger and directed that such matter be submitted to the HFC stockholders at the HFC Stockholders’ Meeting.

      (c) The Boards of Directors of Bank and Merger Sub have, by resolutions duly adopted by the unanimous vote (excluding abstentions) at a meeting of all directors duly called and held, approved this Agreement and the Agreement of Bank Merger and the transactions contemplated hereby and thereby.

      5.5     Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement, since December 31, 2001, there has not been, occurred or arisen any event or circumstance that, individually or taken together with all other events and circumstances, has had or may reasonably be expected to have a Material Adverse Effect.

      5.6     Facts Affecting Regulatory Approvals. To the best knowledge of HFC and Bank, there is no fact, event or condition applicable to HFC or Bank or any of their respective subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Mergers and transactions contemplated by this Agreement, in each case without the imposition of any condition of the type referred to in Section 11.2.

      5.7     Community Reinvestment Act. Bank received a rating of “outstanding” in its most recent examination or interim review with respect to the Community Reinvestment Act. To the best of HFC’s and Bank’s knowledge, neither HFC nor Bank or any of their respective subsidiaries is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the federal fair lending acts.

      5.8     Litigation. Except as set forth in an HFC Filing filed prior to the date hereof, or a list furnished by HFC and Bank to Fidelity (the “HFC Litigation List”), there is no private or governmental suit, claim, action or proceeding pending, nor to HFC’s and Bank’s knowledge, threatened, against HFC or Bank or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of HFC or Bank, which, if adversely determined, would have or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Also, except as disclosed in the HFC Filings or in the HFC Litigation List, there are no material judgments, decrees, stipulations or orders against HFC or Bank or enjoining either of them or any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

      5.9     Taxes. (A) All material Tax Returns required to be filed by or on behalf of HFC and Bank or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (B) all Taxes payable by or on behalf of HFC and Bank, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with accounting principles generally accepted in the United States of America and/or applicable regulatory accounting principles or banking regulations consistently applied on the HFC balance sheet, and adequate reserves or accruals for Taxes have been provided in the HFC balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (C) no agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of HFC or Bank or any Affiliated Group(s) of which either of them is or was a member (except that an oral agreement has been made with the Internal Revenue Service which extends the period for assessment or collection of federal taxes for the tax years 1998 and 1999).

5.10	Compliance with Laws and Regulations; Licenses and Permits.

      (a) Neither HFC nor Bank is in default under or in breach or violation of (i) any provision of their respective certificate of incorporation, charter or bylaws or (ii) any law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a Material Adverse Effect. The properties and operations of HFC and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

      (b) HFC and Bank have all material licenses and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect. The respective properties, assets, operations and businesses of HFC and Bank are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits.

      5.11     Brokers and Finders. Neither HFC nor the Bank has entered into any agreements or otherwise undertaken any obligations with any broker or finder that would create any obligation on the part of Fidelity or Thrift.

      5.12     Undisclosed Liabilities. Except as set forth in a list furnished by HFC and Bank to Fidelity (the “HFC Undisclosed Liabilities List”), neither HFC nor Bank has any liabilities or obligations, either accrued or contingent, that are material to HFC on a consolidated basis and that have not been: (a) reflected or disclosed in the Financial Statements of HFC, or (b) incurred in the ordinary course of business consistent with past practices. Neither HFC nor Bank knows of any reasonable basis for the assertion against either of them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a Material Adverse Effect that is not accurately reflected in the Financial Statements of HFC or otherwise disclosed in this Agreement.

      5.13     Regulatory Actions.

      (a) HFC and Bank are in compliance in all material respects with all applicable material federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Bank Secrecy Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans with Disabilities Act, and all other applicable fair lending laws or other laws relating to discrimination, and to HFC’s and Bank’s knowledge, neither HFC nor Bank is the subject of a referral to either the United States Department of Justice or the Department of Housing and Urban Development for alleged violations of the Fair Lending Acts.

      (b) Each material violation, criticism or exception by any Governmental Entity with respect to any examinations of HFC or Bank has been responded to or is in the process of being responded to, and neither HFC nor Bank has been advised by any Governmental Entity that its response is inadequate.

      (c) Neither HFC nor Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity, except that the Bank has agreed to notify the OTS prior to reducing the Bank’s internal guidelines to maintain capital ratios above 6.5% core capital and 11.0% risk-based capital, nor has it been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

      5.14     Loan Portfolio.

      (a) HFC and Bank have furnished to Fidelity a list (the “HFC Nonperforming Assets List”) that sets forth as of December 31, 2001 (i) any loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the knowledge of HFC and Bank, in default of any other material provision thereof; (ii) each loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by HFC or Bank or any Governmental Entity; and (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu of foreclosure, including the book value thereof.

      (b) Each loan, other than loans the aggregate amount of which to any one borrower and its related interests reflected as an asset on HFC’s most recent balance sheet does not exceed $25,000, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidence of indebtedness which are true, genuine and what they purport to be, and (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      5.15     Financial Ability. At the Effective Time of the Holding Company Merger, HFC will have funds necessary to pay the cash (i) issuable pursuant to Section 2.3 in exchange for shares of Fidelity Stock outstanding immediately prior to the Effective Time of the Holding Company Merger and (ii) issuable in lieu of fractional share interests pursuant to Section 2.4.

      5.16     Accuracy of Information Furnished. The representations and warranties made by HFC and Bank hereby or in the Lists or schedules hereto, when considered as a whole, do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such Lists or schedules from being misleading.

ARTICLE VI

COVENANTS OF FIDELITY AND THRIFT

PENDING EFFECTIVE TIME OF THE MERGERS

      Fidelity and Thrift covenant and agree with HFC and Bank as follows:

      6.1     Limitation on Fidelity’s and Thrift’s Conduct Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to California chartered industrial loan companies, Fidelity and Thrift agree to conduct their respective businesses in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and Fidelity and Thrift shall not, without prior written consent of the President and Chief Executive Officer of HFC or with respect to Section 6.1(j) the prior written consent of the President and Chief Executive Officer or Chief Credit Officer of the Bank:

(a) issue, sell or grant any Fidelity Stock (except pursuant to the exercise of Fidelity Options or conversion of the Fidelity Senior Notes outstanding as of the date hereof), Fidelity preferred stock, Thrift Stock, any other securities (including long term debt, but excluding deposits in the ordinary course of business) of Fidelity or Thrift or any rights, options or securities to acquire any Fidelity Stock, Fidelity preferred stock, Thrift Stock, or any other securities (including long term debt, but excluding deposits in the ordinary course of business) of Fidelity or Thrift;

(b) declare, set aside or pay any dividend or make any other distribution upon or adjust, split, combine or reclassify any shares of capital stock or other securities of Fidelity or Thrift (other than dividends from Thrift to Fidelity);

(c) purchase, redeem or otherwise acquire any capital stock or other securities of Fidelity or Thrift or any rights, options, or securities to acquire any capital stock or other securities of Fidelity or Thrift; provided, however, that Fidelity may cancel outstanding Fidelity Options and pay the holders of such Fidelity Options an amount not greater than an amount of cash computed in accordance with Section 2.5;

(d) redeem or repurchase the Fidelity Senior Notes or any other notes or similar obligations;

(e) amend their certificate of incorporation, articles of incorporation or bylaws;

(f) grant any general or uniform increase in the rate of pay of employees or employee benefits, except to provide merit increases to employees whose regularly scheduled performance review date falls before the Closing Date and to provide for promotional increases to employees if such promotion occurs before the Closing Date;

(g) grant any: (i) bonus, incentive compensation or related employee benefits to any Person except for those (A) granted in the ordinary course of business and consistent with past practices or (B) or as required by an existing written employment agreement or other Plan; (ii) increase in salary except as set forth in Section 6.1(f) hereof; or (iii) compensation or other benefits to any director in excess of the amounts previously disclosed to HFC and Bank and as identified on a list delivered by Fidelity to HFC (the “Fidelity Director Compensation List”);

(h) make any capital expenditure or commitments with respect thereto in excess of $25,000 in the aggregate for any specific project or purpose, except as reflected in the budgets delivered to HFC or for ordinary repairs, renewals and replacements;

(i) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes of $75,000 or more (including any interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

(j) grant or commit to grant any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons: (i) if unsecured, would exceed $25,000, or, (ii) if secured by a lien on real estate (excluding any government insured loans), would exceed $2 million or have a loan-to-value ratio in excess of the percentages set forth in Fidelity’s loan-to-value policy dated July 2001;

(k) change its tax or accounting policies and procedures or any method or period of accounting unless and until required by generally accepted accounting principles or a Governmental Entity;

(l) close any offices at which business is conducted or open any new offices;

(m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law and except as otherwise permitted by this Agreement;

(n) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by Fidelity, Thrift or any of their Affiliates to take any such action. As promptly as practicable after receipt of any proposal involving a Competing Transaction or any request for nonpublic information or inquiry which it reasonably believes would lead to a Competing Transaction, Fidelity shall provide HFC with oral and written notice of the material terms and conditions of such proposal, request or inquiry, and the identity of the Person or group making any such proposal, request or inquiry and a copy of all written materials provided in connection with such request or inquiry. Fidelity shall provide HFC as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep HFC informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such proposal, request or inquiry and shall promptly provide to HFC hereto a copy of all written materials subsequently provided in connection with such proposal, request or inquiry. For purposes of this Agreement, “Competing Transaction” shall mean any transaction or series of transactions involving: any merger, consolidation, share exchange or other business combination involving Fidelity, Thrift or any of their subsidiaries; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Fidelity, Thrift or any of their subsidiaries representing ten percent (10%) or more of the consolidated assets of Fidelity; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing ten percent (10%) or more of the total outstanding voting securities of Fidelity, Thrift or any of their subsidiaries; a tender offer or exchange offer for ten percent (10%) or more of the total outstanding voting securities of Fidelity; any liquidation or dissolution of Fidelity; a solicitation of proxies in opposition to approval of the Holding Company Merger by Fidelity’s stockholders; or a public announcement of a bona fide proposal, plan, or intention to do any of the foregoing. Fidelity and Thrift will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than HFC and Bank) conducted heretofore with respect to any of the foregoing. Fidelity and Thrift shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. Fidelity and Thrift agree that they shall notify HFC and Bank immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussion are sought to be initiated or continued with Fidelity or Thrift. Fidelity and Thrift also agree that they shall promptly request each other person, other than HFC and Bank, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Fidelity or Thrift to return all confidential information heretofore furnished to such person by or on behalf of Fidelity or Thrift and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent Fidelity from (i) com plying with its disclosure obligations under federal or state law, (ii) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or (iii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of Fidelity Stock if, and only if, prior to participating in each case referenced in clause (ii) or (iii) above, (A) the Board of Directors of Fidelity determines in good faith after consulting with outside legal counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law, (B) the Board of Directors of Fidelity concludes in good faith following receipt of advice from its financial advisor that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of Fidelity Stock from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a “Superior Proposal”); and (C) at least forty-eight (48) hours prior to providing any information or date to any Person or entering into discussions or negotiations with any Person, the Board of Directors of Fidelity notifies HFC and Bank of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Fidelity or any subsidiary thereof.

(o) other than in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

(p) other than as may be required by a Governmental Entity, change any of Fidelity’s or Thrift’s basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Fidelity’s business or operations on a consolidated basis;

(q) grant any Person a power of attorney or similar authority;

(r) make any investment by purchase of stock or securities (including an Investment Security but excluding deposits in the ordinary course of business), contributions to capital, property transfers or otherwise in any other Person, except (i) federal funds sold, not to exceed $40 million cumulatively at any point in time, to any one counterparty and for a term not to exceed 30 days, (ii) obligations, as a direct issuer or explicit guarantor, including Mortgage Backed Securities passthroughs and Real Estate Mortgage Investment Conduits/ Collateralized Mortgage Obligations of the following entities: (A) United States Treasury (including the Government National Mortgage Association), (B) the Federal National Mortgage Association, (C) Federal Home Loan Mortgage Corporation or (D) Federal Home Loan Bank, (iii) repurchase agreements with a final maturity not to exceed one year, and collateralized only by obligations listed in (ii) above, and (iv) required equity investments in the Federal Home Loan Bank of San Francisco; provided, however, that in each case all transactions must be consistent with Thrift’s investment policy, undertaken in the ordinary course of business consistent with past practices and concern assets which are not designated as trading account assets under generally accepted accounting principles;

(s) settle any claim, action or proceeding involving any liability of Fidelity or Thrift for money damages in excess of $75,000 exclusive of insurance coverage, or involving restrictions upon the operations of Fidelity or Thrift;

(t) other than as may be required by a Governmental Entity, terminate, amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.18;

(u) waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim, except for actions taken in the resolution of extensions of credit or other debts or claims that do not result in a reduction in excess of $50,000 of the amount Fidelity is otherwise entitled to pursuant to such right, collateral, credit or other debt or claim, and in a manner consistent with past practice;

(v) enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

(w) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim if such sale, transfer, mortgage, encumbrance, release or waiver is below book value or in an aggregate amount in excess of $2 million;

(x) take any action which would or is reasonably likely to (i) adversely affect the ability of HFC or Bank to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect Fidelity’s or Thrift’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Fidelity’s or Thrift’s obligations hereunder, as set forth in Articles IX or X herein, not being satisfied;

(y) make any special or extraordinary payments to any Person, except as otherwise permitted by this Agreement;

(z) reclassify any Investment Security from hold-to-maturity or available for sale to trading;

(aa) sell any security other than in the ordinary course of business;

(bb) take title to any real property without conducting prior thereto an environmental investigation (which, at a minimum, shall consist of a phase I environmental report), which investigation shall disclose the absence of any suspected environmental contamination, except with respect to real property on which there is locate a 1 - 4 family residence (unless Fidelity or Thrift has reasonable cause to believe any Hazardous Materials may exist on such property);

(cc) take or cause to be taken any action which would disqualify the Mergers as “reorganizations” within the meaning of Section 368 of the Code or as a qualified stock purchase within the meaning of Section 338 of the Code; or

(dd) agree or make any commitment to take any actions prohibited by this Section 6.1.

      6.2     Affirmative Conduct of Fidelity and Thrift Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as otherwise expressly permitted by this Agreement Fidelity and Thrift shall:

(a) use their respective commercially reasonable efforts consistent with this Agreement to maintain and preserve intact their respective present business organizations and to maintain and preserve their respective relationships and goodwill with account holders, borrowers, employees and others having business relationships with Fidelity or Thrift;

(b) use their respective commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of Fidelity and Thrift;

(c) use their respective commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties for which they are responsible and on their respective business operations;

(d) perform their respective material contractual obligations and not become in material default on any such obligations;

(e) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

(f) maintain their respective assets and properties in good condition and repair, normal wear and tear excepted;

(g) promptly advise HFC in writing of any event or any other transaction within Fidelity’s or Thrift’s knowledge whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of five percent (5%) or more of the outstanding Fidelity Stock prior to the record date fixed for the Fidelity Stockholders’ Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

(h) promptly notify HFC regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of Fidelity, Thrift or the Fidelity Subsidiary, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of Fidelity, Thrift or the Fidelity Subsidiary, and make available to HFC the calculation work papers for federal income tax estimated payments;

(i) make available to HFC (i) monthly unaudited consolidated balance sheets and consolidated income statements of Fidelity and (ii) an update of the information specified in Section 4.30(a) within twenty-five (25) days after the close of each calendar month;

(j) amend or supplement the Fidelity Lists as of the Closing Date, if necessary, to reflect any additional information that needs to be included in the Fidelity Lists;

(k) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, amendment, permit or release that is material to the business of Fidelity on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger or Bank Merger;

(l) cooperate, with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel’s opinion as contemplated in Sections 10.4 and 11.6 hereof;

(m) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement; and

(n) use their respective commercially reasonable efforts to take such actions as HFC shall reasonably request with respect to the Fidelity and Thrift Plans; provided, however, without limiting the foregoing, if so requested by HFC, Fidelity and its ERISA Affiliates shall take any actions reasonably necessary (to the extent permissible under the Plans and applicable laws and regulations) to cause the termination of any or all of the Plans (as the term is defined in Section 4.21 of the Agreement) maintained by Fidelity or any ERISA Affiliate which cover employees and/or directors of Fidelity and/or its ERISA Affiliates, such termination to be effective as of the Closing Date, or in the case of Fidelity’s 401(k) Plan one business day prior to the Closing Date, or such later date as HFC may specify in its request; provided, further, that HFC shall not take any action, nor request Fidelity or its ERISA Affiliates to take any action, with respect to the Fidelity and Thrift Plans that would be contrary to any other provision in this Agreement, including, without limitation, the provisions set forth in Sections 8.5(b) and (d) of this Agreement.

      6.3     Filings. Fidelity and Thrift agree that through the Effective Time of the Holding Company Merger, each of the respective reports, registrations, statements and other filings required to be filed by Fidelity, Thrift or the Fidelity Subsidiary with any applicable Governmental Entity shall comply in all material respects with all applicable statutes, rules and regulations and none shall, as of their filing or effective date or, in the case of the Proxy Statement and Prospectus (but only with respect to information supplied by Fidelity for inclusion or incorporation by reference therein), the mailing date, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position, results of operations or changes in cash flows, as the case may be, of the entity or entities to which it relates will fairly present the financial position, results of operations or changes in cash flows, as the case may be, of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

      6.4     Notices; Reports. Fidelity and Thrift will promptly notify HFC and Bank of any event of which Fidelity or Thrift obtains knowledge which has had or may have a Material Adverse Effect or in the event that Fidelity or Thrift determines that either is unable to fulfill any of the conditions to the performance of HFC’s or Bank’s obligations hereunder, as set forth in Articles IX or XI herein, and Fidelity and Thrift will furnish HFC as soon as available all proxy statements, information statements, financial statements, reports, letters and communications sent by Fidelity to its stockholders or other security holders as a class, and all reports filed by Fidelity, Thrift or the Fidelity Subsidiary with, or received by Fidelity, Thrift or the Fidelity Subsidiary from, the SEC, DFI, FDIC or any other Governmental Entity.

      6.5     Fidelity Stockholders’ Meeting. Promptly after the execution of this Agreement, Fidelity will take action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders to consider and vote upon this Agreement and the transactions contemplated hereby. The Board of Directors of Fidelity shall, subject to its fiduciary duties, recommend that its stockholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of Fidelity shall, subject to its fiduciary duties, use its best efforts to obtain the requisite approval of the holders of the outstanding Fidelity Series A Common Stock of this Agreement and the transactions contemplated hereby.

      6.6     Bank Merger. Fidelity and Thrift shall, at the request of HFC (a) take all necessary corporate and other action, to adopt and approve the Bank Merger; (b) execute, deliver and, where appropriate, file any and all documents necessary or desirable to permit the Bank Merger immediately following consummation of the Holding Company Merger; and (c) take and cause to be taken any other action to permit the consummation of any transactions contemplated in connection with the Bank Merger. Neither Fidelity nor Thrift shall take any action that would prevent performance of the Agreement of Bank Merger or any other transactions contemplated in connection with the Bank Merger.

      6.7     Affiliates. Within fifteen (15) days of the date of this Agreement, and again on the date this Agreement is submitted for approval to the stockholders of Fidelity, Fidelity shall deliver to HFC a letter identifying all persons who are “affiliates” of Fidelity for purposes of Rule 145 under the Securities Act. Fidelity shall use reasonable efforts to cause each such affiliate to deliver to HFC no less than thirty (30) days prior to the Effective Time of the Holding Company Merger a written “Affiliates” agreement, in the form attached hereto as Exhibit C, providing that such person shall dispose of the HFC Stock to be received by such person in the Holding Company Merger only in accordance with applicable law.

      6.8     Director Resignations. Fidelity and Thrift shall use reasonable efforts to deliver or cause to be delivered to HFC at the Closing, the resignations of the members of the Board of Directors of Fidelity and Thrift effective at the Closing.

      6.9     Accountants’ Letters. Fidelity shall use its commercially reasonable efforts to cause to be delivered to HFC a letter of Deloitte & Touche dated (a) the date on which the S-4 Registration Statement shall become effective and (b) a date shortly prior to the Effective Time of the Holding Company Merger, in form and substance customary for “comfort” letters delivered by independent accountants in accordance with Statement of Financial Accounting Standards No. 72.

      6.10     Accounting Accommodations. On a basis mutually satisfactory to Fidelity and HFC, Fidelity and Thrift shall take any charge-offs or additions to the allowance for loan loss or other financial adjustments made at the reasonable request of HFC and for the convenience of HFC so as to permit treatment on a basis consistent with that of HFC; provided, however, that no such charge-offs, additions or adjustments need be made prior to the satisfaction of the conditions set forth in Sections 9.1 and 9.3 or to the extent that they are inconsistent with generally accepted accounting principles or applicable regulatory requirements; and further provided that the taking of any such charge-offs, additions or adjustments shall in no event constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

ARTICLE VII

COVENANTS OF HFC AND BANK

PENDING EFFECTIVE TIME OF THE MERGERS

      HFC and Bank covenant and agree with Fidelity and Thrift as follows:

      7.1     Limitation on HFC’s and Bank’s Conduct Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to federally chartered savings banks and savings and loan holding companies, HFC and Bank shall not, without prior written consent of Fidelity:

(a) take any action which would or is reasonably likely to (i) adversely affect the ability of HFC or Bank to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect HFC’s or Bank’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of HFC’s or Bank’s obligations hereunder, as set forth in Articles IX or XI herein, not being satisfied;

(b) take or cause to be taken any action which would disqualify the Mergers as “reorganizations” within the meaning of Section 368 of the Code;

(c) amend HFC’s certificate of incorporation or bylaws in any respect which would materially and adversely affect the rights and privileges attendant to the HFC Stock; or

(d) agree or make any commitment to take any actions prohibited by this Section 7.1.

      7.2     Affirmative Conduct of HFC and Bank Prior to Effective Time. Between the date hereof and the Effective Time of the Holding Company Merger, HFC and Bank shall:

(a) duly observe and conform to all lawful requirements applicable to their respective businesses in all material respects;

(b) use their respective commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of HFC on a consolidated basis or that is contemplated in this Agreement as required in connection with the Holding Company Merger and the Bank Merger;

(c) promptly notify Fidelity regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent’s report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of HFC or Bank, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of HFC or Bank;

(d) make available to Fidelity (i) monthly unaudited consolidated balance sheets and consolidated income statements and (ii) an update of the information specified in Section 5.14(a) within twenty-five (25) days after the close of each calendar month;

(e) cooperate, with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel’s opinion as contemplated in Sections 10.4 and 11.6 hereof; and

(f) amend or supplement the HFC Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the HFC Lists.

      7.3     Applications. HFC and Bank will promptly prepare and file or cause to be prepared and filed (a) applications for approval of the Holding Company Merger and Bank Merger and the transactions contemplated hereby with the OTS, (b) in conjunction with Fidelity, the S-4 Registration Statement, including the Proxy Statement and Prospectus with the SEC, and (c) any other applications necessary to consummate the transactions contemplated hereby. HFC shall afford Fidelity a reasonable opportunity to review the S-4 Registration Statement and all such applications and all amendments and supplements thereto before the filing thereof. HFC and Bank will use their respective commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Holding Company Merger and Bank Merger.

      7.4     Filings. HFC and Bank agree that through the Effective Time of the Holding Company Merger, each of the respective reports, registrations, statements and other filings required to be filed by HFC and Bank with any applicable Governmental Entity shall comply in all material respects with all applicable statutes, rules and regulations and none shall, as of their filing or effective date or, in the case of the Proxy Statement and Prospectus (other than with respect to information supplied by Fidelity for inclusion or incorporation by reference therein), the mailing date, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position, results of operations or changes in cash flows, as the case may be, of the entity or entities to which it relates will fairly present the financial position, results of operations or changes in cash flows, as the case may be, of such entities or entity and will be prepared in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied during the periods involved.

      7.5     Blue Sky. HFC agrees to use commercially reasonable efforts to comply with all applicable notice provisions of the securities laws of each jurisdiction in which stockholders of Fidelity reside in connection with the issuance of HFC Stock in the Holding Company Merger.

      7.6     Notices; Reports. HFC and Bank will promptly notify Fidelity and Thrift of any event of which HFC or Bank obtains knowledge which has had or may have a Material Adverse Effect or in the event that HFC or Bank determines that it is unable to fulfill any of the conditions to the performance of Fidelity’s and Thrift’s obligations hereunder, as set forth in Articles IX or X herein, and HFC and Bank will furnish Fidelity as soon as available all proxy statements, information statements, financial statements, reports, letters and communications sent by HFC to its stockholders or other security holders as a class, and all reports filed by HFC or Bank with, or received by HFC or Bank from, the SEC, OTS, FDIC or any other Governmental Entity.

      7.7     Removal of Conditions. In the event of the imposition of a condition to any regulatory approval which HFC deems to materially adversely affect it or to be materially burdensome as provided in Section 11.2 hereof, HFC shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

      7.8     HFC Stockholders’ Meeting. Promptly after the execution of this Agreement, HFC will take action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the issuance of shares of HFC Stock in connection with the Holding Company Merger. The Board of Directors of HFC shall solicit the approval of the holders of the outstanding shares of HFC Common Stock of the issuance of the shares of HFC Stock in connection with the Holding Company Merger, and, subject to its fiduciary duties, shall recommend that the stockholders of HFC approve issuance of shares of HFC Stock in connection with the Holding Company Merger and use its best efforts to obtain the foregoing approval of the stockholders of HFC.

      7.9     Nasdaq NMS Listing. HFC shall use its commercially reasonable efforts to cause the shares of HFC Stock to be issued in the Holding Company Merger to be approved for listing on the Nasdaq NMS, subject to official notice of issuance, prior to the Effective Time of the Holding Company Merger.

ARTICLE VIII

ADDITIONAL COVENANTS

      The parties hereto hereby mutually covenant and agree with each other as follows:

      8.1     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable. None of HFC, Bank, Fidelity or Thrift shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Mergers pursuant to this Agreement and the Agreement of Bank Merger.

      8.2     Public Announcements. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by HFC or Bank, on the one hand, or Fidelity or Thrift, on the other hand, unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by law.

      8.3     Access; Information.

      (a) HFC and Bank, on the one hand, and Fidelity and Thrift, on the other hand, shall keep each other advised of all material developments relating to their respective businesses, and to consummation of the Mergers, and each shall provide to the other, upon request, reasonable details of any such development.

      (b) During the period prior to the Effective Time of the Holding Company Merger, Fidelity and Thrift shall afford, and Fidelity shall cause the Fidelity Subsidiary to afford, upon reasonable notice, to HFC and its officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours, to all of their respective businesses, operations, books, files and records (including, without limitation tax returns and work papers of independent auditors), and during such period shall make available all information concerning the same as may be reasonably requested.

      (c) During the period prior to the Effective Time of the Holding Company Merger, HFC and Bank shall afford, upon reasonable notice, to Fidelity and its officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours, to the executive officers of HFC and Bank, and during such period HFC and Bank shall make available all information as may be reasonably requested.

      (d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 8.3 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents in accordance with the terms of the Confidentiality Agreement. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

      (e) No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

      8.4     Applications. The parties hereto shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement and Prospectus, and all other notices or applications required to be filed to obtain the necessary regulatory approvals to consummate the transactions contemplated by this Agreement and the Agreement of Bank Merger. HFC and Fidelity agree to use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. After the S-4 Registration Statement is declared effective under the Securities Act, HFC and Fidelity shall thereafter promptly mail the Proxy Statement and Prospectus to their respective stockholders. HFC and Fidelity covenant and agree that all information supplied by it for inclusion or incorporation by reference in the S-4 Registration Statement and in all applications or statements filed with the appropriate regulatory authorities for approval of, or consent to, the Holding Company Merger and Bank Merger will comply in all material respects with the provisions of applicable law, and will not, as of their respective filing or effective dates and, in the case of the Proxy Statement and Prospectus, as of its mailing date, contain any untrue statement of material fact or omit to state material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      8.5     Employees and Employee Benefits.

      (a) HFC agrees that the employees of Fidelity and Thrift who are retained by HFC after the consummation of the Mergers will be provided with benefits under employee benefit plans which in the aggregate are substantially comparable to those currently provided by HFC to its current employees. HFC will cause each employee benefit plan of HFC in which employees of Fidelity or Thrift are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with Fidelity or Thrift as if such service were with HFC, to the same extent that such service was credited under a comparable plan of Fidelity or Thrift.

      (b) HFC and Bank shall honor, and HFC and Bank shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Fidelity and Thrift existing as of the Effective Time of the Holding Company Merger, as well as all employment, severance, deferred compensation or “change-in-control” agreements, plans or policies of Fidelity and Thrift disclosed on the Fidelity Lists. HFC and Bank acknowledge that the consummation of the Holding Company Merger will constitute a “change-in-control” of Fidelity and Thrift for purposes of all Plans (as defined in Section 4.22 hereof).

      (c) If employees of Fidelity and Thrift become eligible to participate in a medical, dental or health plan of HFC or Bank, HFC or Bank shall take commercially reasonable actions to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of HFC and Bank, (ii) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation to the extent permitted by the insurers of such plans, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time of the Holding Company Merger to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time of the Holding Company Merger.

      (d) An employee of Fidelity or Thrift (other than an employee who is party to a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time of the Holding Company Merger shall be entitled to receive severance benefits in accordance with, and to the extent provided in, the Fidelity Merger Severance Plan, a copy of which HFC acknowledges has been provided to it by Fidelity, and key employees of Fidelity or Thrift who remain such through the Effective Time of the Holding Company Merger shall be paid a retention bonus in accordance with the Fidelity Merger Severance Plan; provided, however, that the total payments pursuant to this Section 8.5(d) shall not exceed $250,000.

      8.6     Environmental Assessment. HFC may cause to be prepared at HFC’s sole cost and expense within sixty (60) days of the date of this Agreement one or more phase I environmental investigations with respect to any property on the Fidelity Real Property List. In the event any such phase I environmental investigation report, or any similar report submitted to HFC pursuant to Section 4.13(c) of this Agreement, or any information from a Governmental Entity discloses facts which, in the sole discretion of HFC, warrant further investigation, HFC shall provide written notice to Fidelity and Thrift, and Fidelity and Thrift shall use commercially reasonable efforts to cause to be completed within sixty (60) days of such written notice, at the sole cost and expense of HFC, a phase II environmental investigation and report with respect to such property. HFC agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property.

      8.7     Indemnification.

      (a) HFC agrees that following consummation of the Holding Company Merger, to the greatest extent permitted by the Delaware General Corporation Law or the banking laws and regulations applicable to, and organizational documents or bylaws of, Fidelity or Thrift as in effect on the date hereof, it shall indemnify, defend and hold harmless each present and former director and officer of Fidelity or Thrift, determined as of the Effective Time of the Holding Company Merger (the “Indemnified Parties”), for any claim or loss arising out of their actions while a director or officer, including any acts relating to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, and shall pay the expenses, including reasonable attorneys’ fees, of such individuals in advance of the final resolution of any claim, provided such individuals shall first execute an undertaking acceptable to HFC to return such advances in the event it is finally concluded such indemnification is not allowed under applicable law. Without limiting the foregoing, HFC also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the certificate of incorporation and bylaws of Fidelity or similar governing documents of Thrift as in effect on the date hereof with respect to matters occurring prior to the Effective Time of the Holding Company Merger shall survive the Holding Company Merger and shall continue in full force and effect from and after the consummation of such transaction.

      (b) Prior to the Effective Time of the Holding Company Merger, HFC, Fidelity and Thrift shall use commercially reasonable efforts to purchase an extended reporting period endorsement under Fidelity’s existing directors’ and officers’ liability insurance coverage for Fidelity’s directors and officers in a form reasonably acceptable to Fidelity, or purchase other insurance coverage for such period, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of the Holding Company Merger of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by Fidelity, provided that in no event shall HFC, Fidelity or Thrift be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Fidelity for such insurance (the “Insurance Amount”), and further provided that if HFC, Fidelity or Thrift is unable to maintain or obtain the insurance called for by this Section 8.7(b) as a result of the preceding provision, each of HFC, Fidelity and Thrift shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time of the Holding Company Merger by such directors and officers in their capacities as such.

      (c) If HFC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of HFC shall assume the obligations set forth in this Section 8.7.

ARTICLE IX

CONDITIONS PRECEDENT TO THE HOLDING COMPANY MERGER

      The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction or waiver by each of the parties, on or before the Closing Date, of the following conditions:

      9.1     Stockholder Approvals. The Agreement and the transactions contemplated hereby shall have received all requisite approval of the stockholders of Fidelity and the stockholders of HFC shall have approved the issuance of shares of HFC Stock in connection with the Holding Company Merger in accordance with the applicable rules of the Nasdaq NMS.

      9.2     No Judgments or Orders. No judgment, decree, injunction, order or proceeding shall be outstanding or threatened by any Governmental Entity which prohibits the effectuation of, or threatens to invalidate or set aside, the Holding Company Merger or Bank Merger substantially in the form contemplated by this Agreement, or would have a Material Adverse Effect, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

      9.3     Regulatory Approvals. To the extent required by applicable law or regulation, all approvals or consents or non-objections of any Governmental Entity, including, without limitation, those of the OTS, DFI and FDIC, shall have been obtained or granted for the Holding Company Merger and Bank Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

      9.4     Securities Laws. The S-4 Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of such S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated.

      9.5     Listing. The HFC Stock issuable in the Holding Company Merger shall have been included for listing on the Nasdaq NMS.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIDELITY AND THRIFT

      All of the obligations of Fidelity and Thrift to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by Fidelity or Thrift:

      10.1     Representations and Warranties; Performance of Covenants. All covenants, terms and agreements of this Agreement to be complied with and performed by HFC and Bank at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of HFC and Bank contained in Article V hereof, without regard to any statements of materiality that may be contained therein but subject in all cases to the standard set forth in Section 13.3(b), shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the HFC Lists in accordance with Section 7.2(f).

      10.2     Officers’ Certificate. There shall have been delivered to Fidelity and Thrift on the Closing Date a certificate executed by an authorized executive officer of HFC and Bank, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 10.1 and 10.3.

      10.3     Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger, there shall not have occurred any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or together with all other events, circumstances, changes or effects, a Material Adverse Effect with respect to HFC, whether or not such event, circumstance, change or effect is reflected in the HFC Lists as amended or supplemented after the date of this Agreement.

      10.4     Tax Opinion. If the Holding Company Merger is effected in accordance with Section 2.1, Fidelity shall have received an opinion of Elias, Matz, Tiernan & Herrick, LLP, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Holding Company Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Fidelity who receive shares of HFC Stock in exchange for shares of Fidelity Stock, except with respect to cash received pursuant to Article II of this Agreement. In rendering its opinion, Elias, Matz, Tiernan & Herrick, LLP, may require and rely upon representations contained in letters from Fidelity, HFC, Thrift and Bank.

ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF HFC AND BANK

      All of the obligations of HFC and Bank to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by HFC and Bank:

      11.1     Representations and Warranties; Performance of Covenants. All covenants, terms and agreements of this Agreement to be complied with and performed by Fidelity or Thrift at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of Fidelity and Thrift contained in Article IV hereof, without regard to any statements of materiality that may be contained therein but subject in all cases to the standard set forth in Section 13.3(b), shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the Fidelity Lists in accordance with Section 6.2(j).

      11.2     Regulatory Approvals and Related Conditions. Any governmental and regulatory approvals and consents which are referred to in this Agreement and are required to consummate the Holding Company Merger and Bank Merger shall have been granted without the imposition of conditions that are or would have become applicable to HFC or Bank and that HFC, in its reasonable opinion, concludes would have a Material Adverse Effect.

      11.3     Absence of Certain Changes. Between the date of this Agreement and the Effective Time of the Holding Company Merger and the Effective Time of the Bank Merger, there shall not have occurred any event, circumstance, change or effect that has had or could reasonably be expected to have, individually or together with all other events, circumstances, changes or effects, a Material Adverse Effect with respect to Fidelity, whether or not such event, change, circumstance or effect is reflected in the Fidelity Lists as amended or supplemented after the date of this Agreement.

      11.4     Officers’ Certificate. There shall have been delivered to HFC on the Closing Date a certificate executed by an authorized executive officer of each of Fidelity and Thrift, respectively, certifying, to their knowledge, compliance with all of the provisions of Sections 11.1 and 11.3.

      11.5     Fidelity Senior Notes. All of the holders of outstanding Fidelity Senior Notes shall have converted their Fidelity Senior Notes into Fidelity Stock.

      11.6     Opinion of HFC’s Counsel.

      (a) If the Holding Company Merger is effected in accordance with Section 2.1, HFC shall have received an opinion of Manatt, Phelps & Phillips, LLP, counsel to HFC, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Holding Company Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon representations contained in letters from HFC, Fidelity, Thrift and Bank.

      (b) If the Holding Company Merger is effected in accordance with Section 2.2, HFC shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Effective Time of the Holding Company Merger, to the effect that, on the basis of the facts, representations and assumptions, set forth in such opinion, the Holding Company Merger constitutes a “qualified stock purchase” under Section 338 of the Code. In rendering its opinion, Manatt, Phelps & Philips, LLP may require and rely upon representations contained in letters from HFC, Fidelity, Thrift and Bank.

      11.7     Third Party Consents. Fidelity and Thrift shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Holding Company Merger and Bank Merger and the transactions contemplated herein to be consummated without a default, acceleration, breach or loss of rights or benefits thereunder, which, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Effect with respect to Fidelity.

      11.8     Fidelity Options and Option Plan. The Fidelity Option Plan shall have been cancelled and each holder of a Fidelity Option shall have entered into a written option cancellation agreement with Fidelity, in a form approved by HFC, pursuant to which the holders of Fidelity Options shall have agreed to cancel or cash out their Fidelity Options at the Effective Time of the Holding Company Merger, and such option cancellation agreement shall be in full force and effect at the Closing Date.

      11.9     Financial Statements. At least four Business Days prior to the Effective Time of the Holding Company Merger, Fidelity shall provide HFC with financial statements of Fidelity, presenting the consolidated financial condition of Fidelity as of the close of business on the last day of the last month ended immediately prior to the Effective Time of the Holding Company Merger and Fidelity’s consolidated results of operations for the period from January 1, 2002 through the close of business on the last day of the last month ended immediately prior to the Effective Time of the Holding Company Merger (the “Closing Financial Statements of Fidelity”). The Closing Financial Statements of Fidelity shall have been prepared in all material respects in accordance with accounting principles generally accepted in the United States of America and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments.

      11.10     Earnings. The Adjusted Net Earnings of Fidelity (as defined below), as reflected on the Closing Financial Statements of Fidelity shall not be less than the amount shown on Exhibit D to this Agreement. “Adjusted Net Earnings of Fidelity” for purposes of this Section 11.10 shall mean the net earnings as reflected on the Closing Financial Statements of Fidelity, adjusted to add back the product of: (a) (i) all severance or retention benefits paid or accrued prior to the date of the Closing Financial Statements of Fidelity (subject to the limitation set forth in Section 8.5(d)); (ii) amounts paid or accrued prior to the date of the Closing Financial Statements of Fidelity for expenses solely related to the Mergers, including, but not limited to, legal, accounting and financial advisory fees; (iii) amounts paid or accrued prior to the date of the Closing Financial Statements of Fidelity with respect to the cancellation of Fidelity Options; (iv) amounts paid or accrued prior to the date of the Closing Financial Statements of Fidelity with respect to adjustments made pursuant to Section 6.10 of this Agreement; (vi) amounts paid or accrued prior to the date of the Closing Financial Statements of Fidelity with respect to any other actions taken by Fidelity or Thrift on the written request of HFC or Bank; and (vii) the $3.3 million loss incurred by Thrift in January 2002 in connection with the sale of trust preferred securities; and (b) 1.00 minus the applicable combined federal and state tax rate of Fidelity.

      11.11     Gross Loans. The gross loans of Fidelity, as reflected on the Closing Financial Statements of Fidelity, shall be not less than $475 million.

      11.12     Loan Loss Reserve. Fidelity shall have an allowance for loan and lease losses reflected on the Closing Financial Statements of Fidelity and calculated in accordance with the methodology utilized at December 31, 2001 (including the loss factors then utilized), of not less than 1.15% of gross loans and leases.

ARTICLE XII

TERMINATION

      12.1     Termination. This Agreement may be terminated at any time prior to the Effective Time of the Holding Company Merger upon the occurrence of any of the following:

(a) By mutual written agreement;

(b) By either Fidelity or HFC, if the required approval of the stockholders of Fidelity contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Fidelity stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to Fidelity where the failure to obtain Fidelity stockholder approval shall have been caused by the action or failure to act of Fidelity or a Triggering Event with respect to Fidelity shall have occurred;

(c) By either Fidelity or HFC, if the required approval of the stockholders of HFC contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the HFC stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this agreement under this Section 12.1(c) shall not be available to HFC where the failure to obtain HFC stockholder approval shall have been caused by the action or failure to act of HFC;

(d) By HFC (at any time prior to the adoption and approval of this Agreement and the Holding Company Merger by the required vote of the stockholders of Fidelity) if a Triggering Event with respect to Fidelity shall have occurred, and by Fidelity (at any time prior to the approval of the issuance of shares of HFC Stock in connection with the Holding Company Merger by the required vote of the stockholders of HFC) if a Triggering Event with respect to HFC shall have occurred;

(e) By Fidelity immediately upon expiration of twenty (20) days from delivery of written notice by Fidelity to HFC of HFC’s or Bank’s breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that Fidelity, in its reasonable, good faith judgment, would not have entered into the Agreement had the inability of HFC or Bank to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by Fidelity or cured by HFC or Bank prior to expiration of such twenty (20) day period);

(f) By HFC immediately upon expiration of twenty (20) days from delivery of written notice by HFC to Fidelity or Thrift of Fidelity’s or Thrift’s breach of or failure to satisfy any covenant or agreement contained herein resulting in a reduction in the benefits of the transactions contemplated by the Agreement in so significant a manner that HFC, in its reasonable, good faith judgment, would not have entered into the Agreement had the inability of Fidelity or Thrift to satisfy such covenant or agreement been known at the time hereof (provided that such breach has not been waived by HFC or cured by Fidelity or Thrift, as the case may be, prior to expiration of such twenty (20) day period);

(g) By Fidelity or HFC, if any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement and such denial has become final and nonappealable; provided, however, that such right to terminate this Agreement under this Section 12.1(g) shall not be available to Fidelity or HFC if such party’s failure to comply with Sections 7.3 or 8.4, as applicable, was a cause of such action;

(h) By Fidelity or HFC, if any condition set forth in Article IX shall not have been met by December 31, 2002, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(h) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate;

(i) By Fidelity, if any of the conditions set forth in Article X shall not have been met, or by HFC if any of the conditions set forth in Article XI shall not have been met, by December 31, 2002, provided, however, that this Agreement shall not be terminated pursuant to this Section 12.1(i) if the relevant condition shall have failed to occur as a result of any act or omission by the party seeking to terminate; or

(j) by Fidelity, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the five-day period commencing with the Determination Date if both of the following conditions are satisfied:

(i) the number obtained by dividing the Average Closing Price by the Starting Price (the “HFC Ratio”) shall be less than .80; and

(ii) the HFC Ratio shall be less than the number obtained by dividing the Final Index Value by the Index Value on the Starting Date and subtracting 0.20 from the quotient in this clause (ii) (such number being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Fidelity elects to exercise its termination right pursuant to this Section 12.1(j), it shall give written notice to HFC. During the five-day period commencing with its receipt of such notice, HFC shall have the option to increase the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the HFC Ratio. If HFC so elects within such five-day period, it shall give prompt written notice to Fidelity of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 12.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 12.1(j) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the closing prices of a share of HFC Common Stock on the Nasdaq NMS (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) during the period of twenty (20) consecutive trading days ending on the trading day prior to the Determination Date, rounded to the nearest whole cent.

“Determination Date” shall mean the date on which the last required approval of a federal or state banking regulatory authority is obtained with respect to the Mergers, without regard to any requisite waiting period in respect thereof.

“Final Index Value” shall mean the average of the Index Values for the twenty (20) consecutive trading days ending on the trading day prior to the Determination Date.

“Index Group” shall mean the twenty (20) financial institution holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror’s market capitalization. In the event that the common stock of any such company ceases to be publicly traded or such announcement is made, such company shall be removed from the Index Group and the weights (which were determined based on market capitalization) shall be redistributed proportionately for determining the Index Value.

Ticker	Name	% Weighting

WFSL	Washington Federal, Inc.	27.42%
DSL	Downey Financial Corp.	22.56%
WES	Westcorp	12.39%
FED	FirstFed Financial Corp.	7.18%
PFB	PFF Bancorp, Inc.	6.52%
STSA	Sterling Financial Corporation	3.68%
QCBC	Quaker City Bancorp, Inc.	2.79%
ITLA	ITLA Capital Corporation	2.28%
HRZB	Horizon Financial Corp.	1.87%
PROV	Provident Financial Holdings, Inc.	1.72%
HFWA	Heritage Financial Corporation	1.62%
KFBI	Klamath First Bancorp, Inc.	1.56%
EVRT	EverTrust Financial Group, Inc.	1.53%
UPFC	United PanAm Financial Corp.	1.32%
TSBK	Timberland Bancorp, Inc.	1.18%
FSMB	First Mutual Bancshares, Inc.	1.09%
MBBC	Monterey Bay Bancorp, Inc.	0.99%
RVSB	Riverview Bancorp, Inc.	0.97%
OTFC	Oregon Trail Financial Corp.	0.91%
FBNW	FirstBank NW Corp.	0.42%

		100.00%

“Index Value,” on a given date, shall mean the weighted average (weighted in accordance with the definition of Index Group) of the closing prices on such date of the companies composing the Index Group. If any company belonging to the Index Group effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of share or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for use in determining the Index Value.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall be $24.16.

For the purposes of this Agreement, a “Triggering Event,” with respect to Fidelity shall be deemed to have occurred if: (i) Fidelity’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to HFC its recommendation in favor of the adoption and approval of the Agreement or the approval of the Holding Company Merger, (ii) Fidelity shall have failed to include in the Proxy Statement and Prospectus the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Holding Company Merger, (iii) Fidelity’s Board of Directors or any committee thereof shall have approved or recommended any Competing Transaction, (iv) Fidelity’s Board of Directors fails to reaffirm (publicly, if so requested by HFC) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Holding Company Merger within fifteen (15) Business Days after HFC requests in writing that such recommendation be reaffirmed, (v) Fidelity shall have exercised a right specified in the last sentence of Section 6.1(n) with respect to a Superior Proposal and shall, directly, or through its agents or representatives continue discussions with any third party concerning such Superior Proposal for more than fifteen (15) Business Days after the date of receipt of such Superior Proposal; or (vi) a tender or exchange offer relating to Fidelity’s securities shall have been commenced by a Person unaffiliated with HFC and Fidelity shall not have sent to its securityholders within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer.

      For the purposes of this Agreement, a “Triggering Event,” with respect to HFC shall be deemed to have occurred if: (i) HFC’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Fidelity its recommendation in favor of the adoption and approval of the Agreement or the approval of the Holding Company Merger or (ii) HFC shall have failed to include in the Proxy Statement and Prospectus the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Holding Company Merger.

      12.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 12.1, none of the parties shall have any further obligation or liability to any other party except (a) as provided in Section 8.3(d), the last sentence of Section 8.6, this Section 12.2 and Article XIII, each of which shall survive the termination of this Agreement, and the Confidentiality Agreement; and (b) to the extent such termination results from a party’s willful breach of the warranties and representations made by it, or willful failure in performance of any of its covenants, agreements or obligations hereunder.

      12.3     Force Majeure. Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or terrorism, and provided no party has failed to observe the material obligations of such party under this Agreement, no party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

ARTICLE XIII

MISCELLANEOUS

      13.1     Expenses and Fees.

      (a) Except as set forth in Sections 13.1(b) and (c), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Holding Company Merger is consummated.

      (b) HFC hereby agrees that if this Agreement is terminated by Fidelity or HFC pursuant to Section 12.1(c) or by Fidelity pursuant to Section 12.1(e), HFC shall promptly and in any event within ten (10) days after such termination pay Fidelity all Expenses, but not to exceed $500,000.

      (c) Fidelity hereby agrees that if the Agreement is terminated by HFC or Fidelity pursuant to Section 12.1(b), or by HFC pursuant to Section 12.1(f), Fidelity shall promptly and in any event within ten (10) days after such termination pay HFC all Expenses of HFC, but not to exceed $1,000,000.

      (d) In the event this Agreement is terminated by HFC pursuant to Section 12.1(d), other than with respect to a Triggering Event which involves a Fidelity Permitted Change in Recommendation, Fidelity shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to HFC a fee equal to three million three hundred thousand dollars ($3,300,000.00) in immediately available funds (the “Fidelity Termination Fee”).

      (e) In the event that (i) this Agreement is terminated (A) by HFC pursuant to Section 12.1(f) or (B) by either HFC or Fidelity pursuant to Section 12.1(b), (ii) between the date hereof and prior to the termination of this Agreement, there has been public disclosure of a proposal regarding a Competing Transaction or a request for non-public information or inquiry which Fidelity reasonably believes could lead to a proposal regarding a Competing Transaction and (iii) (A) within twelve (12) months following the termination of this Agreement an Acquisition of Fidelity is consummated or (B) within twelve (12) months following the termination of this Agreement Fidelity enters into an agreement providing for an Acquisition of Fidelity and an Acquisition of Fidelity is consummated within twenty-four (24) months of the termination of this Agreement, then Fidelity shall promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition of Fidelity, pay to HFC the Fidelity Termination Fee in immediately available funds. Any payment previously made by Fidelity to HFC pursuant to Sections 13.1(c) or (d) shall be credited against any amount due under this Section 13.1(e).

      (f) In the event this Agreement is terminated by Fidelity pursuant to Section 12.1(d), other than with respect to a Triggering Event which involves an HFC Permitted Change in Recommendation, HFC shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay to Fidelity a fee equal to three million three hundred thousand dollars ($3,300,000.00) in immediately available funds (the “HFC Termination Fee”).

      (g) In the event that (i) this Agreement is terminated (A) by Fidelity or HFC pursuant to Section 12.1(c) or (B) by Fidelity pursuant to Section 12.1(e), (ii) between the date hereof and prior to the termination of the Agreement there has been public disclosure of a proposal for an Acquisition of HFC which includes as a condition precedent to such transaction the termination of this Agreement if clause (i)(A) is applicable, or the Board of Directors of HFC shall have received such a proposal if clause (i)(B) is applicable, and (iii) (A) within twelve (12) months following the termination of this Agreement an Acquisition of HFC is consummated or (B) within twelve (12) months following the termination of this Agreement HFC enters into an agreement providing for an Acquisition of HFC and an Acquisition of HFC is consummated within twenty-four (24) months of the termination of this Agreement, then HFC shall promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition of HFC, pay to Fidelity the HFC Termination Fee in immediately available funds. Any payment previously made by HFC to Fidelity pursuant to Sections 13.1(b) or (f) shall be credited against any amount due under this Section 13.1(g).

      (h) Fidelity acknowledges that the agreements contained in this Section 13.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, HFC would not enter into this Agreement; accordingly, if Fidelity fails to pay in a timely manner the amount(s) due pursuant to Sections 13.1(c), (d) or (e), and, in order to obtain such payment, HFC makes a claim that results in a judgment against Fidelity for any unpaid amount(s) set forth in Sections 13.1(c), (d) or (e), Fidelity shall pay to HFC its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the unpaid amount(s) pursuant to Sections 13.1(c), (d) or (e), at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the Fidelity Termination Fee shall not be in lieu of damages incurred in the event of breach of this Agreement.

      (i) HFC acknowledges that the agreements contained in this Section 13.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Fidelity would not enter into this Agreement; accordingly, if HFC fails to pay in a timely manner the amount(s) due pursuant to Section 13.1(b), (f) or (g), and, in order to obtain such payment, Fidelity makes a claim that results in a judgment against HFC for any unpaid amount(s) set forth in Section 13.1(b), (f) or (g), HFC shall pay to Fidelity its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the unpaid amount(s) pursuant to Sections 13.1(b), (f) or (g), at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the HFC Termination Fee shall not be in lieu of damages incurred in the event of breach of this Agreement.

      (j) For the purposes of this Section 13.1 only, “Acquisition” with respect to Fidelity or HFC shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Fidelity or HFC, as applicable, pursuant to which the stockholders of Fidelity or

HFC, as applicable, immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by Fidelity or HFC, as applicable, or its subsidiaries of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Fidelity’s or HFC’s, as applicable, business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Fidelity or HFC, as applicable.

      (k) For purposes of this Section 13.1, “Expenses” shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its Affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

      13.2     Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by overnight courier, registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

      To Fidelity or Thrift:

First Fidelity Bancorp, Inc.
3061 Edinger Avenue
Tustin, California 92780
Attention: Charles W. Thomas
Facsimile Number: (949) 936-1888

      With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, NW.
Washington, DC 20005
Attention: Timothy B. Matz, Esq.
Facsimile Number: (202) 347-2172

      To HFC or Bank:

Hawthorne Financial Corporation
2381 Rosecrans Avenue, 2nd Floor
El Segundo, CA 90218
Attention: Simone Lagomarsino
Facsimile Number: (310) 725-5038

      With a copy to:

Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, CA 90064
Attention: William T. Quicksilver, Esq.
Facsimile Number: (310) 312-4224

      Any such notice, request, instruction or other document shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission, or on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

      13.3     Material Adverse Effect; Standard.

      (a) For purposes of this Agreement, the term “Material Adverse Effect” shall mean any material adverse effect on (a) the business, financial condition or results of operations of HFC, Bank and their respective subsidiaries taken as a whole, on the one hand, and Fidelity, Thrift and their respective subsidiaries taken as a whole, on the other hand, as the context may dictate; or (b) the ability of Fidelity and Thrift, on the one hand, and HFC or Bank, on the other hand, or any of them, to perform their respective material obligations hereunder, or otherwise materially impedes consummation of the Mergers; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect the cause of which is: (i) any change, which is made or becomes effective after the date hereof, in banking or similar laws of general applicability or interpretations thereof by courts or Governmental Entities; (ii) any change, which is made or becomes effective after the date hereof, in generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied, and applicable to savings associations or savings and loan holding companies; (iii) any action or omission of HFC or Bank, on the one hand, or Fidelity or Thrift, on the other hand, taken with the prior written consent of the other, as applicable, or as permitted by this Agreement, in contemplation of the Mergers; (iv) any changes in general economic conditions affecting financial institutions generally, including, without limitation, changes in interest rates; and (v) all expenses solely related to the Mergers, including but not limited to, legal, accounting and financial advisory fees, and further provided that any decline in the stock price or trading volume of the HFC Stock shall not be deemed to be a Material Adverse Effect in and of itself.

      (b) Notwithstanding any provision of this Agreement to the contrary, no representation or warranty of Fidelity and Thrift contained in Article IV (other than the representations and warranties contained in Section 4.3(a) and (b)) or HFC and Bank contained in Article V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article IV or Article V, as applicable, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

      13.4     Successors and Assigns. All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

      13.5     Counterparts. This Agreement and any exhibit hereto may be executed in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

      13.6     Effect of Representations and Warranties. The representations and warranties contained in this Agreement or in any List shall terminate at the Effective Time of the Holding Company Merger.

      13.7     Third Parties. Except for the Indemnified Parties’ rights to enforce HFC’s obligations under Section 8.7, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term “parties” shall refer only to Fidelity, HFC, Thrift, Bank, or Merger Sub as the context may require.

      13.8     Lists; Exhibits; Integration. Each List, exhibit and letter delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement, although Lists and letters need not be attached to each copy of this Agreement. This Agreement, together with the Exhibits hereto, the Lists and the Confidentiality Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.

      13.9     Knowledge. Whenever any statement herein or in any List, certificate or other document delivered to any party pursuant to this Agreement is made “to the knowledge” of any party or another Person, such knowledge shall mean facts and other information which any director, executive officer or controller knows as a result of the performance of his or her duties and includes such diligent inquiry as is reasonable under the circumstances.

      13.10     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

      13.11     Interpretation. The section headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof. Whenever the words “date hereof” or “date of this Agreement” are used in this Agreement, they shall mean March 19, 2002, unless the context clearly requires otherwise.

      13.12     Severability. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

      13.13     Waiver and Modification; Amendment. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Bank Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of Fidelity, HFC, Thrift, Bank and Merger Sub without action by their respective stockholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

      13.14     Attorneys’ Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      13.15     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, HFC and Bank may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the Holding Company Merger or the Bank Merger, as set forth herein, subject to the prior written consent of Fidelity, which consent shall not be unreasonably withheld, provided that any such modification may be effected only if (a) the consideration to be paid to the holders of Fidelity Stock is not thereby changed in kind or reduced in amount as a result of such modification and (b) such modification will not materially delay or jeopardize consummation of the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

HAWTHORNE FINANCIAL CORPORATION

By:	/s/ SIMONE LAGOMARSINO

President and Chief Executive Officer

HAWTHORNE SAVINGS, F.S.B.

By:	/s/ SIMONE LAGOMARSINO

President and Chief Executive Officer

FIRST FIDELITY BANCORP, INC.

By:	/s/ CHARLES W. THOMAS

President and Chief Operating Officer

FIRST FIDELITY INVESTMENT AND LOAN

By:	/s/ CHARLES W. THOMAS

President and Chief Executive Officer

HF MERGER SUB

By:	/s/ SIMONE LAGOMARSINO

President

ANNEX B

[LETTERHEAD OF SANDLER O’NEILL]

March 19, 2002

Board of Directors

Hawthorne Financial Corporation
2381 Rosecrans Avenue
El Segundo, CA 90245

Ladies and Gentlemen:

      Hawthorne Financial Corporation (“Hawthorne”), together with its wholly-owned subsidiaries, Hawthorne Savings, F.S.B. and HF Merger Corp. (“HFMC”), and First Fidelity Bancorp, Inc. (“First Fidelity”), together with its wholly-owned subsidiary, First Fidelity Investment and Loan, have entered into an Amended and Restated Agreement and Plan of Reorganization, dated as of March 19, 2002 (the “Agreement”), pursuant to which Fidelity will be acquired by Hawthorne through the merger of Fidelity and HFMC (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Fidelity’s Series A common stock, par value $.01 per share, and Series B common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) $36.6049 in cash without interest, or (b) 1.5151 shares of Hawthorne common stock, par value $.01 per share, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that the total consideration to be exchanged by Hawthorne in the Merger will consist of approximately 1,266,555 shares of Hawthorne common stock and the remainder in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of shares of Hawthorne common stock

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and certain of the exhibits thereto; (ii) certain publicly available financial statements and other historical financial information of Hawthorne that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Fidelity that we deemed relevant; (iv) the internal operating budget of Hawthorne for the year ending December 31, 2002 prepared by and reviewed with management of Hawthorne and the views of senior management of Hawthorne, based on discussions with members of senior management, regarding Hawthorne’s business, financial condition, results of operations and future prospects; (v) the internal operating budget of First Fidelity for the year ending December 31, 2002 prepared by and reviewed with management of First Fidelity and the views of senior management of First Fidelity, based on discussions with members of senior management, regarding First Fidelity’s business, financial condition, results of operations and future prospects; (vi) the pro forma financial impact of the Merger on Hawthorne, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Hawthorne and First Fidelity; (vii) the publicly reported historical price and trading activity for Hawthorne’s common stock; (viii) a comparison of certain financial and stock market information for Hawthorne and certain financial information for First Fidelity with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the savings institutions industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

Board of Directors
Hawthorne Financial Corporation
March 19, 2002

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hawthorne or First Fidelity or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Hawthorne and First Fidelity that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hawthorne or First Fidelity or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Hawthorne or First Fidelity nor have we reviewed any individual credit files relating to Hawthorne or First Fidelity. We have assumed, with your consent, that the respective allowances for loan losses for both Hawthorne and First Fidelity are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. With respect to the financial projections for Hawthorne and First Fidelity and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and reviewed with the managements of Hawthorne and First Fidelity and used by Sandler O’Neill in its analyses, Sandler O’Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Hawthorne and First Fidelity and that such performances will be achieved. We express no opinion as to such projections or the assumptions on which they are based. We have also assumed that there has been no material change in Hawthorne’s or First Fidelity’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Hawthorne and First Fidelity will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Hawthorne’s common stock will be when issued to First Fidelity’s shareholders pursuant to the Agreement or the prices at which Hawthorne’s or First Fidelity’s common stock may trade at any time.

      We have acted as Hawthorne’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided certain other investment banking services for Hawthorne and have received compensation for such services. As we have previously advised you, we have in the past provided certain investment banking services to First Fidelity and have received compensation for such services.

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Hawthorne and First Fidelity or their affiliates. We may also actively trade the debt and/or equity securities of Hawthorne and First Fidelity or their affiliates for our own account and for the

Board of Directors
Hawthorne Financial Corporation
March 19, 2002

accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Hawthorne in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Hawthorne as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Hawthorne shareholders from a financial point of view and does not address the underlying business decision of Hawthorne to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Hawthorne or the effect of any other transaction in which Hawthorne might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Joint Proxy Statement/ Prospectus of Hawthorne and First Fidelity dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Hawthorne common stock.

Very truly yours,

/s/ SANDLER O’NEILL & PARTNERS, L.P.

ANNEX C

TEXT OF SECTION 262

OF THE
DELAWARE GENERAL CORPORATE LAW

262     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

INDEX TO FIRST FIDELITY CONSOLIDATED FINANCIAL STATEMENTS

As of March 31, 2002 and December 31, 2001 and

For the Three Months Ended March 31, 2002 and 2001

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	March 31, 2002	December 31, 2001

	(In thousands)
ASSETS
Cash and cash equivalents	$936	$1,366
Certificate of deposit in banks	1,697	2,596
Investment securities available for sale (amortized cost of $105,827 in 2002 and $101,136 in 2001)	105,702	97,823
Loan receivable, net of allowance for estimated credit losses of $5,916 in 2002 and $5,816 in 2001	506,126	498,032
Loan held for sale, net	189	2,430
Real estate owned, net	100	100
Property and equipment, net	775	872
Accrued interest receivable	3,431	3,284
Deferred tax asset, net	3,818	5,110
Investment in Federal Home Loan Bank stock, at cost	6,538	7,955
Other assets	929	1,143

	$630,241	$620,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Passbook	$21,104	$21,239
Money market, NOW and business checking	64,660	46,042
Certificates of deposit	365,514	345,785

Total deposit	451,278	413,066
Convertible senior notes	4,700	4,700
Warehouse borrowings	—	1,621
Other borrowings	130,766	159,420
Accounts payable and accrued expenses	1,848	2,332
Other liabilities	1,007	931

Total Liabilities	589,599	582,070

Stockholders’ Equity
Common stock, Series A, $0.01 par value: 2,000,000 shares authorized; 425,000 shares issued and outstanding	4	4
Common stock, Series B, $0.01 par value: 2,000,000 shares authorized, 985,935 shares issued and outstanding	10	10
Cumulative preferred stock, $0.01 par value: 2,000,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	11,656	11,656
Retained earnings	29,046	28,921
Accumulated other comprehensive loss, net of taxes	(74)	(1,950)

Total Stockholders’ Equity	40,642	38,641

	$630,241	$620,711

See notes to unaudited consolidated financial statements.

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended
	March 31,

	2002	2001

	(In thousands)
Interest income:
Loans receivable	$10,820	$12,365
Investment securities	1,204	1,618
Dividends from Federal Home Loan Bank stock	111	132
Federal funds and certificates of deposit	39	6

Total interest income	12,174	14,121

Interest expense:
Passbook	143	295
Money market and NOW	400	160
Certificates of deposit	3,650	5,466
Warehouse borrowings	—	124
Other borrowings	1,633	2,641

Total interest expense	5,826	8,686

Net interest income before provision for loan losses	6,348	5,435
Provision for loan losses	100	75

Net interest income after provision for loan losses	6,248	5,360

Other income (expense):
Late charges and prepayment penalties	316	261
(Loss) gain on sales of investment securities available-for-sale	(3,296)	358
(Loss) income from real estate operations, net	(4)	109
Net gain on sales of loans	28	475
Other income	14	12

Total other (expense) income	(2,942)	1,215

Other expenses:
Salaries and wages	1,471	2,147
Occupancy	173	200
Legal and other professional services	122	178
Consultant fees	66	54
Depreciation and amortization	146	141
Software expense	27	33
Advertising and marketing	85	87
Loan fees	56	89
Other general and administrative	955	547

Total other expenses	3,101	3,476

Income before income tax provision	205	3,099
Income tax provision	80	1,197

Net income	$125	$1,902

Other comprehensive income (loss) — Unrealized losses on securities:
Unrealized holding (losses) gains on securities arising during the period, net of taxes of $(44) (2002) and $89 (2001)	$(65)	$127
Less: Reclassification adjustment for losses (gains) included in net income, net of taxes of $1,356 (2002) and $(147) (2001)	1,940	(211)

Other comprehensive income (loss), net of taxes of $1,312 (2002) and $(58) (2001)	1,876	(84)

Comprehensive income	$2,001	$1,818

See notes to unaudited consolidated financial statements.

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

							Accumulated
	Common Stock		Preferred Stock		Additional		Other	Total
					Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (loss)	Equity

	(In thousands)
Balance, January 1, 2002	1,410,935	$14	—	$—	$11,656	$28,921	$(1,950)	$38,641
Other comprehensive income — unrealized holding gain on securities	—	—	—	—	—	—	1,876	1,876
Net income	—	—	—	—	—	125	—	125

Balance, March 31, 2002	1,410,935	$14	—	$—	$11,656	$29,046	$(74)	$40,642

Balance, January 1, 2001	1,410,935	$14	114,296	$1	$14,513	$21,268	$(1,198)	$34,598
Preferred stock dividends			1,714		42	(42)
Other comprehensive loss — unrealized holding loss on securities, net							(84)	(84)
Net income	—	—	—	—	—	1,902	—	1,902

Balance, March 31, 2001	1,410,935	$14	116,010	$1	$14,555	$23,128	$(1,282)	$36,416

See notes to unaudited consolidated financial statements.

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months
	Ended
	March 31,

	2002	2001

	(In thousands)
Cash flows from operating activities:
Net income	$125	$1,902
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	100	75
Depreciation and amortization	146	141
Accretion of deferred loan fees, capitalized expenses, premiums and discounts	(107)	(129)
Federal Home Loan Bank stock dividends	(116)	(135)
Net gain on sales of loans	(28)	(475)
Loss (gain) on sales of investment securities available-for-sale	3,296	(358)
Deferred income taxes	(20)	(321)
Increase in accrued interest receivable	(147)	(195)
Decrease (increase) in other assets	214	(361)
Decrease in accounts payable and accrued expenses	(485)	(952)
Increase in other liabilities	77	1,166

Net cash provided by operating activities	3,055	358

Cash flows from investing activities:
Purchases of property and equipment	(49)	(177)
Net (decrease) increase in loans receivable	(5,672)	7,357
Net proceeds from maturities of certificates of deposit in banks	899	—
Purchases of investment securities available-for-sale	(34,854)	(34,544)
Purchases of Federal Home Loan Bank stock	(182)	(601)
Redemption of Federal Home Loan Bank stock	1,715	—
Net proceeds on sales/maturities of investment securities available-for-sale	26,722	25,852

Net cash used in investing activities	(11,421)	(2,113)

Cash flows from financing activities:
Net increase in deposits	38,212	14,635
Net decrease other borrowings	(28,655)	(12,011)
Net decrease in warehouse borrowings	(1,621)	(1,020)

Net cash provided by financing activities	7,936	1,604

Net decrease in cash and cash equivalents	(430)	(151)
Cash and cash equivalents, beginning of year	1,366	508

Cash and cash equivalents, end of year	$936	$357

Supplemental disclosure of cash flow information —
Cash paid during the period for:
Interest on deposits and borrowings	$5,509	$8,973
Income taxes	1,372	817

See notes to unaudited consolidated financial statements.

FIRST FIDELITY BANCORP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

      The consolidated financial statements include the accounts of First Fidelity Bancorp, Inc. (the “Bancorp”) and its wholly owned subsidiaries, First Fidelity Investment and Loan (“FFIL”) and PSP Financial Services, Inc. (“PSP”) (collectively, the “Company”). All significant intercompany transactions and balances have been eliminated in consolidation.

      In the opinion of management, the unaudited consolidated financial statements contain all adjustments necessary to fairly present the Company’s financial condition as of March 31, 2002 and December 31, 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for the three months ended March 31, 2002. The results of operations for interim periods are not necessarily indicative of results for the full year. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2001 set forth in Annex E.

      The consolidated financial statements included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted pursuant to such SEC rules and regulations.

Note 2 — Investment Securities

      On January 30, 2002, the Board of Directors of FFIL approved the sale of investments in trust preferred securities from the available-for-sale portfolio after reviewing the investment strategies of FFIL. In February 2002, the Company sold investments in trust preferred securities for approximately $19,096,000, resulting in a realized pre-tax loss of approximately $3,296,000 ($1,940,000 after tax).

Note 3 — Warehouse Borrowings

      The outstanding balance on warehouse line of credit, representing advances under a credit agreement with a lending institution, was fully paid off in January 2002. This line of credit, which was guaranteed by the Bancorp on behalf of PSP, was then terminated.

Note 4 — Commitments and Contingencies

      In November 2001, dissolution of PSP was approved by the Bancorp’s board of directors, and Bancorp began to wind down its operations. In December 2001, PSP ceased to accept new loan applications and began to withdraw its lending authority from all the states it operated in, except for California. Application for final dissolution of operation in California was filed in February 2002. As of March 31, 2002, PSP had no unfunded loan commitments outstanding. At March 31, 2002, the Company wrote off PSP’s remaining equity of $267,000 by setting up a reserve for potential future contingent liabilities. In April 2002, all of PSP’s assets and liabilities were transferred to Bancorp to manage the liquidation process. Completion of the dissolution process is anticipated by mid-2002. In connection with the cessation of operations, as of December 31, 2001, PSP wrote off the remaining fixed assets of approximately $216,000, paid $263,000 for release of its obligations for the remaining commitment under the terms of its operating leases for office space, and paid $74,000 in severance benefits to its employees terminated in 2001. There were no other severance payments made during first quarter of 2002.

      Additionally, at March 31, 2002 and December 31, 2001, the Company had loan funding commitments for loans of approximately $5,824,000 and $5,873,000, respectively. The majority of these commitments were for adjustable rate mortgage loans. Loan funding commitments are generally for a

FIRST FIDELITY BANCORP, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period of 15 to 45 days. At December 31, 2001, the Company had commitments to sell loans of approximately $2,207,000. At March 31, 2002, there were no such commitments to sell loans.

Note 5 — Recent Accounting Pronouncements

      The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted as of January 1, 2001. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The adoption of the provisions of SFAS No. 133 did not have a material impact on the results of operations, the financial position, or cash flow of the Company.

      In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for fiscal years beginning after December 15, 2001. This pronouncement supersedes SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 for the disposal of a segment of a business. The adoption of the provisions of SFAS No. 144 on January 1, 2002 did not have a material impact on the results of operations, the financial position, or cash flow of the Company.

ANNEX E

INDEX TO FIRST FIDELITY CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2001 and 2000 and

For the Three Years Ended December 31, 2001

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,

	2001	2000

	(In thousands)
ASSETS
Cash and cash equivalents	$1,366	$508
Certificates of deposit in banks	2,596	—
Investment securities available-for-sale (amortized cost of $101,136 (2001) and $93,272 (2000))	97,823	91,237
Loans receivable (net of allowance for loan losses of $5,816 (2001) and $5,344 (2000)	498,032	458,547
Loans held for sale, net	2,430	32,809
Real estate owned, net	100	—
Property and equipment, net	872	1,246
Accrued interest receivable	3,284	3,673
Deferred tax asset, net	5,110	4,727
Investment in Federal Home Loan Bank Stock, at cost	7,955	8,408
Other assets	1,143	1,084

	$620,711	$602,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Passbook	$21,239	$23,800
Money market, NOW and business checking	46,042	7,838
Certificates of deposit	345,785	350,329

Total deposits	413,066	381,967
Convertible senior notes	4,700	4,750
Warehouse borrowings	1,621	5,225
Other borrowings	159,420	172,013
Accounts payable and accrued expenses	2,332	2,705
Other liabilities	931	981

Total liabilities	582,070	567,641

Commitments and contingencies (Note 15)
Stockholders’ equity:
Common stock, Series A, $0.01 par value; 2,000,000 shares authorized; 425,000 (2001 and 2000) shares issued and outstanding	4	4
Common stock, Series B, $0.01 par value; 2,000,000 shares authorized; 985,935 (2001 and 2000) shares issued and outstanding	10	10
Cumulative preferred stock, $0.01 par value; 2,000,000 shares authorized none (2001) and 114,296 (2000) shares issued and outstanding	—	1
Additional paid-in capital	11,656	14,513
Retained earnings	28,921	21,268
Accumulated other comprehensive loss, net of taxes	(1,950)	(1,198)

Total stockholders’ equity	38,641	34,598

	$620,711	$602,239

See notes to consolidated financial statements

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Interest income:
Loans receivable	$47,959	$47,904	$37,492
Investment securities	5,663	4,570	2,851
Dividends from Federal Home Loan Bank stock	487	713	594
Federal funds and certificates of deposit	158	149	320

Total interest income	54,267	53,336	41,257

Interest expense:
Passbook	965	1,761	2,257
Money market and NOW	1,024	68	—
Certificates of deposit	19,581	20,900	14,447
Warehouse borrowings	605	290	40
Other borrowings	8,408	9,546	6,620

Total interest expense	30,583	32,565	23,364

Net interest income before provision for loan losses	23,684	20,771	17,893
Provision for loan losses	496	575	1,055

Net interest income after provision for loan losses	23,188	20,196	16,838

Other income (expense):
Late charges and prepayment penalties	1,064	661	368
Gain (loss) on sales of investment securities available-for-sale	574	—	(7)
Write-down of convertible preferred stock	—	(333)	(4,667)
Income (loss) from real estate operations, net	109	373	(76)
Net gain on sales of loans	1,989	1,877	871
Other income	79	58	105

Total other income (expense)	3,815	2,636	(3,406)

Other expenses:
Salaries and wages	7,900	7,487	5,176
Occupancy	1,213	835	778
Loss on disposition of property and equipment	216	—	—
Legal and other professional services	491	501	750
Consultant fees	349	186	245
Depreciation and amortization	585	544	422
Software expense	174	122	72
Advertising and marketing	266	311	256
Loan fees	276	184	122
Other general and administrative	2,417	2,174	1,582

Total other expenses	13,887	12,344	9,403

Income before income tax provision	13,116	10,488	4,029
Income tax provision	5,304	4,404	887

Net income	7,812	6,084	3,142

Other comprehensive income (loss) — Unrealized losses on securities:
Unrealized holding losses on securities arising during the period, net of taxes of $290 (2001), $10 (2001), and $221 (1999)	(414)	(15)	(317)
Less: Reclassification adjustment for (gains) losses included in net income, net of taxes of $(236) (2001) and $3 (1999)	(338)	—	4

Other comprehensive loss, net of taxes of $526 (2001), $10 (2000), and $218 (1999)	(752)	(15)	(313)

Comprehensive income	$7,060	$6,069	$2,829

See notes to consolidated financial statements

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2001, 2000 and 1999

							Accumulated
	Common Stock		Preferred Stock		Additional		Other	Total
					Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Loss	Equity

	(In thousands, except for number of shares)
Balance, January 1, 1999	1,405,935	$14	152,612	$2	$14,936	$12,439	$(870)	$26,521
Common stock issued	5,000
Preferred stock dividends			9,076		206	(206)
Preferred stock surrendered			(54,000)	(1)	(998)			(999)
Adjustment to preferred stock					(98)	98
Other comprehensive loss — unrealized holding loss on securities, net							(313)	(313)
Net income						3,142		3,142

Balance, December 31, 1999	1,410,935	14	107,688	1	14,046	15,473	(1,183)	28,351

Preferred stock dividends			6,608		185	(185)
Adjustment to preferred stock					104	(104)
Beneficial conversion feature on convertible senior notes					178			178
Other comprehensive loss — unrealized holding loss on securities, net							(15)	(15)
Net income						6,084		6,084

Balance, December 31, 2000	1,410,935	14	114,296	1	14,513	21,268	(1,198)	34,598

Preferred stock dividends			6,398		159	(159)
Preferred stock repurchase			(120,694)	(1)	(3,016)			(3,017)
Other comprehensive loss — unrealized holding loss on securities, net							(752)	(752)
Net income						7,812		7,812

Balance, December 31, 2001	1,410,935	$14	—	$—	$11,656	$28,921	$(1,950)	$38,641

See notes to consolidated financial statements

FIRST FIDELITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2001	2000	1999

	(In thousands)
Cash flows from operating activities:
Net income	$7,812	$6,084	$3,142
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	496	575	1,055
Loss on disposition of property and equipment	216	—	—
Depreciation and amortization	644	563	427
Accretion of deferred loan fees, capitalized expenses, premiums and discounts	(1,082)	(438)	(3,109)
Federal Home Loan Bank Stock dividends	(400)	(747)	(538)
Gain on sales of real estate owned	—	—	(5)
Net gain on sales of loans	(1,989)	(1,877)	(871)
(Gain) loss on sales of investment securities available-for-sale	(574)	—	7
Write-down of convertible preferred stock	—	333	4,667
Provision for beneficial conversion feature on convertible senior notes	—	178	—
Deferred income taxes	141	56	(1,388)
Decrease (increase) in accrued interest receivable	389	(775)	(525)
Increase in other assets	(59)	(175)	(310)
(Decrease) increase in accounts payable and accrued expenses	(373)	927	(2)
(Decrease) increase in other liabilities	(50)	818	(172)

Net cash provided by operating activities	5,171	5,522	2,378

Cash flows from investing activities:
Net proceeds from sales of real estate owned	—	200	—
Purchases of property and equipment	(525)	(468)	(1,164)
Proceeds from sale of property and equipment	40	—	—
Net increase in loans receivable	(6,107)	(42,115)	(93,166)
Purchases of certificates of deposit in banks	(2,596)	—	—
Purchases of investment securities available-for-sale	(68,056)	(38,799)	(18,970)
Purchases of Federal Home Loan Bank Stock	(8,605)	(846)	(2,692)
Redemption of Federal Home Loan Bank Stock	9,458	6,334	—
Net proceeds on sales of investment securities available-for-sale	38,486	—	5,172
Net proceeds on maturities of investment securities available-for-sale	21,757	6,982	7,463
Decrease in restricted cash	—	500	—

Net cash used in investing activities	(16,148)	(68,212)	(103,357)

Cash flows from financing activities:
Net increase in deposits	31,099	33,967	65,376
Net (decrease) increase in other borrowings	(12,593)	25,524	33,091
Preferred stock repurchase	(3,017)	—	—
Net (decrease) increase in warehouse borrowings	(3,604)	2,644	2,581
(Repayment of) proceeds from issuance of convertible senior notes	(50)	500	—
Dividends paid	—	—	(999)

Net cash provided by financing activities	11,835	62,635	100,049

Net increase (decrease) in cash and cash equivalents	858	(55)	(930)
Cash and cash equivalents, beginning of year	508	563	1,493

Cash and cash equivalents, excluding restricted cash	1,366	508	563
Restricted cash	—	—	500

Cash and cash equivalents, end of year	$1,366	$508	$1,063

Supplemental disclosure of cash flow information —
Cash paid during the year:
Interest on deposits and borrowings	$31,184	$32,094	$23,258
Income taxes	5,640	3,740	3,949
Supplemental disclosures of non-cash investing and financing activities:
Transfers from loans held for investment to real estate owned	100	—	205
Unrealized holding loss on investment securities, net of taxes	(752)	(15)	(313)
Preferred stock dividends	159	185	206
Preferred stock surrendered	—	—	999
Loans transferred from held for sale to held for investment	27,140	—	—

See notes to consolidated financial statements

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2001, 2000 and 1999

Note 1 — Summary of Significant Accounting Policies

General

      First Fidelity Bancorp, Inc. (the “Bancorp”), a Delaware corporation, was organized in January 1995. It is the parent company of First Fidelity Investment and Loan (“FFIL”) and PSP Financial Services, Inc. (“PSP”) (collectively, the “Company”).

      On June 28, 1996, FFIL completed a Private Placement Stock Offering (the “Offering”), which resulted in proceeds of $15,095,000. The Offering consisted of the issuance of 312,500 newly issued shares of common stock, Series A at par value of $.01 per share totaling $3,125,000, 772,000 newly issued shares of non-voting common stock, Series B at par value of $.01 per share totaling $7,720,000 and Convertible Senior Notes totaling $4,250,000.

      The Bancorp acquired FFIL for $7,525,000 on June 28, 1996 (the “date of acquisition”). The purchase price consisted of cash totaling $2,975,000, 112,500 shares of the Bancorp’s common stock, Series A totaling $1,050,000 and 140,000 shares of the Bancorp’s preferred stock totaling $3,500,000. FFIL had net assets of $9,615,000 at the date of acquisition. The acquisition was recorded using the purchase method of accounting. Under this method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair value. The estimated fair value of net assets purchased exceeded the purchase price by approximately $2,100,000. Such credit excess was amortized over a five-year period using the straight-line method. The unamortized balance was $209,000 at December 31, 2000; the remaining balance was fully amortized during 2001. In conjunction with the acquisition, the Bancorp infused an additional $9,000,000 of capital to FFIL.

      In June 1997, in accordance with the Securities Purchase Agreement, the Bancorp issued 208,935 additional shares of the Bancorp’s common stock, Series B in recognition of the $2,507,000 tax reserve outstanding at the date of acquisition. In September 1997, the Bancorp infused $1,000,000 of capital to FFIL. In 2001, 2000 and 1999, the Bancorp received dividends, net of additional capital contributions made by the Bancorp, of $8,260,000, $6,109,000 and $999,000 respectively, from FFIL.

Business of the Subsidiaries

      FFIL is a state-chartered financial institution primarily engaged in the business of attracting deposits from the general public and using such deposits, together with borrowings, to make loans secured by residential and commercial real estate in California. FFIL is under the regulatory authority of the California Department of Financial Institutions (the “DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). FFIL currently operates four branches in Orange and San Diego counties of California.

      PSP was formed on August 3, 1998 with a $750,000 capital infusion from the Bancorp, to engage in the mortgage banking business, which consists primarily of the origination of residential mortgage loans and subsequent sale of these loans in the secondary market. PSP is incorporated in the State of California and has an office located in Irvine, California. In May 1999, PSP began using the dba PSP Direct. PSP has received authority to originate loans in various states and is continuing to apply for lending authority in other states. PSP began originating loans in September 1999.

      In November 2001, management and the Board of Directors of the Company made a determination to wind down PSP’s operations. In December 2001, PSP ceased to accept new loan applications and began to withdraw its lending authority from all the states it operated in, except for California. As of December 31, 2001, there were no unfunded loan commitments outstanding. Completion of the dissolution process is anticipated by mid-2002. In connection with the cessation of operations, as of December 31,

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2001, PSP wrote off the remaining fixed assets of approximately $216,000, paid $263,000 for the release of its obligations for the remaining commitment under the terms of its operating leases for office space, and paid $74,000 in severance benefits to its employees terminated in 2001.

      Substantially all of the Company’s consolidated revenues for the years ended December 31, 2001, 2000 and 1999 are derived from the operations of FFIL. FFIL represented substantially all of the Company’s consolidated assets and liabilities at December 31, 2001 and 2000. The operating results of FFIL and PSP have been included in the consolidated statements of income from the date of acquisition and/or inception.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Bancorp and its wholly owned subsidiaries, FFIL and PSP. All material intercompany transactions, profits and balances have been eliminated. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry.

Cash and Cash Equivalents

      For purposes of reporting cash flows, cash and cash equivalents include cash, federal funds sold and interest-earning deposits with original maturities of three months or less. At both December 31, 2001 and 2000, the Company had federal funds sold in the amount of $15,000.

Investment Securities

      The Company classifies investments in debt and equity securities into three categories: held-to-maturity, trading and available-for-sale. Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. The Company has no held-to-maturity or trading securities as of December 31, 2001 or 2000. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of accumulated other comprehensive loss, net of taxes.

      The Company designates investment securities as held-to-maturity or available-for-sale upon acquisition. Gain or loss on the sales of investment securities available-for-sale is determined on the specific identification method. Premiums and discounts on investment securities available-for-sale are amortized or accreted using the interest method over the expected lives of the related securities.

      During 1998, the Company purchased convertible preferred stock (5,000 shares) in a publicly traded mortgage company. There is no market for the preferred stock. Accordingly, the Company carries such investment at cost and periodically evaluates it for other-than-temporary impairment. At December 31, 1999, the investment was written down to an estimated fair value of $333,000, which became its new cost basis. At December 31, 2000, the investment was fully written off. The amount of the write off was recorded through the Company’s income statement because management believes the impairment of the investment to be other-than-temporary.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loans Receivable

      Loans receivable consist primarily of one- to four-unit residential, multi-family and commercial industrial real estate loans secured by real estate property primarily in Southern California. During the period of origination, loans are designated as either held-for-investment or held-for-sale.

      Loans held-for-sale are carried at the lower of aggregate cost or market. Net unrealized losses, if any, are recognized through a market valuation allowance by charges to income. Such allowance for loans held-for-sale was approximately $100,000 at December 31, 2001. There was no allowance at December 31, 2000. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated fair value at that date.

      Discounts or premiums on purchased loans are credited or charged to income using the interest method over the term of the loans.

      Loan origination fees and certain direct origination costs associated with lending are capitalized and amortized over the respective lives of the loans receivable as a yield adjustment using the interest method.

      Interest on loans is calculated based on the unpaid balance of the loan. Interest income is not recognized on loans if management deems the collection of the interest to be unlikely. When the payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. When a loan is placed on nonaccrual status, an interest reserve is set up by charging all interest previously accrued to interest income. Payments received on nonaccrual loans are applied to principal until the loan returns to accrual status. A loan is returned to accrual status when it is paid current and management does not have doubts about the collection of the loan.

      The Company considers a loan as impaired when it is probable that it will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

      The Company collectively evaluates for impairment all one- to four-unit residential loans. For other loans, the Company bases the measurement of loan impairment on the present value of the expected future cash flows, discounted at the loan’s effective interest rate or on the fair value of the loan’s collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Upon disposition of an impaired loan, any related allowance is charged off to the allowance for loan losses.

Allowance for Loan Losses

      The Company provides for credit losses based upon the composition of the loan and lease portfolio, historical loss experience, current economic conditions, collateral values, assessments of borrower’s ability to repay, evaluations made by regulatory authorities, and such other factors that, in management’s judgment, deserve recognition in estimating probable credit losses. General Valuation Allowances, or “GVA,” are maintained to cover probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan and lease portfolio and supplemented by periodic additions through provisions for loan losses. The allowance for loan losses is based on estimates,

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and the actual losses may vary from the estimates. These estimates are reviewed periodically, and when necessary, adjustments are made and reported in earnings in the period in which they become known. Additionally, regulatory examiners may require the Company to recognize additions to the allowance for loan losses based upon their judgments regarding information available to them at the time of their examination. Charge-offs of loans are deducted from the GVA. Recoveries on loans previously charged off are added to the GVA.

Real Estate Owned

      Real estate owned, which represents real estate acquired in settlement of loans, is considered held-for-sale and is carried at fair value less estimated costs to sell. Fair value is determined based on current appraisals or available market information. Costs relating to the development and improvement of property are capitalized, whereas costs relating to holding properties are expensed as incurred. Gains on the sale of real estate owned are recognized to the extent allowable upon disposition of the property. Losses are charged to operations as incurred or when it is determined that the investment in real estate owned is greater than its fair value less estimated costs to sell.

Concentration of Credit Risk

      The Company’s loan portfolio is collateralized by one- to four-unit residential, multi-family, commercial, industrial and land properties throughout Southern California. Although the Company has a diversified portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Southern California.

      The Company maintains its cash balances at two financial institutions and is exposed to credit loss for amounts exceeding federally insured limits ($100,000) in the event of nonperformance by such institutions. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. Total amounts uninsured at December 31, 2001 and 2000 were $1,793,000 and $1,682,000, respectively.

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation, which is charged to expense on a straight-line basis over the estimated useful lives of the assets as follows:

Leasehold improvements	5 years
Furniture and equipment	2 years
Computer software	2 years

      Leasehold improvements are amortized over the shorter of the term of the applicable lease or the lives of the assets.

Income Taxes

      FFIL’s and PSP’s operating results are included in the consolidated federal and state income tax returns filed by the Bancorp. The income tax provision (benefit) for the Bancorp and the subsidiaries are determined as if they filed a separate return. Such results are not materially different than if the income tax provision (benefit) were determined on a consolidated basis.

      Taxes are provided on substantially all income and expense items included in earnings, regardless of the period in which such items are recognized for tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. It is the Company’s policy to defer recognition of income tax benefits until such date as realization is more likely than not.

Recent Accounting Pronouncements

      The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The adoption of SFAS No. 133 did not have a significant impact on the financial position, results of operations or cash flows of the Company.

      SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125, was issued in September 2000 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The statement is effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS No. 140 did not have a material impact on the results of operations, financial position or cash flows of the Company.

      SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, replaces SFAS No. 121 and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30. SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also expands the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of this statement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Use of Estimates

      In preparing the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Reclassifications

      Certain reclassifications have been made to the prior-year financial statements to conform to the current presentation.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — Investment Securities

      Investment securities available-for-sale consisted of the following (in thousands):

	December 31, 2001

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt securities:
Agency mortgage-backed	$74,093	$417	$587	$73,923
Small Business Administration (SBA)	4,716	10	122	4,604
Trust Preferred securities	22,327	—	3,031	19,296

	$101,136	$427	$3,740	$97,823

	December 31, 2000

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Debt securities:
Agency mortgage-backed	$64,079	187	$250	$64,016
Small Business Administration (SBA)	5,841	1	—	5,842
Trust Preferred securities	23,352	—	1,973	21,379

	$93,272	$188	$2,223	$91,237

      The weighted-average yields on the investment securities were 4.67% and 7.02% at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, interest receivable on these securities was $623,000 and $736,000, respectively.

      The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2001, by contractual maturity, are shown below. Although mortgage-backed and SBA securities have contractual maturities through 2040, expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

		Estimated
	Amortized	Fair
	Cost	Value

Over 10 years	$22,327	$19,296
Mortgage-backed and SBA securities	78,809	78,527

	$101,136	$97,823

      Proceeds from the sale of investment securities available-for-sale were $38,486,000 and $5,172,000 in 2001 and 1999, respectively. There were no sales of investment securities in 2000. Gross gains of approximately $604,000 and gross losses of $30,000 were realized on sales in 2001. Gross losses of $7,000 were realized on the sale of investment securities in 1999. At December 31, 2001 and 2000, a portion of these investment securities was pledged as collateral for Federal Home Loan Bank (“FHLB”) advances. At December 31, 2000, a portion of these investment securities was pledged as collateral for the time deposits of a single depositor. (See Note 8.)

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Loans Receivable

      The loans receivable portfolio consisted of the following (in thousands):

	December 31,

	2001	2000

Commercial/ Industrial	$225,965	$221,921
Residential — multi-family	277,406	240,970
Residential — 1-4 units	2,142	2,856
Land	232	1,646

	505,745	467,393
Less:
Net deferred loan origination costs	672	252
Net discounts on purchased loans	(2,569)	(3,754)

	503,848	463,891
Less: Allowance for loan losses	(5,816)	(5,344)

	$498,032	$458,547

      The following is a summary of activity in the allowance for loan losses (in thousands):

	Years Ended December 31,

	2001	2000	1999

Balance, beginning of year	$5,344	$4,769	$3,765
Provision for loan losses	496	575	1,055
Charge-offs	(24)	—	(57)
Recoveries	—	—	6

Balance, end of year	$5,816	$5,344	$4,769

      The combined contractual weighted-average interest rate of loans receivable was 8.63% and 9.63% at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, accrued interest receivable on loans receivable was $2,642,000 and $2,909,000, respectively.

      At December 31, 2001 and 2000, the Company had nonaccrual loans of $418,000 and $1,551,000, respectively. Had interest been accrued on nonaccrual loans, interest income for the Company would have increased by approximately $23,000, $99,000 and $2,000 in 2001, 2000 and 1999, respectively.

      The Company had identified $418,000 and $1,551,000 of its loans as impaired with no related specific-loss reserves at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans during 2001, 2000 and 1999 was $1,092,000, $863,000 and $156,000, respectively. Interest income of $120,000, $81,000 and $3,000 on impaired loans was recognized for cash payments received in 2001, 2000 and 1999, respectively.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4 — Real Estate Owned

      The following is a summary of income (loss) from real estate operations (in thousands):

	Years Ended December 31,

	2001	2000	1999

Total consideration from sales	$—	$215	$—
Expenses of sales	—	(15)	—

Net consideration	—	200	—
Carrying value, net of senior liens	—	(205)	—

Loss on sale of real estate owned	—	(5)	—
Amortization of deferred gains from sales of real estate owned	—	5	5

Gain on sales of real estate owned, net of amortization of deferred gains	—	—	5
Income (expense) of holding real estate	109	373	(81)

Income (loss) from real estate operations	$109	$373	$(76)

Note 5 — Property and Equipment

      Property and equipment consisted of the following (in thousands):

	December 31,

	2001	2000

Furniture and equipment	$598	$1,045
Leasehold improvements	633	708
Computer software	868	626

	2,099	2,379
Accumulated depreciation and amortization	(1,227)	(1,133)

	$872	$1,246

      The Company periodically evaluates the recoverability of long-lived assets, such as property and equipment, to ensure the carrying value has not been impaired.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 — Deposits

      FFIL has added two new product types of deposits in 2000. Money market accounts and NOW accounts were launched in August 2000 and in November 2000, respectively. Deposits are summarized as follows (in thousands):

	December 31,

	2001	2000

Business Checking:
0.00%	$16	$5
NOW:
1.49% to 2.97%	631	5
2.98% to 3.45%	—	8
Money market:
2.71% to 3.80%	45,395	—
3.81% to 6%	—	7,820

	$46,042	$7,838

Passbook:
3% or less	$20,202	$—
3.01% to 4.40%	1,037	1,227
4.41% to 5.83%	—	22,573

	$21,239	$23,800

Certificates of deposit:
5% or less	$233,904	$1,497
5.01% to 6.50%	92,690	171,680
6.51% to 8.00%	19,191	177,152

	$345,785	$350,329

      The aggregate amount of certificates of deposit denominated in amounts of $100,000 or more was $143,128,000 and $124,068,000 at December 31, 2001 and 2000, respectively. Interest expense related to certificates denominated in amounts of $100,000 or more was approximately $6,103,000, $6,380,000 and $2,951,000 for 2001, 2000 and 1999, respectively.

      Certificates of deposit at December 31, 2001 have scheduled maturities as follows (in thousands):

Years ending December 31,
2002	$239,145
2003	86,874
2004	14,001
2005	2,130
2006	3,635

$345,785

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 — Convertible Senior Notes

      In conjunction with the acquisition of FFIL, the Company issued Convertible Senior Notes totaling $4,250,000 at a current interest rate of 7% per annum (the “7% Notes”). The term of the 7% Notes is seven years, maturing on June 30, 2003. Interest payments on the 7% Notes are payable in arrears on June 30 and December 31 of each year. Total capitalized debt issuance costs initially associated with the 7% Notes were $295,000. The costs are amortized using the straight-line method over the maturity term of the 7% Notes. On March 31 and May 5, 2000, the Company issued additional Convertible Senior Notes totaling $500,000 at an interest rate of 10% per annum (the “10% Notes”). The term of the 10% Notes is three years, maturing on June 30, 2003. Interest payments on the Notes are payable in arrears on March 31 and September 30 of each year. There is a beneficial conversion feature on the 10% Notes, which was valued at $178,000 as of the date of issuance. This beneficial conversion feature has been recorded as an adjustment to interest expense and additional paid-in capital for the year ended December 31, 2000. In December 2001, the Company paid off $50,000 of the 10% Notes. The Company also paid and charged to earnings $2,000 for the early extinguishment of the debt.

      The holders of the 7% Notes and 10% Notes are entitled to convert the notes’ principal amount into either shares of Class A common stock or Class B common stock at a price of $11.50 and $13.00 per share, respectively. The price of the conversion is subject to various adjustments. The amount and the timing of the conversion are subject to limitations such as the impact of the conversion on the holder’s percentage of ownership of the Company and whether the Company will become a public company, or be acquired by, or merge with, another company in the future.

Note 8 — Other Borrowings

      The Company enters into borrowing agreements from time to time. At December 31, 2001 and 2000, respectively, there were $141,500,000 and $155,500,000 of FHLB advances outstanding with a weighted-average interest rate of 4.38% and 6.25%. At December 31, 2001 and 2000, there were $17,600,000 and $12,665,000 of federal funds purchased outstanding with a weighted-average interest rate of 1.75% and 6.38% respectively. Federal funds purchased generally mature within one to four days from the transaction date.

      In 1998, the Company borrowed $5,000,000 on an amortizing fixed interest rate note maturing on July 31, 2003. At April 28, 2000, the interest rate was modified to 9.75% from 9.00% due to the withdrawal of a $500,000 compensating balance account. At December 31, 2000, the outstanding balance was $2,856,000. The note was paid off in January 2001.

      In 1999 and 1998, the Company obtained an unsecured note of $1,500,000 with a maturity date of September 28, 2000 and an interest of prime and an unsecured line of credit totaling $3,000,000 with a maturity date of February 28, 2000, with an interest rate of prime. On April 27, 2000, the unsecured line of credit, which then had a balance of $2,992,000, was converted to a 10.00% fixed rate balloon loan and was paid off in December 2000. On May 24, 2000, the Company paid off unsecured note of $1,500,000 and obtained a new unsecured amortizing note in the amount of $1,400,000 with a maturity date of May 15, 2002 and a fixed interest rate of 9.50%. At December 31, 2000, the outstanding balance of the unsecured amortizing note was $992,000 and was paid off in January 2001.

      In 2001, the Company obtained an unsecured note of $4,000,000 with a maturity date of January 25, 2003 and interest rate of prime plus  1/4%, as well as a line of credit of $2,000,000 with a maturity date of December 26, 2002 with interest rate of prime. At December 31, 2001 the total amount drawn on the line of credit was $320,000 and the interest rate was 4.75%. The outstanding balance of the unsecured note was paid off in August 2001.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of other borrowings is as follows (dollars in thousands):

	December 31,

	2001	2000	1999

Outstanding balance at year-end	$159,420	$172,013	$146,489
Weighted-average interest rate at year-end	4.09%	6.34%	5.78%
Average borrowing balance during the year	156,316	144,992	116,180
Weighted-average interest rate during the year	5.14%	6.21%	5.40%
Maximum outstanding balance at any month-end	186,817	172,013	147,399

      A composition of assets pledged as security for other borrowings were set forth in the table below as of the indicated dates (in thousands):

	December 31,

	2001	2000

Loans receivable	$229,369	$216,683
Mortgage-backed securities	5,000	30,000

	$234,369	$246,683

      Other borrowings at December 31, 2001 have scheduled maturities as follows (in thousands):

Years ending December 31,
2002	$65,420
2003	22,000
2004	31,000
2005	—
2006	—
Thereafter	41,000

$159,420

      Some of the long-term FHLB advances allow the FHLB the option to terminate the advances at one, two or five years after the funding date. In the event that FHLB exercises its option, the Company will have the option to convert to an adjustable rate advance or to pay off the entire balance.

Note 9 — Warehouse Borrowings

      Borrowings on warehouse line of credit represent advances under a credit agreement with a lending institution, which expired in December 2001 and was extended to January 2002. The warehouse line permits the Company to borrow a maximum of $12,000,000 at an interest rate of LIBOR plus 2.75%, which was 1.87% at December 31, 2001. The agreement with the lending institution includes various covenants, including maximum tangible net worth and debt to equity ratios. Outstanding borrowings are collateralized by specific loans held for sale. This line of credit is guaranteed by the Bancorp on behalf of PSP and was paid off and terminated in January 2002.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10 — Income Taxes

      The income tax provision (benefit) consisted of the following (in thousands):

	December 31,

	2001	2000	1999

Current provision:
Federal	$3,841	$3,224	$1,298
State	1,322	1,124	977

	5,163	4,348	2,275
Deferred provision (benefit):
Federal	144	44	(937)
State	(3)	12	(451)

	141	56	(1,388)

	$5,304	$4,404	$887

      The federal income tax provision (benefit) for the years ended December 31, 2001, 2000 and 1999 differs from the statutory corporate rate of 35% as follows (in thousands):

	Years Ended December 31,

	2001	2000	1999

Federal income tax at statutory rate	$4,597	$3,739	$1,410
State taxes, net of federal income tax benefit	871	755	347
Change in the federal valuation allowance	—	—	603
Recovery of prior years’ tax	(57)	—	(1,399)
Other, net	(107)	(90)	(74)

	$5,304	$4,404	$887

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,

	2001	2000

Deferred tax assets:
Depreciation	$95	$44
Accruals	218	136
Deferred loan fees	28	28
Allowance for loan losses and losses on real estate owned	2,523	2,210
Federal net operating loss	742	895
Unrealized loss on investment securities	1,363	837
Capital loss carryforward	2,004	2,004
Deferred state taxes	562	576
Purchase discount	—	94
Other	22	—

	7,557	6,824
Valuation allowance	(603)	(603)

	6,954	6,221

Deferred tax liabilities:
Deferred costs	(735)	(526)
FHLB Stock dividend	(805)	(584)
Deferred state tax	(304)	(384)

	(1,844)	(1,494)

Net deferred tax assets	$5,110	$4,727

      The recognition of a net deferred tax asset is dependent upon a “more likely than not” expectation of realization of the deferred tax asset, based upon the analysis of available evidence. A valuation allowance required to sufficiently reduce the deferred tax asset to the amount that is expected to be realized on a “more likely than not” basis. In 1999, the Company established a valuation allowance in the amount of $603,000. There can be no assurance that the Company will recognize additional portions of the deferred tax asset in future periods or that additional valuation allowances may not be recorded in future periods.

      As of December 31, 2001, the Company has federal net operating loss carryforwards of $924,000 and $1,196,000, which expire in 2009 and 2010, respectively. Due to the restrictions imposed by Internal Revenue Code Section 382 for change of control, the annual amount of net operating loss deductions that can be utilized to offset future income may be limited.

Note 11 — Fair Value of Financial Instruments

      The following disclosures of the estimated fair value of financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

      Fair value information related to financial instruments is as follows (in thousands):

	2001		2000

		Estimated		Estimated
	Book	Fair	Book	Fair
	Value	Value	Value	Value

Cash and cash equivalents	$1,366	$1,366	$508	$508
Certificates of deposit in banks	2,596	2,596	—	—
Investment securities available-for-sale	97,823	97,823	91,237	91,237
Loans receivable, net	498,032	510,943	458,547	462,309
Loans held for sale	2,430	2,430	32,809	32,835
Accrued interest receivable	3,284	3,284	3,673	3,673
Investment in FHLB Stock	7,955	7,955	8,408	8,408
Deposits	413,066	416,134	381,967	384,306
Convertible senior notes	4,700	4,700	4,750	4,750
Warehouse borrowings	1,621	1,621	5,225	5,225
Other borrowings	159,420	162,252	172,013	172,993
Accrued interest payable	376	376	976	976

      The Company utilized the following methods and assumptions to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents — The carrying amount is a reasonable estimate of the fair value.

Certificates of Deposit in Banks — The carrying amount is a reasonable estimate of the fair value.

Investment Securities Available-for-Sale — Fair values are based on quoted market prices or dealer quotes.

Loans Receivable — The fair value of loans receivable has been estimated using the present value of cash flows method, discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities, and giving consideration to estimated prepayment risk and credit loss factors.

Loans Held for Sale — Fair values are based on quoted market prices or dealer quotes.

Accrued Interest Receivable — The carrying amount is a reasonable estimate of the fair value.

Investment in FHLB Stock — The fair value is based on its redemption value.

Deposits — The fair value of passbook accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Convertible Senior Notes, Warehouse Borrowings and Other Borrowings — The fair value is estimated using the rates currently available to the Company for debt with similar terms and remaining maturities.

Accrued Interest Payable — The carrying amount is a reasonable estimate of the fair value.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Loan Funding Commitments — The fair value is not disclosed, as the Company’s outstanding loan commitments are primarily for adjustable rate mortgage loans and are not material for other loans.

      The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since that date; therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Note 12 — Employee Benefit Plans

      The Company has a 401(k) retirement plan covering all eligible employees. Eligible employees, as defined by the 401(k) plan, may elect to contribute up to 15% of their total compensation, not to exceed the amount allowed by the Internal Revenue Service guidelines. The Company makes matching contributions to the 401(k) plan each year at the discretion of the Company’s Board of Directors. Employee contributions are fully vested at all times, and the Company’s matching contributions are vested upon transfer of funds to the 401(k) plan provider. The Company’s matching contributions were $164,000, $154,000 and $108,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

      In June 2000, the Company adopted an Incentive Stock Option Plan (the “Plan”), under which 90,000 shares of the Company’s common stock are reserved for options to key directors and key employees. Option prices may not be less than 100% of the estimated fair market value of the common stock on the date the options are granted. Such estimated fair value is based on the net book value per share of the Company at the date of grant. Under the Plan, options are fully vested and exercisable at the rate of 25% per year over three years commencing from the date of grant at which the initial 25% shall immediately vest and an additional 25% shall vest on each anniversary of the date the option was granted, and the right to exercise shall be cumulative.

	Incentive Stock Option Plan

	2001			2000

		Weighted			Weighted
		Average			Average
	Option	Exercise		Option	Exercise
	Shares	Price		Shares	Price

Outstanding, beginning of year	48,000		$17.98	—	$—
Grants	40,000		20.00	48,000	17.98

Outstanding, end of year	88,000		18.90	48,000	17.98

Exercisable, end of year	34,000		18.57	12,000	17.98

Outstanding options, end of year — range of exercise prices	$17.98	- $	20.00	$17.98
Weighted-average remaining contractual life of options outstanding	3.8 years			4.5 years

      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Company’s plan been determined based on

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value at the grant dates for awards under this plan, the Company’s net income for the year ended December 31 would have been reduced to the pro forma amounts indicated below:

	2001	2000

Net income:
As reported	$7,812,000	$6,084,000
Pro forma	$7,756,000	$6,052,000
Earnings per share:
As reported:
Basic	$5.42	$4.18
Diluted	$4.21	$3.31
Pro forma:
Basic	$5.38	$4.16
Diluted	$4.18	$3.29

      The weighted-average fair value of options granted during 2001 and 2000 was $3.98 and $4.60, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions used for plan grant: dividend yield of 0%; volatility of 2.11% (2001) and 2.55% (2000); risk-free interest rate of 4.31% (2001) and 6.00% (2000); and expected life of five years.

Note 13 — Cumulative Preferred Stock

      Of the 2,000,000 shares of cumulative preferred stock authorized, 114,296 shares were issued and outstanding at December 31, 2000. These shares were issued to FFIL’s previous parent company, as part of the consideration of the purchase of FFIL. The preferred stock shares rank senior to common shares both as to dividends and liquidation preferences, but have no general voting rights. Dividends are cumulative and payable on the last day of each calendar quarter at an annual rate of 6%. At the discretion of the Company, dividends may be paid in cash or in additional shares of Series A preferred stock. Dividends during this period were paid in cash out of funds legally available.

      The preferred stock is subject to adjustment for losses incurred by FFIL on the assets owned by FFIL on the closing date of the acquisition of FFIL by the Bancorp. As of December 31, 1999, the preferred stock had been reduced by $98,000. At December 31, 2000, the preferred stock recovered by $104,000, in accordance with the terms of the acquisition agreement. During 2001, all outstanding preferred stock was redeemed for cash. Preferred stock redeemed remains authorized and unissued. Shares may be reissued by the Company.

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14 — Commitments and Contingencies

     Leases

      The Company leases premises and equipments pursuant to agreements expiring through October 2005.

      Minimum annual rental payments on these operating leases at December 31, 2001 are as follows (in thousands):

Years ending December 31,
2002	$455
2003	815
2004	292
2005	90

$1,652

      Total rent expense for 2001, 2000 and 1999 was $952,000, $671,000 and $683,000, respectively.

     Litigation

      Various legal claims also arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial statement.

      FFIL had filed action against its former parent (“Anvil”). The claim asserted that the former parent owed FFIL in excess of $3,753,000 for tax refunds, overpayments of taxes, and interest due. FFIL had recorded a tax benefit for the total balance due and had also established a reserve equal to the tax benefit, due to the uncertainty as to realization of the claim. During 1999, this litigation was settled with a payment by Anvil to FFIL of $400,000 in cash and the surrender of $1,350,000 in face value of Bancorp preferred stock, Series A. The fair value of such preferred stock was $999,000 and was subsequently dividended by FFIL to the Bancorp. The payment was made to fulfill FFIL’s original demand of its tax refunds.

Financial Instruments

      In the ordinary course of its business, PSP provides representations and warranties to purchasers of its loans sold as part of its mortgage banking operations. Under such circumstances, PSP could become liable to repurchase loans if there has been a breach of representations or warranties. Included in other liabilities are reserves of $289,000 and $85,000 at December 31, 2001 and 2000, respectively, which represent management’s estimate of amounts to be reimbursed by PSP to third parties for contingent losses that may be incurred on certain loans sold by PSP. This allowance represents an amount management believes is sufficient, based upon its analysis of the loans sold to third parties, to meet PSP’s contractual obligation to reimburse such third parties. During 2000, no loans were repurchased by PSP pursuant to such provisions. During 2001, loans with a principal balance of $973,000 were either repurchased by PSP or subject to some form of reimbursement to third-party purchasers pursuant to such provisions. Approximately, $943,000 and $76,000 were recorded as a charge to earnings relating to such repurchase provisions during the years ended December 31, 2001 and 2000, respectively. Although the operations of PSP have been curtailed as of December 31, 2001, there are contingent losses that may be incurred relating to loans sold. The Company believes it has adequately provided for such contingences as of December 31, 2001. In March 2002, a trust account for the liquidation of PSP has been set up by the Bancorp to hold all of PSP’s remaining excess equity. The funds in this account will be deployed for any future liabilities or claims arising from creditors or claimants of PSP. In the opinion of management, in part based upon the

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

opinion of legal counsel, the Company’s exposure to future liabilities from the operations of PSP is limited to the balance of this account.

      The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.

      These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

      The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

      At December 31, 2001 and 2000, the Company had loan funding commitments for loans of approximately $5,873,000 and $3,472,000, respectively. The majority of these commitments were for adjustable rate mortgage loans. Loan funding commitments are generally for a period of 15 to 45 days. At December 31, 2001 and 2000, the Company had commitments to sell loans of approximately $2,207,000 and $1,221,000, respectively.

Note 15 — Regulatory Matters

California Regulations

      Prior to September 30, 2000, the business conducted by FFIL was governed by the California Industrial Loan Law and the rules and regulations of the DFI, which, among other things, regulated collateral requirements and maximum maturities of the various types of loans that are permitted to be made by California-licensed industrial loan companies.

      Under the prior California Industrial Loan Law, FFIL was permitted to make secured and unsecured consumer and non-consumer loans. The maximum term of repayment of loans made by thrift and loan companies ranges up to 40 years and 30 days, depending upon collateral and priority of the secured position, except that loans with repayment terms in excess of 30 years and 30 days could not in the aggregate exceed 5% of the total outstanding loans and obligations of FFIL.

      The prior California Industrial Loan Law generally limited lending activities outside of California by thrift and loan companies to no more than 20% of total assets. Upon approval by the DFI, however, the limit could be increased to 30%. The prior law contained extensive requirements for the diversification of the loan portfolio of thrift and loan companies.

      The Revised Banking Law, as amended September 30, 2000, amended California law to provide that industrial loan companies, whose deposits are federally insured, would thereafter be industrial banks subject to all laws and regulations governing commercial banks. Industrial banks, however, are still prohibited from offering demand deposits.

      The business conducted by FFIL is now governed by the California Revised Banking Law, as amended September 30, 2000, and the rules and regulations of the DFI which, among other things, regulates the business of industrial banks on the same basis as commercial banks, including, but not limited to loan to single obligors, maximum loan to value, and investment authority, and making secured

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and unsecured consumer and non-consumer loans. At December 31, 2001 and 2000, management believes the FFIL was in compliance with all of these requirements.

      The Revised Banking Law permits lending outside California without limitation, subject to policies of FFIL consistent with state and federal standards of safety and soundness. FFIL has limited lending activities outside California.

      Industrial banks may borrow on a secured or unsecured basis not to exceed a bank’s shareholders’ equity without the written consent of the Commissioner, except for purposes of purchasing certain described obligations of the United States or from the Federal Reserve Bank, FDIC or FHLB.

      Following enactment of the Revised Bank Law on September 30, 2000, industrial banks no longer are governed by capital to deposit liability standards but must comply with capital requirements imposed under the Federal Deposit Insurance Act and capital adequacy standards set by the state regulator. FFIL is in full compliance with these standards.

      FFIL has elected to opt out of the dividend provisions of the Revised Banking Law in favor of provisions governing industrial loan companies prior to enactment of the Revised Banking Law, which provisions also apply to non-bank for-profit corporations.

Federal Regulations

      FFIL is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions taken by regulators that, if undertaken, could have a direct material effect on FFIL’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, FFIL must meet specific capital guidelines that involve quantitative measures of FFIL’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. FFIL’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require FFIL to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that FFIL meets all capital adequacy requirements to which it is subject.

      As of December 31, 2001 and 2000, the most recent notification from the FDIC categorized FFIL as well-capitalized under regulatory framework for prompt corrective action. To be categorized as well-capitalized, FFIL must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios, as set forth in the table. There are no conditions or events since that notification that management believes have changed FFIL’s category.

      The following table reflects FFIL’s regulatory capital position:

					To Be Well-
			Minimum Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Requirements		Action Provisions

As of December 31, 2001	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets)	$43,375	7.13%	$24,334	4.00%	$30,417	5.00%
Tier I Capital (to Risk-Weighted Assets)	43,375	8.99%	19,299	4.00%	28,949	6.00%
Total Capital (to Risk-Weighted Assets)	49,191	10.19%	38,619	8.00%	48,274	10.00%

FIRST FIDELITY BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					To Be Well-
			Minimum Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Requirements		Action Provisions

As of December 31, 2000	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier I Capital (to Average Assets)	$41,881	7.20%	$23,267	4.00%	$29,084	5.00%
Tier I Capital (to Risk-Weighted Assets)	41,881	9.00%	18,614	4.00%	27,921	6.00%
Total Capital (to Risk-Weighted Assets)	47,225	10.14%	37,258	8.00%	46,573	10.00%

      Management believes that, under current regulations, FFIL will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of FFIL, such as changing interest rates or a downturn in the economy in areas where FFIL has most of its loans, could adversely affect future earnings and, consequently, the ability of FFIL to meet future minimum capital requirements.

      At periodic intervals, both the FDIC and DFI routinely examine FFIL’s financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that FFIL’s financial statements be adjusted in accordance with their findings.

      In July 2001, the DFI conducted an examination of Bank. Examination results have been reflected in the consolidated financial statements presented herein. Future examinations by the FDIC and DFI could include a review of certain transactions or other amounts reported in the 2001 financial statements. Adjustments, if any, cannot presently be determined.

Note 16 — Subsequent Event Involving Investment Securities

      On January 30, 2002, the Board of Directors of FFIL approved the sale of investments in Trust Preferred securities from the available-for-sale portfolio after reviewing the investment strategies of FFIL. Such investment securities were sold in February 2002 for approximately $19,096,000, resulting in a realized loss of approximately $3,296,000.

Note 17 — Proposed Sale of the Company

      On March 19, 2002, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Hawthorne Financial Corporation (“Hawthorne”) and its subsidiary, Hawthorne Savings, F.S.B. The Agreement provides for the purchase of all the issued and outstanding shares of the Bancorp at $36.60 per share by Hawthorne for cash, Hawthorne stock, or a combination of the two, at the election of the Bancorp stockholders, subject to a maximum of approximately 1,266,555 shares of Hawthorne stock. The Agreement is subject to regulatory and stockholder approval.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

First Fidelity Bancorp, Inc.

      We have audited the accompanying consolidated statements of financial condition of First Fidelity Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of First Fidelity Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

March 5, 2002

(March 19, 2002 as to Note 17)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Article Thirteenth of Hawthorne Financial’s certificate of incorporation provides that a director shall not be personally liable to Hawthorne Financial or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to Hawthorne Financial or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware general corporation law; or (iv) for any transaction from which the director derived any improper personal benefit.

      Article Fourteenth of Hawthorne Financial’s certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of Hawthorne Financial or is or was serving at the request of Hawthorne Financial as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by Hawthorne Financial to the fullest extent authorized by the Delaware general corporation law, as the same exists or may be amended and without giving effect to any provisions of the Delaware general corporation law that would make such indemnification permissive and not mandatory on the part of Hawthorne Financial, but, in the case of any amendment of the Delaware general corporation law, only to the extent that such amendment permits Hawthorne Financial to provide broader indemnification rights than said law permitted Hawthorne Financial to provide prior to such amendment, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) of Article Fourteenth with respect to proceedings to enforce rights to indemnification, Hawthorne Financial shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Hawthorne Financial board of directors.

      Article Fourteenth of Hawthorne Financial’s certificate of incorporation also provides that the right to indemnification contained therein shall include the right to be paid by Hawthorne Financial the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware general corporation law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Hawthorne Financial of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under Article Fourteenth or otherwise.

      To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Hawthorne Financial, pursuant to the foregoing provisions or otherwise, Hawthorne Financial understands that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Hawthorne Financial of expenses incurred or paid by a director, officer or controlling person of Hawthorne Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Hawthorne Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
No.		Exhibit

2.1		Agreement and Plan of Reorganization dated as of March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), by and among Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., HF Merger Corp., First Fidelity Bancorp, Inc. and First Fidelity Investment and Loan (included as Annex A to the Joint Proxy Statement/ Prospectus)
5.1	*	Opinion of Eileen Lyon, Esq.
8.1	*	Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters
8.2	*	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to certain federal income tax matters
23.1		Consent of Deloitte & Touche, LLP
23.2		Consent of Deloitte & Touche, LLP
23.3	*	Consent of Eileen Lyon, Esq. (included in Exhibit 5.1)
23.4	*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1).
23.5	*	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 8.2)
23.6		Consent of Carlton J. Jenkins
24.1		A power of attorney is set forth on the signature page of the Registration Statement
99.1	*	Form of Hawthorne Financial proxy card
99.2	*	Form of First Fidelity proxy card
99.3	*	Form of Letter of Transmittal with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.4	*	Form of Election with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.5	*	Form of Instructions Accompanying the Letter of Transmittal and Form of Election with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.6	*	Form of letter to holders of First Fidelity Senior Notes
99.7	*	Form of Irrevocable Conversion Notice

* To be filed by amendment.

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on June 3, 2002.

HAWTHORNE FINANCIAL CORPORATION

By:	/s/ SIMONE LAGOMARSINO

Simone Lagomarsino,
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Simone Lagomarsino and Eileen Lyon, and each of them, as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SIMONE LAGOMARSINO Simone Lagomarsino	President and Chief Executive Officer (Principal Executive Officer)	June 3, 2002
/s/ KAREN C. ABAJIAN Karen C. Abajian	Executive Vice President, and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2002
/s/ TIMOTHY R. CHRISMAN Timothy R. Chrisman	Chairman of the Board	June 3, 2002
/s/ GARY W. BRUMMETT Gary W. Brummett	Director	June 3, 2002
/s/ ANTHONY W. LIBERATI Anthony W. Liberati	Director	June 3, 2002

Signature	Title	Date

/s/ HARRY F. RADCLIFFE Harry F. Radcliffe	Director	June 3, 2002
/s/ HOWARD E. RITT Howard E. Ritt	Director	June 3, 2002

EXHIBIT INDEX

Exhibit
No.		Exhibit

2.1		Agreement and Plan of Reorganization dated as of March 19, 2002, and amended and restated on April 24, 2002 (as of March 19, 2002), by and among Hawthorne Financial Corporation, Hawthorne Savings, F.S.B., HF Merger Corp., First Fidelity Bancorp, Inc. and First Fidelity Investment and Loan (included as Annex A to the Joint Proxy Statement/ Prospectus)
5.1	*	Opinion of Eileen Lyon, Esq.
8.1	*	Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters
8.2	*	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to certain federal income tax matters
23.1		Consent of Deloitte & Touche, LLP
23.2		Consent of Deloitte & Touche, LLP
23.3	*	Consent of Eileen Lyon, Esq. (included in Exhibit 5.1)
23.4	*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)
23.5	*	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit and 8.2)
23.6		Consent of Carlton J. Jenkins
24.1		A power of attorney is set forth on the signature page of the Registration Statement
99.1	*	Form of Hawthorne Financial proxy card
99.2	*	Form of First Fidelity proxy card
99.3	*	Form of Letter of Transmittal with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.4	*	Form of Election with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.5	*	Form of Instructions Accompanying the Letter of Transmittal and Form of Election with respect to shares of common stock of First Fidelity Bancorp, Inc. in connection with the proposed merger of First Fidelity Bancorp, Inc. with a subsidiary of Hawthorne Financial Corporation
99.6	*	Form of letter to holders of First Fidelity Senior Notes
99.7	*	Form of Irrevocable Conversion Notice

* To be filed by amendment.